As filed with the Securities and Exchange Commission on May 5, 2023
Registration
No. 333-267098

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FISCALNOTE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	7370	88-3772307
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1201 Pennsylvania Avenue, N.W.
6
th
Floor
Washington, D.C. 20004
(202)
793-5300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy Hwang
1201 Pennsylvania Avenue, N.W., 6
th
Floor
Washington, D.C. 20004
(202)
793-5300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kevin L. Vold
Shashi N. Khiani
Polsinelli PC
1401 Eye Street, NW, Suite 800
Washington, D.C. 20005
(202)
783-3300

Approximate date of commencement of proposed sale to the public
: From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in
Rule 12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
On August 26, 2022, FiscalNote Holdings, Inc. (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form
S-1
(File
No. 333-267098)
(the “Registration Statement”), as amended on September 29, 2022. The Registration Statement was declared effective by the SEC on November 10, 2022. This post-effective amendment to the Registration statement is being filed to (i) include information from the Company’s Annual Report on Form
10-K
for the year ended December 31, 2022 that was filed on March 28, 2023, including certain information incorporated by reference therein from the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders filed on April 19, 2023; and (ii) update certain other information in the Registration Statement.
No additional securities are being registered under this post-effective amendment and all applicable registration and filing fees were paid at the time of the original filing of the Registration Statement.

SUBJECT TO COMPLETION, DATED May 5, 2023

PRELIMINARY PROSPECTUS

FISCALNOTE HOLDINGS, INC.

Up to 87,504,863 Shares of Class A Common Stock

Up to 11,000,000 Shares of Class A Common Stock Issuable Upon the Exercise of Warrants

Up to 7,000,000 Warrants

This prospectus relates to the issuance by us of up to an aggregate of 11,000,000 shares of our Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), issuable upon the exercise of 7,000,000 private placement warrants (the “Private Warrant Shares”) originally issued in a private placement in connection with the initial public offering of Duddell Street Acquisition Corp. (“DSAC”) at a price of $1.00 per warrant, which are exercisable at an effective price per share of $7.32 (the “Private Warrants”). This prospectus also relates to the offer and sale from time to time by (a) the selling stockholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Stockholders”) of up to an aggregate of 87,504,863 shares of Class A Common Stock, consisting of (i) up to 5,837,446 shares of Class A Common Stock underlying awards held by affiliates of FiscalNote Holdings, Inc. (“FiscalNote” or the “Company”), consisting of (x) 5,107,690 shares issuable upon the exercise of options with a weighted-average exercise price of $2.78 per share and (y) 729,756 shares of Class A Common Stock issuable upon the vesting of restricted stock units, (ii) up to 8,290,921 shares of Class A Common Stock issuable upon conversion or transfer of shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), held by affiliates of FiscalNote, which were originally issued to holders of Legacy FiscalNote (as defined below) common stock and automatically converted into the right to receive a number of shares of FiscalNote common stock in connection with the Business Combination (as defined below), (iii) up to 23,862,981 shares of Class A Common Stock held by affiliates of FiscalNote, which were originally issued to holders of Legacy FiscalNote common and preferred stock and automatically converted into the right to receive a number of shares of New FiscalNote Class A Common Stock in connection with the Business Combination, (iv) up to 11,000,000 Private Warrant Shares, (v) up to 3,142,857 shares of Class A Common Stock (the “Public Warrant Shares” and, together with the Private Warrant Shares, the “Warrant Shares”) issuable upon the exercise of 2,000,000 public warrants (the “Sponsor Public Warrants” and, together with the Private Warrants, the “Sponsor Warrants”) which were among the 8,750,000 public warrants originally issued in the initial public offering of DSAC at a price per unit of $10.00 with each unit consisting of one DSAC share and one-half of a Public Warrant, which are exercisable at an effective price per share of $7.32 (the “Public Warrants” and, together with the Private Warrants, the “Warrants”), (vi) up to 28,963,731 shares of Class A Common Stock held by Duddell Street Holdings Limited (the “Sponsor”) and its affiliates consisting of (A) up to 11,408,314 shares of Class A Common Stock issued to certain affiliates of the Sponsor pursuant to the Backstop Agreement (as defined below), originally issued at a price of $10.00 per share, (B) up to 8,804,752 Bonus Shares (as defined below) of Class A Common Stock issued to affiliates of the Sponsor for agreeing not to redeem DSAC’s Class A ordinary shares in connection with the Business Combination and pursuant to the Backstop Agreement, (C) up to 4,375,000 shares of Class A Common Stock originally issued to the Sponsor for an aggregate purchase price of approximately $0.005 per share (the “Founder Shares”), (D) up to 4,000,000 shares of Class A Common Stock originally issued in the initial public offering of DSAC at a price per unit of $10.00 with each unit consisting of one DSAC share and one-half of a Public Warrant, and (E) up to 375,665 shares of Class A Common Stock issued to affiliates of the Sponsor in connection with the conversion of a convertible note in the aggregate principal amount of $3,000,000, resulting in a price of approximately $7.99 per share, and (vii) up to 6,406,927 earn-out shares of Class A Common Stock, including shares of Class A Common Stock reserved for issuance of earn-out restricted stock units (the “Earnout Shares”), which are issuable upon the occurrence of certain triggering events based upon the trading price of our Class A Common Stock (each, a “Triggering Event”) on or before the fifth anniversary of the closing of the Business Combination (as defined below) (collectively, the “Shares”) and (b) the selling warrant holders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Warrant Holders” and, together with the Selling Stockholders, the “Selling Securityholders”) of up to 7,000,000 Private Warrants.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the Shares or Private Warrants registered hereby. The Selling Securityholders may offer, sell or distribute all or a portion of the Shares or Private Warrants registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the Shares or Private Warrants in the section entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of the Shares or Private Warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Sponsor Warrants to the extent such Sponsor Warrants are exercised for cash, which amount of aggregate proceeds, assuming the exercise of all Sponsor Warrants for cash, could be up to approximately $103.5 million. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Class A Common Stock. If the market price for our Common Stock is less than $7.32 per share, we believe the warrant holders will be less likely to exercise their Warrants. On May 1, 2023, the closing price of our Class A Common Stock on the NYSE was $1.73 per share. In the event the market price of our Class A Common Stock is below the exercise price of our Warrants, we are unlikely to receive any proceeds from the exercise of our Warrants in the near future, if at all. See the section entitled “Risk Factors — Risks Related to the Ownership of our Class A Common Stock — The Warrants may never be in the money, and may expire worthless.”

Given the significant number of our shares of Class A Common Stock that were redeemed in connection with the Business Combination, the number of shares of Class A Common Stock that the Selling Securityholders can sell into the public markets pursuant to this prospectus exceeds our current public float. As a result, significant near-term resale of shares of our Class A Common Stock pursuant to this prospectus could have a significant, negative impact on the trading price of our shares of Class A Common Stock since the number of shares of Class A Common Stock that the Selling Securityholders can sell into the public markets pursuant to this prospectus would constitute a considerable increase to our current public float. This impact may be heightened by the fact that, as described above, certain of the Selling Securityholders purchased shares of our Class A Common Stock at prices that are well below the current trading price of our Class A Common Stock. The 87,504,863 shares that may be resold and/or issued into the public markets pursuant to this prospectus represent approximately 46% of the shares of our Class A Common Stock outstanding as of April 28, 2023 (assuming the exercise of all derivative securities for which underlying shares are registered for resale hereunder, the vesting of restricted stock registered for resale hereunder and the achievement of all Triggering Events).

We will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

Our Class A Common Stock and Public Warrants are currently listed on the New York Stock Exchange (“NYSE”) and trade under the symbols “NOTE” and “NOTE.WS”, respectively. On May 1, 2023, the closing price of our Class A Common Stock was $1.73 per share and the closing price of our Public Warrants was $0.09 per Public Warrant.

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and are subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the exercise of the Private Warrants. We will not receive any proceeds from the sale of shares of Class A Common Stock underlying the Sponsor Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Sponsor Warrants for cash. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our shares of Class A Common Stock. If the trading price for our shares of Class A Common Stock is less than $7.32 per share, we believe holders of our Warrants will be unlikely to exercise their Warrants. See “Risk Factors — Risks Related to the Ownership of Our Class A Common Stock — The Warrants may never be in the money, and may expire worthless.”

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide No assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

On July 29, 2022 (the “Closing Date”), DSAC, now known as FiscalNote Holdings, Inc. (“FiscalNote”), consummated a business combination pursuant to that certain Agreement and Plan of Merger, dated as of November 7, 2021, by and among DSAC, Grassroots Merger Sub Inc., a wholly owned subsidiary of DSAC (“Merger Sub”), and FiscalNote Intermediate Holdco, Inc. (formerly FiscalNote Holdings, Inc.) (“Legacy FiscalNote”) (as amended, supplemented and/or restated from time to time, including by the First Amendment to Agreement and Plan of Merger, dated as of May 9, 2022, the “Business Combination Agreement”). Pursuant to the terms of the Business Combination Agreement, DSAC effected a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), pursuant to which DSAC’s jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware (the “Domestication”), and, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the DGCL, Merger Sub merged with and into Legacy FiscalNote, with Legacy FiscalNote surviving the merger as a wholly owned subsidiary of DSAC (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, DSAC was renamed “FiscalNote Holdings, Inc.”

Unless the context indicates otherwise, references in this prospectus to the “our company,” “FiscalNote,” “we,” “us,” “our” and similar terms refer to FiscalNote Holdings, Inc. and its consolidated subsidiaries (including Legacy FiscalNote). References to “DSAC” refer to our predecessor company prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of FiscalNote. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “will”, “should”, “seeks”, “plans”, “scheduled”, “anticipates” or “intends” or similar expressions. The forward-looking statements are based on projections prepared by, and are the responsibility of, our management. RSM US LLP, our independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying forward-looking financial information presented herein and, accordingly, expresses No opinion or any other form of assurance on it. Our audited financial statements for the years ended December 31, 2022 and 2021, included in this prospectus, relate only to our historical financial information. It does not extend to the forward-looking information and should not be read as if it does. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	our ability to effectively manage our growth;

•	changes in our strategy, future operations, financial position, estimated revenue and losses, forecasts, projected costs, prospects and plans;

•	our future capital requirements;

•	demand for our services and the drivers of that demand;

•	our ability to provide highly useful, reliable, secure and innovative products and services to our customers;

•	our ability to attract new customers, retain existing customers, expand our products and service offerings with existing customers, expand into geographic markets or identify areas of higher growth;

•

our ability to successfully identify acquisition opportunities, make acquisitions on terms that are commercially satisfactory, successfully integrate acquired businesses and services, and subsequently grow;

•

risks associated with international operations, including compliance complexity and costs, increased exposure to fluctuations in currency exchange rates, political, social and economic instability, and supply chain disruptions;

•	our ability to develop, enhance, and integrate our existing platforms, products, and services;

•	our estimated total addressable market and other industry and performance projections;

•	our reliance on third-party systems and data, our ability to integrate such systems and data with our solutions and our potential inability to continue to support integration;

•	potential technical disruptions, cyberattacks, security, privacy or data breaches or other technical or security incidents that affect our networks or systems or those of our service providers;

•	our ability to obtain and maintain accurate, comprehensive, or reliable data to support our products and services;

•	our ability to maintain and improve our methods and technologies, and anticipate new methods or technologies, for data collection, organization, and analysis to support our products and services;

•	competition and competitive pressures in the markets in which we operate, including larger well-funded companies shifting their existing business models to become more competitive with us;

•	our ability to protect and maintain our brands;

•	our ability to comply with laws and regulations in connection with selling products and services to U.S. and foreign governments and other highly regulated industries;

•	our ability to retain or recruit key personnel;

•	our ability to effectively maintain and grow our research and development team and conduct research and development;

•

our ability to adapt our products and services for changes in laws and regulations or public perception, or changes in the enforcement of such laws, relating to artificial intelligence, machine learning, data privacy and government contracts;

•	adverse general economic and market conditions reducing spending on our products and services;

•	the outcome of any known and unknown litigation and regulatory proceedings;

•	our ability to successfully establish and maintain public company-quality internal control over financial reporting;

•	the ability to adequately protect our intellectual property rights; and

•	other factors detailed under the section entitled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our business, financial condition or results of operations. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information included in this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.

The Company

We are a leading technology provider of global policy and market intelligence. We deliver critical, actionable legal and policy insights in a rapidly evolving political, regulatory and macroeconomic environment. By combining artificial intelligence (AI), and other technologies with analytics, workflow tools, and expert peer insights, we empower customers to manage policy change, address regulatory developments, and mitigate global risk. We ingest unstructured legislative and regulatory data, and employ AI and data science to deliver structured, relevant and actionable information in order to facilitate key operational and strategic decisions by global enterprises, midsized and smaller businesses, government institutions, trade groups, and nonprofits. We deliver that intelligence through our suite of public policy and issues management products, including the FiscalNote core product, CQ Federal, EU Issue Tracker and Curate. Our products incorporate workflow tools that enable our clients to monitor, manage, collaborate and efficiently organize for action on the issues that matter most to them, integrating global policy and market intelligence seamlessly into their daily activities. In addition, we offer our customers expert and customized analysis through our geopolitical and market intelligence businesses, including FrontierView, a market intelligence advisory firm for global business professionals, Oxford Analytica, which provides strategic geopolitical intelligence analysis of world events, and Dragonfly Eye, a geopolitical and security intelligence service. The FiscalNote portfolio also includes advocacy and constituent management services that connect citizens with their government representatives and vice versa, as well as peer-to-peer community insights, ESG and AI products and services.

For more information, see “Risk Factors — Risks Related to Our Business — We have a history of net losses, anticipate increasing operating expenses in the future, and may not be able to achieve and, if achieved, maintain profitability.”

Background

The Company was originally known as DSAC.

DSAC (and after the Domestication as described below, “New FiscalNote”), a Cayman Islands exempted company, previously entered into an agreement and plan of merger, dated as of November 7, 2021, as amended on May 9, 2022 (the “Business Combination Agreement”) by and among DSAC, Merger Sub, and Legacy FiscalNote.

On July 28, 2022, DSAC filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of domestication with the Secretary of State of the State of Delaware, pursuant to which DSAC was domesticated and continued as a Delaware corporation (the “Domestication”). As used herein, “New DSAC” refers to DSAC after the Domestication but prior to the consummation of the Business Combination (as defined below).

On July 29, 2022 (the “Closing Date”), as contemplated by the Business Combination Agreement, New DSAC consummated the merger transaction contemplated by the Business Combination Agreement (the “Closing”),

whereby Merger Sub merged with and into Legacy FiscalNote, with the separate corporate existence of Merger Sub ceasing and Legacy FiscalNote being the surviving corporation and a wholly owned subsidiary of New DSAC (the “Merger”) and, together with the Domestication, the “Business Combination”). In connection with the consummation of the Business Combination, New DSAC changed its name to “FiscalNote Holdings, Inc.”

Effective upon consummation of the Business Combination, we adopted a dual-class stock structure, each as described in the section of this prospectus titled “Description of Securities.” Shares of FiscalNote Class B Common Stock have the same economic terms as shares of FiscalNote Class A Common Stock, except that shares of FiscalNote Class A Common Stock have one vote per share and shares of FiscalNote Class B Common Stock have twenty-five (25) votes per share.

Stock Exchange Listing

Our Class A Common Stock and Public Warrants are currently listed on the New York Stock Exchange (“NYSE”) and trade under the symbols “NOTE” and “NOTE.WS”, respectively. On May 1, 2023, the closing price of our Class A Common Stock was $1.73 per share and the closing price of our Public Warrants was $0.09 per Public Warrant.

Summary of Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 9 before making a decision to invest in our Class A Common Stock. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. Some of the risks related FiscalNote’s business and industry are summarized below. References in the summary below to “we,” “us,” “our” and “the Company” generally refer to FiscalNote.

•

We have recently experienced significant growth that may not be indicative of future growth, which makes it difficult to forecast our revenue and evaluate our business and prospects. If we fail to manage our growth effectively, our business, financial condition, results of operations and prospects could be materially and adversely affected.

•	Our expenses and investments have grown significantly in recent years. We will need to grow our revenues to achieve and maintain profitability, which may not occur.

•

We have a history of net losses and anticipate that operating expenses may grow as we continue to pursue our plans for expansion, and we therefore may not be able to achieve and maintain profitability.

•

We generate a significant percentage of our revenues from recurring subscription-based arrangements, and if we are unable to maintain a high renewal rate, our business, financial condition, results of operations and prospects would be materially and adversely affected.

•

If we are unable to attract new customers, retain existing customers, expand our products and services offerings with existing customers, expand into new geographic markets or identify areas of higher growth, our revenue growth and profitability will be harmed.

•	Our efforts to expand our service offerings and further develop our existing services in order to keep pace with policy, regulatory, political and technological developments may not succeed.

•

We plan to continue growing and expanding our business through strategic acquisitions. We may not be able to successfully identify attractive acquisition opportunities or make acquisitions on terms that are satisfactory to us from a commercial perspective.

•

We may not realize expected business or financial benefits from acquisitions or integrate acquired businesses in an efficient and effective manner, or such acquisitions could divert management’s attention, increase capital requirements or dilute stockholder value and materially and adversely affect our business, financial condition, results of operations and prospects.

•

We have international operations and assets, including in the U.K., Belgium, Australia and Korea, and we sell our products and services to clients globally. These international operations subject us to additional risks that may adversely affect our business, results of operations and financial condition.

•

We recognize revenues over the term of the agreements for our subscriptions and, as a result, there is often a lag in realizing the impact of current sales or cancellations in reported revenues, and a significant downturn in our business may not be reflected immediately in our operating results.

•	Our sales cycles are variable, depend upon factors outside our control, and could cause us to expend significant time and resources prior to generating revenues.

•	If we have overestimated the size of our total addressable market, our future growth rate may be limited.

•

We rely on third parties, including public sources, for data, information and other products and services, and our relationships with such third parties may not be successful or may change, which could adversely affect our results of operations.

•

If we are not able to obtain and maintain accurate, comprehensive, or reliable data, or if the expert analysis we produce contains any material errors or omissions, we could experience reduced demand for our products and services.

•

Our ability to introduce new features, integrations, capabilities, and enhancements is dependent on adequate research and development resources. If we do not adequately fund our research and development efforts, or if our research and development investments do not translate into material enhancements to our products and services, we may not be able to compete effectively, and our business, financial condition, results of operations and prospects may be adversely affected.

•	Our pricing and product bundling strategy may not meet customers’ price expectations or may adversely affect our revenues.

•	Increased accessibility to free or relatively inexpensive information sources that offer comparable value to customers may reduce demand for our products and services.

•

Larger and more well-funded companies with access to significant resources, large amounts of data or data collection methods, and sophisticated technologies may shift their business model to become our direct competitors.

•

If we fail to protect and maintain our brands, our ability to attract and retain customers will be impaired, our reputation may be harmed, and our business, financial condition, results of operations and prospects may suffer.

•	We have a significant portion of our revenue to U.S. and foreign government agencies and other highly regulated organizations, which are subject to a number of challenges and risks.

•	We assist customers in certain legislative and other governmental relations matters, which activities may be deemed to be lobbying efforts.

•	Our company culture has contributed to our success and if we cannot maintain and evolve our culture as it grows, including through acquisition, our business could be materially and adversely affected.

•

We rely on the performance of highly skilled personnel, including our management and other key employees, and the loss of one or more of such personnel, or of a significant number of team members, could harm our business.

•

If we do not effectively maintain and grow our research and development team with top talent, including employees who are trained in AI, machine learning and advanced algorithms, we may be unable to continue to improve our AI capabilities, and our revenues and other results of operations could be adversely affected.

•

Regulators in the U.S. and other jurisdictions where we operate may limit our ability to develop or implement our proprietary technology and/or may eliminate or restrict the confidentiality of our proprietary technology, which could have a material adverse effect on our financial condition and results of operations.

•	Issues in the use of AI (including machine learning) in our platforms may result in reputational harm or liability.

•

Failure to effectively optimize our marketing and sales capabilities could harm our ability to increase our customer base, expand our engagements with existing customers, and achieve broader market acceptance of our products and services.

•	Any failure to offer high-quality support, professional services and information and analysis for our customers may harm our relationships with our customers and, consequently, our business.

•	Our business is subject to numerous legal and regulatory risks that could have an adverse impact on our business.

•

We have incurred a significant amount of debt, some of which is secured by substantially all of our assets, and may in the future incur additional indebtedness. Our payment obligations under such indebtedness may limit the funds available to us, and the terms of our debt agreements may restrict our flexibility in operating our business.

•

We are involved in legal actions and claims arising in the ordinary course of business from time to time. Adverse litigation judgments or settlements resulting from legal proceedings in which we may be involved could expose us to monetary damages or limit the ability to operate our business.

•

Our projections and key performance metrics are subject to significant risks, assumptions, estimates and uncertainties. As a result, our financial and operating results may differ materially from our expectations.

•

Our use of any “open-source” software under restrictive licenses could: (i) adversely affect our ability to license and commercialize certain elements of our proprietary code based on the commercial terms of our choosing; (ii) result in a loss of our trade secrets or other intellectual property rights with respect to certain portions of our proprietary code; and (iii) subject us to litigation and other disputes.

•	We may not be able to adequately obtain, maintain, protect and enforce our proprietary and intellectual property rights in our data or technology.

•	We may in the future be sued by third parties for various claims including alleged infringement, misappropriation or other violation of proprietary intellectual property rights.

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We have entered into certain licensing agreements and other strategic relationships with third parties. These agreements and relationships may not continue and we may not be successful in entering into other similar agreements and relationships. If we fail to maintain our current licensing agreements or establish new relationships, it could result in loss of revenue and harm our business and financial condition or inability for us to use the intellectual property licensed to us by the applicable third party.

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We have identified material weaknesses in our internal control over financial reporting, and our management has concluded that our disclosure controls and procedures are not effective. While we are working to remediate any material weakness in our internal controls over financial reporting, we cannot assure you that additional material weaknesses will not occur in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results or prevent fraud, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.

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Cyberattacks, security, privacy, or data breaches or other security incidents that affect our networks or systems, or those of our service providers, involving our or our customers’ sensitive, personal, classified or confidential information could expose us to liability under various laws and regulations across jurisdictions, decrease trust in us and our products and services, increase the risk of litigation and governmental investigation, and harm to our reputation, business, and financial condition.

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We depend on third parties for data, information and other services, and our ability to serve our customers could be adversely impacted if such third parties fail to fulfill their obligations, if we are unable to effectively manage and minimize errors, failures, interruptions or delays caused by third parties or if our arrangements with them are terminated and suitable replacements cannot be found on commercially reasonable terms or at all.

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Our Co-Founders hold shares of FiscalNote Class B Common Stock, entitled to twenty-five (25) votes per share, which limits or precludes other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.

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We are a “controlled company” under NYSE rules, and as a result, our stockholders may not have certain corporate protections that are available to stockholders of companies that are not controlled companies.

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The securities being offered in this prospectus represent a substantial percentage of our outstanding Class A Common Stock. The Selling Securityholders purchased the securities covered by this prospectus at different prices, some significantly below the current trading price of such securities, and some Selling Securityholders received such securities without any consideration, and may therefore make substantial profits upon resales.

•	Sales of a substantial number of our Class A Common Stock into the public market or the perception that such sales might occur, could cause the market price of our Class A Common Stock to decline.

•	The Warrants may never be in the money, and may expire worthless.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of FiscalNote’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of DSAC’s initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

THE OFFERING

Issuer	FiscalNote Holdings, Inc.

Issuance of Class A Common Stock

Shares of Class A Common Stock offered by us	Up to 11,000,000 shares issuable upon the exercise of 7,000,000 Private Warrants by the holders thereof.

Shares of Class A Common Stock outstanding prior to exercise of all Sponsor Warrants	125,653,540 shares of Class A Common Stock (as of April 28, 2023).

Shares of Class A Common Stock outstanding assuming exercise of all Sponsor Warrants for Warrant Shares	139,796,397 shares of Class A Common Stock (based on total shares outstanding as of April 28, 2023).

Exercise price of Warrants	$7.32 per share, subject to adjustment as described herein.

Use of Proceeds	We will receive up to an aggregate of approximately $103,500,000 from the exercise of the Sponsor Warrants, consisting of up to 7,000,000 Private Warrants and up to 2,000,000 Sponsor Public Warrants, assuming the exercise in full of all of the Sponsor Warrants for cash. We expect to use the net proceeds from the exercise of the Sponsor Warrants for general corporate purposes, which may include, among other purposes, M&A and reducing our New Senior Term Loan (as defined below). We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Class A Common Stock. If the trading price for our Class A Common Stock is less than $7.32 per share, we believe holders of our Warrants will be unlikely to exercise their Warrants. On May 1, 2023, the closing price of our Class A Common Stock on the NYSE was $1.73 per share. See “Use of Proceeds” elsewhere in this prospectus.

Resale of Class A Common Stock and Private Warrants

Shares of Class A Common Stock offered by the Selling Securityholders	Up to 87,504,863 shares of Class A Common Stock, consisting of (i) up to 5,837,446 shares of Class A Common Stock underlying awards held by affiliates of FiscalNote, (ii) up to 8,290,921 shares of Class A Common Stock issuable upon conversion or transfer of shares of Class B Common Stock held by affiliates of FiscalNote, (iii) up to 23,862,981 shares of Class A Common Stock held by affiliates of FiscalNote, (iv) up to 11,000,000 Private Warrant Shares, (v) up to 3,142,857 Public Warrant Shares, (vi) up to 28,963,731 shares of Class A Common Stock held by the Sponsor and its affiliates, and (vii) up to 6,406,927 Earnout Shares.

Warrants offered by the Selling Warrant Holders	7,000,000 Private Warrants.

Redemption	The Warrants are redeemable in certain circumstances. See “Description of Securities — Warrants” for further discussion.

Use of Proceeds	We will not receive any proceeds from the sale of shares of Class A Common Stock or Sponsor Warrants by the Selling Securityholders, except with respect to amounts received by us upon the exercise of the Sponsor Warrants for cash.

Lock-Up Restrictions	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Relationships and Related Party Transactions” for further discussion.

Market for Class A Common Stock and Sponsor Warrants	Our Class A Common Stock and Public Warrants are currently traded on the NYSE under the symbols “NOTE” and “NOTE.WS”, respectively. On May 1, 2023, the closing price of our Class A Common Stock was $1.73 per share and the closing price of our Public Warrants was $0.09 per Public Warrant.

Risk Factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before making an investment decision. Our business, prospects, financial condition or operating results could decline due to any of these risks and, as a result, you may lose all or part of your investment.

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of FiscalNote and its subsidiaries following the consummation of the Business Combination.

The value of your investment in us will be subject to the significant risks affecting us and inherent to the industry in which we operate. You should carefully consider the risks and uncertainties described below and other information included in this prospectus. If any of the events described below occur, the business and financial results could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment. As used in the risks described in this subsection, references to “we,” “us” and “our” are intended to refer to FiscalNote unless the context clearly indicates otherwise.

Risks Related to Our Business

We have recently experienced significant growth that may not be indicative of future growth, which makes it difficult to forecast our revenue and evaluate our business and prospects. If we fail to manage our growth effectively, our business, financial condition, results of operations and prospects could be materially and adversely affected.

We have experienced significant growth in our business, including through acquisitions, over the last several years. We have also experienced significant growth in headcount, the number of customers, and usage and amount of data delivered across our products and services.

You should not rely on the revenue growth of any prior quarterly or annual period as an indication of future performance. Even if our revenue continues to increase, our revenue growth rate may decline in the future due to a variety of factors, including the maturation of our business, increased competition, changes to technology, a decrease in the growth of our overall market, or our failure, for any reason, to continue to take advantage of growth opportunities. The overall growth of our revenue depends on a number of factors, including our ability to:

•	attract new customers, retain and expand sales to our existing customers, and price our products and services effectively;

•	expand the functionality of our products and services, and continue to generate content and other insights that our customers value;

•	maintain and expand the rates at which customers use our products and services and the prices at which we deliver our products and services;

•	provide our customers with support that meets their needs;

•	maintain or increase customer satisfaction with our products and services;

•	compete effectively against other businesses offering similar products or services, as well as new entrants into the markets in which we compete;

•	continue to introduce and sell our products and services to new markets and industry verticals;

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continue to develop new products and services, and maintain, enhance, develop, and integrate the functionality of our existing platforms, products and services, including continued innovation of our AI and data science technologies;

•	successfully identify and acquire or invest in businesses, products or technologies that we believe could complement or expand our products and services;

•	recruit, hire, train and manage additional qualified developers, professionals and sales and marketing personnel; and

•	increase awareness of our brands on a global basis and successfully compete with other companies.

We may not successfully accomplish any of these objectives, and as a result, it is difficult for us to forecast our future results of operations.

In addition, any growth places significant demands on our operational infrastructure. As usage of our products and services grows, we will need to devote additional resources to improving and maintaining our infrastructure and integrating with third-party applications, including open-source software. In addition, we will need to appropriately scale our internal business systems and our services organization, including customer support and professional services, to serve our growing customer base. We also will need to focus significant resources on integrating acquired businesses and leveraging acquired products, services, content and analysis across the entire organization. Any failure of or delay in these efforts could lead to impaired system performance and reduced customer satisfaction, resulting in decreased sales to customers, lower dollar-based net retention rates, the issuance of service credits or requested refunds, which would hurt our revenue growth and our reputation. Even if we are successful in our expansion efforts, they will be expensive and complex, and require the dedication of significant management time and attention. We could also face inefficiencies or service disruptions as a result of our efforts to scale our internal infrastructure. We cannot be sure that the expansion of and improvements to our internal infrastructure will be effectively implemented on a timely basis, if at all, and such failures could harm our business, financial condition and results of operations.

Our expenses and investments have grown significantly in recent years. We will need to grow our revenues to achieve and maintain profitability, which may not occur.

We expect to continue to expend substantial financial and other resources on:

•	our technology infrastructure, including systems architecture, scalability, availability, performance and security;

•	sales and marketing, including a significant expansion of our sales organization to engage existing and prospective customers, increase brand awareness and drive adoption of our products and services;

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product development, including investments in our development team and the development of new applications of our products and services and new functionality for our existing applications and in the protection of our intellectual property (“IP”) rights related to our product development;

•	acquisitions or strategic investments;

•	international expansion; and

•	general administration, including legal and accounting, expenses associated with being a public company.

These investments may not be successful on the timeline we anticipate or at all and may not result in increased revenue growth. If we are unable to maintain or increase our revenue at a rate sufficient to offset costs, our business, financial position and results of operations will be harmed and we may not be able to achieve or maintain profitability over the long term. Additionally, we have encountered, and may in the future encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as unforeseen operating expenses, difficulties, complications, delays and other known or unknown factors that may result in losses in future periods. If our revenue growth does not meet our expectations in future periods, our business, financial position and results of operations may be harmed and we may not achieve or maintain profitability in the future, and we may be required to take cost-reduction actions that may limit our ability to execute on our strategic plans.

We have a history of net losses and anticipate that operating expenses may grow as we continue to pursue our plans for expansion, and we therefore may not be able to achieve and maintain profitability.

We have incurred significant net losses in each year since our inception, including net losses of $218.3 million and $109.4 million for the years ended December 31, 2022 and 2021, respectively, and we may not achieve or maintain profitability in the future. Because the market for our products and services is rapidly evolving, it is difficult for us to predict our future results of operations or the limits of our market opportunity. Our operating expenses may continue to increase in the future as we hire additional personnel, expand our partnerships, operations and infrastructure, both domestically and internationally, and continue to enhance our products and services and develop and expand their features, integrations, and capabilities. We also intend to continue to build and enhance our platforms through both internal research and development and selectively pursuing acquisitions that can contribute to the capabilities of our platforms. In addition, now that we are a public company, we will incur additional significant legal, accounting, and other expenses that we did not incur as a private company. If our revenue does not increase to offset operating expenses and if our efforts to control operating expenses are unsuccessful or inadequate, we will not be profitable in future periods. In future periods, our revenue growth could slow or our revenue could decline for a number of reasons, including any failure to increase the number of organizations using our products or grow the size of our engagements with existing customers, a decrease in the growth of our overall market, our failure, for any reason, to continue to capitalize on growth opportunities, slowing demand for our products, additional regulatory burdens, or increasing competition. As a result, our past financial performance may not be indicative of our future performance. Any failure by us to achieve or sustain profitability on a consistent basis could cause the value of our stock to decline.

We generate a significant percentage of our revenues from recurring subscription-based arrangements, and if we are unable to maintain a high renewal rate, our business, financial condition, results of operations and prospects would be materially and adversely affected.

Approximately 90% of our revenues are subscription-based. In order to maintain existing revenues and to generate higher revenues, we are dependent on a significant number of our customers renewing their arrangements with us. Although many of these arrangements have automatic renewal provisions, with appropriate notice these arrangements generally are cancellable and our customers generally have no obligation to renew their subscriptions after the expiration of their initial subscription period. As a result, our past annual revenue renewal rates may not be indicative of our future annual revenue renewal rates, and our annual revenue renewal rates may decline or fluctuate in the future as a result of a number of factors, including customer satisfaction with our products and services, our prices and the prices offered by competitors, reductions in customer spending levels, and general economic conditions. Our revenues could also decline if a significant number of our customers continued their arrangements with us but reduced the amount of their spending.

The introduction of competitors’ offerings with lower prices for consumers, low customer satisfaction with our products, fluctuations in prices customers are willing to pay for our products, changes in customers’ government affairs, policy and political strategies, including an increase in the use of competitors’ products or offerings, and other factors could result in declines in our subscriptions. Because we derive a substantial majority of our revenue from customers who purchase these subscription plans, any material decline in demand for these offerings could have a material adverse impact on our future revenue and results of operations. In addition, if we are unable to successfully introduce new products, features, and enhancements, our revenue growth may decline, which could have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to attract new customers, retain existing customers, expand our products and services offerings with existing customers, expand into new geographic markets or identify areas of higher growth, our revenue growth and profitability will be harmed.

Our success depends on our ability to acquire new customers, retain existing customers, expand our engagements with existing customers through cross-selling and upselling efforts, expand into new geographic markets and identify areas of higher growth, and to do so in a cost-effective manner. We have made significant investments related to customer acquisition and retention, expect to continue to spend significant amounts on these efforts in future periods, and cannot guarantee that the revenue from new or existing customers will ultimately exceed the costs of these investments.

Additionally, if we fail to deliver a quality user experience, or if customers do not perceive the products and services we offer to be of high value and quality, we may be unable to acquire or retain customers. Also, if we do not acquire or retain customers above our lowest price tier in volumes sufficient to grow our business, we may be unable to achieve our operational objectives. Our prices may increase, or may not decrease to levels sufficient to generate customers’ interest, our revenue may decrease, our margins may decline. As a result, we may not achieve or maintain profitability and our business, financial condition, and results of operations may be materially and adversely affected.

Our efforts to expand our service offerings and further develop our existing services in order to keep pace with policy, regulatory, political and technological developments may not succeed.

Our efforts to expand our current service offerings may not succeed and, as a result, we may not achieve the revenue growth rate we expect. In addition, because the markets for certain of our offerings remain relatively new, it is uncertain whether our investments in those offerings, will result in significant revenue for us. We seek to continuously enhance our technology platforms, including AI and machine learning capabilities and algorithms, to maintain and improve the quality of our products and services in order to remain competitive with alternatives, and those efforts ultimately may not be adequate or successful. Further, the introduction of significant platform changes and upgrades, may not succeed and early-stage interest and adoption of such new services may not result in long term success or significant revenue for us. Additionally, if we fail to anticipate or identify significant technology trends and developments early enough, or if we do not devote appropriate resources to adapting to such trends and developments, our business could be harmed.

If we are unable to develop or acquire enhancements to, and new features for, our existing or new services that keep pace with rapid technological developments, our business could be harmed. The success of enhancements and new or acquired products and services depends on several factors, including the timely completion, introduction and market acceptance of the feature, service or enhancement by customers, administrators and developers, as well as our ability to integrate all of our product and service offerings and develop adequate selling capabilities in new markets. Failure in this regard may significantly impair our revenue growth and negatively impact our operating results. We may not be successful in either developing or acquiring these enhancements and new products and services or effectively bringing them to market.

Furthermore, uncertainties about the timing and nature of new services or technologies, or modifications to existing services or technologies, or changes in customer usage patterns thereof, could increase our research and development or service delivery expenses or lead to our increased reliance on certain vendors. Any failure of our services to operate effectively with future network platforms and technologies could reduce the demand for our services, result in customer dissatisfaction and harm our business.

We plan to continue growing and expanding our business through strategic acquisitions. We may not be able to successfully identify attractive acquisition opportunities or make acquisitions on terms that are satisfactory to us from a commercial perspective.

A principal focus of our business strategy is to grow and expand our business, acquire technologies and new data sets, and enhance our product and service offerings through acquisitions. Our strategy of pursuing strategic acquisitions may be negatively impacted by several risks, including:

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We may not successfully identify companies that have complementary product lines or technological competencies or that can diversify our revenue or enhance our ability to implement our business strategy.

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We may not successfully acquire companies if we fail to negotiate the acquisition on acceptable terms, the potential acquisition target is acquired by a competitor or other bidder, or other related reasons.

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We may incur acquisition-related expenses, including legal, accounting, consulting, and other professional fees and disbursements. Such additional expenses may be material, will likely not be reimbursed, would increase the aggregate cost of any acquisition and could divert financial and managerial resources from existing operations.

•	We may become exposed to the acquired company’s liabilities and to risks, and we may not be able to ascertain or assess all of the significant risks.

•	We may require additional financing in connection with any future acquisition, and such financing may be unavailable or may adversely impact, or be restricted by, our capital structure.

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In the process of selecting suitable acquisition targets, we may make mistaken assumptions about the ease of entry into new markets, potential benefits, including volumes, cash flows, net sales, costs, synergies and more.

If we are not able to execute this strategy of pursuing strategic acquisitions, it could have a material adverse effect on the growth of our business and on our financial condition, operating results, cash flows and prospects, and we may not be able to realize our projections.

We may not realize expected business or financial benefits from acquisitions or integrate acquired businesses in an efficient and effective manner, or such acquisitions could divert management’s attention, increase capital requirements or dilute stockholder value and materially and adversely affect our business, financial condition, results of operations and prospects.

Our ability to achieve the anticipated potential benefits of a strategic acquisition will be subject to a number of risks or uncertainties. Acquired assets, data, or businesses may not be successfully integrated into our operations, costs in connection with acquisitions and integrations may be higher than expected and we may also incur unanticipated acquisition-related costs. These costs could adversely affect our financial condition, results of operations, or prospects. Any acquisition we complete could be viewed negatively by customers, users, developers, partners, or investors, and could have adverse effects on our existing business relationships.

Acquisitions and other transactions, arrangements, and investments involve numerous risks and could create unforeseen operating difficulties and expenditures, any of which could harm our business, including:

•	difficulties in, and the cost of, integrating operations, administrative infrastructures, sales and marketing teams and strategies, personnel, technologies, data sets, services, and platforms;

•	potential write-offs of acquired assets or investments, impairments of goodwill or intangible assets, or potential financial and credit risks associated with acquired customers;

•	difficulties in successfully selling any acquired services or products;

•	differences between our values and those of our acquired companies;

•	failures to identify material liabilities or risk in pre-acquisition due diligence;

•	difficulties in retaining and re-training key employees of acquired companies and integrating them into our organizational structure and corporate culture;

•	difficulties in, and financial costs of, addressing acquired compensation structures inconsistent with our compensation structure;

•	inability to maintain, or changes in, relationships with key customers and partners of the acquired business;

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challenges converting and forecasting the acquired company’s revenue recognition policies including subscription-based revenue and revenue based on the transfer of control as well as appropriate allocation of the customer consideration to the individual deliverables;

•	difficulty with, and costs related to, transitioning the acquired technology onto our existing platforms and customer acceptance of multiple platforms on a temporary or permanent basis;

•	augmenting the acquired technologies and platforms to the levels that are consistent with our brands and reputation;

•	potential for acquired products to impact the profitability of existing products;

•	increasing or maintaining the security standards for acquired technology consistent with our other services;

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challenges relating to the structure of an investment, such as governance, accountability, and decision-making conflicts that may arise in the context of a joint venture or other majority ownership investments;

•	negative impact to our results of operations because of the depreciation and amortization of amounts related to acquired intangible assets, fixed assets, and deferred compensation;

•	to the extent we use cash to pay for acquisitions, the commensurate limitation of other potential uses for our cash;

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to the extent we incur debt to fund any acquisitions, the impact of such debt on our overall capital structure, any material restrictions thereunder on our ability to conduct our business financial maintenance covenants and dilution to shareholders to the extent such debt instruments are convertible;

•	to the extent we issue equity securities in connection with future acquisitions, existing stockholders may be diluted and earnings per share may decrease;

•	additional dilution and expense associated with stock-based compensation;

•	the loss of acquired unearned revenue and unbilled revenue;

•	delays in customer purchases due to uncertainty related to any acquisition;

•	ineffective or inadequate controls, procedures, and policies at the acquired company;

•	in the case of foreign acquisitions, challenges caused by integrating operations over distance, and across different languages, cultures, and political environments;

•	currency and regulatory risks associated with foreign countries and potential additional cybersecurity and compliance risks resulting from entry into new markets;

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tax effects and costs of any such acquisitions, including the related integration into our tax structure and assessment of the impact on our ability to realize our future tax assets or liabilities; and

•	potential challenges by governmental authorities, including the U.S. Department of Justice (the “DOJ”), for anti-competitive or other reasons.

We may also decide to restructure, divest or sell businesses, products or technologies that we have acquired or invested in. The occurrence of any of the above could have an adverse effect on our business, results of operations, financial condition and future prospects and could adversely affect the market price of our Class A Common Stock.

We have international operations and assets, including in the U.K., Belgium, Australia and Korea, and we sell our products and services to clients globally. These international operations subject us to additional risks that may adversely affect our business, results of operations and financial condition.

We have international operations, including in the U.K., Belgium, Australia and Korea. Our ability to operate in these countries may be adversely affected by changes in those jurisdictions’ laws and regulations, including those relating to taxation, lobbying, cybersecurity, privacy and other matters. In addition, our operating results and financial performance are subject to the local economic and political situations. We believe that our operations are in compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that require additional expenditures and efforts on our part to ensure our compliance therewith, as well as increased taxation, restrictions on imports, import duties or currency revaluations. There can be no certainty as to the application of the laws and regulations of these jurisdictions in particular instances. Enforcement of existing laws or agreements may be sporadic and implementation and interpretation of laws inconsistent. Moreover, there is a high degree of fragmentation among regulatory authorities, resulting in uncertainties as to which authorities have jurisdiction over particular parties or transactions.

In addition, we sell our products and services globally and plan to continue expanding our international operations as part of our growth strategy. For the years ended December 31, 2022 and 2021, approximately 13% and 11%, respectively, of our revenues were derived from outside of the United States. Revenues by geography are determined based on the region of the FiscalNote selling entity, which may be different than the region of the customer.

Our current international operations and our plans to expand our international operations could subject us to a number of risks, including:

•	increased management, travel, infrastructure, and legal compliance costs associated with having multiple international operations;

•	unique terms and conditions in contract negotiations imposed by clients in foreign countries;

•	longer payment cycles and difficulties in enforcing contracts and collecting accounts receivable;

•	the need to localize our products and services for international clients;

•	changes in foreign regulatory requirements;

•	increased exposure to fluctuations in currency exchange rates;

•	highly inflationary international economies;

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the burdens and costs of complying with a wide variety of foreign laws and legal standards relating to data security and protection of personal information, including the General Data Protection Regulation (“GDPR”) in the European Union and similar privacy regulations in the U.K. and the Asia-Pacific region;

•	compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act and other anti-corruption regulations, particularly in emerging market countries;

•	compliance by international staff with accounting practices generally accepted in the United States, including adherence to our accounting policies and internal controls;

•	trade agreements, taxes, and other trade barriers;

•	increased financial accounting and reporting burdens and complexities;

•	weaker protection of intellectual property rights in some countries;

•	multiple and possibly overlapping tax regimes;

•	the application of the respective local laws and regulations to our business in each of the jurisdictions in which we operate;

•	government sanctions that may interfere with our ability to sell into particular countries;

•	disruption to our operations caused by epidemics or pandemics, such as COVID-19; and

•	political, social and economic instability abroad, terrorist attacks and security concerns in general.

As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Any of these risks could harm our international operations and reduce our international sales, adversely affecting our business, results of operations, financial condition, and growth prospects.

We recognize revenues over the term of the agreements for our subscriptions and, as a result, there is often a lag in realizing the impact of current sales or cancellations in reported revenues, and a significant downturn in our business may not be reflected immediately in our operating results.

We generally recognize revenues ratably over the duration of the contract, which typically range from one to three years. As a result, a substantial majority of our quarterly revenues are generated from contracts entered into during prior periods. There is often a lag in realizing the impact of current sales or cancellations in our reported revenues, as we recognize revenues over the term of the arrangement. Because of this lag effect, a decline in new contracts in any quarter may not affect our results of operations in that quarter but could reduce our revenues in future quarters. Additionally, the timing of renewals or non-renewals of a contract during any quarter may only affect our financial performance in future quarters. For example, the non-renewal of a contract late in a quarter will have minimal impact on revenues for that quarter but will reduce such revenues in future quarters. Accordingly, the effect of significant declines in sales of our products and services may not be reflected in our short-term results of operations, which would make these reported results less indicative of our future financial results. In contrast, a non-renewal occurring early in a quarter may have a significant negative impact on revenues for that quarter and we may not be able to offset a decline in such revenues with revenues from new contracts entered into in the same quarter. In addition, we may be unable to adjust our costs in response to reduced revenues. These factors may cause significant fluctuations in our results of operations and cash flows, may make it challenging for an investor to predict our performance and may prevent us from meeting or exceeding the expectations of research analysts or investors, which in turn may cause our stock price to decline.

Our sales cycles are variable, depend upon factors outside our control, and could cause us to expend significant time and resources prior to generating revenues.

The typical sales cycle for our products and services is lengthy, unpredictable, could be disrupted by factors outside our control and often requires pre-purchase evaluation by a significant number of employees in our clients’ organizations. Our sales efforts involve educating our clients about the use and benefits of our products and services. Potential clients typically undertake a rigorous pre-purchase decision-making and evaluation process, and sales to new clients involve extensive client due diligence and reference checks. We invest a substantial amount of time and resources on our sales efforts without any assurance that our efforts will produce sales. Even if we succeed at completing a sale, we may be unable to predict the size of an initial subscription arrangement until very late in the sales cycle.

If we have overestimated the size of our total addressable market, our future growth rate may be limited.

It is difficult to accurately estimate the size of the enterprise information services and legal and regulatory information markets and predict with certainty the rate at which the market for our services will grow, if at all. While our market size estimate was made in good faith and is based on assumptions and estimates we believe to be reasonable, this estimate may not be accurate. If our estimates of the size of our addressable market are not accurate, our potential for future growth may be less than we currently anticipate, which could have a material adverse effect on our business, financial condition, and results of operations.

We rely on third parties, including public sources, for data, information and other products and services, and our relationships with such third parties may not be successful or may change, which could adversely affect our results of operations.

Our products and services rely upon data, information and services obtained from third-party providers and public sources. Such data, information and services are made available to our customers or are integrated for our customers’ use through information and technology solutions provided by us and third-party service providers. We have commercial relationships with third-party providers whose capabilities complement our own and, in some cases, these providers are also our competitors. The priorities and objectives of these providers, particularly those that are our competitors, may differ from ours, which may make us vulnerable to unpredicted price increases, unfavorable licensing terms and other adverse circumstances. Agreements with such third-party providers periodically come up for renewal or renegotiation, and there is a risk that such negotiations may result in different rights and restrictions, which could impact or eliminate our customers’ use of the content. In addition, as the number of products and services in our markets increases and the functionality of these products and services further overlaps with third-party products and services, we may become increasingly subject to claims by a third party that our products and services infringe on such party’s IP rights. Moreover, providers that are not currently our competitors may become competitors or be acquired by or merge with a competitor in the future, any of which could reduce our access to the information and technology solutions provided by those companies. If we do not maintain, or obtain the expected benefits from, our relationships with third-party providers or if a substantial number of our third-party providers or any key service providers were to withdraw their services, we may be less competitive, our ability to offer products and services to our customers may be negatively affected, and our results of operations could be adversely impacted.

If we are not able to obtain and maintain accurate, comprehensive, or reliable data, or if the expert analysis we produce contains any material errors or omissions, we could experience reduced demand for our products and services.

Our success depends on our customers’ confidence in the depth, breadth, and accuracy of our data. The task of establishing and maintaining accurate data is challenging and expensive. The depth, breadth, and accuracy of our data differentiates us from our competitors. If our data, including the data we obtain from third parties and our data extraction, structuring, and analytics are not current, accurate, comprehensive, or reliable, or if any expert analysis we produce contains material errors or omissions, customers could have negative experiences, which in turn would reduce the likelihood of customers renewing or upgrading their subscriptions and our reputation could be harmed, making it more difficult to obtain new customers.

Our ability to introduce new features, integrations, capabilities, and enhancements is dependent on adequate research and development resources. If we do not adequately fund our research and development efforts, or if our research and development investments do not translate into material enhancements to our products and services, we may not be able to compete effectively, and our business, financial condition, results of operations and prospects may be adversely affected.

To remain competitive, we must continue to develop or acquire and implement new features, integrations, and capabilities to our products and services. This is particularly true as we further expand and diversify our capabilities to address additional applications and markets. Maintaining adequate research and development resources, such as the appropriate personnel and development technology, to meet the demands of the market is essential. If we are unable to develop features, integrations, and capabilities internally due to certain constraints, such as employee turnover, lack of management ability, or a lack of other research and development resources, our business may be harmed.

Moreover, research and development projects can be technically challenging and expensive. The nature of these research and development cycles may cause us to experience delays between the time we incur expenses associated with research and development and the time we are able to offer compelling features, integrations, capabilities, and enhancements and generate revenue, if any, from such investment. Anticipated demand for a feature, integration, capability, or enhancement we are developing could decrease after the development cycle has commenced, and we would nonetheless be unable to avoid substantial costs associated with the development of any such feature, integration, capability, or enhancement. Additionally, we may experience difficulties with software development, design, or marketing that could affect the length of these research and development cycles that could further delay or prevent our development, introduction, or implementation of features, integrations, capabilities, and enhancements. If we expend a significant amount of resources on research and development and our efforts do not lead to the successful introduction or improvement of features, integrations, and capabilities that are competitive, our business, results of operations, and financial condition could be adversely affected.

Further, our competitors may expend more on their respective research and development programs or may be acquired by larger companies that would allocate greater resources to our competitors’ research and development programs or our competitors may be more efficient or effective in their research and development activities. We can expect continuous improvements in computer hardware, network operating systems, programming tools, programming languages, operating systems, data matching, data filtering, data predicting, and other database technologies and the use of the internet. These improvements, as well as changes in customer preferences or regulatory requirements, may require changes in the technology used to gather and process our data. Our failure to maintain adequate research and development resources or to compete effectively with the research and development programs of our competitors would give an advantage to such competitors and may harm our business, results of operations, and financial condition.

Our pricing and product bundling strategy may not meet customers’ price expectations or may adversely affect our revenues.

Demand for our products and services is generally sensitive to price. Our approach to pricing and bundling our products and services has had, and may continue to have, a significant impact on our revenues and profit margins. In addition, our competitors’ pricing and marketing strategies are beyond our control and could significantly affect the results of our pricing strategies. If we fail to meet our customers’ price expectations or develop attractive and easily marketable product bundles, or if we are unable to compete effectively with our competitors when they engage in aggressive pricing strategies or other competitive activities, it could have a material adverse effect on our business.

Increased accessibility to free or relatively inexpensive information sources that offer comparable value to customers may reduce demand for our products and services.

In recent years, more public sources of free or relatively inexpensive information have become available, particularly through the Internet, and this trend is expected to continue. For example, the US Congress, state legislatures, the European Union and other federal, state, local and foreign government and regulatory agencies have increased the amount of information they make publicly available at no cost. Public sources of free or relatively inexpensive information may reduce demand for our products and services if such information sources become more easily searchable, digestible and actionable without structuring by technology such as ours. Our results of operations would be adversely affected if our customers choose to use these public sources as a substitute for our products or services.

Larger and more well-funded companies with access to significant resources, large amounts of data or data collection methods, and sophisticated technologies may shift their business model to become our direct competitors.

Companies in related industries, such as Bloomberg, Thomson Reuters, RELX, MSCI, Gartner, and S&P, may choose to compete with us and would immediately have access to greater resources and brand recognition. We cannot anticipate how rapidly such a potential competitor could create products or services that would take significant market share from us or even surpass our products or services in quality. The entry of a large, well-funded competitor in our space could reduce demand for our products and services or reduce the price we can demand from new customers or for subscription renewals or upgrades from existing customers, negatively affecting our revenue and profitability.

If we fail to protect and maintain our brands, our ability to attract and retain customers will be impaired, our reputation may be harmed, and our business, financial condition, results of operations and prospects may suffer.

We have developed or acquired a family of brands, that have contributed significantly to the success of our businesses. We believe that maintaining and promoting our brands in a cost-effective manner is critical to expanding our base of customers and retaining our existing customers. Maintaining, promoting and positioning our brands and the reputation of our businesses will depend on our ability to provide useful, reliable, secure, and innovative products and services, to maintain trust, and to provide a consistent, high-quality customer experience.

We may introduce, or make changes to, features, products, services, privacy practices, or terms of service that customers do not like, which may materially and adversely affect one or more of our brands. Our brand promotion activities may not generate customer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brands. If we fail to successfully promote and maintain our brands or if we incur excessive expenses in this effort, our businesses could be materially and adversely harmed.

Harm to our brands can arise from many sources, including failure by us or our partners and service providers to satisfy expectations of service and quality, inadequate protection or misuse of information with respect to customers’ government affairs’ strategies, personally identifiable information, compliance failures and claims, regulatory inquiries and enforcement, rumors, litigation and other claims, misconduct by our partners, employees or other counterparties, and actual or perceived failure to adequately address the environmental, social, and governance (“ESG”) expectations of our various stakeholders, any of which could lead to a tarnished reputation and loss of customers.

Any negative publicity about our industry or our company, the quality and reliability of our products and services, our compliance and risk management processes, changes to our products and services, our ability to effectively manage and resolve customer complaints, our privacy, data protection, and information security practices, litigation, regulatory licensing and infrastructure, and the experience of our customers with our products or services could adversely affect our reputation and the confidence in and use of our products and services. If we do not successfully maintain strong and trusted brands, our business, financial condition, and results of operations could be materially and adversely affected.

We have a significant portion of our revenue to U.S. and foreign government agencies and other highly regulated organizations, which are subject to a number of challenges and risks.

We derive a portion of our revenue from contracts with government organizations (primarily but not solely U.S. -based), and we believe the success and growth of our business will in part depend on adding additional public sector customers. However, demand from government organizations is often unpredictable, and we cannot guarantee that we will be able to maintain or grow our revenue from the public sector. Sales to government entities are subject to substantial additional risks that are not present in sales to other customers, including:

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selling to government agencies can be more highly competitive, expensive, and time-consuming than sales to other customers, often requiring significant upfront time and expense without any assurance that such efforts will generate a sale;

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U.S., European, or other government certification and audit requirements potentially applicable to our network, including the Federal Risk and Authorization Management Program (FedRAMP) in the U.S., are often difficult and costly to obtain and maintain, and failure to do so will restrict our ability to sell to government customers;

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government demand and payment for our products may be impacted by public sector budgetary cycles, funding authorizations, changes in administration, shifts in government agency spending patterns, delays in the government appropriations or other administrative processes, or government shutdowns or other considerations, such as favoring domestic suppliers over those with significant foreign minority investment, such as ours, especially in the case of notable levels of redemption;

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governments routinely investigate and audit government contractors’ administrative processes and any unfavorable audit could result in fines, civil or criminal liability, further investigations, damage to our reputation, and debarment from further government business;

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governments often require contract terms that differ from our standard customer arrangements, including terms that can lead to those customers obtaining broader rights in our products than would be expected under a standard commercial contract and terms that can allow for early termination; and

•	governments may demand better pricing terms and public disclosure of such pricing terms, which may harm our ability to negotiate pricing terms with our non-government customers.

The loss or significant curtailment of any government contracts or subcontracts, whether due to our performance or due to interruptions or changes in governmental funding or administrative processes, could have a material adverse effect on our business, results of operations and financial condition.

In addition, we must comply with laws and regulations relating to the formation, administration, and performance of contracts with the public sector, including U.S. federal, state, and local governmental organizations, which affect how we and our channel partners do business with governmental agencies. Selling our products to the U.S. government, whether directly or through channel partners, also subjects us to certain regulatory and contractual requirements. Failure to comply with these requirements by either us or our channel partners could subject us to investigations, fines, and other penalties, which could have an adverse effect on our business, results of operations, and financial condition. For example, the DOJ and the General Services Administration (the “GSA”) have in the past pursued claims against and financial settlements with vendors under the False Claims Act and other statutes related to pricing and discount practices and compliance with certain provisions of GSA contracts for sales to the federal government. The DOJ and GSA continue to actively pursue such claims. Violations of certain regulatory and contractual requirements could also result in us being suspended or debarred from future government contracting. Any of these outcomes could have a material adverse effect on our revenue, results of operations, and financial condition. Any inability to address these risks and challenges could reduce the commercial benefit to us or otherwise preclude us from selling subscriptions to our products to government organizations.

We assist customers in certain legislative and other governmental relations matters, which activities may be deemed to be lobbying efforts.

To the extent that our services may be activities that constitute “lobbying” under federal, state, local or foreign laws, we or some of our subsidiaries may have to register under such applicable laws. In addition, some states have so-called procurement lobbying rules that require sales personnel who interact with governmental officials in certain sales activities to register as lobbyists as well. Lobbying laws typically require periodic financial and other reports to be timely made and prohibit some types of contributions, gifts and other expenditures by lobbyists and their affiliates. Any failure to register or to comply with the applicable regulations could subject us, our employees and officers and directors to civil or criminal penalties.

Our company culture has contributed to our success and if we cannot maintain and evolve our culture as it grows, including through acquisition, our business could be materially and adversely affected.

We believe our culture has been a key contributor to our success to date and that the critical nature of the products and services that we provide promotes a sense of greater purpose and fulfillment in our employees. We have invested in building a strong corporate culture and believe it is one of our most important competitive advantages. Any failure to preserve our culture could negatively affect our ability to retain and recruit personnel, which is critical to our growth, and to effectively focus on and pursue our corporate objectives. As we continue to grow and develop, we may find it difficult to maintain these important aspects of our culture. In addition, as our operations become more globally dispersed, we may find it increasingly difficult to maintain our corporate culture across geographies. If we fail to maintain our corporate culture, or if we are unable to retain or hire key personnel, our business and competitive position may be harmed.

We rely on the performance of highly skilled personnel, including our management and other key employees, and the loss of one or more of such personnel, or of a significant number of team members, could harm our business.

We believe our success has depended, and continues to depend, on the efforts and talents of senior management and key personnel, including our co-founders. From time to time, there may be changes in our management team resulting from the hiring or departure of executives and key employees, which could disrupt our business. Our senior management and key employees are employed on an at-will basis. We may be unable to retain members of senior management or other key employees and may be unable to timely replace such individuals should any of them depart. The loss of one or more of our senior management or other key employees could harm our business.

If we do not effectively maintain and grow our research and development team with top talent, including employees who are trained in AI, machine learning and advanced algorithms, we may be unable to continue to improve our AI capabilities, and our revenues and other results of operations could be adversely affected.

Our future success depends on our ability to continue to attract, retain and motivate highly skilled employees, software engineers and other employees with the technical skills in AI, machine learning and advanced algorithms that will enable us to deliver effective products and services. Competition for highly skilled employees in our industry is intense, in particular in the fields of AI and data science, and larger companies with access to more substantial resources pursue such top talent aggressively.

We may be unable to attract or retain such highly skilled personnel who are critical to our success, which could hinder our ability to keep pace with innovation and technological change in our industry or result in harm to our key customer relationships, loss of key information, expertise or proprietary knowledge and unanticipated recruitment and training costs. The loss of the services of such key employees could make it more difficult to successfully operate our business and pursue our business goals.

Regulators in the U.S. and other jurisdictions where we operate may limit our ability to develop or implement our proprietary technology and/or may eliminate or restrict the confidentiality of our proprietary technology, which could have a material adverse effect on our financial condition and results of operations.

Our future success depends on our ability to continue to develop and implement our proprietary technology, and to maintain the confidentiality of this technology. Changes to existing regulations, their interpretation or implementation, or new regulations, including in connection with obtaining and extracting data from third parties, could impede our use of this technology, or require that we disclose our proprietary technology to others, including our competitors, which could impair our competitive position and result in a material adverse effect on our business, results of operations, and financial condition.

Issues in the use of AI (including machine learning) in our platforms may result in reputational harm or liability.

AI enables or is integrated into some of our platforms and is a significant and potentially growing element of our business. As with many developing technologies, AI presents risks and challenges that could affect its further development, adoption, and use, and therefore our business. Further, AI algorithms may be flawed and datasets may be insufficient, of poor quality, or contain biased information. In addition, inappropriate or controversial data practices by data scientists, engineers, and end-users of our systems could impair the acceptance of AI solutions. If the recommendations, forecasts, or analyses that AI applications assist in producing are deficient or inaccurate, we could be subjected to competitive harm, potential legal liability, and brand or reputational harm. Further, some AI scenarios may present ethical issues. Though our technologies and business practices are designed to mitigate many of these risks, if we enable or offer AI solutions that are controversial because of their purported or real impact on human rights, privacy, employment, or other social issues, we may experience brand or reputational harm.

Failure to effectively optimize our marketing and sales capabilities could harm our ability to increase our customer base, expand our engagements with existing customers, and achieve broader market acceptance of our products and services.

Our ability to increase our customer base, expand our engagements with existing customers, and achieve broader market acceptance of our products and services will significantly depend on our ability to optimize our marketing and sales operations. We plan to dedicate significant resources to sales, marketing and demand-generation teams and programs, including various online marketing activities as well as targeted account-based advertising. We also intend to focus on cross-selling and upselling efforts to grow our engagements at existing clients. The effectiveness of these efforts has varied over time and may vary in the future. All of these efforts will require us to invest significant financial and other resources and if they fail to attract additional customers, our business will be harmed. If our lead generation methods do not result in broader market acceptance of our products and services, we will not realize the intended benefits of this strategy and our business will be harmed.

We believe that there is significant competition for sales personnel, including sales representatives, sales managers and sales engineers, with the skills and technical knowledge that we require. Our ability to achieve significant revenue growth will depend in large part on our success in recruiting, training and retaining sufficient numbers of sales personnel to support our growth. New hires require significant training and may take significant time before they achieve full productivity. Our recent hires may not become productive as quickly as we expect, if at all, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business. In addition, particularly if we continue to grow rapidly, new members of our sales force will have relatively little experience working with us, our products and services and our business model. If we are unable to hire and train sufficient numbers of effective sales personnel, our sales personnel do not reach significant levels of productivity in a timely manner, or our sales personnel are not successful in acquiring new customers or expanding usage by existing customers, our business will be harmed.

Any failure to offer high-quality support, professional services and information and analysis for our customers may harm our relationships with our customers and, consequently, our business.

Once our products and services are deployed, our customers sometimes request consulting and training to assist them in integrating our products and services into their business and rely on our customer support personnel to resolve issues and realize the full benefits that our products and services provide. Our ability to provide effective customer support is largely dependent on our ability to attract, train and retain qualified personnel with experience in supporting customers with a cloud solution such as ours and maintaining the same. The number of our customers has grown significantly, which is likely to increase demand for training, support and maintenance related to our products and services and place additional pressure on our customer support teams. If we are unable to provide sufficient high-quality training, integration and maintenance resources, our customers may not effectively integrate our products and services into their business or realize sufficient business value from our products and services to justify further usage, which could impact our future financial performance. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support or maintenance assistance. We also may be unable to modify the future, scope and delivery of our maintenance services and technical support to compete with changes in the technical services provided by our competitors.

Increased customer demand for support and professional services, without corresponding revenue, could increase costs and negatively affect our operating results. In addition, as we continue to grow our operations and support our global customer base, we need to be able to continue to provide efficient support and effective maintenance that meets our customers’ needs globally at scale. Our ability to attract new customers is highly dependent on our business reputation and on positive recommendations from our existing customers. Any failure to maintain high-quality support services, or a market perception that we do not maintain high-quality support services for our customers, would harm our business.

Certain of our customers rely on high quality information in the form of research, news and analysis. Our ability to provide these services at the levels our clients expect is dependent on our ability to attract, train and retain qualified personnel. In addition, for certain of these services, our personnel receive special access to the U.S. Congress through the Periodical Press Galleries and Daily Press Galleries. If such access were to be limited or restricted for any reason, our ability to obtain certain information would be hindered, and such event could have a negative impact on our customers’ perception of the value of our services, thus potentially impacting revenue.

Our business is subject to numerous legal and regulatory risks that could have an adverse impact on our business.

We are subject to differing, and sometimes conflicting, laws and regulations in the various jurisdictions in which we operate. In certain jurisdictions, we could be a subject to national, state, local, or municipal laws and regulations that are ambiguous in their application or enforcement or that we believe are invalid or inapplicable. This could significantly and materially harm our business, financial condition, and operating results by restricting or limiting how we operate our business, increasing our operating costs, and decreasing our number of customers. Further, existing or new laws and regulations could expose us to substantial liability, including significant expenses necessary to comply with such laws and regulations, and could adversely impact our business, financial condition, results of operations and prospects.

We have incurred a significant amount of debt, some of which is secured by substantially all of our assets, and may in the future incur additional indebtedness. Our payment obligations under such indebtedness may limit the funds available to us, and the terms of our debt agreements may restrict our flexibility in operating our business.

As of December 31, 2022, we had $164.3 million in aggregate principal amount of indebtedness, of which $150.6 million was secured by substantially all of our assets and $13.7 million was unsecured.

Concurrently with the closing of the Business Combination, FiscalNote, Inc., our wholly owned indirect subsidiary, entered into a new senior secured term loan facility (the “New Senior Term Loan”) providing for an aggregate principal amount of up to $150.0 million in indebtedness, which refinanced certain indebtedness outstanding prior to the closing on amended terms, as well as potential incremental loan facility of up to an additional $100.0 million upon our satisfaction of certain conditions to the availability thereof.

The New Senior Term Loan requires monthly cash interest payments. Beginning August 15, 2025, we will also be required to make monthly principal payments of approximately $3.1 million through the maturity date, July 15, 2027 (excluding any amounts drawn on the uncommitted incremental loan facility, which at December 31, 2022 we had not drawn down on the uncommitted incremental loan facility). Upon maturity, we will then be required to repay the then outstanding balance. Accordingly, a portion of our future cash flows from operations will be required to pay interest and principal on our indebtedness. Such payments will reduce the funds available to us for working capital, capital expenditures, and other corporate purposes and limit our ability to obtain additional financing for working capital, capital expenditures, expansion plans, and other investments, which may in turn limit our ability to implement our business strategy, heighten our vulnerability to downturns in our business, the industry, or in the general economy, limit our flexibility in planning for, or reacting to, changes in our business and the industry, and prevent us from taking advantage of business opportunities as they arise. We cannot guarantee that our business will generate sufficient cash flow from operations or that future financing will be available to us in amounts sufficient to enable us to make required and timely payments on our indebtedness, or to fund our operations.

Under our New Senior Term Loan, we and certain of our subsidiaries are subject to financial maintenance covenants and restrictive covenants limiting our business and operations, including limitations on incurring additional indebtedness and liens, limitations on certain consolidations, mergers, and sales of assets, and restrictions on the payment of dividends or distributions. We may be unable to comply with any financial maintenance covenants and/or restrictive covenants which may result in a default under the New Senior Term Loan. In the future, any debt financing obtained by us could involve additional restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital to pursue business opportunities, including potential acquisitions or divestitures. Any default under our debt arrangements could require that we repay or refinance such indebtedness immediately. In such event, we may be unable to repay our indebtedness or refinance such indebtedness on reasonable terms, if at all, which would have a material adverse effect on our business, financial condition, results of operations and prospects.

We recently announced on a Current Report on Form 8-K filed on January 27, 2023 in conjunction with the acquisition of Dragonfly Eye Limited (“Dragonfly”) that the Company issued approximately £9.0 million pounds in aggregate principal amount of convertible notes (the “Dragonfly Convertible Notes”) to eligible sellers in the transaction. The Dragonfly Convertible Notes bear interest at a rate of 8.0% per annum payable in kind in arrears. During the term of each Dragonfly Convertible Note, the principal amount thereof and accrued interest thereon will be convertible into the Company’s Class A Common Stock in the following scenarios:

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beginning on the 18-month anniversary of the date of issuance (the “Issuance Date”), a holder may convert, at its option, at the initial conversion price of $10.00 per share of Class A Common Stock (the “Conversion Price”);

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beginning on the 18-month anniversary of the Issuance Date, the holders of at least a majority of the aggregate outstanding principal amount of the Dragonfly Convertible Notes may elect to convert the aggregate principal amount of all Dragonfly Convertible Notes, and accrued interest thereon, into Class A Common Stock at the Conversion Price;

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subject to certain limitations, if the VWAP of the Company’s Class A Common Stock during any five consecutive trading day period following August 2, 2023 exceeds $11.50 per share, the Company may elect to convert all of the Dragonfly Convertible Notes into the Company’s Class A Common Stock at the Conversion Price; and

•	after August 2, 2023, the Company may elect to convert the Dragonfly Convertible Notes into Class A Common Stock at a price per share equal to the current VWAP of the Company’s Class A Common Stock.

In addition, we recently announced on a Current Report on Form 8-K filed on January 27, 2023 that we entered into a term sheet with GPO FN Noteholder LLC (the “Disputing Lender”) to issue a subordinated convertible promissory note in the initial principal amount of $46,794 (the “New Note”) which would bear interest at a rate of 7.50% per annum in order to settle certain claims asserted by the Disputing Lender with respect to the number of shares of Class A Common Stock received as a result of the Business Combination. If we successfully negotiate and enter into the definitive agreements related to such convertible note, our total leverage will increase and the note may be dilutive to our existing shareholders in connection with a future conversion event.

We are involved in legal actions and claims arising in the ordinary course of business from time to time. Adverse litigation judgments or settlements resulting from legal proceedings in which we may be involved could expose us to monetary damages or limit the ability to operate our business.

We have in the past been, and may in the future be, involved in private actions, investigations, and various other legal proceedings by customers, employees, lenders, commercial partners, competitors, or government agencies, among others, relating to, for example, wrongful act, subrogation, employment or labor-related disputes such as wrongful termination of employment, assisting in, inducement of or involvement in breach of restrictive covenants, non-disclosure or confidentiality obligations by our employees, consumer complaints, contractual disputes with customers or suppliers, disputes with third parties and regulatory inquiries. The results of any such litigation, investigations, and legal proceedings are inherently unpredictable and may be expensive. For example, we may not successfully enter into definitive documentation with the Disputing Lender with respect to its claim even after undertaking significant time and an incurring significant expense to do so. Any claims against us, whether meritorious or not, could be time consuming, costly, and harmful to our reputation, and could require significant amounts of management time and corporate resources. If any of these legal proceedings were to be determined adversely to us, or we were to enter into any settlement arrangement, we could be exposed to monetary damages or be forced to change the way in which it operates its business or restricts its solicitation with potential customers or employees, which could have an adverse effect on our business, financial condition, results of operations and prospects.

Our projections and key performance metrics are subject to significant risks, assumptions, estimates and uncertainties. As a result, our financial and operating results may differ materially from our expectations.

We operate in a rapidly changing and competitive industry, and its projections and calculations of key operating metrics are subject to the risks and assumptions made by our management with respect to our industry. Operating results are difficult to forecast because they generally depend on a number of factors, including the competition we face, as well as our ability to attract and retain customers while generating sustained revenues through product and service offerings. Additionally, our business and its ability to generate revenue may be affected by reductions in customer spending and investing from time to time as a result of a number of factors, which may be difficult to predict. We may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. Any of these factors could cause our operating results in a given quarter to be higher or lower than expected, which makes creating accurate forecasts and budgets challenging. As a result, we may fall materially short of our forecasts and expectations, including with respect to our key operating metrics, which could cause our stock price to decline and investors to lose confidence in us, and our business, financial condition, and results of operations could be materially and adversely affected.

Market opportunity estimates and growth forecasts included herein are based on data published by third parties and on internally generated data and assumptions, which are subject to significant uncertainty and limitations and are based on assumptions and estimates that may not prove to be accurate, reliable or complete. We have not independently verified any third-party information and cannot guarantee its accuracy or completeness. While we believe our market size estimates are reasonable, such information is inherently imprecise. Even if the market in which we compete meets the size estimates and growth forecasted herein, our business could fail to grow for a variety of reasons, which would adversely affect our business, results of operations, financial condition and future prospects.

Our use of any “open-source” software under restrictive licenses could: (i) adversely affect our ability to license and commercialize certain elements of our proprietary code based on the commercial terms of our choosing; (ii) result in a loss of our trade secrets or other intellectual property rights with respect to certain portions of our proprietary code; and (iii) subject us to litigation and other disputes.

We have incorporated certain third-party “open-source” software (“OSS”) or modified OSS into elements of our proprietary code base in connection with the development of our products and services. In general, this OSS has been incorporated and is used pursuant to ‘permissive’ OSS licenses, which are designed to be compatible with our use and commercialization of our own proprietary code base. However, we have also incorporated and use some OSS under restrictive OSS licenses. Under these restrictive OSS licenses, we could be required to release to the public the source code of certain elements of our proprietary software that: (i) incorporate OSS or modified OSS in a certain manner; and (ii) have been conveyed or distributed to the public, or with which the public interacts. Although we monitor our use of OSS, in addition to the use of OSS that we are aware of, there is a risk that OSS will be inadvertently or impermissibly incorporated into our software, including by our developers or service providers. In some cases, we may be required to ensure that elements of our proprietary software are licensed to the public on the terms set out in the relevant OSS license or at no cost. This could allow competitors to use certain elements of our proprietary software on a relatively unrestricted basis, or develop similar software at a lower cost. In addition, open-source licensors generally do not provide warranties for their open-source software, and the open-source software may contain security vulnerabilities that we must actively manage or patch. It may be necessary for us to commit substantial resources to remediate our use of OSS under restrictive OSS licenses, for example by engineering alternative or work-around code.

There is an increasing number of open-source software license types, and the terms under many of these licenses are unclear or ambiguous, and have not been interpreted by U.S. or foreign courts, and therefore, the potential impact of such licenses on our business is not fully known or predictable. As a result, these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our own proprietary code (and in particular the elements of our proprietary code which incorporates OSS or modified OSS). Furthermore, we could become subject to lawsuits or claims challenging our use of open-source software or compliance with open-source license terms. If unsuccessful in these lawsuits or claims, we could face IP infringement or other liabilities, be required to seek costly licenses from third parties for the continued use of third-party IP, be required to re-engineer elements of our proprietary code base (e.g., for the sake of avoiding third-party IP infringement), discontinue or delay the use of infringing aspects of our proprietary code base (such as if re-engineering is not feasible), or disclose and make generally available, in source code form, certain elements of our proprietary code. Any such re-engineering or other remedial efforts could require significant additional research and development resources, and we may not be able to successfully complete any such re-engineering or other remedial efforts.

More broadly, the use of OSS can give rise to greater risks than the use of commercially acquired software, since open-source licensors usually limit their liability in respect of the use of the OSS, and do not provide support, warranties, indemnifications or other contractual protections regarding the use of the OSS, which would ordinarily be provided in the context of commercially acquired software.

Any of the foregoing could adversely impact the value of certain elements of our proprietary code base, and its ability to enforce its intellectual property rights in such code base against third parties. In turn, this could materially adversely affect our business, financial condition, results of operations and prospects.

We may not be able to adequately obtain, maintain, protect and enforce our proprietary and intellectual property rights in our data or technology.

Our success depends in part on our and our licensors’ success in obtaining and maintaining effective intellectual property protection. We may be unsuccessful in adequately protecting our intellectual property. We may not be able to file, prosecute, maintain, enforce or license all necessary or desirable intellectual property applications at a reasonable cost or in a timely manner, or in all jurisdictions. Any failure to obtain or maintain patent and other intellectual property protection may harm our business, financial condition and results of operations.

We depend on our proprietary technology, intellectual property and services for our success and ability to compete. We rely and expect to continue to rely on a combination of non-disclosure and confidentiality agreements with our employees, consultants and other parties with whom we have relationships and who may have access to confidential or other protectable aspects of our research and development outputs, as well as trademark, copyright, patent and trade secret protection laws, to protect our proprietary rights. We cannot guarantee employees, consultants, or other parties will comply with confidentiality, non-disclosure, or invention assignment agreements or that such agreements will otherwise be effective in controlling access to and distribution of our products and services, or certain aspects of our products and services, and proprietary information. Additionally, we may be subject to claims from third parties challenging our ownership interest in or inventorship of intellectual property we regard as our own, for example, based on claims that its agreements with employees or consultants obligating them to assign intellectual property to us are ineffective or in conflict with prior or competing contractual obligations to assign inventions to another employer, to a former employer, or to another person or entity. Further, these agreements do not prevent our competitors from independently developing products and services that are substantially equivalent or superior to our products and services. Additionally, certain unauthorized use of our intellectual property may go undetected, or we may face legal or practical barriers to enforcing our legal rights even where unauthorized use is detected.

Our applications for registration of patents, trademarks and other intellectual property rights may not be approved. Although we enter into non-disclosure and confidentiality agreements with parties in the course of business, any of these parties may breach the agreements and disclose such outputs before a patent application is filed, thereby jeopardizing our ability to seek and obtain patent protection. We may choose not to seek patent protection for certain innovations and may choose not to pursue patent protection in certain jurisdictions, and under the laws of certain jurisdictions, patents or other intellectual property rights may be unavailable or limited in scope. It is also possible that we will fail to identify patentable aspects of our developments before it is too late to obtain patent protection. In addition, our ability to obtain and maintain valid and enforceable patents depends in part on whether the differences between our inventions and the prior art allow its inventions to be patentable over the prior art.

In addition, we rely substantially upon trademarks to build and maintain the integrity of our brands. Our trademarks or trade names may be challenged, infringed, circumvented, declared unenforceable or determined to be violating or infringing on other intellectual property rights. We may not be able to sufficiently protect or successfully enforce our rights to these trademarks and trade names.

Current law may not provide for adequate protection of our data or technology. In addition, legal standards relating to the validity, enforceability, and scope of protection of proprietary rights in internet-related businesses are uncertain and evolving, and changes in these standards may adversely impact the viability or value of our proprietary rights. Some license provisions protecting against unauthorized use, copying, transfer, and disclosure of our technology, or certain aspects of our technology, or our data may be unenforceable under the laws of certain jurisdictions. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. To the extent we expand our international activities, our exposure to unauthorized copying and use of our data or technology, or certain aspects of our data or technology, may increase. Further, competitors, foreign governments, foreign government-backed actors, criminals, or other third parties may gain unauthorized access to our data and technology. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

To protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights, and we may or may not be able to detect infringement by our customers or third parties. Litigation has been and may be necessary in the future to enforce our intellectual property rights. Such litigation could be costly, time consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce its intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our products and services, impair the functionality of our products and services, delay introductions of new features, integrations, and capabilities, result in our substituting inferior or more costly technologies, or injure our reputation. In addition, we may be required to license additional technology from third parties to develop and market new features, integrations, and capabilities, and we cannot be certain that we could license that technology on commercially reasonable terms or at all, and our inability to license this technology could harm our ability to compete.

We may in the future be sued by third parties for various claims including alleged infringement, misappropriation or other violation of proprietary intellectual property rights.

Our success depends, in part, on our ability to operate without infringing, misappropriating or otherwise violating the patents and other proprietary intellectual property rights of third parties. This is generally referred to as having the “freedom to operate.” Because we have only conducted routine searches related to third party patent filings and publications and have not conducted an in-depth freedom to operate search, which is time consuming and costly, we may not be aware of issued patents that a third party might assert are infringed by our current products and services, which could materially impair our ability to commercialize our current or any future products and services. Even if we diligently search third-party intellectual property for potential infringement by our current or any future products and services, we may not successfully find intellectual property that our current or any future products and services may infringe. If we are unable to secure and maintain the freedom to operate, third parties could preclude us from commercializing our current or future products and services. There is considerable patent and other intellectual property development activity in our market, and litigation, based on allegations of infringement or other violations of intellectual property, is frequent in internet-based industries. We may receive communications from third parties, including practicing entities and non-practicing entities, claiming that we have infringed their intellectual property rights.

In addition, we may be sued by third parties for breach of contract, defamation, negligence, unfair competition, or patent, copyright, trademark or other intellectual property infringement, misappropriation or other violation, or claims based on other theories, which may or may not be brought without merit. We could also be subject to claims based upon the content that is accessible from our website and other outlets through links to other websites or information on our website or other outlets supplied by third parties or claims that our alleged collection of information from third-party sites without a license violates certain federal or state laws or website terms of use. We could also be subject to claims that the collection or provision of certain information breached laws or regulations relating to privacy or data protection. The defense and prosecution of intellectual property claims, interference proceedings and related legal and administrative proceedings, both in the United States and internationally, involve complex legal and factual questions. As a result, such proceedings are lengthy, costly and time-consuming, and their outcome is highly uncertain. We may become involved in protracted and expensive litigation in order to determine the enforceability, scope and validity of the proprietary rights of others, or to determine whether we have the freedom to operate with respect to the intellectual property rights of others.

If we are found to infringe a third-party’s intellectual property rights, we could be required to obtain a license from such third-party to continue developing and marketing our current and any future products or services. We may also elect to enter into such a license to settle pending or threatened litigation. However, we may not be able to obtain any required license on commercially reasonable terms, or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us and could require us to pay significant royalties and other fees. We could be forced, including by court order, to cease commercializing the infringing products or services. In addition, we could be found liable for monetary damages, which may be significant. If we are found to have willfully infringed a third-party patent, we could be required to pay treble damages and attorneys’ fees. A finding of infringement could prevent us from commercializing our planned products or services in commercially important jurisdictions, or force us to cease some of our business operations, which could harm our business.

Even if we are successful in defending against intellectual property claims, litigation or other legal proceedings relating to such claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities.

Furthermore, our agreements with some of our customers, suppliers or other entities with whom we do business may require us to defend or indemnify these parties to the extent they become involved in infringement claims, including the types of claims described above. We could also voluntarily agree to defend or indemnify third parties in instances where we are not obligated to do so if we determine it would be beneficial to our business relationships. If any of these claims succeed or settle, we may be forced to pay damages or settlement payments on behalf of our customers, suppliers or other entities, or may be required to obtain licenses. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using our products or services. If we are required or agree to defend or indemnify third parties in connection with any infringement claims, we could incur significant costs and expenses that could adversely affect our business, operating results or financial condition.

Additionally, there are potential issues around possible ownership rights in personal data, which is subject to evolving regulatory oversight. As a result of any claims against us regarding suspected infringement, our technologies may be subject to injunction, we may be required to pay damages, or we may have to seek a license to continue certain practices (which may not be available on reasonable terms, if at all), all of which may significantly increase our operating expenses or may require us to restrict our business activities and limit our ability to deliver our products and services and/or certain features, integrations, and capabilities of our products and services. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense and/or cause it to alter our products or services, which could negatively affect our business. Further, many of our subscription agreements require us to indemnify our customers for third-party intellectual property infringement claims, so any alleged infringement by us resulting in claims against such customers would increase our liability.

Our exposure to risks associated with various claims, including the use of intellectual property, may increase due to acquisitions of other companies. For example, we may have a lower level of visibility into the development process with respect to intellectual property or the care taken to safeguard against infringement risks with respect to the acquired company or technology. In addition, third parties may make infringement and similar or related claims after we have acquired technology that had not been asserted prior to such acquisition.

We are subject to sanctions, anti-corruption, anti-bribery, and similar laws, and non-compliance with such laws can subject us to criminal penalties or significant fines and harm our business and reputation.

We are subject to the U.S. Foreign Corrupt Practices Act, or FCPA, U.S. domestic bribery laws, the United Kingdom Bribery Act and other anti-corruption and anti-money laundering laws in the countries in which we conduct activities. Due to the international scope of our operations, we must comply with these laws in each jurisdiction where we operate. Additionally, many anti-bribery and anti-corruption laws, including the FCPA, have long-arm statutes that can expand the applicability of these laws to our operations worldwide. Accordingly, we must incur significant operational costs to support our ongoing compliance with anti-bribery and anti-corruption laws at all levels of our business. If we fail to comply with these laws, we may be subject to significant penalties. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees and their third-party intermediaries from authorizing, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. As we increase our international and public sector sales and businesses, we may engage with business partners and third-party intermediaries to market our products and services and to obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries and our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities.

While we have policies and procedures to address compliance with such laws, we cannot guarantee that all of our employees and agents will comply with our policies and applicable law, for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase.

Detecting, investigating and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources and attention from senior management. In addition, noncompliance with anti-corruption, anti-bribery or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties or injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, financial condition and results of operations could be harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

We may be exposed to fluctuations in foreign currency exchange rates that could adversely impact our results of operations.

Our international sales are generally denominated in foreign currencies, and these revenues could be materially affected by currency fluctuations as we expand our international operations. The volatility of exchange rates depends on many factors that we cannot forecast with reliable accuracy. Our results of operations may be impacted by transaction gains or losses related to revaluing certain monetary asset and liability balances that are denominated in currencies other than the functional currency of the entities in which they are recorded. Moreover, significant and unforeseen changes in foreign currency exchange rates may cause us to fail to achieve our stated projections for revenues and operating income, which could have an adverse effect on our stock price. We will continue to experience fluctuations in foreign currency exchange rates, which, if material, may harm our revenues or results of operations as we expand our international operations.

We have entered into certain licensing agreements and other strategic relationships with third parties. These agreements and relationships may not continue and we may not be successful in entering into other similar agreements and relationships. If we fail to maintain our current licensing agreements or establish new relationships, it could result in loss of revenue and harm our business and financial condition or inability for us to use the intellectual property licensed to us by the applicable third party.

We have licensed certain components of our technologies from third parties and rely upon such licenses, in part, for the successful development and commercialization of certain technologies, products services. The success of certain of our products and services may depend on maintaining successful relationships with our third-party license partners. If such license agreements were to terminate prematurely or if we breach the terms of any licenses or otherwise fails to maintain such licenses, we may lose the ability to offer certain products and services that use such licenses. If there are no active statements of work, counterparties may have the right to terminate such license agreements for its convenience. In addition, we may need to obtain licenses to additional technologies in the future in order to keep our products and services competitive. If we fail to license or otherwise acquire and maintain necessary technologies, we may not be able to develop new products and services necessary to remain competitive.

We also license our intellectual property for use by third party partners in exchange for payment obligations to us. If any of these license agreements expire or terminate prematurely, we would lose the revenue we receive in connection with such payment obligation. Further, we may, from time to time, elect to enter into exclusive licensing arrangements of portions of our content, which may limit our ability to enter into alternative licensing arrangements that may be more advantageous to us in the future.

We have identified material weaknesses in our internal control over financial reporting, and our management has concluded that our disclosure controls and procedures are not effective. While we are working to remediate any material weakness in our internal controls over financial reporting, we cannot assure you that additional material weaknesses will not occur in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results or prevent fraud, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.

We have historically had a small internal accounting and finance staff. This lack of adequate accounting resources has resulted in the identification of material weaknesses in our internal controls over financial reporting, including material weaknesses identified in connection with the audit of our financial statements for the years ended December 31, 2022 and 2021. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. In connection with the audits of our financial statements for the years ended December 31, 2022 and 2021, our management team identified the following material weaknesses:

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we did not design and maintain formal accounting policies, processes, and controls for (a) analyzing, accounting for and disclosing certain complex transactions, (b) accounting for income tax provision,

(c) valuation of financial instruments, (d) preparation and disclosure of earnings per share, (e) accounting for loss contingencies, and (f) controls over administrative access to our accounting and finance systems and system change management.

We are committed to remediating the material weaknesses described above and have been proactively working through remediation efforts in 2022 and in 2023 through the date of this prospectus. We initiated and implemented several remediation measures including, but not limited to: hiring a CPA licensed Chief Accounting Officer and additional accounting staff with requisite background and knowledge, engaging third parties to assist us in complying with the accounting and financial reporting requirements related to significant and complex transactions, and assist us with formalizing our business processes, accounting policies and internal control documentation, strengthening supervisory reviews by our management, and evaluating the effectiveness of our internal controls in accordance with the framework established by Internal Control — Integrated Framework (2013) published by the Committee of Sponsoring Organizations of the Treadway Commission. While our efforts are ongoing, we plan to continue to take additional steps to remediate the material weaknesses, improve our financial reporting systems, and implement new policies, procedures, and controls; however, we cannot guarantee those measures will prevent or detect material weaknesses in the future.

Although we have initiated our remediation efforts, identified material weaknesses continue to exist as of the date of this filing. Further, we cannot provide any assurance that we, or our independent registered accounting firm, will not identify new material weaknesses in our internal controls over financial reporting in the future.

As a private company, Legacy FiscalNote did not endeavor to establish and/or maintain public company-quality internal control over financial reporting. If we fail to maintain proper and effective internal control over financial reporting as a public company, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our shares may decline.

Pursuant to Section 404 and in light of SEC guidance, management is required to report our assessment of internal control over financial reporting beginning with coverage of the first full fiscal year following the Business Combination (in our case, the fiscal year ending December 31, 2023), and if and when FiscalNote becomes an accelerated filer or large accelerated filer who is not eligible to be a smaller reporting company and has annual revenues of at least $100.0 million (and ceases to be an emerging growth company), an attestation of the independent registered public accounting firm will also be required. The rules governing the standards that must be met for management to assess internal control over financial reporting are complex and require significant documentation, testing and possible remediation. To comply with the Sarbanes-Oxley Act, the requirements of being a reporting company under the Exchange Act and any complex accounting rules in the future, we may need to upgrade our legacy information technology systems, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting and finance staff or retain additional outside consultants.

Legacy FiscalNote historically identified material weaknesses in its internal control over financial reporting and we cannot guarantee that there will be none for us in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report its financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines that we have a material weakness in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Our risk management processes and procedures may not be effective.

We are commencing work to adopt comprehensive risk management processes and procedures in 2023. While we have established processes and procedures intended to identify, measure, monitor and control certain types of risk to which we are subject, including liquidity risk, strategic risk, operational risk, cybersecurity risk, and reputational risk, those procedures may not be effective.

Risk is inherent in our business, and therefore, despite our efforts to manage risk, there can be no assurance that we will not sustain unexpected losses. We could incur substantial losses and our business operations could be disrupted to the extent our business model, operational processes, control functions, technological capabilities, risk analyses, and business/product knowledge do not adequately identify and manage potential risks associated with our strategic initiatives. There also may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated, including when processes are changed or new products and services are introduced. If our risk management framework does not effectively identify and control its risks, we could suffer unexpected losses or be adversely affected, which could have a material adverse effect on our business, financial condition, and results of operations.

We operate in competitive markets and may be adversely affected by this competition.

The markets for our products and services are competitive and are subject to rapid technological changes and evolving customer demands and needs. We compete on the basis of various factors, including the quality of the insights that our products and services deliver, the quality of our competitors’ solutions, customers’ perception of our products and services relative to the value that they deliver, and the quality of our user interfaces and the overall customer experience.

Some of our principal competitors are established companies that have substantial financial resources, recognized brands, technological expertise and market experience, and these competitors may have more established positions in certain product lines and geographies than we do. We also compete with smaller and sometimes newer companies, some of which are specialized with a narrower focus than our company, and face competition from enterprise information services and legal and regulatory information companies.

Our competitors may be able to adopt new or emerging technologies or address customer requirements more quickly than we can. New and emerging technologies can also have the impact of allowing start-up companies to enter the market more quickly than they would have been able to in the past. We may also face increased competition from companies that could pose a threat to our business by providing more in-depth offerings, adapting their products and services to meet the demands of their customers or combining with one of their competitors to enhance their products and services. A number of our principal competitors may continue to make acquisitions as a means to improve the competitiveness of their offerings. In order to better serve the needs of our existing customers and to attract new customers, we must continue to:

•	enhance and improve our existing products and services (such as by adding new content);

•	develop new products and services;

•	invest in technology; and

•	strategically acquire additional businesses and partner with other businesses in key sectors that will allow us to offer a broader array of products and services.

Our ability to compete successfully is also impacted by the growing availability of information from government information systems and other free sources, as well as competitors who aggressively market their products as a lower cost alternative. See “ — Increased accessibility to free or relatively inexpensive information sources that offer comparable value to customers may reduce demand for our products and services.” Because some of our competitors may be able to offer products and services that may be more cost effective than ours, including through the provision of price incentives for new customers, and because some of our competitors’ products and services may be seen as having greater functionality or performance than ours, the relative value of some of our products or services could be diminished. In addition, some of our competitors combine competing products with complementary products as packaged solutions, which could preempt use of our products or services. Competition from such free or lower cost sources may require us to reduce the price of some of our products and services (which may result in lower revenues) or make additional capital investments (which might result in lower profit margins). If we are unable or unwilling to reduce prices or make additional investments in the future, we may lose customers and our financial results may be adversely affected. In addition, implementation of annual price increases by us from time to time may also, in some cases, cause customers to use lower-cost competitors.

Changes in tax laws or regulations in the various tax jurisdictions to which we are subject that are applied adversely to us or our customers could increase the costs of our products and services and harm our business.

New income, sales, use, or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time. Those enactments could harm our domestic and international business operations and our business, results of operations, and financial condition. Further, existing tax laws, statutes, rules, regulations, or ordinances could be interpreted, changed, modified, or applied adversely to us. These events could require us or our customers to pay additional tax amounts on a prospective or retroactive basis, as well as require us or our customers to pay fines and/or penalties and interest for past amounts deemed to be due. If we raise our prices to offset the costs of these changes, existing and potential future paying customers may elect not to purchase our products and services in the future. Additionally, new, changed, modified, or newly interpreted or applied tax laws could increase our customers’ and our compliance, operating, and other costs, as well as the costs of our products and services. Further, these events could decrease the capital we have available to operate our business. Any or all of these events could harm our business, results of operations and financial condition.

The application of U.S. federal, state, local, and international tax laws to services provided electronically is continually evolving. Existing tax laws, statutes, rules, regulations, or ordinances could be interpreted or applied adversely to us, possibly with retroactive effect, which could require us or our paying customers to pay additional tax amounts, as well as require us or our paying customers to pay fines or penalties, as well as interest for past amounts. If we are unsuccessful in collecting such taxes due from our paying customers, we could be held liable for such costs, thereby adversely affecting our results of operations and harming our business.

As a company with international operations, we may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. The taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could harm our liquidity and results of operations. In addition, authorities in these jurisdictions could review our tax returns and impose additional tax, interest, and penalties, and they could claim that various withholding requirements apply to us or assert that benefits of tax treaties are not available to us, any of which could harm us and our results of operations.

Information Technology and Data Risks

Cyberattacks, security, privacy, or data breaches or other security incidents that affect our networks or systems, or those of our service providers, involving our or our customers’ sensitive, personal, classified or confidential information could expose us to liability under various laws and regulations across jurisdictions, decrease trust in us and our products and services, increase the risk of litigation and governmental investigation, and harm to our reputation, business, and financial condition.

Threats to network and data security are constantly evolving and becoming increasingly diverse and sophisticated. Our products and services, as well as our servers and computer systems and those of third parties that we rely on in our operations could be vulnerable to cybersecurity risks. As such, we may be subject to risks inherent to companies that process personal data. An increasing number of organizations have disclosed breaches of their information security systems, some of which have involved sophisticated and highly targeted attacks.

We implement measures to protect sensitive and personal data in accordance with our contracts, data protection laws and consumer laws. However, we may be subject to data breaches involving factors beyond its control, including data breach incidents suffered by third parties with which we contract or interact. Any technical problems that may arise in connection with our data and systems, including those that are hosted by third-party providers, could result in interruptions to our business and operations or exposure to security vulnerabilities. These types of problems may be caused by a variety of factors, including infrastructure changes, intentional or accidental human actions or omissions, software errors, malware, viruses, security attacks, fraud, spikes in customer usage and denial of service issues. From time to time, large third-party web hosting providers may experience outages or other problems that would result in their systems being offline and inaccessible, which could materially impact our business and operations.

The secure processing, storage, maintenance and transmission of critical customer and business information are vital to our operations and our business strategy, and although we devote significant resources to protecting such information and take what we believe to be reasonable and appropriate measures to protect sensitive information from compromises such as unauthorized access, disclosure, or modification or lack of availability, our information technology and infrastructure may be vulnerable to attacks by hackers or viruses or breached due to employee error, malfeasance or other disruptions. Although we maintain, and are in the process of improving, internal access control mechanisms and other security measures to ensure secure and appropriate access to and storage and use of our sensitive, business, personal, financial or confidential information by anyone including our employees, contractors and consultants, these mechanisms may not be entirely effective or fully complied with internally. We may in the future identify data protection issues requiring remediation and updates to our data security measures and compliance functions. Any misappropriation of sensitive information could harm our relationship with customers and cause us to incur financial liability and reputational harm. If any person, including any of our employees, improperly breaches our network security or otherwise mismanages or misappropriates sensitive data, we could be subject to regulatory actions and significant fines or lawsuits for breaching contractual confidentiality or data protection provisions, which could result in negative publicity, legal liability, loss of customers and damage to our reputation.

Because the techniques used by an individual or a group to obtain unauthorized access, make unwarranted alteration to our data, disable or degrade services, or sabotage systems are often complex, not easily recognizable and evasive, We may not be able to anticipate these techniques and implement adequate preventative measures. Such individuals or groups may be able to circumvent our security measures (including, but not limited to, through the deployment of harmful phishing attacks, malware infection, ransomware, system intrusion, misuse of systems, website defacement, social engineering and denial of service attacks) and may improperly access or misappropriate confidential, proprietary, or sensitive information held by us or on our behalf , disrupt our operations, damage our computers, or otherwise damage our business. Although we have developed or deployed systems and processes that are designed to protect our servers, platform and data, including sensitive data, we cannot guarantee that such measures will be effective at all times. Our efforts may be hindered due to, for example:

•	government surveillance, regulatory requirements or other external events;

•	software bugs or other technical errors or issues;

•	errors or misconduct of employees, contractors or others;

•	the rapidly evolving threat landscape; and

•	inadequate or failed internal processes or business practice.

While we are investing significant resources to protect against or remediate cybersecurity threats or breaches, or to mitigate the impact of any breaches or threats, we may still be subject to potential liability in connection therewith. Actual or perceived breaches of our security could subject us to regulatory investigations and orders, litigation, indemnity obligations, damages, penalties, fines and other costs in connection with actual and alleged contractual breaches, violations of applicable laws and regulations and other liabilities. Any such incident could also materially damage our reputation and harm our business, results of operations and financial condition. We maintain errors, omissions, and cyber liability insurance policies covering certain security and privacy damages. However, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all. Any of the foregoing could subject us to fines, scrutiny and legal actions, which could materially and adversely affect our business, financial condition, results of operations and prospects.

We depend on third parties for data, information and other services, and our ability to serve our customers could be adversely impacted if such third parties fail to fulfill their obligations, if we are unable to effectively manage and minimize errors, failures, interruptions or delays caused by third parties or if our arrangements with them are terminated and suitable replacements cannot be found on commercially reasonable terms or at all.

Interruptions or delays in services from third parties, including providers of datasets relevant to our products, data center hosting facilities, internet infrastructure, cloud computing platform providers, and other hardware and software vendors, or our inability to adequately plan for and manage service interruptions or infrastructure capacity requirements, could impair the delivery of our services and harm its business.

We currently serve our customers through the use of third-party data center hosting facilities and cloud computing platform providers. Damage to, or failure of, these systems, or systems upon which they depend such as internet infrastructure, could cause interruptions in our services. We have occasionally experienced interruptions in our services and such interruptions may occur in the future. Such interruptions may cause customers to terminate their subscriptions, and adversely affect our customer renewal and upgrade performance and our ability to attract new customers, all of which would reduce our revenue. Our business would also be harmed if our customers and potential customers believe our services are unreliable.

We do not control the operation of third-party facilities, and they may be vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, and similar events. They may also be subject to break-ins, sabotage, intentional acts of vandalism, and similar misconduct, as well as local administrative actions, changes to legal or permitting requirements, and litigation to stop, limit, or delay operation. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems at these facilities could result in lengthy interruptions in our services.

These hardware, software, data, and cloud computing systems may not continue to be available at reasonable prices, on commercially reasonable terms, or at all. Any loss of the right to use any of these hardware, software, or cloud computing systems could significantly increase our expenses and otherwise result in delays in the provisioning of our services until equivalent technology is either developed by us, or, if available, is identified, obtained through purchase or license, and integrated into our services.

Technical problems or disruptions affecting customers’ access to our services, or the software, internal applications, databases, and network systems underlying our services, could damage our reputation and brands and lead to reduced demand for our products and services, lower revenues, and increased costs.

Our business, brands, reputation, and ability to attract and retain users and customers depend upon the satisfactory performance, reliability, and availability of our products and services, which in turn depend upon the availability of the internet and our service providers. Interruptions in these systems, whether due to system failures, computer viruses, software errors, physical or electronic break-ins, or malicious hacks or attacks on our systems (such as denial of service attacks), could affect the security and availability of our products and services on its websites and prevent or inhibit the ability of users to access our products and services. In addition, the software, internal applications, and systems underlying our products and services are complex and may not be error-free. We may encounter technical problems when it attempts to enhance its products, services and systems. Any inefficiencies, errors, or technical problems with our systems could reduce the quality of our products and services or interfere with our customers’ use of its products and services, which could reduce demand, lower our revenues, and increase our costs.

Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, security breaches, computer viruses, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, earthquakes, and similar events. The occurrence of any of the foregoing events could result in damage to or failure of our systems. These risks may be heightened for operations at facilities outside of our direct control, and the majority of the communications, network, and computer hardware used to operate the cloud for our platforms are located at facilities maintained by Amazon, Google and Salesforce, among others, which we do not own or control.

Risks Related to the Ownership of Our Class A Common Stock

Our Co-Founders hold shares of FiscalNote Class B Common Stock, entitled to twenty-five (25) votes per share, which limits or precludes other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.

Our Class B Common Stock have twenty-five (25) votes per share, and our Class A Common Stock have one vote per share. Mr. Tim Hwang, our Co-Founder and Chief Executive Officer, and Mr. Gerald Yao, our Co-Founder, Chief Strategy Officer and Global Head of ESG (together our “Co-Founders”), together hold all of the issued and outstanding shares of our Class B Common Stock, which represent approximately 6.3% our common stock as of December 31, 2022. Accordingly, where a majority or plurality vote is required, as applicable, Mr. Hwang holds approximately 53.8% of the voting power of our outstanding common stock and Mr. Yao holds approximately 8.9% of the voting power of our outstanding common stock. Therefore, our Co-Founders will be able to determine the outcome of matters submitted to our stockholders for approval, including the election of directors (which requires only a plurality vote), amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. After the expiration of applicable lock-up requirements, our Co-Founders would cease to hold a majority of the voting power of our outstanding common stock if they disposed of shares of Class B Common Stock representing approximately 2.5% of our outstanding common stock, in transactions other than Permitted Transfers as defined in our certificate of incorporation (“Charter”), assuming no other issuances of either Class A or Class B Common Stock have occurred since Closing and prior to such dispositions. Our Co-Founders, individually or together, may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our Class A Common Stock. Any future issuance of Class B Common Stock may be dilutive to holders of Class A Common Stock. For information about our dual-class structure, see the section of this prospectus titled “Description of Securities.”

Our dual-class structure may negatively impact the stock trading price of our Class A Common Stock.

Our dual-class structure may result in a lower or more volatile market price of our Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies with dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Under the foregoing policies, our dual-class capital structure would make it ineligible for inclusion in those indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. These policies are subject to change and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of our dual-class structure, we will likely be excluded from certain of these indexes and we cannot guarantee that certain other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A Common Stock less attractive to other investors. Additionally, the holding of low-voting stock, such as our Class A Common Stock, may not be permitted by the investment policies of certain institutional investors or may be less attractive to the portfolio managers of certain institutional investors. As a result, the market price or liquidity of our Class A Common Stock could be adversely affected.

We are a “controlled company” under NYSE rules, and as a result, our stockholders may not have certain corporate protections that are available to stockholders of companies that are not controlled companies.

As a result of our dual-class structure, our Co-Founders control a majority of the voting power of our outstanding capital stock therefore we are a “controlled company” under NYSE rules. As a controlled company, we are exempt from certain corporate governance requirements, including those that would otherwise require our board of directors (“Board”) to have a majority of independent directors and its compensation and nominating and governance committees to be comprised entirely of independent directors, have written charters addressing such committee’s purpose and responsibilities and perform an annual evaluation of such committee. While we do not presently intend to rely on these exemptions, we may opt to utilize these exemptions in the future as long as we remain a controlled company. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

The securities being offered in this prospectus represent a substantial percentage of our outstanding Class A Common Stock. The Selling Securityholders purchased the securities covered by this prospectus at different prices, some significantly below the current trading price of such securities, and some Selling Securityholders received such securities without any consideration, and may therefore make substantial profits upon resales.

As of the date of this prospectus, assuming the exercise of all of the outstanding Sponsor Warrants for cash, which underlying shares are being registered for resale hereunder, the issuance of shares of Class A Common Stock being registered for resale hereunder issuable upon the vesting or exercise of equity awards held by affiliates of the Company, the achievement of all Triggering Events with respect to the Earnout Shares for Class A Common Stock being registered for resale hereunder and the surrender and cancellation of a corresponding number of Class B Common Stock in exchange for the same number of shares of Class A Common Stock being registered for resale hereunder (collectively, the “Outstanding Share Assumptions”), the Company would have 189,967,315 shares of Class A Common Stock outstanding, of which 87,504,863, or 46%, are registered for resale hereunder and would be unrestricted and available for trading on the NYSE (subject to lock-up restrictions that will expire between date of this prospectus and August 2023). Subject to the expiration of these applicable “lock-up” periods and other restrictions under applicable securities laws in relation to the Sponsor being an affiliate of us, the securities registered for resale by the Selling Securityholders in the registration statement of which this prospectus forms a part will therefore constitute a considerable percentage of our public float that will be available for immediate resale upon effectiveness of the registration statement and for so long as such registration statement remains available. The market price of our Class A Common Stock could decline as a result of substantial sales of our Class A Common Stock by the Selling Securityholders, including the Sponsor, or the perception in the market that holders of a large number of shares intend to sell their shares.

This prospectus relates, among other things, to the offer and resale from time to time by the Selling Securityholders (including their transferees, donees, pledgees and other successors-in-interest), of (1) up to 87,504,863 Shares (which, after giving effect to the Outstanding Share Assumptions, would represent approximately 46% of the shares of our outstanding Class A Common Stock as of April 28, 2023) and (2) up to 7,000,000 Private Warrants originally issued in a private placement in connection with the initial public offering of DSAC at a price of $1.00 per warrant, which are exercisable at an effective price per share of $7.32. Depending on the price, the public securityholders may have paid significantly more than the Selling Securityholders for any shares or warrants they may have purchased in the open market based on variable market prices.

The sale of all securities being offered in this prospectus could result in a significant decline in the public trading price of our Class A Common Stock. Even if the current trading price of the Class A Common Stock is at or significantly below the price at which the units were issued in DSAC’s initial public offering, the Selling Securityholders may have an incentive to sell because they will still profit on sales due to the lower price at which they purchased their shares compared to the public securityholders. The public securityholders may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price of our Class A Common Stock. For example, based on the closing price of our Class A Common Stock as of May 1, 2023 of $1.73, upon the sale of our Class A Common Stock the Sponsor may experience a potential profit of up to $1.64 per share of Class A Common Stock, or up to approximately $7.5 million in the aggregate, for their Founder Shares.

Additionally, because the issuance of Earnout Shares is dependent upon the trading price of our shares of Class A Common Stock, sales of a substantial percentage of our Class A Common Stock could cause the market price of our Class A Common Stock to decline, which could make it more difficult or unlikely for us to achieve the Triggering Events for the issuance of the Earnout Shares.

Sales of a substantial number of our Class A Common Stock into the public market or the perception that such sales might occur, could cause the market price of our Class A Common Stock to decline.

Sales of a substantial number of shares of our Common Stock into the public market or the perception that such sales might occur, could cause the market price of our Class A Common Stock to decline and may make it more difficult for you to sell your Class A Common Stock at a time and price that you deem appropriate.

As of January 29, 2023, approximately 87.0% of our outstanding shares of common stock were released from the lock-up periods imposed in connection with the Business Combination, with approximately 11.9% of our outstanding shares of common stock still subject to lock-up until July 29, 2023. Sales of our common stock following the expiration of the lock-up periods or pursuant to exercise of registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause the trading price of our common stock to fall and make it more difficult for you to sell shares of our common stock at a time and price that you deem appropriate.

The Warrants may never be in the money, and may expire worthless.

The effective exercise price of the Warrants is $7.32 per share. We believe the likelihood that warrant holders will exercise the Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Class A Common Stock. If the trading price for our shares of Class A Common Stock is less than $7.32 per share, we believe holders of the Warrants will be unlikely to exercise their Warrants. On May 1, 2023, the closing price of our Class A Common Stock on the NYSE was $1.73 per share. There is no guarantee that the Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the Warrants may expire worthless and we may receive no proceeds from the exercise of the Warrants.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

We became a public company following the consummation of the Business Combination, and as such (and particularly after we are no longer an “emerging growth company”), will incur significant legal, accounting and other expenses that Legacy FiscalNote did not incur as a private company. We are subject to the reporting requirements of the Exchange Act and are required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of the NYSE, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our historical legal and financial compliance costs and will make some activities more time-consuming and costly, such as attracting and retaining qualified members of our Board as compared to Legacy FiscalNote as a private company.

We may need to hire additional accounting and financial staff or engage outside consultants with public company experience and technical accounting knowledge, and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs if we decide to pay cash compensation comparable to other publicly-listed companies, which would increase our general and administrative expenses and could adversely affect our profitability. We are evaluating these rules and regulations and related matters, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our Class A Common Stock, our stock price and trading volume could decline.

The trading market for our Class A Common Stock will be influenced by the research and reports that industry or securities analysts publish about it or its business. We do not control these analysts. If any of the analysts who cover us downgrade our Class A Common Stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our Class A Common Stock may decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price or trading volume of our Class A Common Stock to decline and our Class A Common Stock to be less liquid.

Should the price or trading volume of our Class A Common Stock decline, it could indicate an impairment of our assets.

We may issue preferred stock, the terms of which could adversely affect the voting power or value of our Class A Common Stock.

Our certificate of incorporation authorizes us to issue, without the approval of its stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations, and relative rights, including preferences over our Class A Common Stock respecting dividends and distributions, as our Board may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our Class A Common Stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our Class A Common Stock.

We do not plan to pay dividends in the foreseeable future.

We likely will continue to operate at a loss in the foreseeable future, and will retain most, if not all, of its available funds and any future earnings to fund the development and growth of our business. As a result, we do not plan to pay any cash dividends in the foreseeable future.

Our Board has discretion as to whether to distribute dividends. Even if the Board decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by us from subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our Board. Accordingly, you may need to rely on sales of our Class A Common Stock after price appreciation as the only way to realize any future gains on your investment. However, our Class A Common Stock may not appreciate in value or the market price thereof may decline.

Our Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by its stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees, or other stockholders.

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, any (i) derivative action or proceeding brought on its behalf, (ii) action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any of our current or former director, officer, other employee or stockholder (iii) action asserting a claim against us arising pursuant to any provision of the DGCL, our Charter or our Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (iv) action to interpret, apply, enforce or determine the validity of any provisions of our Charter or our Bylaws, or (v) action asserting a claim governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction thereof, the federal district court or other state courts of the State of Delaware. Notwithstanding the foregoing, the federal district courts of the United States will be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act, and the foregoing exclusive forum provisions of our Charter will not apply to claims arising under the Exchange Act or other federal securities laws for which there is exclusive federal jurisdiction. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provision in our Charter.

This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a different judicial forum, including one that it may find favorable or convenient for a specified class of disputes with us or our directors, officers, other stockholders, or employees, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition, and results of operations and result in a diversion of the time and resources of our management and Board.

USE OF PROCEEDS

All of the Class A Common Stock and Private Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $103.5 million from the exercise of the Sponsor Warrants, assuming the exercise in full of all of the Sponsor Warrants for cash. We expect to use the net proceeds from the exercise of the Sponsor Warrants for general corporate purposes, which may include, among other purposes, M&A and reducing our New Senior Term Loan. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Impacting the Comparability of Our Operating Results.” We will have broad discretion over the use of proceeds from the exercise of the Sponsor Warrants. There is no assurance that the holders of the Sponsor Warrants will elect to exercise any or all of such Sponsor Warrants. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Class A Common Stock. If the trading price for our Class A Common Stock is less than $7.32 per share, we believe holders of our Warrants will be unlikely to exercise their Warrants. On May 1, 2023, the closing price of our Class A Common Stock on the NYSE was $1.73 per share. See “Risk Factors — Risks Related to the Ownership of Our Class A Common Stock — The Warrants may never be in the money, and may expire worthless.” To the extent that the Sponsor Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Sponsor Warrants will decrease accordingly.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Class A Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $7.32 per share. Our Class A Common Stock and Public Warrants are listed on the NYSE under the symbols “NOTE” and “NOTE.WS”, respectively. On May 1, 2023, the closing price of our Class A Common Stock was $1.73 and the closing price of our Public Warrants was $0.09 per Public Warrant.

We cannot currently determine the price or prices at which shares of our Class A Common Stock or Private Warrants may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Class A Common Stock and Public Warrants are currently listed on the NYSE under the symbols “NOTE” and “NOTE.WS”, respectively. As of April 28, 2023, there were 125,653,540 shares of our Class A Common Stock issued and outstanding held of record by approximately 451 holders, which amount did not include participants of The Depository Trust Company or beneficial owners holding shares through nominee names. We currently do not intend to list the Private Warrants offered hereby on any stock exchange or stock market.

Dividend Policy

We have not paid any cash dividends on our Common Stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of the Common Stock in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Certain monetary amounts, percentages and other figures included below have been subject to rounding adjustments as amounts are presented in thousands. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere herein. Certain other amounts that appear in this prospectus may not sum due to rounding.

This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, include those discussed below, in the annual consolidated financial statements and related notes included elsewhere in this prospectus, and in the sections of this prospectus titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Unless the context otherwise requires, references in this Post-Effective Amendment No. 1 to the Registration Statement to the “Company,” “FiscalNote,” “we,” “us,” or “our” refer to the business of Old FiscalNote, which became the business of New FiscalNote and its subsidiaries following the Closing.

Overview

FiscalNote is a leading technology provider of global policy and market intelligence. It delivers critical, actionable legal and policy insights in a rapidly evolving political, regulatory and macroeconomic environment. By combining artificial intelligence (AI) technology, other technologies with analytics, workflow tools, and expert peer insights, FiscalNote empowers customers to manage policy, address regulatory developments, and mitigate global risk. FiscalNote ingests unstructured legislative and regulatory data, and employs AI and data science to deliver structured, relevant and actionable information in order to facilitate key operational and strategic decisions by global enterprises, midsized and smaller businesses, government institutions, trade groups and nonprofits. FiscalNote delivers that intelligence through its suite of public policy and issues management products, coupled with expert research and analysis of markets and geopolitical events, as well as powerful tools to manage workflows, advocacy campaigns and constituent relationships.

Business Combination

On the Closing Date, we consummated the transactions contemplated by the Merger Agreement, by and among Old FiscalNote, DSAC, and Merger Sub. Pursuant to these transactions, Merger Sub merged with and into Old FiscalNote, with Old FiscalNote becoming a wholly owned subsidiary of DSAC. On the Closing Date, and in connection with the Closing, DSAC domesticated and continued as a Delaware corporation under the name of “FiscalNote Holdings, Inc.”

We accounted for the Business Combination as a reverse recapitalization whereby Old FiscalNote was determined as the accounting acquirer and DSAC as the accounting acquiree. While DSAC was the legal acquirer in the Business Combination, because Old FiscalNote was determined as the accounting acquirer, the historical financial statements of Old FiscalNote became the historical financial statements of the combined company, upon the consummation of the Business Combination. Accordingly, New FiscalNote, as the parent company of the combined business, is the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

The Business Combination had a significant impact on our reported financial position and results as a result of the reverse recapitalization. The most significant change in our reported financial position and results was an increase in net cash of $65.6 million from gross cash proceeds of $325.0 million, including $114.0 million from the backstop agreement with the sponsor of DSAC, $61.0 million from DSAC’s trust account from its initial public offering, and $150.0 million from the New Senior Term Loan. Such gross proceeds were offset by $45.2 million transaction costs, which principally consisted of advisory, legal and other professional fees, and were recorded in Additional Paid-in Capital, net of proceeds from the DSAC trust and $3.5 million of debt issuance costs paid out of the proceeds of the New Senior Term Loan on the Closing Date, of which $2.8 was capitalized and $0.7 million included in the loss on debt extinguishment. Cumulative debt repayments, inclusive of accrued but unpaid interest, of $210.7 million were paid in conjunction with the close, which consisted of a $75.3 million repayment of the First Out Term Loan, $61.7 million repayment of the Last Out Term Loan, a $50.0 million payment used to retire the non-converting portion of the Senior Secured Subordinated Promissory Note, a $16.3 million repayment of the 8090 FV Subordinated Promissory Note, and $7.4 million repayment of the 2021 Seller Notes. Please refer to Note 9, “Debt — Senior Capital Term Loan Refinancing” to our consolidated financial statements for information regarding our indebtedness outstanding prior to the Business Combination and the refinancing thereof.

In connection with the Business Combination, we recognized a $34.9 million warrant liability on our consolidated balance sheets for the fair value of the Warrant Shares that were previously issued by DSAC and assumed by New FiscalNote in the Business Combination, along with the additional Private Warrants that were issued upon the closing of the Business Combination. We adjust the liability-classified warrants to fair value at each reporting period. The warrant liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our consolidated statement of operations. As a result of the recurring fair value measurement, our future financial statements and results of operations may fluctuate quarterly, based on factors that are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on the warrants each reporting period and that the amount of such gains or losses could be material.

In connection with the Business Combination, we recognized (a) $28.9 million of incremental stock-based compensation charges that consisted of $5.0 million related to certain awards that vested as a result of the Business Combination, $6.2 million related to awards issued to our CEO, COO, and CFO pursuant to their respective employment agreements, and $17.7 million related to the earnout shares that may be issued to shareholders and equity award holders that for accounting purposes are treated as compensation awards (See Note 15, Earnings (Loss) Per Share, of our consolidated financial statements included elsewhere in this prospectus), (b) $45.3 million of loss on debt extinguishment as a result of repayment of certain of our outstanding debt, as well as the conversion of our convertible debt as part of the Business Combination, and (c) $32.1 million interest charge related to the derecognition of the beneficial conversion feature associated with our converted debt.

As a consequence of the Business Combination, we became an SEC-registered and NYSE-listed company, which may require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Upon Closing, we began to incur additional public company expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources.

Factors Impacting the Comparability of Our Operating Results

During the year ended December 31, 2021, we completed the following nine acquisitions:

•	Oxford Analytica on February 12, 2021 for $6.5 million, consisting of cash and stock;

•	Fireside on April 30, 2021 for $17.5 million, consisting of cash, seller notes and convertible notes;

•	Timebase on May 7, 2021 for $4.3 million, consisting of cash and convertible notes;

•	Board.org on June 3, 2021 for $19.2 million, consisting of cash and convertible notes;

•	Equilibrium on June 25, 2021 for $9.4 million, consisting of cash and stock;

•	Predata on June 30, 2021 for $8.6 million, consisting of cash and stock;

•	Curate on August 27, 2021 for $8.4 million, consisting of cash and stock;

•	Forge.ai on September 9, 2021 for $11.8 million, consisting of cash and stock; and

•	Frontier Strategy Group on November 19, 2021 for $18.1 million cash.

In addition, we acquired FactSquared on December 31, 2020 for $4.3 million consisting of cash and stock. Unless noted otherwise, we refer to the acquisition of FactSquared and the acquisitions in calendar year 2021 as the “2021 Acquisitions.” Our results from operations for the year ended December 31, 2022 reflect a full year from the 2021 Acquisitions, whereas the year ended December 31, 2021 only reflects contributions from certain of the 2021 Acquisitions to our results of operations commencing from the date of such acquisition through the remainder of the period.

On July 29, 2022 we completed the acquisition of Aicel Technologies for $8.7 million, consisting of stock. On September 30, 2022 we completed the asset acquisition of DT-Global for approximately $0.6 million of cash. We refer to these two acquisitions as the “2022 Acquisitions”, respectively. The 2022 Acquisitions did not have a material impact on our consolidated statement of operations for the year ended December 31, 2022. During the years ended December 31, 2022 and 2021, the 2022 and 2021 Acquisitions contributed approximately $31.4 million and $12.1 million of subscription revenue, net of a deferred revenue adjustment of approximately $1.9 million and $2.8 million, respectively. During the years ended December 31, 2022 and 2021, the 2022 and 2021 Acquisitions contributed Advisory, advertising and other revenue of approximately $5.8 million and $3.6 million, respectively.

As a result of the 2022 and 2021 Acquisitions, we have, and will continue to incur, significant non-cash amortization expense related to the amortization of purchased intangibles, which have reduced our operating income by approximately $7.1 million and $4.2 million during the years ended December 31, 2022 and 2021, respectively.

From time to time, management reviews the Company’s existing products and services based on their financial (e.g., revenue, margin) profile and strategic factors. In connection with such a review in 2020 and 2021, management decided to cease selling certain non-core subscription products representing subscription revenue of approximately $1.1 million and $2.1 million during the years ended December 31, 2022 and 2021, respectively.

We continue to invest for future growth. We are focused on several key growth levers, including cross-selling and upselling opportunities at existing clients, expanding our client base with a focus on enterprise and government customers, expansion into adjacent markets and deepening our offerings for regulated industries or sectors, and continuing to execute on our acquisition strategy (including our recently announced acquisition of Dragonfly). Several of these growth drivers require investment in and refinement of our go-to-market approach and, as a result, we may continue to incur additional costs upfront to obtain new customers and expand our relationships with existing customers, including additional sales and marketing expenses specific to subscription revenue.

We plan to invest a portion of the available capital resources in building innovative products, acquiring complementary businesses, attracting new customers and expanding our leadership role in the legal and regulatory information market. We drive growth both organically and through acquisitions. We regularly evaluate acquisitions and investment opportunities in complementary businesses to supplement our existing platform, enable us to enter new markets and ensure that we are well positioned to provide critical insights to the regulated sectors of the future. Past acquisitions have enabled us to deliver innovative solutions in new categories, such as global risk analysis and environmental, social and governance (“ESG”) automation software, analytics and integration, and new data sets to enhance the functionality of our existing products. Strategic acquisitions will remain a core component of our strategy in the future.

Key Performance Indicators

In addition to our GAAP results further described and discussed below in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we monitor the following key performance indicators to evaluate growth trends, prepare financial projections, make strategic decisions, and measure the effectiveness of our sales and marketing efforts. Our management team assesses our performance based on these key performance indicators because it believes they reflect the underlying trends and indicators of our business and serve as meaningful indicators of our continuous operational performance.

Annual Recurring Revenue (“ARR”)

Approximately 90% of our revenues are subscription based, which leads to high revenue predictability. Our ability to retain existing subscription customers is a key performance indicator that helps explain the evolution of our historical results and is a leading indicator of our revenues and cash flows for subsequent periods. We use ARR as a measure of our revenue trend and an indicator of our future revenue opportunity from existing recurring subscription customer contracts. We calculate ARR on a parent account level by annualizing the contracted subscription revenue, and our total ARR as of the end of a period is the aggregate thereof. ARR is not adjusted for the impact of any known or projected future customer cancellations, upgrades or downgrades, or price increases or decreases. The amount of actual revenue that we recognize over any 12-month period is likely to differ from ARR at the beginning of that period, sometimes significantly. This may occur due to timing of the revenue bookings during the period, cancellations, upgrades, or downgrades and pending renewals. ARR should be viewed independently of revenue as it is an operating metric and is not intended to be a replacement or forecast of revenue. Our calculation of ARR may differ from similarly titled metrics presented by other companies.

Our ARR at December 31, 2022 and December 31, 2021, was $113 million and $97 million, respectively. Our ARR at December 31, 2022 and 2021, excluding 2022 and 2021 Acquisitions, was $73 million and $66 million, respectively. ARR of the Acquisitions, was $40 million and $31 million as of December 31, 2022 and 2021, respectively, including pre-acquisition ARR performance of the 2022 and 2021 Acquisitions on the basis reported to FiscalNote in connection with such company’s acquisition.

Run-Rate Revenue

Management also monitors Run-Rate Revenue, which we define as ARR plus non-subscription revenue earned during the last twelve months. We believe Run-Rate Revenue is an indicator of our total revenue growth, incorporating the non-subscription revenue that we believe is a meaningful contribution to our business as a whole. Although our non-subscription business is non-recurring, we regularly sell different advisory services to repeat customers. The amount of actual subscription and non-subscription revenue that we recognize over any 12-month period is likely to differ from Run-Rate Revenue at the beginning of that period, sometimes significantly. Our Run-Rate Revenue at December 31, 2022 and December 31, 2021, including our 2022 and 2021 Acquisitions, was approximately $127 million and $109 million, respectively. Our Run-Rate Revenue at December 31, 2022 and 2021, excluding the 2022 and 2021 Acquisitions, was approximately $80 million and $71 million, respectively. Run-Rate Revenue of the 2022 and 2021 Acquisitions was approximately $47 million and $38 million as of December 31, 2022 and 2021, respectively, including pre-acquisition Run-Rate Revenue performance of the 2022 and 2021 Acquisitions on the basis reported to FiscalNote in connection with such company’s acquisition.

Net Revenue Retention (“NRR”)

Our NRR, which we use to measure our success in retaining and growing recurring revenue from our existing customers, compares our recognized recurring revenue from a set of customers across comparable periods. We calculate our NRR for a given period as ARR at the end of the period minus ARR contracted from new clients for which there is no historical revenue booked during the period, divided by the beginning ARR for the period. We calculate NRR at a parent account level. Customers from acquisitions are not included in NRR until they have been part of our consolidated results for 12 months. Accordingly, the 2022 Acquisitions are not included in our NRR for the year ended December 31, 2022 and the 2021 Acquisitions are not included in our NRR for the year ended December 31, 2021. Our calculation of NRR for any fiscal period includes the positive recurring revenue impacts of selling additional licenses and services to existing customers and the negative recognized recurring revenue impacts of contraction and attrition among this set of customers. Our NRR may fluctuate as a result of a number of factors, including the growing level of our revenue base, the level of penetration within our customer base, expansion of products and features, and our ability to retain our customers. Our calculation of NRR may differ from similarly titled metrics presented by other companies. NRR was 100% and 94% for the years ended December 31, 2022 and 2021, respectively.

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with GAAP, we use certain non-GAAP financial measures to clarify and enhance our understanding, and aid in the period-to-period comparison, of our performance. Where applicable, we provide reconciliations of these non-GAAP measures to the corresponding most closely related GAAP measure. Investors are encouraged to review the reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure. While we believe that these non-GAAP financial measures provide useful supplemental information, non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, their most comparable GAAP measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be comparable to similarly titled measures of other companies due to potential differences in their financing and accounting methods, the book value of their assets, their capital structures, the method by which their assets were acquired and the manner in which they define non-GAAP measures.

Adjusted Revenue

Adjusted revenue represents revenue adjusted to include amounts that would have been recognized if deferred revenue was not adjusted to fair value in connection with acquisition accounting. Adjusted revenue is presented because we use this measure to evaluate performance of our business against prior periods and believe it is useful for investors as an indicator of the underlying performance of our business. Adjusted revenue is not a recognized term under U.S. GAAP. Adjusted revenue does not represent revenues, as that term is defined under GAAP, and should not be considered as an alternative to revenues as an indicator of our operating performance. Adjusted revenue as presented herein is not necessarily comparable to similarly titled measures presented by other companies.

Adjusted Gross Profit and Adjusted Gross Profit Margin

We define Adjusted Gross Profit as Adjusted Revenue minus cost of revenues, before amortization of intangible assets that are included in costs of revenues. We define Adjusted Gross Profit Margin as Adjusted Gross Profit divided by Adjusted Revenues.

We use Adjusted Gross Profit and Adjusted Gross Profit Margin to understand and evaluate our core operating performance and trends. We believe these metrics are useful measures to us and to our investors to assist in evaluating our core operating performance because they provide consistency and direct comparability with our past financial performance and between fiscal periods, as the metrics eliminate the non-cash effects of amortization of intangible assets and deferred revenue, which are non-cash impacts that may fluctuate for reasons unrelated to overall operating performance.

Adjusted Gross Profit and Adjusted Gross Profit Margin have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. They should not be considered as replacements for gross profit and gross profit margin, as determined by GAAP, or as measures of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes. Adjusted Gross Profit and Adjusted Gross Profit Margin as presented herein are not necessarily comparable to similarly titled measures presented by other companies.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA reflects further adjustments to EBITDA to exclude certain non-cash items and other items that management believes are not indicative of ongoing operations. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Adjusted Revenue.

We disclose EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin in this Annual Report on Form 10-K because these non-GAAP measures are key measures used by management to evaluate our business, measure our operating performance and make strategic decisions. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are useful for investors and others in understanding and evaluating our operating results in the same manner as management. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for net loss, net loss before income taxes, or any other operating performance measure calculated in accordance with GAAP. Using these non-GAAP financial measures to analyze our business would have material limitations because the calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in our industry may report measures titled EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin or similar measures, such non-GAAP financial measures may be calculated differently from how we calculate non-GAAP financial measures, which reduces their comparability. Because of these limitations, you should consider EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin alongside other financial performance measures, including net income and our other financial results presented in accordance with GAAP.

Key Components of Results of Operations

Revenues

We derive our revenues from subscription revenue arrangements and advisory, advertising and other revenues. Subscription revenues account for approximately 90% of our total revenues for the years ended December 31, 2022 and 2021.

Subscription revenue

Subscription revenues consist of revenue earned from subscription-based arrangements that provide customers the right to use the Company’s software and products in a cloud-based infrastructure. Subscription revenues are driven primarily by the number of active licenses, the types of products and the price of the subscriptions. The Company also earns subscription revenues by licensing to customers its digital content, including transcripts, news and analysis, images, video and podcast data.

Our subscription arrangements generally have contractual terms of 12 months or more and are non-refundable regardless of the actual use of the service. Subscription revenues are recognized ratably over the non-cancellable contract terms beginning on the commencement date of each contract, which is the date our service is first made available to customers.

Advisory, advertising, and other revenue

Advisory revenue is typically earned under contracts for specific deliverables and are non-recurring in nature, although we regularly sell different advisory services to repeat customers. One-time advisory revenues are invoiced according to the terms of the contract, usually delivered to the customer over a short period of time, during which revenues are recognized.

Advertising revenue is primarily generated by delivering advertising in our own publications (Roll Call and CQ) in both print and digital formats. Revenue for print advertising is recognized upon publication of the advertisement. Revenue for digital advertising is recognized over the period of the advertisement or, if the contract contains impression guarantees, based on delivered impressions.

Book revenue is recognized when the product is shipped to the customer, which is when control of the product transfers to the customer. Shipping and handling costs are treated as a fulfillment activity and are expensed as incurred.

Events revenue is deferred and only recognized when the event has taken place and is included in other revenues.

Cost of revenues

Cost of revenues primarily consists of expenses related to hosting our service, the costs of data center capacity, amortization of developed technology and capitalized software development costs, certain fees paid to various third parties for the use of their technology, services, or data, costs of compensation, including bonuses, stock compensation, benefits and other expenses for employees associated with providing professional services and other direct costs of production. Also included in cost of revenues are our costs related to the preparation of contracted advisory deliverables, as well as costs to develop, publish, print and deliver our publications underlying our books revenue.

Research and development

Research and development expenses include the costs of compensation, including bonuses, stock compensation, benefits and other expenses for employees associated with the creation and testing of the products we offer, related software subscriptions, consulting and contractor fees and allocated overhead.

Sales and marketing

Sales and marketing expenses consist primarily of salaries and related expenses, including bonuses, stock compensation, benefits and other expenses for our sales and marketing staff, including commissions, related software subscriptions, consulting fees, marketing programs and allocated overhead. Marketing programs consist of advertising, events, corporate communications, brand building and product marketing activities.

Editorial

Editorial expenses consist of salaries and related expenses, including bonuses, stock compensation, benefits and other expenses for the editorial team involved in acquiring, creating, and distributing content and allocated overhead.

General and administrative

General and administrative expenses are primarily related to our executive offices, finance and accounting, human resources, legal, internal operations and other corporate functions. These expenses consist of salaries and related expenses, including bonuses, stock compensation, benefits and other expenses, along with professional fees, depreciation and other allocated overhead.

Amortization of intangible assets

Amortization expense relates to our finite-lived intangible assets, including developed technology, customer relationship, databases and tradenames. These assets are amortized over periods of between three and twenty years. Finite-lived intangible assets are tested for impairment when indicators are present, and, if impaired, are written down to fair value. No impairment of intangible assets has been identified during any financial period included in our accompanying audited consolidated financial statements.

Transaction costs, net

Transaction costs consist of acquisition related costs (including due diligence, accounting, legal, and other professional fees, incurred from acquisition activity), fair value adjustments to contingent consideration due to sellers, and non-capitalizable costs.

Interest expense, net

Interest expense, net, consists of expense related to interest on our borrowings, the amortization and write off of debt issuance costs and original discount, and interest related to certain derivative instruments.

Fair value of warrant and derivative liabilities

The fair value of warrant and derivative liabilities are accounted for in accordance with ASC 815 and ASC 480. The warrant and derivative liabilities are marked to market each reporting period in accordance with ASC 820 with all gains and losses being recorded within the consolidated statement of operations and comprehensive loss.

Income taxes

We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the consolidated financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the consolidated statements of operations and comprehensive loss in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts that are expected to be realized based on the weighting of positive and negative evidence.

Results of Operations

Discussion of Significant Items Affecting the Consolidated Results for the Years ended December 31, 2022 and 2021

Year Ended December 31, 2022

During the year ended December 31, 2022 the Company recognized several non-cash items associated with the Company’s public listing on July 29, 2022 including, a non-cash charge of $45.3 million from the loss on extinguishment of debt, a non-cash charge of $32.1 million recognized as interest expense related to the derecognition of beneficial conversion features embedded within the convertible notes that went into equity as part of the Company’s public listing, and $28.9 million of non-cash charges related to the accounting treatment of stock based compensation related to the Company’s transition to a public listing. Further, the Company also recognized a non-cash charge of $11.7 million related to the loss contingency recognized as a result of the previously-announced proposed terms of a settlement with the Disputing Lender. These charges were partially offset by a non-cash gain of approximately $16.1 million related to the mark-to-market of the public and private warrants liability the Company is required to fair value at each reporting date and $7.7 million non-cash gain from the forgiveness of the Company’s PPP Loan.

The Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021

The following table presents our results of operations for the periods indicated:

	Year Ended December 31,		Change
(In thousands)	2022	2021	$	%
Revenues:
Subscription	$100,522	$74,002	$26,520	36%
Advisory, advertising, and other	13,243	8,910	4,333	49%

Total revenues	113,765	82,912	30,853	37%

Operating expenses: (1)
Cost of revenues	31,937	21,802	10,135	46%
Research and development	20,736	24,017	(3,281)	(14)%
Sales and marketing	42,678	29,676	13,002	44%
Editorial	15,956	14,634	1,322	9%
General and administrative	77,801	32,491	45,310	139%
Amortization of intangible assets	10,451	9,359	1,092	12%
Loss on sublease	—	1,817	(1,817)	(100)%
Transaction costs, net	2,395	4,698	(2,303)	(49)%

Total operating expenses	201,954	138,494	63,460	46%

Operating loss	(88,189)	(55,582)	(32,607)	59%

Interest expense, net	95,741	64,800	30,941	48%
Change in fair value of warrant and derivative liabilities	(12,747)	(3,405)	(9,342)	274%
Gain on PPP loan upon extinguishment	(7,667)	—	(7,667)	NM %
Loss on debt extinguishment, net	45,250	—	45,250	NM %
Loss contingency	11,700	—	11,700	NM %
Other expense, net	1,045	333	712	214%

Net loss before income taxes	(221,511)	(117,310)	(104,201)	89%
Benefit from income taxes	(3,254)	(7,889)	4,635	(59)%

Net loss	$(218,257)	$(109,421)	$(108,836)	99%

(1)	Amounts include stock-based compensation expenses, as follows:

	Year Ended December 31,		Change
	2022	2021	$	%
Cost of revenues	$81	$16	$65	406%
Research and development	1,007	277	730	264%
Sales and marketing	762	147	615	418%
Editorial	603	89	514	578%
General and administrative	35,594	481	35,113	NM %

Revenue:

Subscription Revenue

Subscription revenue of $100.5 million for the year ended December 31, 2022 increased $26.5 million, or 36%, from $74.0 million for the year ended December 31, 2021.

The comparability of our revenues between periods was impacted by the 2021 and 2022 Acquisitions described under “Factors Impacting the Comparability of Our Results of Operations” above. The table below presents the primary items that impacted the comparability of our subscription revenues between periods.

	Change for the Year Ended
	December 31, 2022 vs December 31, 2021
(In thousands)	$	%
Subscription Revenue change driver:
Increase from 2021 Acquisitions	$18,169	128%
Impact of 2021 Acquisitions deferred revenues adjustment	862	31%
Increase from 2022 Acquisitions	717	100%
Decrease from discontinued products	(1,039)	(49)%
Increase from organic business	7,811	13%

Suscription Revenues, net (total change)	$26,520	36%

Our organic growth during the period is primarily due to the increase in new revenue bookings evidenced by the growth in our organic ARR, from which we subsequently derived additional revenues as well as our continued focus on increasing our NRR. The revenue decrease from discontinued products results from certain discrete products that are being sunset from the Company’s offerings.

Advisory, Advertising, and Other Revenue

Advisory, advertising, and other revenue was $13.2 million for the year ended December 31, 2022, as compared to $8.9 million for the year ended December 31, 2021. The increase of $4.3 million, or 49%, was primarily due to $2.2 million of incremental revenue from our 2021 Acquisitions, as well as an increase of other one-time revenue of $2.1 million.

Revenue by Geography

The below tables present our revenues split by geographic region for the periods presented:

	Year Ended December 31,		Change
(In thousands)	2022	2021	$	%
North America	$98,951	$74,040	$24,911	34%
Europe	10,072	7,601	2,471	33%
Australia	1,122	784	338	43%
Asia	3,620	487	3,133	643%

Total revenues	$113,765	82,912	$30,853	37%

Revenues by geography are determined based on the region of the FiscalNote contracting entity, which may be different than the region of the customer. North America revenues increased primarily due to our acquisitions of FactSquared, Fireside, Board.org, Predata, Curate, Forge, and FrontierView. Revenues outside of North America increased primarily due to our acquisitions of Oxford Analytica (included in Europe), Timebase (included in Australia), and Aicel Technologies (included in Asia).

Cost of revenues

Cost of revenues was $31.9 million for the year ended December 31, 2022, as compared to $21.8 million for the year ended December 31, 2021. The increase of $10.1 million, or 46%, was primarily attributable to $5.2 million of increased costs resulting from acquisitions of which $4.1 million related to the growth in our business and $1.1 million represents an increase in amortization expense related to capitalized software development costs and developed technology. Our organic cost of revenues increase of $4.9 million resulted from $2.8 million of increased costs related to the growth in our business and a $2.1 million of an increase in amortization expense related to our capitalized software development costs.

Research and development

Research and development expense was $20.7 million for the year ended December 31, 2022 as compared to $24.0 million for the year ended December 31, 2021. The decrease of $3.3 million, or 14%, was primarily attributable to a decrease of $6.8 million primarily related to compensation and benefits as the majority of personnel related costs in 2022 were capitalized for the redevelopment of our SaaS policy and stakeholder management platform included in capitalized software development costs, offset by $0.7 million incremental share-based compensation triggered by the Business Combination, and an increase of $2.0 million of research and development costs incurred by our 2022 and 2021 Acquisitions.

Sales and marketing

Sales and marketing expense was $42.7 million for the year ended December 31, 2022 as compared to $29.7 million for the year ended December 31, 2021. The increase of $13.0 million, or 44%, was primarily attributable to an increase of $12.0 million in sales and marketing costs incurred by our Acquisitions, $0.6 million incremental share-based compensation triggered by the Business Combination and $0.4 million related to increases in salary and commissions expense.

Editorial expense

Editorial expense was $16.0 million for the year ended December 31, 2022 as compared to $14.6 million for the year ended December 31, 2021. The increase of $1.3 million, or 9% was primarily attributable to an increase of $3.6 million related to Acquisitions and $0.5 million incremental share-based compensation triggered by the Business Combination partially offset by continued focus on monitoring costs of $2.8 million.

General and administrative

General and administrative expense was $77.8 million for the year ended December 31, 2022 as compared to $32.5 million for the year ended December 31, 2021. The increase of $45.3 million, or 139%, was primarily attributable to $34.7 million of non-cash stock based compensation expense consisting of (a) $17.7 million associated with the earnout shares issued to employees who held equity ownership in Old FiscalNote through ownership of common stock, vested options, or unvested options on the closing date of the Business Combination (see Note 11, Earnout Shares and RSUs in our consolidated financial statements), (b) $7.0 million associated with the issuance of stock options and RSUs to our CEO, COO, and CFO pursuant to their employment agreements with New FiscalNote, and (c) $10.0 million associated with certain stock options which vested due to the closing of the Business Combination. The 2021 and 2022 Acquisitions contributed $2.4 million to the increase in general and administrative expenses, combined with $1.8 million of public company costs consisting primarily of directors and officers insurance, director compensation, and other miscellaneous regulatory costs, $4.7 million of salary, benefits and bonus expense that we incurred as we increased our headcount in preparation of becoming a public company, $1.0 million of audit, tax, and consulting costs, and $0.4 million of non-cash lease asset impairment charges.

Amortization of intangibles

Amortization of intangibles was $10.5 million for the year ended December 31, 2022 as compared to $9.4 million for the year ended December 31, 2021. The increase of $1.1 million, or 12%, is due to the increase in amortizable intangible assets from the Acquisitions totaling $1.6 million offset by a $0.5 million reduction in amortization expense related to intangible assets from our VoterVoice and Shungham acquisitions becoming fully amortized in 2021.

Transaction costs, net

Transaction costs were $2.4 million for the year ended December 31, 2022, as compared to transaction costs of $4.7 million for the year ended December 31, 2021. The decrease of $2.3 million is primarily due to $3.9 million decrease in contingent compensation and earnout liabilities related to our acquisitions of Equilibrium, Forge, and FrontierView and the reversing of previously recognized earnout liabilities related to our Predata acquisitions and $0.3 million related to transaction costs for acquired businesses, offset by $1.8 million increase in non-capitalized costs related to the Business Combination.

Interest expense, net

Interest expense was $95.7 million for the year ended December 31, 2022 as compared to $64.8 million for the year ended December 31, 2021. The increase in interest expense of $30.9 million during the year ended December 31, 2022 was primarily due to a $32.1 million charge to interest expense we recorded related to the derecognition of beneficial conversion features embedded within the convertible notes that were recognized within equity as part of the Company’s public listing as well as incremental interest expense of $1.3 million incurred related to the $18.0 million related party convertible note issued in the fourth quarter of 2021 that was repaid in June 2022, partially offset by decreases in interest expense related to deferred financing fees and sublease interest expense incurred in 2021.

On July 29, 2022 we entered into the $150.0 New Senior Term Loan that accrues PIK interest at 1%, compounded monthly, and has cash only interest payments of the greater of (a) 9% and (b) the Prime Rate plus 5%. Immediately prior to the consummation of the Business Combination, all of our convertible debt, excluding four convertible notes with a principal balance of $12.2 million (including paid-in kind interest), converted into common stock of Old FiscalNote, which were entitled to be exchanged for shares of Class A common shares of New FiscalNote at the Exchange Ratio. As a result of this conversion, we recognized a one-time interest charge of $32.1 million related to the derecognition of the beneficial conversion feature associated with the aforementioned convertible notes.

Change in fair value of warrant and derivative liabilities

Change in fair value of warrant liabilities was a $12.7 million gain for the year ended December 31, 2022 as compared to a $3.4 million gain for the year ended December 31, 2021. The increase of $9.3 million primarily represents a $16.5 million gain that was recorded as a result of the fair value adjustment of the warrant liabilities that were assumed in connection with the Business Combination, and a $7.1 million loss resulting from the fair value adjustment of the derivative liabilities that were settled upon conversion of the associated convertible notes.

Loss on debt extinguishment, net

Change in loss on debt extinguishment, net for the year ended December 31, 2022 represents a $45.3 million loss that was recorded as a result of repayment of certain of our outstanding debt, as well as the conversion of our convertible debt as part of the Business Combination.

Income tax benefit

Income tax benefit was $3.3 million for the year ended December 31, 2022 as compared to $7.9 million for the year ended December 31, 2021. The decrease of $4.6 million in income tax benefit was primarily driven by related impacts on the Company’s valuation allowance.

Certain Non-GAAP Measures

We present Adjusted Revenues, Adjusted Gross Profit, Adjusted Gross Profit Margin, EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin which are non-GAAP financial measures. Our management team assesses our performance based on these non-GAAP measures because it believes they reflect the underlying trends and indicators of our business and serve as meaningful indicators of our continuous operational performance. We believe these measures are useful for investors for the same reasons. Investors should be aware that these measures are not a substitute for GAAP financial measures or disclosures. Where applicable, we provide reconciliations of these non-GAAP measures to the corresponding most closely related GAAP measure.

Adjusted Revenues

The following table presents our calculation of Adjusted Revenues for the periods presented, and a reconciliation of this measure to our GAAP revenues for the same periods:

	Years Ended December 31,
(In thousands)	2022	2021
Subscription revenue	$100,522	$74,002
Deferred revenue adjustment	1,896	2,758

Adjusted subscription revenue	102,418	76,760
Advisory, advertising, and other revenue	13,243	8,910

Adjusted Revenues	$115,661	$85,670

Adjusted Gross Profit and Adjusted Gross Profit Margin

The following table presents our calculation of Adjusted Gross Profit and Adjusted Gross Profit Margin for the periods presented:

	Years Ended December 31,
(In thousands)	2022	2021
Adjusted Revenues	$115,661	$85,670
Costs of revenue	(31,937)	(21,802)
Amortization of intangible assets	9,094	5,844

Adjusted Gross Profit	$92,818	$69,712

Adjusted Gross Profit Margin	80%	81%

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

The following table presents our calculation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin for the periods presented:

	Years Ended December 31,
(In thousands)	2022	2021
Net loss	$(218,257)	$(109,421)
Benefit from income taxes	(3,254)	(7,889)
Depreciation and amortization	20,783	16,380
Interest expense, net	95,741	64,800

EBITDA	(104,987)	(36,130)
Deferred revenue adjustment (a)	1,896	2,758
Stock-based compensation	38,047	1,010
Change in fair value of warrant and derivative liabilities (b)	(12,747)	(3,405)
Loss on debt extinguishment, net	45,250	—
Other non-cash (gains) charges (c)	(9,069)	3,969
Acquisition related costs (d)	1,181	2,054
Employee severance costs	575	180
Non-capitalizable debt raising costs	403	584

	Years Ended December 31,
(In thousands)	2022	2021
Other infrequent costs (e)	20	1,484
Costs incurred related to the transaction (f)	2,993	1,128
Loss contingency (g)	11,988	—

Adjusted EBITDA	$(24,450)	$(26,368)

Adjusted EBITDA Margin	(21)%	(31)%

(a)	Reflects deferred revenue fair value adjustments arising from the purchase price allocation in connection with the 2021 Acquisitions.
(b)	Reflects the non-cash impact from the mark to market adjustments on our warrant and derivative liabilities.
(c)

Reflects the non-cash impact of the following for fiscal year 2022: (i) gain of $1,780 from the change in fair value related to the contingent consideration and contingent compensation related to our 2021 and 2022 Acquisitions, (ii) gain of $7,667 related to the partial forgiveness of our PPP Loan during the first quarter of 2022, and (iii) $378 impairment charge recognized in the first quarter of 2022 related to the abandonment of one of our leases upon adoption of ASC 842 on January 1, 2022, respectively. Reflects the non-cash impact of the following for fiscal year 2021: (i) charge of $2,152 from the change in fair value related to the contingent consideration and contingent compensation related to our 2021 Acquisitions and (ii) loss from modifications to a sub-lease in 2021 for $1,817, respectively.

(d)

Reflects the costs incurred to identify, consider, and complete business combination transactions consisting of advisory, legal, and other professional and consulting costs, including $636 of costs incurred related to acquisitions we did not consummate in 2021 and presented in general and administrative expense. Includes a $500 charge we recognized related to a discretionary bonus paid to certain employees of Predata during the second quarter of 2022.

(e)

Reflects (i) costs incurred related to litigation we believe to be outside of our normal course of business totaling $20 and $898 during the years ended December 31, 2022 and 2021, respectively, (ii) costs to satisfy sales tax remittances incurred totaling $506 during the year ended December 31, 2021, and (iii) costs incurred related to our adoption of ASC 606 totaling $80 during the year ended December 31, 2021.

(f)	Includes non-capitalizable transaction costs associated with the Business Combination.
(g)

Reflects (i) $11,700 non-cash loss contingency recognized related to the previously disclosed term sheet we entered into with GPO FN Noteholder LLC and (ii) $288 of legal costs incurred related to the proposed term sheet with GPO FN Noteholder LLC. See further discussion in Note 18, “Commitments and Contingencies.”

Liquidity and Capital Resources

We have incurred losses and negative cash flows from operations since inception. Through December 31, 2022, we have funded our operations with proceeds from the Business Combination as well as the closing of the New Senior Term Loan whereby the Company received $65.6 million of net cash proceeds and receipts from sales of our products to customers in the ordinary course of business. At December 31, 2022, the Company’s cash and cash equivalents was $60.4 million compared to $32.2 million at December 31, 2021.

The Company had a negative working capital balance of $37.3 million (excluding cash) at December 31, 2022 and had an accumulated deficit of $700.7 million and $481.4 million as of December 31, 2022 and December 31, 2021, and has incurred net losses of $218.3 million and $109.4 million for the years ended December 31, 2022 and 2021, respectively. Management expects that significant on-going operating and capital expenditures will be necessary to continue to implement the Company’s business plan of entering new markets, future acquisitions, and infrastructure and product development. Historically the Company’s cash flows from operations have not been sufficient to fund its current operating model.

Our capital requirements depend on many factors, including sales volume, the timing and extent of spending to support R&D efforts, investments in information technology systems, the expansion of sales and marketing activities, and execution on our acquisition strategy. We believe our cash on hand, proceeds from our expected product sales, and available borrowings under our New Senior Term Loan for certain acquisition activity, will be sufficient to meet our short-term and long-term operating expenses and capital expenditures for at least the next twelve months.

However, our ability to fund our operating expenses and capital expenditure requirements will depend in part on general economic, financial, competitive, legislative, regulatory and other conditions that may be beyond our control. Depending on these and other market conditions, we may seek additional financing. Volatility in the credit markets may have an adverse effect on our ability to obtain debt financing. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, or may require us to agree to unfavorable terms, and our existing stockholders may experience significant dilution.

In conjunction with the transaction as discussed in Note 2, Business Combination with DSAC, cumulative debt repayments, inclusive of accrued but unpaid interest, of $210.7 million were paid in conjunction with the close, which consisted of a $75.3 million repayment of the First Out Term Loan, $61.7 million repayment of the Last Out Term Loan, a $50.0 million payment used to retire the non-converting portion of the Senior Secured Subordinated Promissory Note, a $16.3 million repayment of the 8090 FV Subordinated Promissory Note, and $7.4 million repayment of the 2021 Seller Notes.

Our historical financing activities included borrowings under senior secured credit facilities, senior secured promissory notes, convertible debt, and preferred share issuances. Our principal debt outstanding at December 31, 2022 and immediately after the closing of the Business Combination consisted of the following (excluding any debt discounts, as applicable):

(In thousands)	December 31, 2022	July 29, 2022
New Senior Term Loan	$150,647	$150,000
Convertible Notes	12,219	10,517
Aicel Convertible Note	1,174	1,031
PPP Loan	251	295

Total Principal Outstanding	$164,291	$161,843

New Senior Term Loan

In connection with the Closing, FiscalNote entered into the New Senior Term Loan with Runway Growth Finance Corp., ORIX Growth Capital, LLC, Clover Orochi LLC, and ACM ASOF VIII SaaS FinCo LLC (together the “New Senior Lenders”). The New Senior Term Loan provides for an uncommitted incremental loan facility totaling $100.0 million available upon notice if the Company meets certain financial growth criteria and other customary requirements (the “New Incremental Term Facility”) (collectively the “New Senior Credit Facility”). The annual interest of the New Senior Term Loan consists of two components: a cash interest component of (a) the greater of (i) Prime Rate plus 5.0% per annum and (ii) 9.0% payable monthly in cash, and (b) interest payable in kind component of 1.00% per annum, payable in kind monthly. The New Senior Credit Facility will mature on July 29, 2027. Beginning on August 15, 2025, 50% of the outstanding principal amount of the Senior Term Loan must be repaid in even amounts on a monthly basis over the remaining 24 months, with the final balance due on July 15, 2027. Borrowings under our New Senior Credit Facility are collateralized by substantially all assets of the borrowers and guarantors party thereto. During the year ended December 31, 2022 we made cash interest payments totaling $6.4 million related to the New Senior Term Loan.

The New Senior Term Loan is senior to all other debt and has a first priority lien on substantially all of the Company’s assets. The New Senior Term Loan contains customary negative covenants related to borrowing, events of default and covenants, including certain non-financial covenants and covenants limiting the Company’s ability to dispose of assets, undergo a change in control, merge with or acquire stock, and make investments, in each case subject to certain exceptions. In addition to the negative covenants, there were two financial covenants in place at December 31, 2022 related to a minimum cash balance requirement of $15,000 at all times as well as an annual recurring revenue requirement. Effective with Amendment No. 1 (as further described and defined in Note 19, “Subsequent Events”), and in addition to the existing minimum cash balance requirement and the annual recurring revenue requirement, the Company is also subject to a limitation on capital expenditures and an adjusted EBITDA requirement (both as defined in the New Senior Term Loan, as amended). Upon the occurrence of an event of default, in addition to the lenders being able to declare amounts outstanding under the New Senior Term Loan due and payable the lenders can elect to increase the interest rate by 5.0% per annum.

See also Note 9, “Debt”, to the consolidated financial statements included elsewhere in this prospectus.

Convertible Notes

Four convertible noteholders with an aggregate principal amount (including accrued paid in kind interest) of $10.5 million as of the Closing Date elected not to convert their notes into shares of capital stock of the Company in conjunction with Closing. The convertible notes are unsecured, earn payable in kind interest of 15% per annum, payable in kind monthly, and mature in 2025.

Aicel Convertible Note

On July 29, 2022, we acquired Aicel Technologies and assumed its $1.0 million convertible note. The Aicel Convertible Note is subordinate to our New Senior Credit Facility, accrues interest of 1% per annum, payable in kind monthly, and matures in July 2027.

PPP Loan

The PPP Loan requires monthly principal and interest payments of approximately $9 until maturity in 2027.

Cash Flow Summary

The following tables summarizes our cash flows for the periods presented:

	Years Ended December 31,
(In thousands)	2022	2021
Net loss	$(218,257)	$(109,421)

Net cash provided by (used in):
Operating activities	$(72,625)	$(37,046)
Investing activities	$(10,242)	$(49,196)
Financing activities	$111,530	$74,307

Operating activities

Our cash flows from operations are primarily generated from payments from subscription customers with a standard term of 12 months. When a customer enters into a new subscription agreement, or submits a notice to renew their subscription, we typically invoice for the full amount of the subscription period, record the balance to deferred revenues and ratably recognize the deferral throughout the subscription period. As a result, we experience cash flow seasonality throughout the year, with a heavier weighting of operating cash inflows occurring during the first and fourth quarters of the year, when most subscription invoices are sent, as compared to the second and third quarters of the year.

Cash used in operating activities consists of net loss adjusted for certain non-cash items including depreciation and amortization, stock-based compensation, changes in fair value of warrant liabilities, non-cash interest expense, and loss on debt extinguishment, as well as the effect of changes in working capital and other activities.

Cash used in operating activities in the year ended December 31, 2022 was $72.6 million, an increase of $35.6 million compared to the year ended December 31, 2021. Cash used in operating activities was driven by a net loss of $218.3 million, which is adjusted for the exclusion of non-cash expenses and other adjustments totaling $162.7 million, primarily including non-cash interest expense of $52.0 million, paid in kind interest of $11.0, loss on debt extinguishment of $45.3 million, stock-based compensation expense of $38.0 million, a gain due to the change in fair value of warrant liabilities of $15.8 million, loss contingency of $11.7 million, and amortization and depreciation of $23.6 million, and the effect of changes in operating assets and liabilities that resulted in cash outflows of $17.1 million. Cash used in operating activities in 2021 was driven by a net loss of $109.4 million, which is adjusted for the exclusion of non-cash expenses and other adjustments totaling $73.2 million, primarily including non-cash interest expense of $21.7 million, paid in kind interest of $37.3 million, stock-based compensation expense of $1.0 million, a gain due to the change in fair value of derivative liabilities of $3.4 million, change in deferred income taxes of $6.6 million, and amortization and depreciation of $17.8 million, and the effect of changes in operating assets and liabilities that resulted in cash outflows of $0.8 million. Cash used by operating activities can be impacted by factors such as new acquisitions, timing of cash receipts from customers, vendor payment terms, and timing of payments to vendors.

Investing activities

Net cash used in investing activities in the year ended December 31, 2022 was $10.2 million compared to $49.2 million in the year ended December 31, 2021. Net cash used in investing activities in the year ended December 31, 2022 primarily consisted of cash paid of $10.1 million of software development costs and $1.2 million of capital expenditures, offset by $1.1 million cash acquired from the acquisition of Aicel, net of cash paid for the assets acquisition of DT-Global. Net cash used in investing activities in the year ended December 31, 2021 was $49.2 million, primarily consisted of $43.6 million of cash paid for the acquisitions of Oxford Analytica, Fireside, Timebase, Board.org, Equilibrium, Predata, Curate, Forge and FrontierView and $5.6 million of capital expenditures.

Financing activities

Net cash provided by financing activities in the year ended December 31, 2022 was $111.5 million, compared to $74.3 million for the year ended December 31, 2021. Net cash provided by financing activities during the year ended December 31, 2022 primarily consisted of $325.0 million in gross proceeds from the Business Combination (inclusive of (a) the net receipts from $150.0 million proceeds from the issuance of our New Senior Term Loan, (b) $61.0 million from DSAC’s trust, and (c) $114.0 million from the backstop agreement with the sponsor of DSAC), and $4.5 million cash proceeds from the exercise of public warrants, $0.5 million from the exercise of stock options, offset by a total of $48.7 million in transaction costs related to the Business Combination and New Senior Term Loan, $189.0 million in principal repayments of First Out Term Loan, Last Out Term Loan, Fireside Promissory Notes, 8090 FV Subordinated Promissory Note, and the New GPO Note. Net cash provided by financing activities during the year ended December 31, 2021 was $74.3 million, primarily consisted of $61.2 million of net cash received from the issuance of convertible notes in 2021, $12.6 million from the issuance of shares of Series G preferred stock in 2021, and $0.5 million of proceeds from the exercise of stock options.

Commitments and Contingencies

Our principal commitments consist of obligations under leases for office space. For more information regarding our lease obligations, see Note 5, Leases to the consolidated financial statements included elsewhere in this prospectus. For more information regarding our debt service obligations, see Note 9, Debt, to the consolidated financial statements included elsewhere in this prospectus.

Off-Balance Sheet Arrangements

During the periods presented, we did not engage in any off-balance sheet financing activities or other arrangements that have or are reasonably likely to have a current or future material effect on our financial condition or results of operations.

Recently Issued Accounting Pronouncements

For information regarding new accounting pronouncements, and the impact of these pronouncements on our consolidated financial statements, if any, refer to Note 1, Summary of Business and Significant Accounting Policies to our consolidated financial statements included elsewhere in this prospectus.

Critical Accounting Estimates and Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.

We believe that of our significant accounting policies, which are described in Note 1, Summary of Business and Significant Accounting Policies to our consolidated financial statements included elsewhere in this prospectus, the following accounting policies and specific estimates involve a greater degree of judgment and complexity.

Revenue Recognition

Subscription revenues are recurring in nature and include subscription fees from customers accessing our company’s cloud-based infrastructure, digital content, transcripts, news and analysis, images, video and podcast data. Advisory, advertising and other revenue includes revenues derived from non-recurring activities where we deliver specific deliverables for clients as well as where we provide advertising in our own publications (Roll Call and CQ) in both print and digital formats, the sale of various publications, and sponsorship revenue for events organized by the Company. Our company’s subscription arrangements are generally non-cancelable and do not contain refund-type provisions. Our company recognizes revenues upon the satisfaction of its performance obligation(s) (upon transfer of control of promised goods or services to its customers) in an amount that reflects the consideration to which it expects to be entitled to in exchange for those goods or services.

Our company’s contracts with customers may include promises to transfer multiple services. For these contracts, our company accounts for individual promises separately if they are distinct performance obligations. Determining whether services are considered distinct performance obligations may require significant judgment. Judgment is also required to determine the standalone selling price (“SSP”) for each distinct performance obligation. In instances where SSP is not directly observable, such as when our company does not sell the services separately, our company determines the SSP using available information, including market conditions and other observable inputs.

Costs Capitalized to Obtain Revenue Contracts

Costs capitalized related to new revenue contracts are amortized on a straight-line basis over four years, which, although longer than the typical initial contract period, reflects the average period of benefit, including expected contract renewals. Significant judgment is required in arriving at this average period of benefit. Therefore, we evaluate both qualitative and quantitative factors, including the estimated life cycles of our offerings and our customer attrition.

Business Combinations

Accounting for business combinations requires us to make significant estimates and assumptions, especially at the acquisition date with respect to tangible and intangible assets acquired and liabilities assumed and pre-acquisition contingencies. We use our best estimates and assumptions to accurately assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date as well as the useful lives of those acquired intangible assets.

Critical estimates in valuing certain of the intangible assets and goodwill we have acquired are:

•	future expected cash flows from subscription and content contracts, other customer contracts and acquired developed technologies, and trade names;

•	historical and expected customer attrition rates and anticipated growth in revenue from acquired customers;

•	assumptions about the period of time the acquired trade name will continue to be used in our offerings;

•	discount rates;

•	uncertain tax positions and tax-related valuation allowances assumed; and

•	fair value of earnout consideration.

Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results.

Goodwill and Intangible Assets

Significant judgment is required to estimate the fair value of our reporting units. Accordingly, we typically obtain the assistance of third-party valuation specialists for significant reporting units for purposes of determining whether there is goodwill impairment. The fair value estimates are based on available historical information and on future expectations. We typically estimate the fair value of these assets using the income method, which is based on the present value of estimated future cash flows attributable to the respective assets. The valuations used to establish and to test goodwill for impairment are dependent on a number of significant estimates and assumptions, including macroeconomic conditions, overall growth rates, competitive activities, cost containment and margin progression, Company business plans and the discount rate applied to cash flows.

Goodwill is not amortized, but tested at least annually for impairment. Our ongoing annual impairment testing for goodwill occurs on October 1st. Assumptions used in our impairment evaluations, such as forecasted growth rates and cost of capital, are consistent with internal projections and operating plans. We believe these estimates and assumptions are reasonable and comparable to those that would be used by other marketplace participants. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions. For example, future changes in the judgments, assumptions and estimates that are used in our impairment testing for goodwill and indefinite-lived intangible assets, including discount and tax rates or future cash flow projections, could result in significantly different estimates of the fair values. In addition, changes to or a failure to achieve business plans or deterioration of macroeconomic conditions could result in reduced cash flows or higher discount rates, leading to a lower valuation that would trigger an impairment of the goodwill of these businesses.

If the fair value of the reporting unit is less than its carrying value, that difference represents an impairment.

Determining the useful life of an intangible asset also requires judgment. Acquired intangible assets (customer relationships, patents and technologies, and tradenames) are expected to have determinable useful lives. Finite-lived intangible assets are amortized to expense over their estimated lives. An impairment assessment for finite-lived intangibles is only required when an event or change in circumstances indicates that the carrying amount of the asset may not be recoverable.

Based on our annual impairment testing as of October 1, 2022, the fair value of all of our reporting units exceeded their carrying values by more than 50%. The most significant assumptions utilized in the determination of the estimated fair values of our reporting units are the net sales and earnings growth rates (including residual growth rates) and discount rate. The residual growth rate represents the expected rate at which the reporting units are expected to grow beyond the shorter-term business planning period. The residual growth rate utilized in our fair value estimates is consistent with the reporting unit operating plans and approximates expected long-term market growth rates. The residual growth rate is dependent on overall market growth rates, the competitive environment, inflation, and business activities that impact market share. As a result, the residual growth rate could be adversely impacted by a sustained deceleration in category growth or an increased competitive environment. The discount rate, which is consistent with a weighted average cost of capital that is likely to be expected by a market participant, is based upon industry required rates of return, including consideration of both debt and equity components of the capital structure. Our discount rate may be impacted by adverse changes in the macroeconomic environment, volatility in the equity and debt markets or other country specific factors.

Future sustained depression of our stock price may indicate that a triggering event has occurred that may require us to reassess our goodwill for impairment and may trigger future impairment charges of one or all of our reporting units. Further, changes in operating plans or adverse changes in the business or in the macroeconomic environment in the future could reduce the underlying cash flows used to estimate fair values and could result in a decline in fair value that would trigger future impairment charges of our reporting units.

See Note 8, “Goodwill” to the Consolidated Financial Statements included elsewhere in this prospectus for additional discussion on goodwill.

Warrant Liabilities

The Company evaluates its financial instruments, including its outstanding warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. The Company has outstanding public and private warrants, both of which do not meet the criteria for equity classification and are accounted for as liabilities. Accordingly, the Company recognizes the warrants as liabilities at fair value and adjusts the warrants to fair value at each reporting period. The warrant liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s consolidated statement of operations.

The fair value of the public warrants is estimated based on the quoted market price of such warrants. The fair value of the private warrants is estimated using a binomial option pricing model.

Deferred Taxes and Valuation Allowance

Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts that are expected to be realized based on the weighting of positive and negative evidence. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback or carryforward periods available under the applicable tax law. We regularly review the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. Our judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute its business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the tax provision would increase or decrease in the period in which the assessment is changed.

Incremental Borrowing Rate Used to Calculate Lease Balances

As most of our leases do not provide an implicit rate, we use our incremental borrowing rate as the discount rate to measure the operating lease assets and liabilities. The incremental borrowing rate represents an estimate of the interest rate we would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of the lease and includes considerations of both the market, our current capital structure and exiting debt borrowings. We perform an incremental borrowing rate analysis on a quarterly basis, or upon execution of any individually material agreement, to ensure that the rates being applied to newly acquired leases are still accurate.

INFORMATION ABOUT FISCALNOTE

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of FiscalNote Holdings, Inc. and its subsidiaries.

Overview

We are a leading technology provider of global policy and market intelligence. We deliver critical, actionable legal and policy insights in a rapidly evolving political, regulatory and macroeconomic environment. By combining artificial intelligence (AI), and other technologies with analytics, workflow tools, and expert peer insights, we empower customers to manage policy change, address regulatory developments, and mitigate global risk. We ingest unstructured legislative and regulatory data, and employ AI and data science to deliver structured, relevant and actionable information in order to facilitate key operational and strategic decisions by global enterprises, midsized and smaller businesses, government institutions, trade groups, and nonprofits. We deliver that intelligence through our suite of public policy and issues management products, including the FiscalNote core product, CQ Federal, EU Issue Tracker and Curate. Our products incorporate workflow tools that enable our clients to monitor, manage, collaborate and efficiently organize for action on the issues that matter most to them, integrating global policy and market intelligence seamlessly into their daily activities. In addition, we offer our customers expert and customized analysis through our geopolitical and market intelligence businesses, including FrontierView, a market intelligence advisory firm for global business professionals, Oxford Analytica, which provides strategic geopolitical intelligence analysis of world events and Dragonfly Eye, a geopolitical and security intelligence service. The FiscalNote portfolio also includes advocacy and constituent management services that connect citizens with their government representatives and vice versa, as well as peer-to-peer community insights, ESG and AI products and services.

We serve a global, diverse customer base that includes businesses (including over half of the Fortune 100), government agencies, law firms, professional services organizations, trade groups and non-profits in over 45 countries. We generated total revenues of $113.8 million and $82.9 million for the years ended December 31, 2022 and 2021, respectively. We generate recurring revenues through our subscription-based model, which accounts for approximately 90% of our total revenues. We believe that the compelling value proposition of the insights delivered by our platform, combined with the expert analysis, workflow tools and other products and services we offer, has driven substantial customer loyalty.

Our History

Our co-founders established FiscalNote in 2013 with a vision of using technology, including AI, machine learning and natural language processing, to bring clarity to the disparate unstructured and rapidly changing data on governmental activities and empower organizations to better understand and act on the issues that matter to them. Today, we remain committed to the principle of leveraging technology to provide transparency into the policy, people, and politics shaping the world.

Over the last several years, we have closed a number of strategic acquisitions to increase our scale and enhance our portfolio of products and services with complementary offerings.

•	In July 2017, we completed the acquisition of VoterVoice LLC (“VoterVoice”), a Baton Rouge, Louisiana-based digital advocacy solutions business founded in 2000.

•

In January 2018, we acquired Shungham Information SPRL (“Shungham”), whose EU Issue Tracker product, provides European Union regulatory and legislative intelligence. Shungham was originally founded in 2010 and is based in Brussels, Belgium.

•	We acquired CQ Roll Call, Inc. (“CQ Roll Call”) and Capitol Advantage LLC (“Capitol Advantage”) in August 2018, which significantly increased our scale and customer base. CQ and Roll Call, which were founded in 1945 and 1955, respectively, are two premier media brands reporting on the U.S. government, with established reputations for non-partisan journalism. Capitol Advantage is the largest publisher of congressional directories in the United States.

•

In December 2020 and throughout 2021, we added ten complementary or adjacent businesses to the FiscalNote family of brands, including the acquisitions in the geopolitical and market intelligence advisory business (Oxford Analytica and FrontierView).

•

Since completing the Transactions, FiscalNote has continued to execute on its acquisition strategy, acquiring Aicel Technologies, an alternative data business based in Korea, the assets of DT Global, a market intelligence company focused on central and eastern Europe and the Middle East, and Dragonfly Intelligence, a geopolitical and security intelligence service based in the United Kingdom (U.K.) acquired in 2023.

Our acquisitions since December 2020 have introduced us to new geographic territories in the U.K., Australia, Singapore and Austria, as well as increased our presence in Korea, the U.K. and within certain states in the United States. In addition to building out our portfolio with complimentary products and services and strategic technologies, these acquisitions have increased our employee headcount materially over time and, in certain cases, have enabled us to scale our customer base more rapidly. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Impacting the Comparability of Our Operating Results” for additional discussion.

We have grown, both organically and through acquisitions, into a global company with approximately 800 employees as of December 31, 2022. Our headquarters are located in Washington, D.C., and we maintain offices in Baton Rouge, LA, Austin, TX, Madison, WI, the United Kingdom, Belgium, Australia, India, South Korea, Singapore, and Taiwan.

Potential Resales of a Substantial Number of Shares

The securities registered for resale by the Selling Securityholders in the registration statement of which this prospectus forms a part represent approximately 46% of our total shares of Class A Common Stock outstanding as of April 28, 2023 (assuming the exercise of all derivative securities for which underlying shares are registered for resale hereunder, the vesting of restricted stock units registered for resale hereunder and achievement of all Triggering Events) and will therefore constitute a considerable percentage of our free float that will be available for immediate resale by the Selling Securityholders, including by the Sponsor, which owns economically approximately 29% of our total outstanding shares (based on the same assumptions), upon effectiveness of the registration statement and for so long as such registration statement remains available, subject to the restrictions under applicable securities laws in relation to the Sponsor being an affiliate of us. The market price of shares of our Class A Common Stock could decline as a result of substantial sales of our Class A Common Stock by our Selling Securityholders, including the Sponsor, or the perception in the market that holders of a large number of shares intend to sell their shares. Sales of a substantial number of shares of our Class A Common Stock in the public market could occur at any time. See “Risk Factors — Risks Related to the Ownership of Our Class A Common Stock — The securities being offered in this prospectus represent a substantial percentage of our outstanding Class A Common Stock. The Selling Securityholders purchased the securities covered by this prospectus at different prices, some significantly below the current trading price of such securities, and some Selling Securityholders received such securities without any consideration, and may therefore make substantial profits upon resales.”

Industry Trends

Expanding Core Market and New Adjacent Opportunities

In recent years, data analytics have moved from simply legal and regulatory information to a wider mix of content, software, and data for many industries. The availability of technology has accelerated the shift in focus from content creation and production to development of tools, data analysis, and unique insights. Digital and online native providers with predictive and prescriptive decision-making tools are expanding beyond legal and compliance. They benefit from increased demand from a range of other adjacent markets that generate significant volumes of data such as finance, healthcare, and pharmaceuticals. By supporting new use-cases, providers with advanced analytics products can capture a large share in a new, growing segment that is currently underserved.

Increasing Government Policy Uncertainty and Complexity Worldwide

As businesses and organizations expand their operations into more jurisdictions, they may become exposed to additional laws and regulations, which generally are growing in complexity. For example, a rideshare company operating in both the United States and Europe is subject to different sets of labor regulations. Within those individual countries, an organization must also comply with diverging laws in various states or other localities, as well as monitor policymaking that could result in new regulations. Changes in the laws and regulations applicable to the rideshare business could create risks or opportunities impacting our strategy, affect our financial results, or expose us to greater scrutiny or legal risk. Without a platform to efficiently manage and monitor legislation and regulations, businesses and organizations may become exposed to potential damage to their brands, reputations, or financial performance.

Organizations Struggle to Manage Information Throughout the Lifecycle of a Law or Regulation

Although legal and policy matters continue to grow in importance, we believe that existing platforms have failed to modernize their solutions to address the related needs of organizations of all sizes and sectors. We believe that current information and software providers are unable to support complex processes across multiple jurisdictions such as advocacy, constituent action, legislation, regulations, statutes, case law, and compliance. Legacy solutions also do little to structure the variable data and disparate information on legal and policy matters, making it difficult to search, identify patterns or derive insights from the abundance of information. In addition, they lack the technology and functionality required to navigate the complexity and nuances of cross-border laws and regulations. The growing volume of data makes it challenging for teams to not only quickly identify relevant policy and regulatory information that will impact their organizations, but also efficiently track, collaborate, assess, and report the critical risks and opportunities. Without an integrated platform, businesses and organizations are forced to engage with multiple different point solutions, which creates additional cost burdens and reduces productivity and efficiency.

Our Strategy

The proliferation of complex laws, regulations and policies is increasingly a source of risk and opportunity for all types of organizations — from small businesses to Fortune 100 companies to government agencies and non-profit, operating in virtually any sector of the economy. Accordingly, we believe that organizations increasingly require efficient and highly automated solutions that aggregate, structure and provide actionable insights into the activities of disparate legislative, regulatory, and geopolitical actors, together with workflow tools that drive efficiency and automation in these areas, as well as insights provided by our expert advisory practices and peer-to-peer communities. We believe that we are a market leader for data-driven, actionable insights on legal, political, regulatory and policy matters, and our continued growth is expected to be driven by several strategic initiatives.

Our solution is centered on our suite of offerings and features that combine data, analytics, and workflows to drive actionable insights. Through our platforms and products, we deliver structured, relevant and actionable information to customers that enables them to achieve mission-critical results, such as securing government funding, generating incremental revenue, minimizing costs, and mitigating legal, regulatory, reputational or other risks.

Sales Optimization Strategy

We believe a significant opportunity exists for us to accelerate revenue growth by optimizing our sales organization and strategy. First, we intend to increase our sales productivity and efficiency and focus on larger enterprise and government accounts. We already enjoy a diverse “blue chip” client base across major public and private sectors, including over half of the Fortune 100. However, we believe there is significant room for growth in our base of larger enterprise and government accounts, and increasing our sales capacity will support pursuing those opportunities. In addition, after an initial sale to a new client, we have often successfully expanded the size and duration of the client engagement through cross-selling and upselling, as well as optimizing product pricing and packaging based on customer needs. Through this “land and expand” strategy, we have increased average account values year over year across government, enterprise, mid-market and small and medium-sized clients.

Research & Development

We continue to invest in improvements to our products and services to enhance the value of the data and insights they provide as well as improve our customer experience. Our efforts in this regard include expanding our data assets, developing new proprietary technology (including additional products and enhancements to existing products), building cross-product integrations where they compound the value of our portfolio of newly developed and acquired products, and offering additional human and machine-driven data augmentations and analytics that enhance existing products and services. We continue to advance our core infrastructure and processes for better scaling cross-product data integration, as well as easier deployment of data science and AI capabilities across products. We believe these investments will promote customer retention, facilitate cross-selling to existing customers and enable us to market to potential new customers.

Adjacent Market Opportunities

We intend to leverage our core technology and scalable platform to expand into adjacent markets. First, our platform can ingest and process a high volume of data sets, from activity at the hyper-local municipal level to international, to provide clients with greater functionality. In addition, insights generated through our technology can be packaged for various client use-cases, from traditional government affairs and advocacy activities to geopolitical risk research to corporate compliance with the growing body of ESG ratings and reporting regimes. We also believe there are significant opportunities to leverage our existing strengths in structuring data, providing actionable insights and workflow tools to develop vertically integrated solutions for regulated sectors of the future, including autonomous driving vehicles, cybersecurity, telehealth, the gig economy, crypto-currency, online sports betting, the cannabis industry and more. Finally, we continue to assess opportunities for international expansion, both to grow our customer footprint and expand our product offerings to provide insights into regulatory activities in additional jurisdictions.

Acquisition Opportunities

The legal and policy information and technology industry is highly fragmented, and we believe we are well positioned to act as a consolidator in this area. We have a consistent track record of acquiring and successfully integrating complementary businesses that enhance our portfolio of products, services, and data sets. Since 2017, we completed 15 acquisitions, increasing our scale, adding expert analysis and advocacy tools to our portfolio of products and services, and enabling us to provide additional data sets and services for our customers. We plan to evaluate additional acquisition opportunities to supplement our existing platform, enter new markets and ensure we are well positioned to provide critical insights to the regulated sectors of the future. We intend to focus on acquisitions that leverage our core strengths and enhance our current product, market, geographic and customer strategies. We currently have a robust pipeline of potential opportunities in various stages of negotiation. At this time, we cannot estimate whether we will be successful in the acquisition of these, or any other, companies. We believe the combination of our successful acquisition track record, scale and reputation uniquely position us to create value through additional acquisitions.

Our Competitive Strengths

Category Creator in a Large and Expanding Market Opportunity

As a technology company focused on global policy and market intelligence, we believe we are a category creator in a large and expanding market. Based on industry research, we believe the total addressable market for legal and regulatory information services was approximately $37 billion in 2021 according to Outsell and, due to several factors, will continue to expand in the coming years. First, organizations of all kinds — from business enterprises to government entities — are subject to proliferating regulations and policies of increasing complexity as well as geopolitical changes in the markets in which they operate. These organizations increasingly require a better understanding of the associated impacts on their operations. In addition, available data on legal and regulatory activities is disparate and unstructured, driving a need to aggregate and meaningfully standardize, analyze and curate that data into relevant insights that facilitate key operational and strategic decisions. Further, analytical capabilities in law are democratizing, as organizations increasingly rely on internal teams, tools and workflows to evaluate and take action on policy and regulatory risks. We believe we are well positioned to capture a significant portion of this growing opportunity due to our reputation, scalable platform and AI capabilities, strong management team and successful acquisition strategy.

Scalable Proprietary AI-Driven Technology

Our core technology is built upon our proprietary data collection, ingestion, processing, monitoring and refinement capabilities that serve certain of our different product and service offerings. We collect and process structured and unstructured data related to global legislative and regulatory activities from disparate sources, including expansive coverage of news, social, and world events. Throughout the pipelines we combine automated processes built using AI, supplemented with human-in-the-loop augmentation (i.e., human interaction in reviewing, validating, labeling or generating data as part of an automated processing pipeline to improve results and speed up the machine learning process) to derive structured metadata and generate trustworthy and actionable information at scale that powers multiple customer-facing applications. We believe our focus on configurable and maintainable ingestion and refinement technology can scale with the development and acquisition of new data sets and products, reducing our time to market and enabling us to differentiate ourselves from competitors and expand into adjacent markets and client verticals. From this information, our refinement and analysis capabilities deliver actionable insights for clients, including individualized alerts, activity-driven recommendations and event-based predictions. These insights are incorporated into workflow tools that support policy monitoring, automated reporting, stakeholder management and collaboration, revenue and funding generation, research and analytics, and streamlined compliance. We believe our proprietary technology delivers superior outcomes for our customers through a focus on combining deep product development expertise with subject matter expertise navigating technical complexities in the policy and legal domain. The value of our technology is highlighted by its ability to utilize machine learning to automatically learn and apply extractions, classifications, recommendations and connections between disparate data sources as more data is ingested, thereby providing increased customer value per dataset and data-driven insights over time.

Blue Chip Diverse Client Base

Our diverse customer base includes large multinational corporations as well as startups and other enterprises. We also support all three branches of the U.S. federal government, along with dozens of other national, state, and local government entities. In addition, we provide solutions to non-government organizations, nonprofits and advocacy groups. Thousands of enterprises, entities, and organizations rely on us to improve the way they build and manage their relationships with all levels of government, enabling them to have maximum impact on legislation and regulation. We believe our large enterprise and government clients offer significant opportunities for growth in the client engagement, while our diverse client base provides stability and mitigates risk to our business as a whole.

Multiple Growth Vectors

Our business benefits from a comprehensive platform that pairs organic and inorganic growth opportunities. By combining our existing solutions with complementary acquired assets, we continue to enhance the value proposition of our offerings to clients, grow our client engagements and expand our existing engagements through cross-sell and upsell successes. We embrace our “land and expand” strategy, which is supported by our simplified content and usage-based pricing model. In addition, we increase customer lifetime value through multi-year contract penetration, as well as retention through our usage analytics and AI-powered technology. We aim to continue deploying our offerings across the globe and supporting more jurisdictions to accelerate and diversify our growth.

Prolific Acquisition Strategy and Proven Execution

Our consolidation strategy aims to enhance our existing businesses, expand our use cases, increase our market-leading position, and generate value for our shareholders. We focus on complementary assets with significant strategic and value accretion potential. Driven by our integration model, we benefit from increasing our user base via new customers, increased customer stickiness and sales volume via bundles, and unified data and analytics engines to deliver increasingly larger quantities of data with higher-quality information. We focus on opportunities with high market share and high subscription revenue streams, which drives back-office synergies. Our five largest acquisitions in 2021 yielded a weighted-average ARR growth of approximately 24% when comparing their acquisition date ARR with their ARR on December 31, 2022. In addition, we have deployed our AI-powered technology to reduce integration time and create significant cost savings for our acquisitions such as FactSquared and Oxford Analytica. We intend to continue pursue strategic acquisitions as we create a disruptive global data company in a new era of technology.

Founder-Led Management Team and Experienced Leadership

Our management team is led by Tim Hwang, our Chairman, Chief Executive Officer, Director and Co-Founder, who brings to FiscalNote his vision, values, and commitment to our founding mission — to connect people and organizations to government through the use of technology and empower them to better understand and act on the issues that matter to them. Tim leads a talented management team with many years of collective experience and deep expertise in, among other matters, operating businesses at scale, executing a strategic acquisition and consolidation strategy, data science, corporate finance and capital allocation. Our high-profile Board of Directors brings decades of collective knowledge and expertise relevant to our industry, strategic plan, financial matters, legal compliance, governance and leadership.

Our Products and Services

Public Policy and Issues Management

Using AI and data analytics, our core platform provides policy monitoring capabilities at various jurisdictional levels both domestically and globally to enable clients to identify opportunity and manage risk associated with legislative and regulatory change. The robust platform reliably tracks U.S. Congressional and federal agency activity — from committee markups and amendments to introductions of proposed legislation to rulemaking and the regulatory comment process — as well as activities across state and local governments, further augmented by our Curate product, which we acquired in 2021. Additionally, customers are able to integrate custom policy, stakeholder, and other data and analysis surrounding the policy ecosystem into the platform to manage their policy, market, and stakeholder information in one place. Through our CQ product, we also offer deep and comprehensive news and analysis covering the politics, process, and impact of both lawmaking and rulemaking. Further, by leveraging our EU Issue Tracker, clients can take advantage of deeper policy monitoring capabilities and insights in the European Union. By harnessing workflow tools that help organizations manage their issues with insights provided by these products, stakeholders and teams are empowered to collaborate and drive more effective cross departmental knowledge management and coordination and communication on legal and regulatory issues.

Example Use Cases

•	Enterprise clients use our technology to in-source their government affairs function, enabling them to reduce contractual commitments to trade organizations and achieve significant cost savings.

•	Public sector clients leverage our technology to track the federal procurement process, enabling them to secure government funding in support of their mission.

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Industry associations leverage our technology to strategically allow their employees from different teams to work off the same information within the business, efficiently preparing for new business initiatives or quickly responding to questions from one place, reducing and consolidating different information channels, all fed by automatically sourced and updating information.

Advocacy & Constituent Services

Our advocacy tools, including VoterVoice and CQ Advocacy, empower citizens and organizations to connect with their governments. We provide solutions that enable organizations — from corporations to nonprofits to trade associations — to build campaigns, engage with advocates and educate lawmakers through multiple channels. Our tools also enable customers to track campaign performance with real-time, actionable reports, and insights with data-driven recommendations for improved performance based on industry specific historical benchmarking analysis. Conversely, our Fireside product, which we acquired in 2021, supports legislators in their constituent engagement efforts by simplifying daily constituent communications, automating tasks, maintaining online and social media presence, and applying data to guide outreach efforts.

Example Use Cases

•	A national trade association uses VoterVoice to revitalize its advocacy work through a digital strategy and mobile action after decades of trying to keep up in the industry.

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A congressional office uses Fireside’s powerful outreach tools to engage in a meaningful and coordinated fashion with constituents through surveys, newsletters, and mailing tools, and then further refine those engagement efforts through the collection and analysis of data regarding the congressional district.

Geopolitical and Market Intelligence

Our geopolitical and market intelligence services include FrontierView, and Oxford Analytica, which we acquired in 2021, and Dragonfly Intelligence, which we acquired in 2023. FrontierView provides strategic planning, market monitoring and intelligence to global business professionals in support of companies’ international growth initiatives. Oxford Analytica provides strategic geopolitical intelligence analysis of world events through its full-time staff and a global network of confirmed subject matter experts (now numbering over 1,500). Dragonfly provides real-time critical intelligence about potential and ongoing security risks to operations, early warning detection and forecasting through its “security intelligence & analysis service” (SIAS) platform. We believe that, by combining expert analysis with our core AI-driven analytics, our clients gain access to the full array of insights they need to understand how government actions and policies impact their organizations, businesses and industries.

Example Use Cases

•	A multinational corporation engages FrontierView for customized research and analysis to adapt its pricing strategy to volatile emerging markets in which it seeks to expand.

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Through Oxford Analytica’s Daily Briefs, senior decision-makers at a technology company were presented with timely, impartial, and relevant analyses that helped them navigate through current events surrounding cybersecurity.

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Through Dragonfly’s SIAS platform, a senior security and crisis management executive at a multinational corporation receives advance warning of events potentially disrupting its supply chain and operations abroad.

Customers

We serve a large, diverse customer base that includes small and mid-sized businesses, large enterprises (including over half of the Fortune 100), government agencies, law firms, professional services organizations, trade groups and non-profit around the world. We believe that the strong value proposition of the insights delivered by our platform, combined with expert analysis and workflow tools, leads to our substantial customer loyalty as evidenced by their high propensity to renew their subscriptions with us. As of December 31, 2022, our run-rate revenue (a key measure of our future revenue opportunity defined as annual recurring revenue at a point in time plus non-subscription revenue during the last twelve months) was $127.0 million. In addition, our net revenue retention (“NRR”) rate (for businesses we owned for at least twelve months at any point in time) on subscription customers was approximately 101% during the year ended December 31, 2022. Retention rates typically are higher for engagements with higher account values, which tend to involve more products with more complex and broader usage within a client organization. We believe that our business is not substantially dependent on any particular end market, customer or group of significant customers.

Technology

Our information technology systems are fundamental to our success. We guide users across a complex information ecosystem, presenting acquired and generated content, with machine-derived metadata, in tailored client workflows. Our technology stack includes technologies for the storage, processing, access and delivery of the data that forms the foundation of our business. We generally own or have secured ongoing rights to use all the applications material to our operations. Our patented AI-enabled core technologies are built and operated on top of modern cloud infrastructure, providing a reliable and distributed computing infrastructure platform for business operations.

Our AI-driven analytical solutions empower our clients to track the pulse of legal and regulatory developments via:

•	Descriptive analytics: vast database enabling trend identification, discovery and alerting, and analysis across jurisdictions, people, and documents.

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Predictive analytics: actionable insights such as legislative forecasts, automatic regulatory comment sentiment analysis, AI-driven personalized content and data recommendations to help clients make informed decisions.

•	State-of-the-art data collection and ingestion, processing and augmentation, and storage automation capabilities including:

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Data ingestion: bespoke high-speed intelligent data sourcing and collection with custom scraping and monitoring frameworks from web sources, APIs, and data partnerships collecting unstructured text documents in multiple languages and multimedia audio, video, and image files.

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Data processing: augments raw source data by inferring and deriving metadata via natural language processing, including categorization, entity extraction, linking, and summarization, creating standardized and useable structured data formats.

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Data storage and management: structure, standardize, and automate synchronous and asynchronous data processing pipelines to validate, normalize and index primary data along with metadata to enable enhanced data retrieval and alerting across languages and jurisdictions.

•	Data analytics: proprietary algorithms to drive custom natural language processes that enable predictions and analysis.

Our products are accessible through multiple delivery channels, including desktop and mobile applications, and data feeds and APIs, enabling our clients to work from anywhere at any time.

Competitive Environment

We believe the principal competitive factors in our business are the quality of insights that our customers can derive from our products and services, including their relevance to the policy and regulatory issues of greatest impact to their organizations, as well as the ease with which customers can act on those insights and integrate them into workflows that drive results. We believe we currently compete favorably with respect to each of these factors.

We consider ourselves a category creator in the technology-enabled global policy and market intelligence services sector. We believe that no single competitor currently offers the same scope of services and market coverage we provide, nor do we provide the same scope of services and market coverage as our competitors. The data and information analytics sector is highly fragmented, and we may encounter a variety of competitors depending upon the relevant market or product offering. Our competitors may include traditional information services companies such as Thomson Reuters, Bloomberg, and S&P, LexisNexis, legal advisors such as traditional law firms, as well as consultancies and traditional and digital media organizations that compete primarily with our Roll Call business. In addition, we may face competition from start-up and mid-sized companies, who may develop products or services that compete with discreet offerings within our portfolio. Over time, we believe that new businesses will increasingly enter the global policy and market intelligence information services sector and seek to develop technologies that may compete with our products and services.

Intellectual Property

As of December 31, 2022, we owned 112 registered trademarks, seven trademark applications (in each case, counting individual foreign registrations and applications), approximately 537 domain names, nine patents, nine patents pending, and three patents allowed. We also own certain proprietary software. We consider our trademarks, service marks, databases, software and other IP to be proprietary, and rely on a combination of statutory (e.g., copyright, trademark, trade secret and patent), contractual and technical safeguards to protect our intellectual property rights. We believe that the intellectual property that we own and license is sufficient to permit us to carry on our business as presently conducted.

Our agreements with our customers and business partners place certain restrictions on the use of our intellectual property. As a general practice, employees, contractors and other parties with access to our proprietary information sign agreements that prohibit the unauthorized use or disclosure of our intellectual property and confidential information.

New Product Development

We believe that innovation is essential to our success and one of our primary drivers of competitive advantage. We believe we are in a unique position to help shape how organizations find, evaluate, interact with, consume and act upon global policy and market information. In 2022, we focused on the redevelopment of the FiscalNote and EU Issue Tracker platforms to better support integration of newly developed and acquired products and services while also providing enhanced user interfaces, analytical tools, and capabilities. Adding new data sets, products and services through acquisitions is also a significant component of our strategy. We also intend to continue augmenting our technology platform, products and services through strategic acquisitions.

Sales and Marketing

We generally develop sales, distribution and marketing strategies on a product-by-product and service-by-service basis, including products and services obtained via acquisitions. We leverage customer data, business and market intelligence and competitive profiling to retain customers and cross-sell products and services. When we obtain a new product or service through an acquisition, we assess on a case-by-case basis whether to integrate it into our existing product portfolio or maintain it as a standalone offering in light of its existing brand recognition, distinctive customer base and other factors.

Our sales teams participate in both sales and service activities, interacting frequently with assigned customers to ensure a positive experience using our products and services. Our sales force primarily seeks revenue through new sales, existing customer retention, upselling and cross-selling, working with the sales team members to coordinate activity and provide the best solutions for our customers.

Our marketing team seeks to position FiscalNote as the most trusted brand for insights and analysis on political, regulatory and policy matters. It promotes awareness of our brands through several channels, including segmented marketing campaigns and content (e.g., topical webinars), events, the FiscalNote Executive Institute (a thought leadership community that advances conversation and collaboration among senior leaders), and digital marketing.

Employees

As of December 31, 2022, approximately 800 employees support our business operations with approximately 720 full-time. None of our employees are represented by unions. We consider our relationship with our employees to be good and have not experienced interruptions to operations due to labor disagreements.

Regulatory Environment

Our products, services and operations are subject to privacy and consumer information laws and regulations, including regulations in the U.S. (federal and state), U.K., EU (as well as individual member states) and various jurisdictions in Asia. We incur significant costs in our business to comply with these laws and regulations. Our compliance obligations vary from regulator to regulator, and may include, among other things, strict data security programs, submissions of regulatory reports, providing consumers with certain notices and correcting inaccuracies in applicable reports. In addition, we are subject to regulatory requirements ordinarily associated with international operations, including various anti-corruption laws that prohibit improper payments or offers of payments to foreign governments and their officials for the purpose of obtaining or retaining business, as well as export controls, customs, economic sanctions laws, and embargoes imposed by the U.S. government. Violations of the Foreign Corrupt Practices Act, the UK Bribery Act or other anti-corruption laws or export control, customs, or economic sanctions laws may result in severe criminal or civil sanctions and penalties. Many of these laws and regulations are complex, and their application to us, our customers or the specific services and relationships we have with our customers are not always clear. Our failure to anticipate accurately the application of these laws and regulations, or any failure to comply, could create liability for us, result in adverse publicity and otherwise negatively affect our business. For more information about the impact of government regulations on our company, carefully consider the risks set forth under “Risk Factors” in this prospectus.

Properties

The Company’s principal executive offices and global headquarters are located in Washington, D.C., and consist of approximately 65,000 square feet of space under a lease that expires on May 31, 2031. We also maintain a presence in a number of other jurisdictions within the United States and internationally, including New York, NY; Baton Rouge, LA; Madison, WI; Austin, TX; Oxford, United Kingdom; Brussels, Belgium; Gurugram, India; Seoul, South Korea; Hong Kong; Singapore; and Sydney, Australia. We use these facilities for research and development, product engineering, sales and marketing, communications, finance, information technology and security, legal, human resources, and other administrative functions. We believe that our existing properties are suitable and adequate for our current needs, and we will continue to assess our facilities requirements as our business grows and operations evolve, including as a result of remote or flexible work arrangements adopted in connection with the COVID-19 pandemic.

Legal Proceedings

From time to time, we are a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. While the outcomes of these matters are uncertain, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

MANAGEMENT

Board of Directors and Management

The following is a list of the persons who are our directors and executive and their ages and positions.

Name	Age	Position
Tim Hwang(4)	31	Chairman, Chief Executive Officer, Class I Director and Co-Founder
Gerald Yao(4)	31	Chief Strategy Officer, Global Head of ESG, Class II Director and Co-Founder
Josh Resnik	52	President and Chief Operating Officer
Jon Slabaugh	59	Chief Financial Officer and SVP of Corporate Development
Vladimir Eidelman	37	Chief Technology Officer
Richard Henderson	49	Chief Revenue Officer
Krystal Putman-Garcia	43	Chief Marketing Officer and General Manager of Advocacy
Todd Aman	39	Senior Vice President, General Counsel and Secretary
Vibha Jain Miller	61	SVP of People and Diversity, Equality, Inclusion, Belonging and Accessibility
Michael J. Callahan (1)(2)	54	Lead Independent Director, Class II Director
Key Compton (3) (4)	53	Class I Director
Manoj Jain(4)	44	Class II Director
Stanley McChrystal(1)(2)	68	Class I Director
Keith Nilsson(1) (4)	54	Class II Director
Anna Sedgley(3)	51	Class III Director
Brandon Sweeney(3)(2)	56	Class III Director
Conrad Yiu(2) (4)	49	Class III Director

(1)	Member of Compensation Committee
(2)	Member of Corporate Governance Committee
(3)	Member of Audit Committee
(4)	Member of M&A Committee

Timothy Hwang serves as a Class I Director, Board chair and Chief Executive Officer. Mr. Hwang is one of our Co-Founders and served as Legacy FiscalNote’s Board chair and Chief Executive Officer since its founding in 2013 through the public listing. Mr. Hwang is currently a World Economic Forum Technology Pioneer, a trustee on the Board of the Greater Washington Community Foundation (the largest funder of non-profit and philanthropic initiatives in the DC region), a Board member of The After School Alliance, and a member of the Council of Korean Americans (CKA). Mr. Hwang has an A.B. from Princeton University. We believe Mr. Hwang is well qualified to serve due to his integral role as Chief Executive Officer and Co-Founder in establishing and guiding the Company’s vision and strategic direction, as well as his extensive knowledge of the Company’s industry and competitive markets.

Gerald Yao serves as a Class II Director. He is one of our Co-Founders and has served as a director since Legacy FiscalNote’s founding in 2013. Mr. Yao co-founded FiscalNote after spending a decade leading operations in the non-profit, public schools, and start-up sectors. He has served as Chief Strategy Officer since 2014 and Global Head of ESG since June 2022 and helped to incubate many functions within the organization. Mr. Yao is currently overseeing corporate strategy and new market growth expansion in APAC and with respect to ESG matters. Previously, he was director of finance for the National Youth Association from 2010 to 2013. He studied finance and sociology at Emory University. We believe Mr. Yao is well qualified to serve due to his integral role as Chief Strategy Officer and Co-Founder in guiding the Company’s strategy and corporate values, as well as his extensive knowledge of the Company’s business and operations.

Josh Resnik serves as our President and Chief Operating Officer. Mr. Resnik served as Legacy FiscalNote’s Senior Vice President, General Counsel and Chief Content Officer from October 2018 to January 2022, and was named President and Chief Operating Officer in February 2022. Prior to FiscalNote, Mr. Resnik was an executive and Board member of Spree Commerce starting in 2012, serving as General Counsel/Chief Operating Officer and helping lead the company to a successful acquisition by First Data Corporation (now Fiserv) in 2015. Prior to Spree Commerce, he led the Digital division of Gannett (then one of the largest media companies in the U.S.) and was a senior in-house attorney at AOL. Earlier in his career he spent several years in private law practice representing clients in the TMT sector in corporate transactions and regulatory matters. Mr. Resnik holds a B.A. from the University of Pennsylvania and a J.D. from Boston University School of Law, where he was named an Edward F. Hennessey Distinguished Scholar and G. Joseph Tauro Scholar, as well as earning the Dean’s Award in Communications Law.

Jon Slabaugh serves as our Chief Financial Officer and Senior Vice President of Corporate Development. He joined Legacy FiscalNote in November 2019 as Senior Vice President of Corporate Development and was promoted to Chief Financial Officer in May 2020. Prior to FiscalNote, Mr. Slabaugh was the Managing Director of UCG, a private holding company of 10 leading business-to-business information, data and workflow SaaS companies serving the energy, healthcare, telecommunications, financial services, technology, advertising and tax preparation markets, from 2004 to 2018. Earlier in his career, Mr. Slabaugh was a co-founder and Managing Director of MCG Capital, a senior debt, mezzanine and uni-tranche investment company backed by Goldman Sachs Capital Partners, Heller Financial, Vestar Capital Partners and Soros Private Equity Partners, from 1998 to 2004. Mr. Slabaugh originated and managed investments in information, software and media companies while at MCG. Mr. Slabaugh has also served on the boards of Miles Partnership, Johns Hopkins Suburban Hospital, and GasBuddy. He holds a B.A. from Denison University and an MBA from the University of Virginia’s Darden School of Business Administration.

Dr. Vladimir Eidelman serves as our Chief Technology Officer, a role he has held since June 2022. Before then, he served as our Chief Scientist and Head of AI Research, leading the production data science and AI teams since December 2013. His work has led to multiple patents, patent applications, and peer-reviewed papers, and he serves on the program committees for top-tier conferences, such as ACL, NAACL, and EMNLP. Dr. Eidelman completed his Ph.D. in Computer Science at the University of Maryland, and his B.S. in Computer Science and Philosophy at Columbia University.

Richard Henderson serves as our Chief Revenue Officer, a role he has held since January 2023. Prior to joining FiscalNote, Mr. Henderson served as Chief Sales Officer at Higher Logic, a cloud-based member and customer engagement platform business, from June 2018 to July 2022, where he managed global sales and accounts across North America and Australia. Before Higher Logic, Mr. Henderson served as Chief Revenue Officer at StatsPerform, a sports data and analytics company, from January 2017 to June 2018. Before then, he held a series of senior leadership roles at The Corporate Executive Board (formerly NYSE-listed, now owned by Gartner, NYSE: IT), a leading global best-practice insight and SaaS business. Mr. Henderson holds a B.A. from the Cambridge University, UK, where he was an Honors graduate.

Krystal Putman-Garcia serves as our Chief Marketing Officer and General Manager of Community, a role she has held since January 2021. Before then, she had served as our Vice President of Marketing since 2019 and General Manager of Advocacy since 2020. Before joining FiscalNote, Ms. Putman-Garcia ran demand generation at EAB from 2017 to 2019. Prior to EAB, she served as VP of Marketing at Localist, ran marketing for PBS’s education division, and has had a variety of roles in the marketing departments of Discovery Communications, TrustArc, BearingPoint, and CEB. Ms. Putman-Garcia holds an MBA from the Ross School of Business at the University of Michigan and a B.S. from Tulane University.

Todd Aman serves as our Senior Vice President, General Counsel & Secretary, a role he has held since August 2022. Before then, he had served as our Vice President and Associate General Counsel — Securities and Compliance since April 2021. Before joining FiscalNote, Mr. Aman served as Associate General Counsel — Corporate and Securities and Assistant Secretary for FLIR Systems, Inc., a publicly-traded international sensor technology company. Prior to FLIR, Mr. Aman served as Assistant General Counsel and Assistant Secretary at Gannett Co., Inc., a publicly-traded media and marketing solutions company, from March 2016 through its acquisition in 2019. Before then, Mr. Aman was a corporate attorney in the SEC Advisory and Capital Markets practice groups at Hogan Lovells US LLP. Mr. Aman holds a J.D., magna cum laude, and an LL.M in Securities and Financial Regulation, with distinction, from the Georgetown University Law Center, as well as a B.A. in Political Theory and Religious Studies from the University of Virginia.

Vibha Jain Miller serves as our Senior Vice President of People and DEIBA (Diversity, Equality, Inclusion, Belonging, and Accessibility), a role she has held since April 2022. Prior to FiscalNote, Ms. Miller served as Vice President, Human Resources & Chief Talent Officer at Cogent Communications of Washington, D.C., a publicly traded, global internet service provider with a highly diverse team of 1,200 employees. From 2017 to 2021, Ms. Jain served as Vice President, Human Resources for the Graduate Management Admission Council (GMAC), a global, mission-driven association of leading graduate business schools, and owner and administrator of the GMAT exam, where she provided strategic oversight of all Human Resources functions. Before Cogent and GMAC, Ms. Jain held executive-level Human Resources positions at WETA, a public broadcasting station; Conservation International, a nonprofit environmental organization; Octagon, a global sports and entertainment content marketing company; and Discovery Communications, a global media company. Before then, Ms. Jain served in human resources roles at several companies, including The Nature Conservancy and Goldman, Sachs & Co. Ms. Jain holds a B.A. in Political Science from the University of Connecticut, and an M.B.A. in Management and International Business from the Leonard N. Stern School of Business at New York University.

Michael J. Callahan serves as a Class II Director. He has served as a Legacy FiscalNote director since April 2017, and was appointed as lead independent director in connection with the closing of the Business Combination. Mr. Callahan has served as Chief Legal Officer of Rivian Automotive, Inc., a publicly-traded electric vehicle manufacturer, since February 2023. Prior to joining Rivian, Mr. Callahan had served as Executive Director of the Rock Center for Corporate Governance and a Professor of the Practice of Law at Stanford Law School since June 2018. From July 2014 to June 2018, he served as the Vice President, General Counsel and Secretary and Senior Vice President at LinkedIn Corporation, where he had global responsibility for legal, regulatory and public policy matters. Prior to LinkedIn, Mr. Callahan was the Chief Legal Officer of auction.com from January 2013 to June 2014. From December 1999 to July 2012, Mr. Callahan held various positions at Yahoo! Inc., including Senior Vice President, General Counsel and Secretary from August 2003 to 2007 and Executive Vice President, General Counsel and Secretary from 2007 to July 2012. He began his legal career as a mergers and acquisitions and corporate associate with Skadden, Arps, Slate, Meagher & Flom. He serves or has served on the boards of the Georgetown Technology Alliance, Joint Venture Silicon Valley, and the Nasdaq Listing and Hearing Review Council. Mr. Callahan has a B.S. from the Georgetown University Walsh School of Foreign Service and a J.D. from the University of Connecticut School of Law. We believe Mr. Callahan is well qualified to serve due to his distinguished career as an executive leader of several publicly-traded technology companies, as well as deep knowledge of public company governance, compliance and regulations.

Key Compton serves as a Class I Director. He has served as a Legacy FiscalNote director since February 2021. Mr. Compton is Co-Founder and Managing Director at Urgent International Inc., the owner and operator of the Global Public Offering Fund (also known as the GPO Fund), which he co-founded in 2017 to invest in visionary founders who are disrupting industries, expanding globally and seeking to access the international capital markets. Previously, from 2014 to 2016, he served as Senior Vice President for LivePerson, Inc., and from 2011 to 2013, he was the President of Data and Distribution for AddThis, Inc. (acquired by Oracle Corporation) where he led data strategy, sales and product development. Prior to AddThis, he co-founded and led multiple companies, including XGraph, Inc. (a data science firm) from 2008 to 2011, Solbright, Inc. (an advertising business systems firm) from 1997 to 2003, Mimeo.com, Inc. (a document technology, print distribution and services firm), and SoundSpectrum, Inc. (creator of the iTunes music visualizer). Mr. Compton also served on the board of Spire Global Inc. (including being a member of the Audit Committee) from July 2019 through August 2021 when it listed on the New York Stock Exchange. Mr. Compton earned his undergraduate degree from the University of Vermont and graduate degrees from the Columbia Business School and London Business School. We believe Mr. Compton is well qualified to serve due to his extensive knowledge of corporate finance, capital allocation and investment matters, as well as experience in operations, sales and product development for technology businesses.

Manoj Jain serves as a Class II Director. He also serves as co-chief investment officer, chief executive officer and chairman of the board of directors of DSAC, and is the co-chief investment officer and co-founder of Maso Capital. Prior to founding Maso Capital, Mr. Jain spent nine years at Och-Ziff Capital Management Limited, a leading multistrategy investment firm, where he was a Managing Director in the Hong Kong office. At Och-Ziff, Mr. Jain was focused on Asia merger arbitrage, event driven and capital markets. Prior to moving to Hong Kong, Mr. Jain was a generalist analyst focused on event driven and arbitrage at Och-Ziff in New York. Prior to Och-Ziff, Mr. Jain was an analyst in Mergers & Acquisitions at Credit Suisse First Boston in New York. Mr. Jain holds a M.A. in Management Studies from Cambridge University, U.K. We believe Mr. Jain is well qualified to serve due to his extensive knowledge of corporate finance, capital markets, investor relations, business strategy and strategic transactions.

Stanley McChrystal serves as a Class I Director. He has served as a Legacy FiscalNote director since October 2015. A retired four-star general, Gen. McChrystal is the former commander of U.S. and International Security Assistance Forces (ISAF) Afghanistan and the former commander of the nation’s premier military counter-terrorism force, Joint Special Operations Command (JSOC). Throughout his military career, Gen. McChrystal has commanded a number of elite organizations, including the 75th Ranger Regiment. After 9/11 until his retirement in 2010, he spent more than 6 years deployed to combat in a variety of leadership positions. In June 2009, the President of the United States and the Secretary General of NATO appointed him to be the Commander of U.S. Forces Afghanistan and NATO ISAF. His command included more than 150,000 troops from 45 allied countries. On August 1, 2010, he retired from the U.S. Army. Gen. McChrystal is a senior fellow at Yale University’s Jackson Institute for Global Affairs, where he teaches a course on Leadership. He is the Founder and CEO of McChrystal Group LLC, a leadership advisory firm. He formerly sat on the boards of Navistar International Corporation, Siemens Government Technology, JetBlue Airways, and Deutsche Bank USA, and currently sits on the boards of the Far Peak Special Purpose Acquisition Corporation, Accent Technologies, Second Front, McChrystal Group, Allegiance Trucking and Integrated Energy Materials. Additionally, he serves as Chair of the Board of the Service Year Alliance. Gen. McChrystal is a graduate of the United States

Military Academy at West Point and the Naval War College. He also completed year-long fellowships at Harvard’s John F. Kennedy School of Government and the Council on Foreign Relations. We believe Mr. McChrystal is well qualified due to his highly distinguished career of service, deep knowledge in effectively scaling and managing complex organizations and experience in public company governance and leadership.

Keith Nilsson serves as a Class II Director. He has served as a Legacy FiscalNote director since 2014. Mr. Nilsson is currently Co-Founder and Managing Partner of Xplorer Capital, an early-stage venture capital firm focused on disruptive technologies and business models, which he co-founded in 2010. Mr. Nilsson was previously a partner at TPG Growth from 2011 to 2015 and led technology investing in growth-oriented technology companies on a global basis. Prior to TPG, Mr. Nilsson held various senior executive roles at Yahoo! from Senior Vice President of Global Initiatives, Senior Vice President of Emerging Markets to Vice President of Corporate Development. Mr. Nilsson was responsible for all of the company’s investments, mergers and acquisitions, and strategic partnership activities on a global basis. During his tenure in Corporate Development, he directly led or oversaw over 40 acquisitions, investments or joint ventures worth more than $25 billion in transaction value, including Alibaba, Overture, Flickr and many others. Prior to joining Yahoo!, Mr. Nilsson worked in technology at Intel Corporation, and investment banking and equity research with Alex Brown and Bankers Trust in New York and Hong Kong. Mr. Nilsson is a member of the Council on Foreign Relations, Diabetes Youth Foundation (DYF) and also sits on various boards of start-up technology companies around the world. Mr. Nilsson holds a Bachelor of Arts from the University of California, an MBA from Columbia Business School, and a Master of International Affairs from Columbia University’s School of International Affairs. We believe Mr. Nilsson is well qualified to serve due to his extensive knowledge of corporate finance, capital allocation and investment, and strategic transactions in technology-driven sectors.

Anna Sedgley serves as a Class III Director. She has served as a Legacy FiscalNote director since February 2021. Since May 2021, Ms. Sedgley has been Chief Financial Officer of Bauer Media Group, a European based company operating businesses in Publishing, Audio and Online Comparison Portals in 14 countries across Europe. Prior to Bauer, Ms. Sedgley worked at News Corporation in London and New York from 2000 to 2018, ultimately holding the positions of Chief Financial Officer from 2012 to 2016 and Chief Operating Officer from 2017 to 2018 at Dow Jones, publisher of business news and information in a variety of media, including the Wall Street Journal. She has served on several boards including the American Press Institute, News Media Alliance, Dow Jones News Fund and NYC Outward Bound Schools. Ms. Sedgley holds a Bachelor of Commerce and a Bachelor of Law from the University of Adelaide and completed the Harvard Business School Advanced Management Program in 2016. She is a Fellow of the Institute of Chartered Accountants in England and Wales and qualified working for PricewaterhouseCoopers. We believe Ms. Sedgley is well qualified to serve due to her extensive experience and expertise in accounting, audit and financial reporting matters, corporate finance and business strategy, capital allocation, business operations and governance.

Brandon Sweeney serves as a Class III Director. He has served as a Legacy FiscalNote director since April 2017. Since February 2020, Mr. Sweeney has been Chief Revenue Officer of HashiCorp, a company focused on cloud infrastructure. From January 2004 to January 2020, Mr. Sweeney was at VMware, where he ran several multi-billion dollar businesses and served most recently as Senior Vice President, WW Cloud Sales. Prior to VMWare, Mr. Sweeney served in various sales and investment banking roles, including as a VP at Click Commerce from 2001 to 2004, and in investment banking at Morgan Stanley from 1998 to 2000. Mr. Sweeney has a B.A. from Bowdoin College and an MBA from Northwestern University’s Kellogg School of Management. We believe Mr. Sweeney is well qualified to serve due to his significant expertise in business development and sales strategy and management, industry knowledge and experience operating technology-driven businesses at scale.

Conrad Yiu serves as a Class III Director. He has served as a Legacy FiscalNote director since October 2020. Mr. Yiu is a Co-Founder and Partner of AS1 Growth Partners, a private multi-family investment office based in Sydney, Australia, and has over 25 years of commercial and advisory experience with a focus on investing in, acquiring, and building high growth businesses in the consumer and technology sectors. He co-founded investment firm ArdenPoint, as well as Temple & Webster (ASX: TPW) Australia’s largest online retailer in the homewares & furniture category, taking the business from inception to listing on the ASX, where he serves as Deputy Chairman and Non-Executive Director. From 2005 to 2011, Mr. Yiu also served as Director of Corporate Development within the digital division of Newscorp Australia (formerly News Digital Media). Early in his career, he served as a Manager at Arthur Andersen. Mr. Yiu holds a Bachelor of Commerce from the University of New South Wales and an MBA from the University of Cambridge. He is a Member of the Australian Institute of Company Directors. We believe Mr. Yiu is well qualified to serve due to his extensive knowledge of corporate finance, capital allocation and investment, and operating and scaling media and technology-driven businesses.

Corporate Governance

Classified Board of Directors

Our Certificate of Incorporation provides that the Board is divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2023, 2024 and 2025, respectively. Upon expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. As a result of this classification of directors, it generally takes at least two annual meetings of stockholders for stockholders to effect a change in a majority of the members of the Board. This may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Director Independence

Our Board, at the recommendation of the Governance Committee, has affirmatively determined that each of Michael J. Callahan, Key Compton, Stanley McChrystal, Keith Nilsson, Anna Sedgley, Brandon Sweeney and Conrad Yiu qualify as independent directors, as defined under the rules of the NYSE, and the Board consists of a majority of “independent directors,” as defined under the rules of the SEC and the NYSE relating to director independence requirements. As a controlled company, we are largely exempt from such requirements. However, we do not presently intend to rely on such exemption. In addition, we are subject to the rules of the SEC relating to the membership, qualifications, and operations of the Audit Committee and the membership of the Compensation Committee, as discussed below. Michael J. Callahan is our lead independent director.

Family Relationships

There are no family relationships among any of our directors and executive officers.

Committees of the Board of Directors

Our Board has four standing committees: an Audit Committee, a Compensation Committee, a Governance Committee and an M&A Committee. The function and authority of these committees are described below:

Audit Committee

Our Audit Committee currently consists of Anna Sedgley, Brandon Sweeney and Key Compton. The Board, at the recommendation of the Governance Committee, has determined that each member of the Audit Committee qualifies as an independent director under the NYSE corporate governance standards and the independence requirements of Rule 10A-3 under the Exchange Act. In arriving at this determination, the Governance Committee and Board examined each Audit Committee member’s scope of experience and the nature of their prior and/or current employment.

Anna Sedgley serves as the chair of the Audit Committee. The Board has determined that Ms. Sedgley qualifies as an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act (“Regulation S-K”), and meets the financial sophistication requirements of the rules of the NYSE. In making this determination, the Board considered formal education and previous experience in financial roles. Our independent registered public accounting firm and management periodically meet privately with our Audit Committee. Our Audit Committee held four meetings in 2022 following the consummation of the Business Combination. Legacy FiscalNote’s Audit Committee held three meetings in 2022.

The functions of this committee include, among other things:

•	overseeing and monitoring the quality and integrity of the financial statements;

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	reviewing with our independent registered public accounting firm the scope and results of its audit;

•	overseeing the development and performance of our internal audit function;

•	pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

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reviewing and discussing with management and internal audit the risks facing the Company and the policies, guidelines and process for assessing and managing risks, and steps management has taken to monitor and control them;

•	reviewing and discussing with management the Company’s IT, cybersecurity and data-related risks, and management’s controls and incident response preparedness;

•	reviewing related party transactions;

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and

•	preparing the Audit Committee Report required by the SEC to be included in our proxy statement.

Our Board has adopted a written charter for the Audit Committee, which is available on our website.

Compensation Committee

Our Compensation Committee currently consists of Brandon Sweeney, Stanley McChrystal and Michael J. Callahan. Brandon Sweeney serves as the chair of the Compensation Committee.

The Board, at the recommendation of the Governance Committee, determined that each member of the Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and satisfies the independence requirements of Rule 10C-1 of the Exchange Act and the rules of the NYSE. Our Compensation Committee held two meetings in 2022 following the consummation of the Business Combination. Legacy FiscalNote’s Compensation Committee held six meetings in 2022.

The functions of this committee include, among other things:

•	reviewing the Company’s overall compensation strategy and policies;

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reviewing and approving, or recommending to the full Board for approval, the compensation of the Company’s executive officers and directors, including employment agreements, severance arrangements or other benefits;

•	approving, or recommending to the full Board or shareholders for approval as appropriate or required, our incentive and equity-based compensation plans, and administering such plans;

•	determining stock ownership guidelines applicable to directors and executive officers; and

•	preparing the Compensation Committee Report required to be included in our proxy statement under the rules and regulations of the SEC.

Our Board has adopted a written charter for the Compensation Committee, which is available on our website. The charter provides that the Compensation Committee has the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Compensation Committee may deem appropriate in its sole discretion. Under the Company’s long-term incentive plan, the Compensation Committee can also delegate to one or more executive officers the authority to approve awards to employees that are not executive officers within the parameters of a pool of shares approved by the Board of Directors or the Compensation Committee. The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, outside legal counsel or other advisers as is necessary to assist with the execution of its duties and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will take into consideration the factors outlined under applicable NYSE Listing Rules (including NYSE Listing Rule 303A.05).

Prior to 2021, Legacy FiscalNote maintained compensation programs commensurate with its status as a fast-growing, privately held company, with several elements of compensation reflecting the company’s start-up origins. In June 2021, in anticipation of going public, the Compensation Committee of the Legacy FiscalNote Board of Directors engaged as its independent executive compensation consultant, Mercer US LLC, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), to evaluate our existing executive compensation arrangements and advise on our post-Business Combination executive compensation program. Among other matters, Mercer supported the Legacy FiscalNote Compensation Committee in refining Legacy FiscalNote’s compensation philosophy, identifying a comparable peer company group, appropriately benchmarking Legacy FiscalNote’s executive compensation programs and pay levels relative to peer group data, and developing FiscalNote’s long-term incentive plan and program design. In assessing the independence of Mercer, the Legacy FiscalNote Compensation Committee considered the factors required by the SEC and determined Mercer was independent.

Governance Committee

Our Governance Committee consists of Michael J. Callahan, Stanley McChrystal, Keith Nilsson and Conrad Yiu. Each of the members of our Governance Committee satisfy the independence requirements of the rules of the NYSE. Michael J. Callahan serves as the chair of our Governance Committee. Our Governance Committee held two meetings in 2022 following the consummation of the Business Combination. Legacy FiscalNote’s Governance Committee held three meetings in 2022.

The functions of this committee include, among other things:

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determining the qualifications, qualities, skills, and other expertise required to be a director, and developing and recommending to the Board for its approval criteria to be considered in selecting nominees for director;

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making recommendations to the Board regarding the selection and approval of the nominees for director to be submitted for a stockholder vote at the annual meeting of stockholders, as well as to fill any vacancies on the Board or a committee thereof;

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reviewing the Board’s committee structure and composition and making recommendations to the Board regarding the appointment of directors to serve as members of each committee and committee chairpersons;

•	reviewing and recommending to the Board corporate governance principles applicable to us, and overseeing the Company’s corporate governance practices and procedures;

•	overseeing the annual self-evaluation of the Board and each of its committees; and

•	monitoring compliance with the Company’s Code of Business Conduct & Ethics and providing oversight with respect to the ethics and compliance program.

Our Board has adopted a written charter for the Governance Committee, which is available on our website.

M&A Committee

Our M&A Committee consists of Keith Nilsson, Timothy Hwang, Gerald Yao, Conrad Yiu and Key Compton. Keith Nilsson serves as the chair of our M&A Committee. Our M&A Committee held five meetings in 2022 following the consummation of the Business Combination. Legacy FiscalNote’s M&A Committee held one meeting in 2022. This committee is responsible for, among other matters, assisting the Board in its evaluation of potential acquisitions, investments and other strategic transactions.

Our Board has adopted a written charter for the M&A Committee, which is available on our website.

Board’s Role in Risk Oversight

Our Board has extensive involvement in the oversight of risk management related to us and our business as a whole, including our strategy, business performance, capital structure, management selection, compensation programs, shareholder engagement, corporate reputation, ESG matters, and ethical business practices. The Board does not have a standing risk management committee, but rather discharges various aspects of its oversight responsibilities through its standing committees, which in turn report to the Board regularly regarding their activities. The Audit Committee represents our Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements and the surveillance of administrative and financial controls, as well as enterprise risk management, cyber risk and review of related party transactions. The Compensation Committee reviews the company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking and discuss with management the relationship between risk management policies and practices and compensation. The Governance Committee provides oversight over compliance with legal and regulatory requirements, ethics and whistleblower matters. The M&A Committee assists the Board in the discharge of its responsibilities relating to the evaluation of potential acquisitions. In addition, our Board receives periodic detailed operating performance reviews from management.

Other Information about the Board of Directors

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during fiscal year 2022, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a Compensation Committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our board of directors or member of our Compensation Committee.

Code of Ethical Business Conduct

The Board adopted a code of ethical business conduct (the “Code of Conduct”), applicable to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct is available on our website. The Governance Committee of the Board is responsible for monitoring compliance with the Code of Conduct and providing oversight with respect to investigations of alleged breaches or violations of the Code of Conduct and enforcement thereof. Any waivers of the Code of Conduct for directors or executive officers must be approved by the Board or a duly authorized committee thereof. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

Corporate Governance Guidelines

The Board adopted Principles of Corporate Governance that serve as a framework within which the Board and its committees operate. These guidelines are intended to structure the Board’s corporate governance in a manner that we believe closely aligns its interests with those of its stockholders. Notable features of this corporate governance include:

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independent director representation on our Audit, Compensation and Governance Committees, and independent directors meet regularly in executive sessions without the presence of its corporate officers or non-independent directors;

•	lead independent director due to the combination of the CEO and Chairman roles;

•	10-year term limits for non-management directors;

•	a process by which the Board shall annually evaluate the effectiveness and operations of the Board and its standing committees; and

•	at least one of the directors serving in its Audit Committee qualifies as an “audit committee financial expert” as defined by the SEC.

A copy of our Principles of Corporate Governance is posted on our website.

EXECUTIVE AND DIRECTOR COMPENSATION

We are considered an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with those rules, this section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. As an emerging growth company, our reporting obligations extend to the individuals serving as our chief executive officer and our two other most highly compensated executive officers for 2022, whom we refer to as our “named executive officers.” For the year ended December 31, 2022, our named executive officers were:

•	Timothy Hwang, Chairman, Chief Executive Officer, Director and Co-Founder;

•	Josh Resnik, President and Chief Operating Officer; and

•	Jon Slabaugh, Chief Financial Officer and Senior Vice President of Corporate Development.

The information in this section relates to the compensation of Legacy FiscalNote’s executive and director compensation prior to the Business Combination and FiscalNote’s executive and director compensation following the Business Combination.

Executive Summary

In anticipation of going public, Legacy FiscalNote began working in 2021 on evolving its executive compensation programs from those commensurate with the company’s status as a fast-growing, privately held company towards programs consistent with public company standards and expectations. In June 2021, the Compensation Committee of the Board of Directors engaged Mercer, an independent executive compensation consultant, to evaluate our existing executive compensation arrangements and advise on our post-Business Combination executive compensation program. Throughout 2021, among other matters, Mercer supported the Compensation Committee in refining Legacy FiscalNote’s compensation philosophy, identifying a comparable peer company group, appropriately benchmarking Legacy FiscalNote’s executive compensation programs and pay levels relative to peer group data, and developing FiscalNote’s long-term incentive plan and program design. Please refer to “Use of Compensation Data” below for additional information on the peer company group and survey data referenced by the Committee in its executive compensation decision-making processes.

In the first quarter of 2022, the Compensation Committee continued the work of developing FiscalNote’s executive compensation arrangements in anticipation of its public listing. Among other matters, the Committee negotiated and approved the terms of employment agreements with each named executive officer, setting forth each executive’s annual base salary, short-term incentive target, anticipated equity awards and other terms to become effective upon the closing of the Business Combination. The Committee believes the terms of these employment agreements are appropriate based on a review of comparable peer company data, our transition to a publicly-traded company during the year, and the importance of retaining and incentivizing top executives through the next phase of the Company’s growth and development. In addition, in the first quarter of 2022, the Committee adopted a 2022 Short-Term Incentive Plan in which all of the Company’s executive officers participated, which linked payout levels to the Company’s performance relative to its publicly-disclosed financial targets for full-year 2022. Please refer to “Elements of Executive Compensation” below for more information on the 2022 Short-Term Incentive Plan and payout results.

Compensation Philosophy

FiscalNote is guided by the core values established by our co-founders, which include:

•	Know Your Audience: Actively think from the other person’s perspective both to create an incredible client experience externally and to collaborate well internally to get the job done.

•	Find the Truth: Work from data, give direct and honest feedback, seek out answers and be objective.

•	Drive Alignment: Share information with relevant stakeholders to ensure everyone’s on the same page.

•	Own the Job: Hold oneself accountable, strive for excellence, and make the right decision even when no one else is looking.

•	Bias for Action: Experiment and take risks, be willing to learn from mistakes and share new ideas.

•	Level Up: Grow professionally, seek out opportunities to learn new skills and contribute outside of one’s core competencies.

•	Support the Family: Celebrate others’ successes, appreciate the diversity of the team, and make time to help others and cultivate trusting relationships throughout the organization.

Our compensation programs, including programs for senior executives, are intended to support these values. We have designed our compensation and benefits program to attract, retain, incentivize and reward talented and qualified executives who share our values and are driven to work towards achieving our strategic business objectives. Our programs reflect a transparent, equitable and inclusive approach to total rewards that seeks to incentivize performance, reward appropriate risk taking and innovation, recognize individuals’ different responsibilities, skills and contributions, and recruit and retain key employees in support of the Company’s growth and in light of the significant competition for talent in the markets in which we operate. We expect that FiscalNote’s executive compensation programs will continue to develop to reflect our status as a newly public company, taking into account Mercer’s ongoing analysis and advice, competitive peer data, our compensation philosophy, the Company’s evolving business and compensation objectives, and any other factors deemed relevant by the Compensation Committee.

The Compensation Committee assesses our compensation policies and practices annually to determine whether any employee pay policy or practice creates risks reasonably likely to have a material adverse effect on us. In addition, our Insider Trading Policy, among other matters, prohibits directors and employees (including members of senior leadership) from hedging the economic risk of their ownership in the Company and from pledging Company shares as collateral for margin loans in the Company.

Use of Compensation Data

In assessing FiscalNote’s executive compensation programs, including each executive’s level and mix of base salary, short and long-term incentive and other compensation elements, the Compensation Committee considers, among other matters, how our compensation arrangements compare against relevant market survey data and the compensation arrangements of public peer companies (the “Comparative Market Data”). Specifically, the Comparative Market Data is drawn from:

•	Mercer’s Comptryx Survey (High Tech Firms), which includes public and private firms with revenue under $500 million annually; and

•	publicly-disclosed compensation data of 21 public peer companies identified by Mercer in July 2021 in consultation with the Compensation Committee and members of management.

The Committee does not target elements of compensation to a certain percentage or percentile within the Comparative Market Data. Instead, it uses the Comparative Market Data to obtain a general understanding of the compensation structures maintained by similarly-situated companies and to verify that our named executive officers’ compensation levels and mix fall within an appropriate range based on the market reference points provided by the data.

Upon the closing of the Business Combination, the Company entered into an employment agreement with each named executive officer which, among other matters, established new annual base salary levels, short-term incentive targets and initial equity grant amounts. Each named executive officer’s new total cash level effective upon closing (1) approximated the 50th percentile of the Comptryx survey data and (2) came within 15% of the median for proxy peer data, except for CEO cash compensation (which remained below the 25th percentile relative to proxy peers). Based on the foregoing and other relevant factors, the Committee believes the executives’ employment agreements reflect appropriate total cash compensation levels in light of FiscalNote’s transition to a publicly-traded company during the year. In respect of long-term incentive compensation, executives have received varying levels of equity compensation as they have joined the Company at different stages in the Company’s development, which is typical for a founder-led privately-held company. The Committee expects to consider the Comparative Market Data in establishing long-term incentive grant levels in 2023 and thereafter.

Elements of Executive Compensation

In 2022, the compensation program for our named executive officers consisted of base salary, short-term incentives, long-term equity grants, and various benefits and perquisites, each as further described below:

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Base Salary: Base salary is paid to attract and retain qualified talent and is set at a level commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. Each named executive officer’s current annual base salary level is established in the officer’s employment agreement, which was negotiated in advance of and became effective upon the closing of the Business Combination. As described above, these base salary levels are in-line with the proxy peer group data that Mercer provided to the Compensation Committee and generally reflect our transition from a private company to a public company compensation program.

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Short-Term Incentives: Short-term incentives are used to reward executive performance in attaining Company financial and strategic goals set on an annual basis. In the first quarter of 2022, the Compensation Committee adopted the 2022 Short- Term Incentive Plan (“2022 STI Plan”) for the Company’s executive officers with the structure and terms described below.

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Financial Performance Targets. The 2022 STI Plan was designed to tie each executive’s payout, relative to such executive’s annual incentive target, to the Company’s performance relative to its three key strategic financial goals for the year, which were established and publicly disclosed in early Q1 2022 in connection with the ongoing Business Combination process:

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$173 million in total run-rate revenue (weighted 50%): Representing the Company’s strategic objective of growing its overall revenue generating capacity through a combination of organic growth and achieving rapid scale through mergers and acquisitions.

•	25% in organic run-rate revenue growth (weighted 30%): Representing the strategic objective of driving organic growth in the core business.

•	$23 million in adjusted EBITDA loss (weighted 20%): Representing the strategic objective of increasing efficiency and streamlining operations to drive towards a profitable, self-sustaining business.

•	Plan Structure: The definition of each financial measure, target, weighting and threshold and maximum payout levels are summarized below.

	Total Run Rate Revenue	Organic Run-Rate Revenue Growth	Adjusted EBITDA Loss
Definition	Annualized subscription revenue at year end plus the last 12 months non-subscription revenue, including the contributions of all businesses acquired.	(1) Annual run-rate revenue at year end, excluding contributions from (a) businesses acquired during the year and (b) products or services discontinued or sunset during the year, as compared with (2) annual run-rate revenue for the prior year, excluding contributions from products or services discontinued or sunset in the prior year.	Defined as set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Target	$173 million	25% year-over-year	$23 million adjusted EBITDA loss
Relative Weighting	50%	30%	20%
Threshold (80% Payout)	80% of target	80% of target	110% of target
Maximum (120% Payout)	110% of target	200% of target	80% of target

In addition to the above, the Compensation Committee determined that Mr. Hwang’s annual incentive payout should be subject to a modifier of plus or minus 10% based on the Company’s accomplishments with respect to developing its diversity, equity, inclusion, belonging, and accessibility (DEIBA) programming and advancing related objectives during the year.

Mr. Hwang’s short-term incentive payout was structured as a lump sum to be paid after year end, based on 2022 performance. Prior to the closing of the Business Combination, Messrs. Resnik and Slabaugh initially received quarterly payouts in respect of Q1 and Q2 2022, determined based on their bonus targets in effect before the effectiveness of their employment agreements and the Company’s pacing relative to its annual targets. Upon the effectiveness of their employment agreements, Messrs. Resnik and Slabaugh were converted to an annual payout structure based on their new annual bonus targets.

Short-Term Incentive Payout Results

Towards the end of Q3 2022, after the Company’s public listing, the macroeconomic environment weakened substantially and grew increasingly uncertain throughout the remainder of the year due to inflation, global political disruption and other factors, with particular challenges for SaaS and software-based technology companies. These dynamics posed significant challenges to the Company’s inorganic growth strategy, and M&A activity generally, as targets’ valuation expectations on the sell-side began to diverge substantially from the risk posture of buyers and their financing sources. The macroeconomic environment also impacted the Company’s organic growth in the second half of 2022, which put pressure on its ability to achieve its adjusted EBITDA goals.

In consultation with the Board of Directors and relevant standing committees thereof, FiscalNote’s management team adapted to the changing macroeconomic dynamics as follows:

•

Notwithstanding the Company’s initial objective of reaching $173 million in total run rate revenue by year-end, which would be achievable only through sustained execution on the Company’s previously-disclosed acquisition strategy, the management team elected to evaluate M&A prospects conservatively in the back-half of 2022. Despite having developed a significant pipeline of actionable M&A targets, management concluded, in consultation with the M&A Committee of the Board, that it was prudent from a capital allocation standpoint to conserve cash resources in light of the ongoing macroeconomic weakness and the then-current misalignment of targets’ valuation expectations, among other factors.

•

In addition, as the challenges in the macroeconomic environment began to impact top-line growth in late Q3 and throughout Q4, management focused intensively on optimizing sales activity to deliver organic growth while streamlining operations to drive expense reductions. These efforts yielded 14% organic run rate revenue growth year- over-year and substantial achievement relative to the Company’s full year 2022 adjusted EBITDA target notwithstanding the adverse macroeconomic conditions.

Ultimately, the Company did not achieve the threshold for payout on the total run-rate revenue or organic run-rate revenue growth targets under the 2022 STI Plan, and achieved a below-target result on the adjusted EBITDA target. However, in light of the factors described above, the Compensation Committee concluded that the executive team should receive some compensation under the 2022 STI Plan for the Company’s 2022 performance. Among other matters, it determined that management’s decision to exercise caution on M&A in the back-half of 2022 represented prudent capital allocation under the circumstances and was transparently discussed with the Board. Accordingly, the Committee concluded the team should receive payouts notwithstanding the below-threshold performance on total run rate revenue, which was substantially contingent on M&A execution. In addition, the Company’s organic run-rate revenue and adjusted EBITDA results for 2022 represented significant achievements in light of the macroeconomic conditions. Furthermore, the Company achieved numerous strategic accomplishments during the year, including closing the Business Combination, successfully integrating and operating multiple businesses acquired in the prior year, enhancing the Company’s proprietary technology stack, and launching numerous innovative product and service offerings. Finally, the Committee considered the importance of retaining and motivating the management team, which it considers critical to the Company’s future growth and development, and ultimately to long-term shareholder value creation.

Given the above considerations, the Committee determined to exercise discretion and award 85% payouts against the named executive officers’ annual bonus targets, as follows:

	Annual Incentive Target (1)	Approved Achievement Level		Payout Result
Timothy Hwang	$318,750 (75% of base)	85	%(2)	$270,938
Josh Resnik	$200,000 (50% of base)	85%		$170,000	(3)
Jon Slabaugh	$175,000 (50% of base)	85%		$148,750	(3)

(1)

The employment agreement negotiated with each executive provided that, though it became effective upon the closing of the Business Combination, the executive’s annual bonus target for 2022 would equal the target set forth in the agreement without proration or deduction of prior quarterly bonus payments.

(2)	Mr. Hwang’s achievement level reflects an 85% payout against target, consistent with other executives, plus application of a target (i.e. 0%) modifier for Company DEIBA achievement
(3)

Amounts reflect payouts in respect of the annual bonus targets set forth in Messrs. Resnik and Slabaugh’s employment agreements. In addition, Messrs. Resnik and Slabaugh each received quarterly bonus payouts of $14,700 for Q1 and $14,850 for Q2 prior to the effectiveness of their employment agreements, and Mr. Slabaugh received a $100,000 transaction success bonus upon the completion of the Business Combination.

•

Long-Term Incentives: Our compensation program strongly emphasizes the use of long-term equity compensation to retain management and align the management team’s interests with long-term stockholder value creation. To that end, each named executive officer’s employment agreement contemplated meaningful equity awards, including both RSUs and stock options. Please refer to “ — Summary Compensation Table” and “ — Employment Agreements” below for amount and terms of the 2022 grants to each officer.

•

In addition, our Principles of Corporate Governance set forth stock ownership guidelines for directors and executive officers as follows, which we believe serve to further align the interests of management with those of shareholders:

•	Directors: By the fifth anniversary of FiscalNote’s public listing or the director’s election or appointment to the Board (whichever is later), each non-employee director shall hold shares of common stock, unvested restricted shares or restricted stock units subject solely to continued service, and in-the-money stock options in an amount equal in value to at least five times the directors’ annual cash retainer (but not committee or committee chair retainers) in effect.

•

Officers: By the fifth anniversary of FiscalNote’s public listing or the executive’s appointment to such position (whichever is later), each executive officer shall hold shares of common stock, unvested restricted shares or restricted stock units subject solely to continued employment, and in-the-money options equal in value to: (1) for the CEO – at least six times the CEO’s current base salary; (2) for the COO and CFO — at least three times the executive’s current base salary; and (3) for all other senior executives — at least two times the executive’s current base salary.

•

Benefits and Perquisites: Commencing in June 2021, we offered our CEO a monthly rental benefit stipend in light of his business need to maintain a presence in New York City and Washington, D.C., which was discontinued as of August 1, 2022. Otherwise, our executive officers participate in the company’s benefits programs available to employees generally. We maintain a 401(k) plan for employees to encourage employees to save some portion of their cash compensation for their retirement. In 2022, Legacy FiscalNote matched 100% of each employee’s first 3% contribution, and 50% on the next 2%. Employees are eligible to participate in our 401(k) plan the first of the month following their 90th day of employment, and our retirement contributions are vested immediately. We also offer our employees a suite of medical, dental, vision, and life insurance options and similar benefits, in which our named executive officers may elect to participate on the same terms as other employees.

Summary Compensation Table

The following table sets forth information concerning compensation paid by us to our named executive officers for their services rendered to us in all capacities during the years ended December 31, 2021 and 2022:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Equity Awards ($)(3)	Non-equity incentive plan compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Timothy Hwang (Chairman, CEO, Director and Co-Founder)	2022	323,240	270,938	24,882,930	—	33,474	25,510,582
	2021	250,000	269,500	1,751,470	75,000	157,526	2,503,496
Josh Resnik (President and COO)	2022	347,096	199,550	5,129,047	—	13,532	5,689,225
	2021	302,250	—	887,682	57,772	40,269	1,287,973
Jon Slabaugh (CFO and SVP of Corporate Development)	2022	324,613	178,300	807,800	100,000	13,237	1,423,950

(1)

Amounts reported in this column reflect each executive’s salary paid from January 1, 2022 through July 29, 2022 (the closing date of the Business Combination) plus salary paid from August 1, 2022 to year-end at the new base salary levels established in each executive’s new employment agreement.

(2)

Amounts reported in this column reflect (a) bonus payouts that the Compensation Committee awarded, in its discretion, pursuant to the 2022 STI Plan, (b) Q1 and Q2 bonus payouts to Messrs. Resnik and Slabaugh, and (c) Mr. Slabaugh’s transaction success bonus earned upon the completion of the Company’s public listing in August 2022, in each case as described above under “ — Elements of Executive Compensation–Short-Term Incentives.”

(3)

Amounts in this column represent the aggregate grant-date fair value of stock option and restricted stock unit awards granted to each named executive officer, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification Topic 718 (“Topic 718”). Pursuant to Topic 718, each executive’s RSU grants were valued using the $10 price per share ascribed to the common stock issued as merger consideration in the Business Combination, because the amount and terms of the

RSU grants were established in each executive’s employment agreement effective upon the closing of the Business Combination. See Note 13 to our Consolidated Financial Statements included in our Annual Report, which contains a discussion of all assumptions made by us in determining the grant date fair value of the equity awards. When the grants were awarded on October 5, 2022, the closing price per share of the Company’s common stock was $6.28. If that price per share were used, the executives’ 2022 equity awards would be valued as follows: Tim Hwang — $16,862,671; Josh Resnik — $3,393,054; and Jon Slabaugh — $528,800.
(4)	Amounts reported in this column represent short-term incentive payouts to Messrs. Hwang and Resnik under the company’s executive incentive plan for 2021.
(5)

Amounts in this column include matching contributions made to each named executive officer under the 401(k) plan and, in the case of Mr. Hwang, the payment of an aggregate of $28,622 in housing stipend from January through August 2022.

Employment Agreements

All named executive officers are employees-at-will. Legacy FiscalNote entered into standard employee offer letters with each of Messrs. Resnik and Slabaugh when they joined the company, but Mr. Hwang did not receive such an offer letter as a co-founder of the company. In addition, upon joining FiscalNote, each employee, including the company’s executive officers, executes our standard form of Employee Confidentiality and Invention Assignment Agreement, which sets forth customary confidentiality, non-solicitation, and intellectual property assignment obligations of each employee. In connection with and effective upon the closing of the Business Combination, FiscalNote entered into a new employment agreement with each of Messrs. Hwang, Resnik and Slabaugh, the terms of which are summarized below.

Timothy Hwang

Mr. Hwang’s employment agreement became effective upon the closing of the Business Combination, has an initial term of four years and thereafter renews automatically for successive one-year terms unless either party provides notice of non-renewal at least three months prior to the then scheduled expiration of the term. Among other matters, the agreement provides for the following:

•	Annual Base Salary: Mr. Hwang’s annual base salary shall be $425,000.

•

Short-Term Incentive: Mr. Hwang shall be entitled to an annual bonus based on his achievement of performance objectives established by the Compensation Committee, with such bonus targeted at 75% of his annual base salary.

•

Equity Awards: Mr. Hwang was entitled to receive restricted stock units and stock options under the 2022 Plan covering an aggregate number of shares of our common stock that would give him ownership of 10% of shares of our outstanding common stock on a fully-diluted basis measured as of the Effective Date, when combined with Mr. Hwang’s existing ownership of our outstanding common stock as of the Effective Date (for purposes of the foregoing, giving effect to fully vested or unvested equity awards that are subject to time-based vesting only) and assuming issuance of all shares subject to the newly-issued restricted stock units and stock options.

•

Twenty-five percent of the aggregate shares subject to these awards were structured as stock options, were granted effective on October 5, 2022, and vest 25% on each of the first four anniversaries of April 1, 2022, provided Mr. Hwang remains continuously employed by us on each date, except as otherwise provided in the severance provisions of his employment agreement.

•

Seventy-five percent of the aggregate shares subject to these awards were structured as restricted stock units and granted as two separate awards, subject to an equal number of shares for each award. The first award of restricted stock units, which was granted effective on October 5, 2022, vests 1/24th on the first day of each calendar month following April 1, 2022 through April 1, 2024. The second award, which was granted on January 19, 2023, vests 1/24th on the first day of each calendar month following April 1, 2024 through April 26, 2026. To receive the shares underlying the awards, Mr. Hwang must remain continuously employed by us on each vesting date, except as otherwise provided in the severance provisions of his employment agreement.

•

Severance: Mr. Hwang is entitled to certain severance benefits upon a termination of employment, including in connection with a change in control. For more information, please refer to “Executive Compensation — Potential Payments Upon Termination or Change of Control” below.

•

Other Covenants: Mr. Hwang is subject to indefinite confidentiality and assignment of inventions and intellectual property covenants, and non-solicitation and non-competition covenants during employment and for 12 months following employment.

Josh Resnik

Mr. Resnik’s employment agreement became effective upon the closing of the Business Combination, has an initial term of four years and thereafter renews automatically for successive one-year terms unless either party provides notice of non-renewal at least three months prior to the then scheduled expiration of the term. Among other matters, the agreement provides for the following:

•	Annual Base Salary: Mr. Resnik’s annual base salary is $400,000.

•

Short-Term Incentive: Mr. Resnik shall be entitled to an annual bonus based on his achievement of performance objectives established by the Compensation Committee, with such bonus targeted at 50% of his annual base salary.

•

Equity Awards: Mr. Resnik shall be entitled to receive equity compensation in amount and subject to terms determined in the discretion of the Compensation Committee. In 2022, the agreement provided that Mr. Resnik would receive the following grants:

•

Block grant of 466,665 RSUs, which was granted effective as of October 5, 2022, 25% of which vested monthly ratably on November 1, 2022 and December 1, 2022, with the remaining RSUs vesting ratably over the remaining 36 months beginning January 1, 2023.

•

Block grant of 199,999 non-qualified stock options, which was granted effective as of October 5, 2022, 25% of which vested monthly ratably on November 1, 2022 and December 1, 2022, with the remaining NSOs vesting ratably over the remaining 36 months beginning January 1, 2023.

•

25,000 performance RSUs subject to performance-based vesting conditions to be determined by the Compensation Committee. Given the timing of the closing of the Business Combination and the effectiveness of Mr. Resnik’s employment agreement, the performance-based RSUs were not awarded in 2022.

•

Severance: Mr. Resnik is entitled to certain severance benefits upon a termination of employment, including in connection with a change in control. For more information, please refer to “Executive Compensation — Potential Payments Upon Termination or Change of Control” below.

•

Other Covenants: Mr. Resnik is subject to indefinite confidentiality and assignment of inventions and intellectual property covenants, and non-solicitation and non-competition covenants during employment and for 12 months following employment.

Prior to the effectiveness of his employment agreement, Mr. Resnik was entitled to receive compensation specified in his initial offer letter, as adjusted by the Company from time to time in connection with ordinary course compensation review cycles and promotions. In October 2021, in connection with its annual review of compensation programs and pay levels, Mr. Resnik’s base salary was set at $309,000 and his annual bonus target was set at $60,000 (payable quarterly).

Jon Slabaugh

Mr. Slabaugh’s employment agreement became effective upon the closing of the Business Combination, has an initial term of four years and thereafter renews automatically for successive one-year terms unless either party provides notice of non-renewal at least three months prior to the then scheduled expiration of the term. Among other matters, the agreement provides for the following:

•	Annual Base Salary: Mr. Slabaugh annual base salary is $350,000.

•

Short-Term Incentive: Mr. Slabaugh shall be entitled to an annual bonus based on his achievement of performance objectives established by the Compensation Committee, with such bonus targeted at 50% of his annual base salary.

•

Equity Awards: Mr. Slabaugh shall be entitled to receive equity compensation in amount and subject to terms determined in the discretion of the Compensation Committee. In 2022, the agreement provided that Mr. Slabaugh would receive the following grants:

•	75,000 RSUs, which were granted effective as of October 5, 2022 and vested monthly ratably on November 1, 2022 and December 1, 2022.

•	25,000 NSOs, which were granted effective as of October 5, 2022 and vested monthly ratably on November 1, 2022 and December 1, 2022.

•

25,000 performance RSUs subject to performance-based vesting conditions to be determined by the Compensation Committee. Given the timing of the closing of the Business Combination and the effectiveness of Mr. Slabaugh’s employment agreement, the performance-based RSUs were not awarded in 2022.

•

Severance: Mr. Slabaugh is entitled to certain severance benefits upon a termination of employment, including in connection with a change in control. For more information, please refer to “Executive Compensation — Potential Payments Upon Termination or Change of Control” below.

•

Other Covenants: Mr. Slabaugh is subject to indefinite confidentiality and assignment of inventions and intellectual property covenants, and non-solicitation and non-competition covenants during employment and for 12 months following employment.

Prior to the effectiveness of his employment agreement, Mr. Slabaugh was entitled to receive compensation specified in his initial offer letter, as adjusted by the Company from time to time in connection with compensation reviews. In March 2021, Mr. Slabaugh’s base salary was set at $300,000 and his annual bonus target was set at $60,000 (payable quarterly). In addition, he became entitled to receive a one-time $100,000 performance bonus in connection with the successful completion of the Company’s public listing.

Outstanding Equity Awards at 2022 Fiscal Year End

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2022:

	Option Awards							Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Timothy Hwang	6/18/18	(1)	1,110,438	—	—	1.50	6/17/28	—	—
	7/29/20	(2)	166,922	129,827	—	2.44	7/28/30	—	—
	2/11/21	(3)	—	—	890,250	2.72	2/10/31	—	—
	5/31/21	(4)	866,510	—	—	3.63	5/30/26	—	—
	5/31/21	(5)	—	—	296,750	3.63	5/30/26	—	—
	10/5/22	(9)	—	—	—	—	—	1437320	9,098,236
	10/5/22	(10)	—	1,437,323	—	6.28	10/4/32	—	—
Josh Resnik	5/2/19	(2)	53,414	—	—	2.24	5/1/29	—	—
	7/29/20	(2)	70,477	77,897	—	2.44	7/28/30	—	—
	7/29/21	(2)	4,451	25,223	—	6.57	7/28/31	—	—
	2/11/21	(3)	—	—	118,700	2.72	2/10/31	—	—
	12/23/21	(6)	7,222	21,667	—	8.40	12/22/31	—	—
	12/23/21	(7)	—	—	—	—	—	55373	350,511
	10/5/22	(11)	—	—	—	—	—	388887	2,461,655
	10/5/22	(12)	33,334	166,665	—	6.28	10/4/32	—	—
Jon Slabaugh	1/21/20	(2)	84,870	45,699	—	2.43	1/20/30	—	—
	7/29/21	(2)	4,451	25,223	—	6.57	7/28/31	—	—
	2/11/21	(3)		—	89,025	2.72	2/10/31	—	—
	12/23/21	(6)	5,141	15,423	—	8.40	12/22/31	—	—
	12/23/21	(7)	—	—	—	—	—	39418	249,516
	10/5/22	(13)	—	—	—	—	—	25000	158,250
	10/5/22	(14)	16,666	8,334	—	6.28	10/4/32	—	—

(1)

Options vest over four years, with the first 25% vesting on the first anniversary of the vesting commencement date and the remainder vesting ratably each month thereafter over the remaining 36 months of the vesting period.

(2)

Options vest over four years, with the first 10% vesting on the first anniversary of the vesting commencement date, an additional 5% vesting in each of quarters 5-8 thereafter, and an additional 8.75% vesting in each of quarters 9-16 thereafter.

(3)	Options vest in three equal tranches upon the company’s achievement of a price per share of stock of $14.25, $17.75 and $21.25, respectively.
(4)	Options fully vested in connection with the Business Combination.
(5)	Options vest in connection with the company’s achievement of a $30.00 price per share of common stock for 90 consecutive days or upon a change in control transaction.
(6)	Options vested 25% on November 1, 2023 and in additional 6.25% increments each quarter thereafter.
(7)	Restricted stock units vested 1/3 on November 1, 2023 and in additional 1/36 increments each month thereafter.
(8)	Calculated based on a price per share of $6.33, the closing price per share of the Company’s Class A common stock as reported on the New York Stock Exchange at market close on December 31, 2022.
(9)	One twenty-fourth (1/24th) of the restricted stock units vest on the first day of each calendar month commencing April 1, 2022 and continuing through April 1, 2024.
(10)	Options vest in four equal annual installments commencing April 1, 2023.

(11)	Restricted stock units vested 12.5% on each of November 1, 2022 and December 1, 2022, with the remaining RSUs vesting ratably over the remaining 36 months beginning January 1, 2023.
(12)	Options vested 12.5% on each of November 1, 2022 and December 1, 2022, with the remaining options vesting monthly ratably over the 36 months beginning January 1, 2023.
(13)	Restricted stock units vested 1/3 on each of November 1, 2022, December 1, 2022 and January 1, 2023.
(14)	Options vested 1/3 on each of November 1, 2022, December 1, 2022 and January 1, 2023.

Potential Payments Upon Termination or Change of Control

Equity Plan

Prior to the Business Combination, all equity awards granted by Legacy FiscalNote (including to its named executive officers) were granted under the Legacy FiscalNote 2013 Equity Incentive Plan, as amended (the “2013 Plan”), subject to an award agreement applicable thereto as approved by the Board of Directors. The 2013 Equity Incentive Plan provided that upon a merger of Legacy FiscalNote with or into another corporation or other entity or a change in control, the board of directors shall determine the treatment of any outstanding awards, including determining that awards will (1) be assumed or substituted for substantially equivalent awards by the acquiring corporation, (2) be terminated, (3) vest and become exercisable, realizable, or payable, or restrictions applicable thereto will lapse, (4) be exchanged for cash or property, or (5) any combination of the foregoing.

Upon the effectiveness of the Business Combination, all equity awards granted by Legacy FiscalNote then outstanding under the 2013 Plan were converted into awards under the 2022 Plan, with the number of shares underlying each award and the exercise price (if applicable) of such award adjusted in accordance with the terms of the Business Combination Agreement. For more information about the 2022 Plan, including provisions thereunder related to the treatment of outstanding awards in connection with certain corporate transactions, please refer to the copy of the plan filed as an exhibit to the registration statement of which this prospectus forms a part.

Severance Plan

On April 3, 2023, FiscalNote adopted an Executive Severance Plan (“Severance Plan”). The Severance Plan was adopted to provide specified members of FiscalNote’s executive team with severance benefits in the event of a “Qualifying Termination,” which is defined as an involuntary termination of a participant’s employment by the Company (other than for Cause) or the resignation of a participant for Good Reason.

•

“Cause” is defined as: (i) a participant’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (ii) a participant’s (1) engagement in material dishonesty, willful misconduct or gross negligence in each case in connection with the participant’s position with us; (2) breach of any confidentiality, invention assignment, non-disclosure, or non-solicitation agreement entered into between the participant and us; (3) material violation of a written policy or procedure that has been provided to the participant, causing substantial injury to us; or (4) willful refusal to perform the participant’s assigned duties, following written notice of such refusal, a 15-day cure period and failure to do so.

•

“Good Reason” is defined as: (i) a material reduction in the participant’s duties, authority, or responsibilities; (ii) a material reduction in the participant’s annual base salary; (iii) a relocation of the participant’s principal workplace by more than 35 miles; or (iv) our material breach of any written compensatory agreement with the participant. The participant must, within 30 days after learning of a potential Good Reason trigger, provide notice of an intent to resign, with such resignation to be effective 90 days following the delivery thereof, and with such resignation to be for “Good Reason” only if the potential trigger remains substantially uncured as of such date of resignation.

The Company’s executive officers have been designated as participants in the Severance Plan, with Severance Plan benefits consisting of cash severance equal 1.0x of base salary for the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, and 0.5x of base salary for other designated participants. All

Severance Plan benefits are conditioned on the execution, delivery and non-revocation of a general release in favor of FiscalNote. Severance benefits are not payable for any participant who is eligible to receive severance benefits under the Change in Control Severance Plan (defined below) or an employment agreement with us.

Change in Control Severance Plan

On October 5, 2021, Legacy FiscalNote adopted a Change in Control Severance Plan (“Change in Control Severance Plan”). The Change in Control Severance Plan was adopted to provide select executives with severance benefits if they are terminated by FiscalNote without “cause” or resign for “good reason” (defined below) within 180 days following the occurrence of a change in control of FiscalNote. The Change in Control Severance Plan provides that the Compensation Committee, as administrator, shall designate the FiscalNote employees participating in the plan from time to time. Current Change in Control Severance Plan participants are entitled to a lump sum cash payment equal to 12 months of their base salary, subject to their execution, delivery and non-revocation of a general release in favor of FiscalNote.

The terms “cause” and “good reason” are defined as follows:

•

Cause” means a participant’s (i) conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony, (ii) engagement in material dishonesty, willful misconduct or gross negligence in each case in connection with the participant’s position with us or any of our affiliates, (iii) breach of any confidentiality, invention assignment, non-disclosure, or non-solicitation agreement entered into between the participant and us or any of our affiliates, (iv) material violation of a written policy or procedure of us or any of our affiliates that has been provided to the participant causing substantial injury to us or our affiliate, and/or (v) willful refusal to perform the participant’s assigned duties to us or any of our affiliates, following written notice of such and a period of fifteen (15) days to cure. No act or omission shall be considered “willful” if such act or omission was done, or not done, in the reasonable, good-faith belief that such act or omission was in the best interests of us or upon the advice of counsel to us or our affiliates.

•

“Good Reason” means with respect to any participant, any one of the following that occurs without the consent of the Participant: (i) a material reduction in the participant’s duties, authority, or responsibilities relative to participant’s duties, authority, or responsibilities as in effect immediately prior to such reduction, (ii) a material reduction in the participant’s annual base salary, (iii) a relocation of the participant’s principal workplace by more than 35 miles that increases the participant’s one way commute based on his or her residence as of immediately prior to the time that the relocation is announced by at least 35 miles, or (iv) our material breach of any written compensatory agreement as to which both we (or one of our affiliates) and the participant are parties; provided, however, that in each such case, the participant must provide 90 days’ notice of the participant’s intent to resign for Good Reason within 30 days after the participant learns of a potential Good Reason trigger, and the resignation shall be for Good Reason only if the potential Good Reason trigger remains substantially uncured as of the specified date of resignation.

Employment Agreements

Each named executive officer is party to an employment agreement with FiscalNote, which became effective upon the closing of the Business Combination. Each employment agreement provides for certain severance benefits upon a termination of employment, including in connection with a change in control of the company, as follows:

•

In the event the executive is terminated without Cause or resigns for Good Reason (in each case, as defined in the agreement), such executive will be eligible to receive (i) an amount equal to the sum of his annual base salary plus his target annual bonus, (ii) 12 months of accelerated service-based vesting for all unvested equity awards that have a service-based vesting component; and (iii) a full COBRA premium subsidy for 12 months.

•

In lieu of the foregoing severance benefits, if the executive is terminated without Cause or resigns for Good reason within six months prior to or 12 months following a Change in Control (as defined in the agreement), such executive will be eligible to receive (i) an amount equal to the sum of 1.5 times his annual base salary plus his target annual bonus, (ii) full accelerated service-based vesting for all unvested equity awards that have a service-based vesting component; and (iii) a full COBRA premium subsidy for 18 months.

In each case, the severance benefits will be conditional on the executive’s execution and non-revocation of a general release. The severance benefits under the executive’s employment agreement supersede and replace such executive’s entitlement to severance under any other program. For more information about the executive employment agreements, please refer to “Executive Compensation — Summary Compensation Table — Employment Agreements” above.

Director Compensation

Legacy FiscalNote’s Board of Directors established a non-employee director compensation program reflective of the company’s status as a fast-growing privately held company. In connection with completion of the Business Combination, the Board implemented a new non-employee director compensation program more reflective of the company’s status as a newly publicly traded company, including:

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Equity: Upon joining the Board, each director shall receive a grant of RSUs with an aggregate grant date value of $175,000. These “initial” RSU grants were made on October 5, 2022 to all non-employee directors then serving. Thereafter, each director shall receive an annual grant of RSUs with an aggregate grant date value of $175,000 in connection with the annual meeting of shareholders (if re-elected, in the case of directors whose terms are expiring and are nominated for re-election). The awards shall vest on the one-year anniversary of the grant date and have such other terms as shall be set forth in a form of award agreement for director restricted stock unit awards to be adopted by the Committee from time to time.

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Cash: Each director shall receive an annual cash retainer equal to $30,000. In addition, the chair of each standing committee of the Board shall receive a further annual retainer in the amount indicated below. There are no committee member or meeting attendance fees. Commencing in 2023, the lead independent director shall also be entitled to receive an annual cash retainer of $25,000.

•	Audit Committee Chair: $25,000;

•	Compensation Committee Chair: $15,000;

•	Governance Committee Chair: $10,000; and

•	M&A Committee Chair: $10,000.

•	Expenses: Each non-employee director also shall receive reimbursement for out-of-pocket and travel expenses incurred in attending Board meetings.

Our Board will review director compensation periodically to ensure that director compensation remains competitive such that FiscalNote is able to recruit and retain qualified directors, taking into account analysis and advice from the Compensation Committee’s independent consultant, our compensation philosophy, the company’s business and compensation objectives, and other relevant factors.

Director Compensation Table

The table below summarizes the compensation of each person serving as a non-employee director who received compensation from us for the year ended December 31, 2022. As Company employees, Mr. Hwang and Mr. Yao did not receive separate compensation under the Company’s non-employee director compensation program.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Michael J. Callahan	20,000	175,000	195,000
Key Compton	15,000	175,000	190,000
Manoj Jain	15,000	175,000	190,000
Keith Nilsson	20,000	175,000	195,000
Stanley McChrystal	15,000	175,000	190,000
Anna Sedgley	27,500	175,000	202,500
Brandon Sweeney	22,500	175,000	197,500
Conrad Yiu	15,000	175,000	190,000

(1)

The amounts in this column represent the aggregate grant-date fair value of RSU awards granted to each director, computed in accordance with FASB ASC Topic 718. See Note 13 to FiscalNote’s audited consolidated financial statements included elsewhere in this prospectus for a discussion of all assumptions made by the company in determining the grant-date fair value of the equity awards. Each director was granted an award of 27,866 RSUs that will vest on the date of the Company’s 2023 annual meeting of stockholders.

The 2022 Long-Term Incentive Plan (“2022 Plan”)

Purpose

The 2022 Plan became effective upon the closing date of the Business Combination and its purpose is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our shareholders, and (iii) promote the success of our business. As used herein, “Shares” means our Class A Common Stock and such other securities as may become the subject of Awards, or become subject to Awards, pursuant to the 2022 Plan.

Types of Stock Awards

The 2022 Plan permits the grant of incentive stock options, non-statutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), dividend equivalent rights, other stock-based awards and cash-based awards (all such types of awards, collectively, “Stock Awards”).

Share Reserve

Number of Shares

Subject to adjustments as set forth in the 2022 Plan, the maximum aggregate number of Shares that may be issued under the 2022 Plan will be 20,285,600 shares. Of the 20,285,660 Shares, approximately 4.4 million Shares will be used to satisfy vested Legacy FiscalNote stock options that were converted to FiscalNote stock options in the Business Combination and approximately 5.6 million Shares will be used to satisfy unvested Legacy FiscalNote stock options and RSUs that were converted to unvested FiscalNote stock options and RSUs in the Business Combination. Additionally, the number Shares reserved for issuance under the 2022 Plan will automatically increase on January 1 of each year, beginning on January 1, 2023 and continuing through and including January 1, 2027, by the lesser of (i) 3% the total number of Shares (e.g., each and every class of our common stock) outstanding on the immediately preceding December or (ii) 13,523,734 Shares; provided, however, that our Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of Shares (the “Share Reserve”). The Shares may be authorized, but unissued, or reacquired shares of our Shares or from our treasury shares. Furthermore, subject to adjustments as set forth in the 2022 Plan, in No event will the maximum aggregate number of Shares that may be available for delivery under the 2022 Plan pursuant to incentive stock options exceed the Share Reserve.

Lapsed Awards

The Shares underlying any awards under the 2022 Plan that are forfeited, canceled, settled in cash, or otherwise terminated (other than by exercise) shall be added back to the Share Reserve available for issuance under the 2022 Plan and, to the extent permissible, the Shares that may be issued as incentive stock options.

Eligibility

Employees, directors and independent contractors of us or our affiliates are all eligible to participate in the 2022 Plan. Incentive stock options only may be granted to employees.

Administration

The 2022 Plan is administered by our board of directors or the compensation committee, which committee will be constituted to satisfy applicable laws (the “Committee”). The Committee may, in its sole discretion, delegate all or part of the Committee’s authority and duties to accommodate any changes in applicable law.

Subject to the terms of the 2022 Plan, the Committee has the authority, in its discretion, to (i) designate participants; (ii) determine the type or types of Stock Awards to be granted to each participant under the 2022 Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) awards under the 2022 Plan; (iv) determine the terms and conditions of any Stock Award under the 2022 Plan; (v) determine whether, to what extent, and under what circumstances Stock Awards under the 2022 Plan may be settled or exercised in cash, Shares, other securities, or other Stock Awards under the 2022 Plan, or terminated, forfeited, canceled or suspended, and the method or methods by which Stock Awards under the 2022 Plan may be settled, exercised, terminated, forfeited, canceled or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other awards under the 2022 Plan and other amounts payable with respect to an award under the 2022 Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the 2022 Plan and any instrument or agreement relating to, or Stock Awards made under, the 2022 Plan; (viii) establish, amend, suspend or waive such rules and guidelines; (ix) appoint such agents as it shall deem appropriate for the proper administration of the 2022 Plan; (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2022 Plan; and (xi) correct any defect, supply any omission, or reconcile any inconsistency in the 2022 Plan or any Stock Award thereunder in the manner and to the extent it deems desirable. Without limiting the foregoing, the Committee has the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms as it deems to be appropriate in its sole discretion and to make any findings of fact needed in the administration of the 2022 Plan or Stock Award agreements.

Stock Options

Each stock option will be designated in the Stock Award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment for the option holder) or a non-statutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the Shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as non-statutory stock options. Incentive stock options may only be granted to employees.

The Stock Award agreement will state the term of each stock option. The term will be ten (10) years from the date of grant or such shorter term as may be provided in the Stock Award agreement. In the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of our stock or the stock of any of our affiliates, the term of the incentive stock option will be five years from the date of grant or such shorter term as may be provided in the Stock Award agreement. In determining the vesting schedule for an option award, the Committee may impose whatever vesting conditions it determines to be appropriate.

The per share exercise price for the Shares to be issued pursuant to exercise of a stock option will be determined by the Committee, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any of our affiliates, the per share exercise price will be No less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be No less than 100% of the fair market value per share on the date of grant. In the case of a non-statutory stock option, the per share exercise price will be No less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant if such option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424 of the Code or Treasury Regulation Section 1.409A-1(b)(5)(v)(D).

At the time a stock option is granted, the Committee will fix the period within which the stock option may be exercised and will determine any conditions that must be satisfied before the stock option may be exercised. The Committee will also determine the acceptable form of consideration for exercising a stock option, including the method of payment. In the case of an incentive stock option, the Committee will determine the acceptable form of consideration at the time of grant.

If a participant ceases to be a service provider other than for “Cause” (as defined in the Stock Award agreement), the participant may exercise his or her stock option within such period of time as is specified in the Stock Award agreement to the extent that the stock option is vested on the date of termination (but in No event later than the expiration of the term of such stock option). In the absence of a specified time in the Stock Award agreement (or a severance agreement, employment agreement, service agreement, or severance plan), to the extent vested as of a participant’s termination, the stock option will remain exercisable for 12 months following a termination of continuous service for death or disability (as determined by the Committee), and 90 days following a termination of continuous service for any other reason except for a “Cause” termination. Any outstanding stock option (including any vested portion thereof) held by a participant will immediately terminate in its entirety effective upon the participant being first notified of his or her termination for Cause, or when Cause first existed if earlier, and the participant will be prohibited from exercising his or her stock option from and after the date of such termination. If there is a blackout period that prohibits buying or selling shares during any part of the 10-day period before an option expires, the option exercise period shall be extended until 10 days beyond the end of the blackout period (but No later than the maximum term of the option.

Stock Appreciation Rights (SARs)

The Committee will determine the terms and conditions of each SAR, provided that the grant price for each SAR will be No less than 100% of the fair market value of the underlying Shares on the date of grant (except that, if a SAR is granted in tandem with an option, the grant price of the SAR shall not be less than the exercise price of such option). Upon exercise of a SAR, a participant generally will receive payment from us (in the form of shares, cash, or such other form as the Committee shall determine) in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the grant price by the number of Shares with respect to which the SAR is exercised. SARs are exercisable at the times and on the terms established by the Committee. The term of each SAR shall not exceed 10 years from the date of grant. In determining the vesting schedule for an award of SARs, the Committee may impose whatever vesting conditions it determines to be appropriate.

Restricted Stock and RSUs

Restricted stock awards are grants of Shares that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such Shares will lapse in accordance with terms and conditions established by the Committee. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one Share. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout for his or her earned RSUs as determined by the Committee in the form of cash or shares.

In determining the vesting schedule for restricted stock or RSUs, the Committee may impose whatever vesting conditions it determines to be appropriate.

Shares of restricted stock and RSUs shall be subject to such restrictions as the Committee may establish in the applicable Stock Award agreement (including, without limitation, any limitation on the right to vote a share of restricted stock or the right to receive any dividend or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Prior to the issuance of Shares or restricted stock pursuant to an Stock Award under the 2022 Plan, a participant shall not have the right to vote or to receive dividends or any other rights as a stockholder with respect to the shares of our common stock underlying the Stock Award (unless otherwise provided in the Stock Award agreement for restricted shares).

Other Stock-Based Awards

The Committee is authorized to grant to participants such other Stock Awards under the 2022 Plan that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, our Shares (including, without limitation, securities convertible into such Shares), as are deemed by the Committee to be consistent with the purposes of the 2022 Plan, provided, however, that such grants must comply with applicable law. Subject to the terms of the 2022 Plan and any applicable Stock Award agreement, the Committee shall determine the terms and conditions of such Stock Awards under the 2022 Plan. In determining the vesting schedule for other stock-based awards, the Committee may impose whatever vesting conditions it determines to be appropriate.

Leaves of Absence/Transfer Between Locations

A participant will not cease to be an employee or consultant in the case of (i) any company-approved sick leave; (ii) military leave; (iii) any other bona fide leave of absence approved by the company, provided that, if an employee is holding an incentive stock option and such leave exceeds three months then, for purposes of incentive stock option status only, such employee’s service as an employee shall be deemed terminated on the first day following such three-month period and the incentive stock option shall thereafter automatically become a non-qualified stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written company policy. Also, a participant’s continuous service as an employee or consultant shall not be considered interrupted or terminated in the case of a transfer between locations of the company or between the company, its parents, subsidiaries or affiliates, or their respective successors, or a change in status from an employee to a consultant or director or from a consultant or director to an employee.

Nontransferability of Stock Awards

Unless determined otherwise by the Committee, a Stock Award and rights under a Stock Award may not be sold, assigned, transferred, or otherwise encumbered or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative; provided, that the Committee may determine that a participant may, in a manner established by the Committee, designate a beneficiary or beneficiaries to exercise the participant’s rights with respect to any Stock Award on the death of the participant.

Clawback/Recovery

Notwithstanding any provisions to the contrary under the 2022 Plan, a Stock Award granted under the 2022 Plan will be subject to any clawback policy as may be established and/or amended from time to time by us.

Adjustment

In the event of reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in our capital stock, the outstanding Shares are increased or decreased or are exchanged for a different number or kind of shares or other of our securities, or additional shares or new or different shares or other securities of ours or other non-cash assets are distributed with respect to such shares of stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of our assets , the outstanding Shares are converted into or exchanged for our securities or any successor entity (or a parent or subsidiary thereof), the Committee, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the 2022 Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the 2022 Plan, the number, class, kind and price of securities covered by each outstanding Stock Award, the repurchase or exercise prices (as applicable) of such Stock Awards, and other value determinations applicable to outstanding Stock Awards.

Corporate Transaction

In the event of (i) a transfer of all or substantially all of our assets on a consolidated basis to an unrelated person or entity, (ii) a merger or consolidation with any other entity unless: (a) our voting securities outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of our voting securities or such surviving entity outstanding immediately after such merger or consolidation; and (b) No Person becomes the Beneficial Owner (as defined in the Securities Exchange Act of 1934, as amended), directly or indirectly, of our securities of the representing 50% or more of the combined voting power of the Company’s then outstanding securities, (iii) a transaction pursuant to which any person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; provided that the foregoing shall exclude any bona fide sale of securities of the Company by the Company to one or more third parties for purposes of raising capital, or (iv) our stockholders approving a plan or proposal for our liquidation or dissolution of , each outstanding Stock Award (vested or unvested) may be assumed or a substantially equivalent Stock Award may be substituted by the surviving or successor entity or a parent or subsidiary of such successor company, upon consummation of the transaction, with an appropriate adjustment as to the number and kind of shares and, as applicable, the per share exercise prices, as agreed to by the parties. If such assumption, continuation or substitution does not occur, the Committee may in its sole and absolute discretion and authority to, among other actions, accelerate vesting of some or all Stock Awards and/or provide that repurchase rights of the company with respect to shares issued pursuant to an Stock Award shall lapse; arrange or otherwise provide for the payment of cash or other consideration to participants in exchange for the satisfaction and cancellation of some or all outstanding Stock Awards; terminate all or some Stock Awards upon the consummation of the transaction without payment of any consideration, subject to applicable notice requirements; or make such other modifications, adjustments or amendments to outstanding Stock Awards or the 2022 Plan as the Committee deems necessary or appropriate.

Amendment, Termination and Duration of the 2022 Plan

The 2022 Plan will continue in effect for a term of 10 years measured from the date of its approval by the board of directors, unless terminated earlier under the terms of the 2022 Plan. The Committee may at any time amend, alter, suspend, discontinue or terminate the 2022 Plan.

2022 Employee Stock Purchase Plan (the “ESPP”)

Purpose

The ESPP became effective upon the closing of the Business Combination and its purpose is to provide a means by which our eligible employees and certain designated companies may be given an opportunity to purchase shares of our Class A Common Stock following the closing of the Business Combination, to assist us in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for our success.

The ESPP includes two components: a 423 Component and a Non-423 Component. We intend that options issued under the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Share Reserve

The maximum number of shares of our Class A Common Stock that initially may be issued under the ESPP is 3,267,760 shares. Additionally, the number of shares of our Class A Common Stock reserved for issuance under the ESPP will automatically increase on January 1 of each year, beginning on January 1, 2023 and continuing through and including January 1, 2027, by lesser of (i) 1% of the total number of shares of our capital stock (e.g., each and every class of our common stock ) outstanding on the immediately preceding December 31, or (ii) 3,267,760 shares of our Class A Common Stock; provided, however, that our Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of our Class A Common Stock. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will again become available for issuance under the ESPP.

Administration

The Board, or a duly authorized committee thereof, will administer the ESPP.

Limitations

Our employees, and the employees of any of its designated affiliates, will be eligible to participate in the ESPP, provided that they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with us or one of our affiliates for more than 20 hours per week and for five or more months per calendar year or (2) continuous employment with us or one of our affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, our Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employee” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If the ESPP Proposal is approved by the shareholders, and assuming the Board does not adopt any restrictions, all of our U.S. employees (within the meaning of Section 3401(c) of the Code and without respect to any waiting periods) will be eligible to participate in the ESPP. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our stock or (b) to the extent that such rights would accrue at a rate that, when aggregated, exceeds $25,000 worth of our shares of Class A Common Stock for each calendar year that the rights remain outstanding.

The administrator may specify offerings with a duration of not more than 27 months and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our Class A Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of our Class A Common Stock on the first trading day of a new purchase period is less than or equal to the fair market value of a share of our

Class A Common Stock on the first day of the offering period, then that offering will terminate immediately as of the first trading day, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately on the first trading day of such new purchase period.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP (e.g., if permitted by us, a beneficiary designation).

Payroll Deductions; Purchase Price

The ESPP permits participants to purchase shares of our Class A Common Stock through payroll deductions of up to 15% of their compensation (or such lesser percentage determined by the Board prior to the commencement of an offering). Unless otherwise determined by the administrator, the purchase price per share will be at least 85% of the lower of the fair market value of a share of our Class A Common Stock on the first day of an offering or on the date of purchase.

Withdrawal

Participants may withdraw from an offering by delivering a withdrawal form to us and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, we will distribute to the employee such employee’s accumulated but unused contributions without interest or earnings (unless otherwise required by applicable law), and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment

A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is No longer employed by us or any of our parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise No longer eligible to participate. In such event, we will distribute to the participant such participant’s accumulated but unused contributions, without interest or earnings (unless required by applicable law).

Corporate Transactions

In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue or substitute for the outstanding purchase rights, then the participants’ accumulated contributions will be used to purchase shares of our Class A Common Stock (rounded down to the nearest whole share) within 10 business days prior to the corporate transaction under the outstanding purchase rights, and the participants’ purchase rights will terminate immediately thereafter.

Amendment and Termination

The Board has the authority to amend, suspend or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of our shareholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to comply with any laws, listing requirements or governmental regulations or (iii) as necessary to obtain or maintain favorable tax, listing or regulatory treatment. The ESPP will remain in effect until terminated by the Board in accordance with the terms of the ESPP.

Hedging Policy

The Board believes that it is undesirable for our directors, officers and employees to engage in hedging or speculative transactions that may put the personal gain of the insider in conflict with the best interests of the Company and our securityholders or otherwise give the appearance of impropriety. Therefore, our directors, officers, and employees, whether or not in possession of material non-public information, are generally prohibited from: (i) selling our securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery), (ii) transacting in put options, call options or other derivative securities, on an exchange or in any other organized market, (iii) engaging in hedging or monetization transactions, such as the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, and (iv) certain other transactions set forth in our insider trading policy.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Person Transactions — FiscalNote

The following includes a summary of transactions since January 1, 2020 to which we or Legacy FiscalNote have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than transactions that are described under the section “Executive Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Subordinated Convertible Promissory Notes

Legacy FiscalNote issued subordinated convertible promissory notes in private placements to accredited investors throughout 2020, including: (1) a note to Skyone Capital Pty Ltd. on February 28, 2020 with an initial principal amount of $990,450; (2) notes to Global Public Offering Master Fund LP on February 25, 2020, May 21, 2020 and August 12, 2020 with initial principal amounts of $250,000, $250,000 and $100,000, respectively, and (3) Project Moon, A Series of GPO Fund Series Select, LLC on August 12, 2020 with an initial principal amount of $150,000. Conrad Yiu, one of our directors, is director of Skyone Capital Pty Ltd., which entity is the trustee of funds affiliated with and/or managed by AS1 Growth Partners where Mr. Yiu serves as partner. Key Compton, a one of our directors, is a managing director of Urgent International Inc., which is (i) the owner and operator of the Global Public Offering Master Fund LP and its affiliated entities and (ii) the investment advisor for Project Moon, A Series of GPO Fund Series Select, LLC. The notes issued to Skyone Capital Pty Ltd., Global Public Offering Master Fund LP, and Project Moon, A Series of GPO Funds Series Select, LLC each accrue interest payable in kind at a rate of 15% per annum and are scheduled to mature on November 30, 2025. Prior to maturity, each note converted automatically into shares of our Class A Common Stock in connection with the consummation of the Business Combination. Please refer to Note 9 to the Consolidated Financial Statements included elsewhere in this prospectus for additional information regarding the convertible notes.

On May 13, 2022, Legacy FiscalNote received a letter from GPO FN Noteholder LLC (the “Disputing Lender”) disputing such lender’s pro forma beneficial ownership. The terms governing Legacy FiscalNote’s indebtedness with the Disputing Lender provide that, in connection with various qualifying transactions, including, in our view, the Business Combination, and following a $50 million repayment, the remainder of such indebtedness can be converted at our option into our Class A Common Stock based upon a conversion price equal to the lower of the offering price per share in the Business Combination, or a valuation cap-based price. Shares of Legacy FiscalNote Class A Common Stock issued in connection with such conversion would be issued prior to the Business Combination and then exchanged immediately for approximately 7,633,901 shares of our Class A Common Stock in connection with the Business Combination. In connection with such a conversion and the Business Combination, the Disputing Lender currently claims that as a result of the partial conversion of the indebtedness in connection with the Closing, it would be owed additional shares of our Class A Common Stock (the “Disputed Shares”), representing an approximate 4.3% economic and 1.9% voting additional interest in FiscalNote. Dilution from shares issued upon conversion of the indebtedness prior to the Business Combination will be borne exclusively by holders of Legacy FiscalNote’s equity securities. However, to the extent any Disputed Shares are issued following the Business Combination, related dilution will be borne by all holders of our equity securities. We recently announced on a Current Report on Form 8-K filed on January 27, 2023 that we entered into a term sheet with Disputing Lender to issue the New Note in order to settle certain claims asserted by the Disputing Lender with respect to the number of shares of Class A Common Stock received as a result of the Business Combination.

The Economist Group Seller Note & Equity Sale

On December 29, 2020, The Economist Group (“TEG”), Legacy FiscalNote, FN SPV Holdings Pty Ltd (“FN SPV”) and GPO FN Noteholder LLC entered into various agreements to effect TEG’s divestiture of its financial holdings in Legacy FiscalNote. Keith Nilsson, a director of FiscalNote, is managing director of Xplorer Capital

Fund III L.P. and XC FiscalNote — A LLC, which own 12.94% and 28.03%, respectively, of the outstanding equity interests of FN SPV. Conrad Yiu, one of our directors, is director of Skyone Capital Pty Ltd., an affiliated entity of AS1 Growth Partners, which owns 8.63% of FN SPV. Key Compton, one of our directors, is director of Urgent International Inc., the owner and operator of Global Public Offering Master Fund LP, which owns 5.77% of FN SPV. Mr. Compton also is a managing director of Urgent International Inc., the owner and operator of Urgent Capital LLC, which has a profits interest in GPO FN Noteholder LLC. In such transactions, FN SPV purchased 9,385,200 shares of Series E Preferred Stock of Legacy FiscalNote from TEG for approximately $23.0 million. In consideration for facilitating the transaction, Legacy FiscalNote received a right to 5% of any gains realized by FN SPV upon liquidation of such shares. In addition, GPO FN Noteholder LLC purchased a subordinated promissory note from TEG with a balance of approximately $78.4 million (including principal and accrued interest paid-in-kind) for approximately $49.0 million, and certain terms of the note were amended in connection with the sale. The Company did not receive any payment in either transaction. Please refer to Note 9 to the Consolidated Financial Statements included elsewhere in this prospectus for additional information regarding these transactions.

Ozmen Note

On July 3, 2019, Legacy FiscalNote issued a Subordinated Convertible Promissory note in the principal amount of $4,000,000 and bearing interest at a rate of 15% per annum over five years (the “Ozmen Note”) to Ozmen Ventures FN LLC, now known as 8090 FN LLC (“Ozmen”). Concurrently with the issuance of the Ozmen Note, Tim Hwang and the Timothy T. Hwang Revocable Trust (the “Hwang Trust”) entered into a binding term sheet (the “Term Sheet”) with Ozmen pursuant to which the Hwang Trust agreed to purchase the Ozmen Note from Ozmen on the one-year anniversary of the issuance date of the Ozmen Note in exchange for (i) $4,000,000 in immediately available funds and (ii) $4,000,000 in the form of shares of the then senior-most class and series of capital stock of FiscalNote, which would be generated from an immediate conversion of the Ozmen Note by the Hwang Trust.

On March 1, 2021, pursuant to a Letter Agreement, by and among Ozmen, Mr. Hwang, the Hwang Trust and Legacy FiscalNote, the parties agreed to amend the Ozmen Note to, among other things, (i) reduce the interest rate from 15% to 1% and (ii) waive all accrued interest under the Ozmen Note through, but not including, the effective date of the Letter Agreement in exchange for the issuance to Ozmen by Legacy FiscalNote of 549,484 shares of Series F Preferred Stock of FiscalNote. In addition, pursuant to the Letter Agreement, Mr. Hwang, the Hwang Trust and Ozmen agreed to terminate the Term Sheet. The Ozmen Note automatically converted into shares of common stock of Legacy FiscalNote immediately prior to the Business Combination which were exchangeable for 722,070 shares of FiscalNote pursuant to the terms of the Business Combination.

FrontierView Convertible Notes

Concurrent with, and in order to finance, the acquisition of FrontierView, Legacy FiscalNote entered into a $15.0 million convertible note with XC FiscalNote-B, LLC and a $3.0 million convertible note with Skyone Capital Pty Limited (collectively the “FrontierView Convertible Notes”). Keith Nilsson, one of our directors, is managing director of XC FiscalNote-B, LLC, with voting and disposition power over securities held by such entity, and Conrad Yiu, one of our directors, is a director of Skyone Capital Pty Limited, with voting and disposition power over securities held by such entity. The FrontierView Convertible Notes were subordinate to Legacy FiscalNote’s senior debt and senior subordinated convertible note then outstanding, accrued no interest, did not provide for voluntary prepayment, matured at 150% of the principal amount in the event specified conversion events had not occurred by September 30, 2024, and provided for automatic conversion as defined within the agreement at 150% of the principal amount based on a $1.0 billion conversion cap, subject to potential adjustment above 150% if and to the extent necessary to take into account dilution from conversion of Legacy FiscalNote’s senior subordinated convertible note then outstanding (such that the holders would receive a return of no less than 150% on the conversion of the FrontierView Convertible Notes). The FrontierView Convertible Notes automatically converted into an aggregate of 2,274,642 shares of common stock of Legacy Fiscal Note immediately prior to the Business Combination, which were exchangeable for 2,700,000 shares of Fiscal Note pursuant to the terms of the Business Combination.

Certain Relationships and Related Person Transactions — DSAC

On August 31, 2020, DSAC’s Sponsor purchased an aggregate of 5,031,250 Founder Shares in exchange for a capital contribution of $25,000, or approximately $0.005 per share.

DSAC’s Sponsor purchased an aggregate of 5,500,000 private placement warrants in connection with DSAC’s initial public offering, at a price of $1.00 per warrant, or $5,500,000 in the aggregate. Each private placement warrant entitles the holder to purchase one Class A ordinary share at $11.50 per share. The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination.

As of June 30, 2022, DSAC had a payable of $0.3 million due to an affiliate of the Sponsor, resulting from the affiliate paying certain costs on behalf of DSAC.

As of December 31, 2020, DSAC had $0.4 million due from an affiliate of the Sponsor, consisting of the net proceeds from the consummation of the IPO and the Private Placement held in the bank account of an affiliate of the Sponsor that was settled with the affiliate of our sponsor in March 2021.

On August 28, 2020, the Sponsor agreed to loan DSAC up to $250,000 to be used for the payment of costs related to the IPO pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due upon the closing of the IPO. As of December 31, 2020, DSAC borrowed approximately $176,000 under the Note. DSAC repaid the Note on March 31, 2021.

On October 18, 2021, DSAC and the Sponsor entered into a warrant purchase agreement whereby the Sponsor agreed to purchase an aggregate of 1,500,000 warrants for an aggregate purchase price of $1.5 million, with each warrant entitling the holder to purchase one DSAC Class A ordinary share at an exercise price of $11.50 per share. The proceeds of the issuance were used for DSAC’s working capital purposes.

In connection with the execution of the Business Combination Agreement, the Sponsor and other affiliates of DSAC entered into a number of agreements with DSAC. See “Ancillary Agreements Related to the Business Combination.”

Ancillary Agreements Related to the Business Combination

Sponsor Agreement

Concurrently with the execution of the Business Combination Agreement, DSAC, the Sponsor, Legacy FiscalNote and certain other persons party thereto entered into a sponsor letter agreement (the “Sponsor Agreement”), pursuant to which the Sponsor agreed to, among other things, (i) not to redeem any ordinary shares in DSAC owned by it in connection with the Business Combination, (ii) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) and (iii) waive any adjustment to the conversion ratio set forth in DSAC’s amended and restated memorandum and articles of association with respect to the Class B ordinary shares of DSAC held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement.

In addition, the Sponsor agreed that (i) all equity interests of DSAC held by the Sponsor immediately after the Effective Time (the “Restricted Securities”) will be subject to a lockup of 180 days from the Effective Time and (ii) 50% of each type of the Restricted Securities held by the Sponsor will be subject to a lockup during the period from the date that is 180 days following the Closing Date of the Business Combination and ending on the first anniversary of the Closing Date of the Business Combination, in each case, except to the Permitted Transferees as defined in the Sponsor Agreement. In addition, the Sponsor Agreement provides for certain volume limitations on sales of common stock by the Sponsor following the release of such shares from contractual lock-up.

Voting and Support Agreements

Concurrently with the execution of the Business Combination Agreement, certain stockholders of Legacy FiscalNote (collectively, the “Voting Stockholders”) entered into voting and support agreements (collectively, the “Support Agreements”) with DSAC and Legacy FiscalNote, pursuant to which the Voting Stockholders agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) a lockup of all equity interests of Legacy FiscalNote held by such Voting Stockholder immediately after the Effective Time for a period of 180 days from the Effective Time (or 12 months, in the case of the Co-Founders) and (iii) be bound by certain other covenants and agreements related to the Business Combination. The agreements were terminated upon the Closing.

Registration Rights Agreement

In connection with the Closing of the Business Combination, on the Closing Date we entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”) with certain DSAC stockholders (including the Sponsor) and certain Legacy FiscalNote members (such stockholders, the “Holders”), pursuant to which, among other things, the Holders are entitled to certain registration rights in respect of the registrable securities under the Registration Rights Agreement. The Registration Rights Agreement also provides the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Indemnification Agreements

On the Closing Date, we entered into indemnification agreements with each of our directors and executive officers.

Each indemnification agreement provides for indemnification and advancements of certain expenses and costs relating to claims, suits or proceedings arising from each of our director or executive officer’s service to the Company, or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

Backstop Agreement

In connection with the execution of the Business Combination Agreement, DSAC and certain investment funds affiliated to the Sponsor, including Maso Capital Investments Limited, Blackwell Partners LLC — Series A, and Star V Partners LLC (collectively, the “Backstop Parties”) entered that certain Backstop Agreement, as amended by the First Amendment to the Backstop Agreement (the “Backstop Agreement”) whereby the Backstop Parties, subject to the other terms and conditions included therein, at the Closing, subscribed for shares of New DSAC Class A common stock in order to fund redemptions by shareholders of DSAC in connection with the Business Combination, in an amount equal to the amount paid out of the Trust Account of DSAC to honor duly exercised redemption rights of up to $175,000,000. The Backstop Parties also received Bonus Shares for each share of New DSAC Class A common stock for which they subscribed pursuant to the Backstop Agreement.

Related Person Transactions Policy Following the Business Combination

Our Board has adopted a written Related Party Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Company’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

A “related person” is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of the Company’s voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the proposed related person transactions generally must be presented to the Company’s Audit Committee for review and approval.

The Company’s Audit Committee will approve only those transactions that it determines are in the best interests of the Company and its stockholders.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information known to the Company regarding the beneficial ownership of the Common Stock as of April 28, 2023, by:

•	Each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Common Stock;

•	each of our named executive officer and director of the Company; and

•	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our common stock is based on 125,653,540 shares of our Class A Common Stock and 8,290,921 shares of our Class B Common Stock issued and outstanding as of April 28, 2023.

Unless otherwise indicated in the footnotes to the table below, and subject to applicable community property laws, the Company believes that all persons named in the table below have sole voting and investment power with respect to their beneficially owned shares of Common Stock.

	Class A Common Stock	Class B Common Stock	% of Total Common Stock	% of Total Voting Power
Directors and Named Executive Officers of FiscalNote(1)
Timothy Hwang (2)	3,341,998	7,108,623	7.65%	53.94%
Gerald Yao (3)	102,231	1,182,298	*	8.91%
Michael J. Callahan (4)	116,891	—	*	*
Key Compton (5)	779,133	—	*	*
Stanley McChrystal (6)	158,436	—	*	*
Keith Nilsson (7)	13,736,897	—	10.25%	4.13%
Anna Sedgley (8)	57,541	—	*	*
Brandon Sweeney (9)	116,891	—	*	*
Conrad Yiu (10)	1,514,517	—	1.13%	*
Jon Slabaugh (11)	261,028	—	*	*
Josh Resnik (12)	394,284	—	*	*
Manoj Jain(13)	43,084,454	—	29.09%	12.41%
All Directors and Executive Officers of FiscalNote as a Group (17 Individuals)	64,087,675	8,290,921	50.79%	80.53%
5% Beneficial Owners of FiscalNote
Sponsor, Maso Capital Investments Limited, Blackwell Partners LLC — Series A and Star V Partners, LLC (14)	43,056,588	—	29.07%	12.41%
GPO FN Noteholder LLC(15)	7,781,723	—	5.81%	2.34%

*	Less than one percent.
**

Percentage of total voting power represents voting power with respect to all shares of our Class A Common Stock and our Class B Common Stock, as a single class. Each share of our Class B common stock is entitled to 25 votes and each share of our Class A common is be entitled to one vote. For more information about the voting rights of our common stock, see “Description of Securities” in this prospectus.

(1)	Unless indicated otherwise, the business address of each of these stockholders is 1201 Pennsylvania Avenue NW, 6th Floor, Washington, D.C. 20004.

(2)

Reflects (i) 607,199 shares of Class A Common Stock held by Timothy T. Hwang, as Trustee of the Timothy T. Hwang Revocable Trust, originally dated January 10, 2019 (“Hwang Trust”), over which Mr. Hwang has sole voting and dispositive power; (ii) 7,108,623 shares of Class B Common Stock held by Timothy T. Hwang, as Trustee of the Hwang Trust, over which Mr. Hwang has sole voting and dispositive power; (iii) 2,555,133 shares of Class A Common Stock over which the Hwang Trust has the right to acquire sole voting and dispositive power upon the exercise of options exercisable as of or within 60 days; and (iv) 179,666 shares of Class A Common Stock over which the Hwang Trust has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days.

(3)

Reflects (i) 31,463 shares of Class A Common Stock held by the Gerald Yao Revocable Trust, dated January 10, 2019 (“Yao Trust”), over which Mr. Yao is trustee and in such capacity holds sole voting and dispositive power; (ii) 1,113,993 shares of Class B Common Stock held by the Yao Trust, over which Mr. Yao is trustee and in such capacity holds sole voting and dispositive power; (iii) 68,305 shares of Class B Common Stock held by Mr. Yao; (iv) 65,283 shares of Class A Common Stock over which the Yao Trust has the right to acquire sole voting and dispositive power upon the exercise of options exercisable as of or within 60 days; and (v) 5,485 shares of Class A Common Stock over which the Yao Trust has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days.

(4)

Reflects (i) 29,675 shares of Class A Common Stock held by Mr. Callahan; (ii) 59,350 shares of Class A Common Stock over which Mr. Callahan has the right to acquire sole voting and dispositive power upon the exercise of options exercisable as of or within 60 days; and (iii) 27,866 shares of Class A Common Stock over which Mr. Callahan has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days.

(5)

Reflects (i) 29,675 shares of Class A Common Stock held by Mr. Compton; (ii) 27,866 shares of Class A Common Stock over which Mr. Compton has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days; (iii) 690,637 shares of Class A Common Stock beneficially owned by Global Public Offering Master Fund, L.P. (“GPO Master Fund”); and (iv) 30,865 shares of Class A Common Stock beneficially owned by Urgent Capital LLC (“Urgent Capital”). Global Public Offering Fund GP, LLC (“GPO Fund”) is the general partner of GPO Master Fund. Mr. Compton is a managing director of Urgent International Inc. (“Urgent”), which is the owner and operator of GPO Master Fund and its affiliated entities and the investment advisor for GPO Master Fund and the owner and operator of Urgent Capital. As such, Mr. Compton may be deemed to have voting and dispositive power over the shares held by GPO Master Fund and Urgent Capital. The address for GPO Master Fund and Urgent Capital is c/o Urgent International Inc., 420 Lexington Avenue, Suite 1402, New York, New York 10170.

(6)

Reflects (i) 130,570 shares of Class A Common Stock held by Mr. McChrystal; and (ii) 27,866 shares of Class A Common Stock over which Mr. McChrystal has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days.

(7)

Reflects (i) 59,350 shares of Class A Common Stock held by Mr. Nilsson; (ii) 27,866 shares of Class A Common Stock over which Mr. Nilsson has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days; (iii) 6,345,702 shares of Class A Common Stock beneficially owned by Visionnaire Ventures Fund I, LP (“Visionnaire”); (iv) 2,123,155 shares of Class A Common Stock beneficially owned by Xplorer Capital Fund III L.P. (“Xplorer”); (v) 2,629,239 shares of Class A Common Stock beneficially owned by XC FiscalNote-A, LLC (“XC-A”); (vi) 2,250,000 shares of Class A Common Stock beneficially owned by XC FiscalNote-B, LLC (“XC-B”); and (vii) 301,585 shares of Class A Common Stock beneficially owned by Xplorer Capital (“Capital”). Mr. Nilsson is managing partner of Visionnaire and may be deemed to have voting and dispositive power over the shares held by Vissionaire. Mr. Nilsson is managing partner of Xplorer and Capital and may be deemed to have voting and dispositive power over the shares held by Xplorer and Capital. Mr. Nilsson is managing director of XC-A and XC-B and may be deemed to have voting and dispositive power over the shares. The address for each of these entities is 1300 El Camino Real, Suite 100, Menlo Park, California 94025.

(8)

Reflects (i) 29,675 shares of Class A Common Stock held by Ms. Sedgley; and (ii) 27,866 shares of Class A Common Stock over which Ms. Sedgley has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days.

(9)

Reflects (i) 29,675 shares of Class A Common Stock held by Mr. Sweeney; (i) 59,350 shares of Class A Common Stock over which Mr. Sweeney has the right to acquire sole voting and dispositive power upon the exercise of options exercisable as of or within 60 days; and (ii) 27,866 shares of Class A Common Stock over which Mr. Sweeney has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days.

(10)

Reflects (i) 29,675 shares of Class A Common Stock held by Mr. Yiu; (ii) 27,866 shares of Class A Common Stock over which Mr. Yiu has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days; and (iii) 1,456,976 shares of Class A Common Stock beneficially owned by SkyOne Capital Pty Ltd. (“SkyOne”). Mr. Yiu is a director of SkyOne, which entity is the trustee of funds affiliated with and/or managed by AS1 Growth Partners Pty Ltd where Mr. Yiu serves as a partner, and in such capacity may be deemed to have voting and dispositive power over such shares. The address for SkyOne is Level 16, 88 Phillip Street, Aurora Place, Sydney, NSW 2000, Australia.

(11)

Reflects (i) 92,463 shares of Class A Common Stock held by Mr. Slabaugh; (ii) 152,637 shares of Class A Common Stock over which Mr. Slabaugh has the right to acquire sole voting and dispositive power upon the exercise of options exercisable as of or within 60 days; and (iii) 15,928 shares of Class A Common Stock over which Mr. Slabaugh has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days.

(12)

Reflects (i) 137,748 shares held by Mr. Resnik; (ii) 232,278 shares of Class A Common Stock over which Mr. Resnik has the right to acquire sole voting and dispositive power upon the exercise of options exercisable as of or within 60 days; and (iii) 24,258 shares of Class A Common Stock over which Mr. Resnik has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days.

(13)

Reflects (i) 27,866 shares of Class A Common Stock over which Mr. Jain has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days; and (ii) shares of Class A Common Stock held by affiliates described in footnote (18) below.

(14)

The Sponsor, Maso Capital Investments Limited (“MCIL”), Blackwell Partners LLC — Series A (“BW”) and Star V Partners LLC (“SV”) are the beneficial owners of the shares reported herein. Maso Capital Offshore Limited (“MCOL” is the sole member and manager of the Sponsor and has voting and investment discretion with respect to the common shares held of record by the Sponsor. Maso Capital Partners Limited (“MCPL”) is the investment manager of each of MCIL, BW and SV and has voting and investment discretion with respect to the common shares held of record by those entities. Manoj Jain, Sohit Khurana and Allan Finnerty are the directors of MCOL and Manoj Jain and Sohit Khurana are the directors of MCPL, and may be deemed to have shared voting and dispositive power over the shares. Each such person disclaims any beneficial ownership of such shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Accordingly, all of the shares held by our Sponsor may be deemed to be beneficially held by Maso Capital Offshore Limited. The business address of each of these stockholders is 8/F Printing House, 6 Duddell Street, Hong Kong.

(15)

GPO FN Noteholder LLC is the beneficial owner of the shares reported herein. Stonehill Capital Management LLC (“SCM”) is the manager of GPO FN Noteholder LLC and has voting and investment discretion with respect to the shares held of record by GPO FN Noteholder LLC. SCM disclaims beneficial ownership of such shares. Mr. John Motulsky, Mr. Jonathan Sacks, Mr. Peter Sisitsky, Mr. Michael Thoyer, Mr. Michael Stern and Mr. Samir Arora (collectively, the “Members”) are the managing members of SCM and may be deemed to have shared voting and dispositive power over the shares. The Members disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein. The business address of this stockholder is 320 Park Avenue, 26th Floor, New York, NY 10022. On January 27, 2023, the Company reported on a Current Report on Form 8-K that it had entered into a term sheet with GPO FN Noteholder, LLC providing for, among other matters, the exchange of a substantial portion of such entity’s holdings of Class A Common Stock for a convertible note in connection with the settlement of a pending dispute between the parties.

SELLING SECURITYHOLDERS

This prospectus relates to the resale from time to time by (a) the Selling Stockholders of up to 87,504,863 shares of Class A Common Stock, consisting of (i) up to 5,837,446 shares of Class A Common Stock underlying awards held by affiliates of FiscalNote, (ii) up to 8,290,921 shares of Class A Common Stock issuable upon conversion or transfer of shares of Class B Common Stock held by affiliates of FiscalNote, (iii) up to 23,862,981 shares of Class A Common Stock held by affiliates of FiscalNote, (iv) up to 11,000,000 Private Warrant Shares, (v) up to 3,142,857 Public Warrant Shares, (vi) up to 28,963,731 shares of Class A Common Stock held by the Sponsor and its affiliates and (vii) up to 6,406,927 Earnout Shares (collectively, the “Shares”); and (b) the Selling Warrant Holders of up to 7,000,000 Private Warrants. A description of our relationships with certain of the Selling Securityholders and their affiliates is set forth in “Certain Relationships and Related Person Transactions.”

Certain of the Selling Securityholders, including the Sponsor and its affiliates, have entered into lock-up agreements with respect to the Shares and Private Warrants, including the Class A Common Stock issuable upon exercise of the Private Warrants. Certain of the Selling Securityholders are subject to lock-up agreements that restrict their ability to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of our Class A Common Stock, any options or warrants to purchase any shares of ours Class A Common Stock or any securities convertible into or exchangeable for or that represent the right to receive shares of our Class A Common Stock for 180 days from the merger (or 12 months, in the case of the co-founders), subject to certain exceptions. All of the Shares sold in this offering will become eligible for sale upon expiration of the applicable lock-up period or release by competent parties, except for any Shares held by our affiliates as defined in Rule 144 under the Securities Act.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Shares or Private Warrants. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities in transactions exempt from registration under the Securities Act.

The following table sets forth certain information provided by or on behalf of the Selling Securityholders as of September 20, 2022 concerning the Shares that may be offered from time to time by each Selling Securityholder with this prospectus. See “Plan of Distribution.” For the purposes of this following table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. The percentage ownership of voting securities in the following table is based on 131,412,401 shares of common stock outstanding as of September 20, 2022, consisting of 123,121,480 shares of our Class A Common Stock and 8,290,921 shares of our Class B Common Stock outstanding as of that date. In connection with a resale of Class B Common Stock, such shares will automatically convert into the same number of shares of our Class A Common Stock.

Name and Address of Beneficial Owner**	Shares Beneficially Owned Prior to this Offering		% of Common Stock	Private Warrants Beneficially Owned Prior to Offering	Number of Shares of Class A Common Stock Being Offered	Private Warrants Offered	Shares Beneficially Owned After the Offered Shares are Sold		% of Common Stock	Private Warrants Beneficially Owned After the Offered Private Warrants are Sold	% of Total Voting Power After this Offering
	Class A	Class B					Class A	Class B
Bradford Allen (1)	25,000	—	*	—	25,000	—	—	—	—	—	—
Duddell Street Holdings Limited (2)	4,325,000	—	3.29%	—	4,325,000	—	—	—	—	—	—
Maso Capital Investment Limited (3)	5,380,241	—	4.01%	1,267,700	5,380,241	1,267,700	—	—	—	—	—
Blackwell Partners LLC — 123,121,480 shares of our Class A Common Stock and 8,290,921 shares of our Class B Common Stock outstanding as of that date. In connection with a resale of Class B Common Stock, such shares will automatically convert into the same Series A(4)	23,877,020	—	17.10%	4,138,400	23,877,020	4,138,400	—	—	—	—	—
Star V Partners LLC(5)	9,474,327	—	7.03%	1,593,900	9,474,327	1,593,900	—	—	—	—	—

Name and Address of Beneficial Owner**	Shares Beneficially Owned Prior to this Offering		% of Common Stock	Private Warrants Beneficially Owned Prior to Offering	Number of Shares of Class A Common Stock Being Offered	Private Warrants Offered	Shares Beneficially Owned After the Offered Shares are Sold		% of Common Stock	Private Warrants Beneficially Owned After the Offered Private Warrants are Sold	% of Total Voting Power After this Offering
	Class A	Class B					Class A	Class B
Marc Holtzman (6)	25,000	—	*	—	25,000	—	—	—	—	—	—
Timothy Hwang (7)	2,143,869	7,108,623	6.93%	—	12,488,124	—	—	—	—	—	—
Gerald Yao (8)	43,473	1,182,298	*	—	1,748,789	—	—	—	—	—	—
Michael J. Callahan (9)	89,025	—	*	—	105,186	—	—	—	—	—	—
Key Compton (10)	25,964	—	*	—	35,060	—	—	—	—	—	—
GPO Master Fund (11)	690,637	—	*	—	816,018	—	—	—	—	—	—
Urgent Capital (12)	30,865	—	*	—	36,468	—	—	—	—	—	—
Stanley McChrystal (13)	130,570	—	*	—	154,273	—	—	—	—	—	—
Keith Nilsson (14)	59,350	—	*	—	70,124	—	—	—	—	—	—
Vissionnaire Ventures Fund I, LP (15)	6,345,702	—	4.83%	—	7,497,733	—	—	—	—	—	—
Xplorer Capital Fund III L.P. (16)	2,123,155	—	1.62%	—	2,508,603	—	—	—	—	—	—
XC FiscalNote-A, LLC(17)	2,629,239	—	2.00%	—	3,106,564	—	—	—	—	—	—
XC FiscalNote-B, LLC (18)	2,250,000	—	1.71%	—	2,250,000	—	—	—	—	—	—
Xplorer Capital (19)	301,585	—	*	—	356,336	—	—	—	—	—	—
Anna Sedgley (20)	25,964	—	*	—	35,060	—	—	—	—	—	—
Brandon Sweeney (21)	89,025	—	*	—	105,186	—	—	—	—	—	—
Conrad Yiu (22)	29,674	—	*	—	35,060	—	—	—	—	—	—
SkyOne Capital Pty Ltd.(23)	1,456,976	—	1.11%	—	1,639,787	—	—	—	—	—	—
Jon Slabaugh(24)	77,894	—	*	—	391,710	—	—	—	—	—	—
Josh Resnik(25)	128,340	—	*	—	550,260	—	—	—	—	—	—
Krystal Putman-Garcia(26)	35,162	—	*	—	195,850	—	—	—	—	—	—
Reed Fawell(27)	117,362	—	*	—	447,669	—	—	—	—	—	—
Todd Aman(28)	11,744	—	*	—	35,060	—	—	—	—	—	—
Vlad Eidelman(29)	283,870	—	*	—	580,175	—	—	—	—	—	—
Vibha Jain Miller(30)	—	—	—	—	14,724	—	—	—	—	—	—
GPO FN Noteholder LLC(31)	7,781,723	—	5.92%	—	9,194,456	—	—	—	—	—	—

*	Less than 1%.
**

Unless indicated otherwise, the business address of each of these Selling Securityholders is 1201 Pennsylvania 123,121,480 shares of our Class A Common Stock and 8,290,921 shares of our Class B Common Stock outstanding as of that date. In connection with a resale of Class B Common Stock, such shares will automatically convert into the same Avenue NW, 6th Floor, Washington, D.C. 20004.

(1)	The address of Bradford Allen is 344 Jasmine, Laguna Beach CA 92651, United States.
(2)

The business address of Duddell Street Holdings Limited (the “Sponsor”) is 6 Duddell Street, Hong Kong. Maso Capital Offshore Limited (“MCOL”) is the sole member and manager of the Sponsor and has voting and investment discretion with respect to the common shares held of record by the Sponsor. Manoj Jain, Sohit Khurana and Allan Finnerty are the directors of MCOL, and may be deemed to have shared voting and dispositive power over the shares. Accordingly, all of the shares held by our sponsor may be deemed to be beneficially held by Maso Capital Offshore Limited.

(3)

Reflects (i) 5,380,241 shares, (ii) 611,286 shares issuable upon exercise of 389,000 Public Warrants and (iii) 1,992,100 shares issuable upon exercise of 1,267,700 Private Warrants. The business address of Maso Capital Investment Limited (“MCIL”) is 6 Duddell Street, Hong Kong. Maso Capital Partners Limited (“MCPL”) is the investment manager of MCIL and has voting and investment discretion with respect to the common shares held of record by MCIL. Manoj Jain and Sohit Khurana are the directors of MCPL, and may be deemed to have shared voting and dispositive power over the shares. Each such person disclaims any beneficial ownership of such shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(4)

Reflects (i) 23,877,020 shares, (ii) 1,717,571 shares issuable upon exercise of 1,093,000 Public Warrants and (iii) 6,503,200 shares issuable upon exercise of 4,138,400 Private Warrants. The business address of Blackwell Partners LLC — Series A (“BW”) is 6 Duddell Street, Hong Kong. Maso Capital Partners Limited (“MCPL”) is the investment manager of BW and has voting and investment discretion with respect to the common shares held of record by BW. Manoj Jain and Sohit Khurana are the directors of MCPL, and may be deemed to have shared voting and dispositive power over the shares. Each such person disclaims any beneficial ownership of such shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(5)

Reflects (i) 9,474,327 shares, (ii) 814,000 shares issuable upon exercise of 518,000 Public Warrants and (iii) 2,504,700 shares issuable upon exercise of 1,593,900 Private Warrants. The business address of Star V Partners LLC (“SV”) is 6 Duddell Street, Hong Kong. Maso Capital Partners Limited (“MCPL”) is the investment manager of SV and has voting and investment discretion with respect to the common shares held of record by SV. Manoj Jain and Sohit Khurana are the directors of MCPL, and may be deemed to have shared voting and dispositive power over the shares. Each such person disclaims any beneficial ownership of such shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(6)	The address of Marc Holtzman is 4801 Preserve Parkway North, Greenwood Village, CO 80121.
(7)

Reflects (i) 7,108,623 shares held by Timothy T. Hwang, as Trustee of the Timothy T. Hwang Revocable Trust, originally dated January 10, 2019 (“Hwang Trust”), over which Mr. Hwang has sole voting and dispositive power, (ii) 2,143,869 shares held by the Hwang Trust over which Mr. Hwang has the right to acquire voting and dispositive power upon the exercise of options exercisable as of or within 60 days and (iii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 1,316,828 shares held by the Hwang Trust over which Mr. Hwang has the right to acquire sole voting and dispositive power upon the exercise of options exercisable after 60 days of the date of this prospectus and (b) 1,918,804 Earnout Shares.

(8)

Reflects (i) 1,099,208 shares held by the Gerald Yao Revocable Trust, dated January 10, 2019 (“Yao Trust”), over which Mr. Yao is trustee and in such capacity holds sole voting and dispositive power, (ii) 83,090 shares held by the Gerald Yao 2021 GRAT, over which Mr. Yao is trustee and in such capacity holds sole voting and dispositive power over the shares, (iii) 43,473 shares held by the Yao Trust, over which Mr. Yao has the right to acquire sole voting and dispositive power upon the exercise of options exercisable as of or within 60 days, and (iv) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 155,609 shares held by the Yao Trust, over which Mr. Yao has the right to acquire sole voting and dispositive power upon the exercise of options exercisable after 60 days of the date of this prospectus, (b) 98,710 shares underlying restricted stock units held by the Yao Trust over which Mr. Yao has the right to acquire sole voting and dispositive power upon the settlement of such restricted stock units after 60 days of the date of this prospectus, and (c) 268,699 Earnout Shares.

(9)

Reflects (i) 59,350 shares underlying options over which Mr. Callahan has the right to acquire sole voting and dispositive power upon the exercise of options, (ii) 29,675 shares underlying restricted stock units over which Mr. Callahan has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units, each exercisable or vesting as of or within 60 days and (iii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 16,161 Earnout Shares.

(10)

Reflects (i) 25,964 shares over which Mr. Compton has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 3,710 shares underlying restricted stock units over which Mr. Compton has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting after 60 days of the date of this prospectus and (b) 5,386 Earnout Shares.

(11)

Reflects (i) 690,637 shares and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 125,381 Earnout Shares. The address for Global Public Offering Master Fund, L.P. (“GPO Master Fund”) is c/o Urgent International Inc., 27 Great Jones Street, Suite 6W, New York, New York 10012. Global Public Offering Fund GP, LLC (“GPO Fund”) is the general partner of GPO Master Fund. Mr. Compton is a managing director of Urgent International Inc. (“Urgent”), which is the owner and operator of GPO Master Fund and its affiliated entities and the investment advisor for GPO Master Fund and the owner and operator of Urgent Capital. As such, Mr. Compton may be deemed to have voting and dispositive power over the shares held by GPO Master Fund and Urgent Capital.

(12)

Reflects (i) 30,865 shares and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 5,604 Earnout Shares. The address for Urgent Capital LLC (“Urgent Capital”) is c/o Urgent International Inc., 27 Great Jones Street, Suite 6W, New York, New York 10012. Global Public Offering Fund GP, LLC (“GPO Fund”) is the general partner of GPO Master Fund. Mr. Compton is a managing director of Urgent International Inc. (“Urgent”), which is the owner and operator of GPO Master

Fund and its affiliated entities and the investment advisor for GPO Master Fund and the owner and operator of Urgent Capital. As such, Mr. Compton may be deemed to have voting and dispositive power over the shares held by GPO Master Fund and Urgent Capital.
(13)

Reflects (i) 71,220 shares, (ii) 59,350 shares over which Mr. McChrystal has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days and (iii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 23,703 Earnout Shares.

(14)

Reflects (i) 59,350 shares over which Mr. Nilsson has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 10,774 Earnout Shares.

(15)

Reflects (i) 6,345,702 shares and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 1,152,031 Earnout Shares. The address for Visionnaire Ventures Fund I, LP (“Visionnaire”) is 1300 El CamiNo Real, Suite 100, Menlo Park, California 94025. Mr. Nilsson is managing partner of Visionnaire and may be deemed to have voting and dispositive power over the shares held by Vissionaire.

(16)

Reflects (i) 2,123,155 shares and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 385,448 Earnout Shares. The address for Xplorer Capital Fund III L.P. (“Xplorer”) is 1300 El CamiNo Real, Suite 100, Menlo Park, California 94025. Mr. Nilsson is managing partner of Xplorer and Capital and may be deemed to have voting and dispositive power over the shares held by Xplorer.

(17)

Reflects (i) 2,629,239 shares and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 477,325 Earnout Shares. The address for XC FiscalNote-A, LLC (“XC-A”) is 1300 El CamiNo Real, Suite 100, Menlo Park, California 94025. Mr. Nilsson is managing partner of CX-A and may be deemed to have voting and dispositive power over the shares held by XC-A.

(18)

The address for each of XC FiscalNote-B, LLC (“XC-B”) is 1300 El CamiNo Real, Suite 100, Menlo Park, California 94025. Mr. Nilsson is managing partner of XC-B and may be deemed to have voting and dispositive power over the shares held by XC-B.

(19)

Reflects (i) 301,585 shares and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 54,751 Earnout Shares. The address for each of Xplorer Capital (“Capital”) is 1300 El CamiNo Real, Suite 100, Menlo Park, California 94025. Mr. Nilsson is managing partner of Capital and may be deemed to have voting and dispositive power over the shares held by Xplorer.

(20)

Reflects (i) 25,964 shares over which Ms. Sedgley has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 3,710 shares underlying restricted stock units over which Ms. Sedgley has the right to acquire sole voting and dispositive power upon the settlement of such restricted stock units after 60 days of the date of this prospectus, and (b) 5,386 Earnout Shares.

(21)

Reflects (i) 59,350 shares underlying options over which Mr. Sweeney has the right to acquire sole voting and dispositive power upon the exercise of options, (ii) 29,675 shares underlying restricted stock units over which Mr. Sweeney has the right to acquire sole voting and dispositive power upon settlement of restricted stock units, each exercisable or vesting as of or within 60 days and (iii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 16,161 Earnout Shares.

(22)

Reflects (i) 29,674 shares over which Mr. Yiu has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 5,386 Earnout Shares.

(23)

Reflects (i) 1,456,976 shares and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 182,811 Earnout Shares. The address for SkyOne Capital Pty Ltd. (“SkyOne”) is Level 16, 88 Phillip Street, Aurora Place, Sydney, NSW 2000, Australia. Mr. Yiu is a director of SkyOne, which entity is the trustee of funds affiliated with and/or managed by AS1 Growth Partners Pty Ltd where Mr. Yiu serves as a partner, and in such capacity may be deemed to have voting and dispositive power over such shares.

(24)

Reflects (i) 77,894 shares over which Mr. Slabaugh has the right to acquire sole voting and dispositive power upon the exercise of options as of or within 60 days and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 191,938 shares over which Mr. Slabaugh has the right to acquire sole voting and dispositive power upon the exercise of options exercisable after 60 days of the date of this prospectus, (b) 61,694 shares underlying restricted stock units over which Mr. Slabaugh has the right to acquire sole voting and dispositive power upon the settlement of such restricted stock units after 60 days of the date of this prospectus and (c) 60,184 Earnout Shares.

(25)

Reflects (i) 128,340 shares over which Mr. Resnik has the right to acquire sole voting and dispositive power upon the exercise of options as of or within 60 days, and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 250,711 shares over which Mr. Resnik has the right to acquire sole voting and dispositive power upon the exercise of options exercisable after 60 days of the date of this prospectus, (b) 86,666 shares underlying restricted stock units over which Mr. Resnik has the right to acquire sole voting and dispositive power upon the settlement of such restricted stock units after 60 days of the date of this prospectus and (c) 84,543 Earnout Shares.

(26)

Reflects (i) 35,162 shares over which Ms. Putman-Garcia has the right to acquire sole voting and dispositive power upon the exercise of options as of or within 60 days, and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 99,753 shares over which Ms. Putman-Garcia has the right to acquire sole voting and dispositive power upon the exercise of options exercisable after 60 days of the date of this prospectus, (b) 30,847 shares underlying restricted stock units over which Ms. Putman-Garcia has the right to acquire sole voting and dispositive power upon the settlement of such restricted stock units after 60 days of the date of this prospectus and (c) 30,088 Earnout Shares.

(27)

Reflects (i) 117,362 shares over which Mr. Fawell has the right to acquire sole voting and dispositive power upon the exercise of options as of or within 60 days, and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 191,018 shares over which Mr. Fawell has the right to acquire sole voting and dispositive power upon the exercise of options exercisable after 60 days of the date of this prospectus, (b) 70,507 shares underlying restricted stock units over which Mr. Fawell has the right to acquire sole voting and dispositive power upon the settlement of such restricted stock units after 60 days of the date of this prospectus and (c) 68,782 Earnout Shares.

(28)

Reflects (i) 11,744 shares over which Mr. Aman has the right to acquire sole voting and dispositive power upon the exercise of options as of or within 60 days, and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 17,930 shares over which Mr. Aman has the right to acquire sole voting and dispositive power upon the exercise of options exercisable after 60 days of the date of this prospectus and (b) 5,386 Earnout Shares.

(29)

Reflects (i) 181,879 shares, (ii) 101,991 shares over which Mr. Eidelman has the right to acquire sole voting and dispositive power upon the exercise of options as of or within 60 days, and (iii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 102,401 shares over which Mr. Eidelman has the right to acquire sole voting and dispositive power upon the exercise of options exercisable after 60 days of the date of this prospectus, (b) 104,764 shares underlying restricted stock units over which Mr. Eidelman has the right to acquire sole voting and dispositive power upon the settlement of such restricted stock units after 60 days of the date of this prospectus and (c) 89,140 Earnout Shares.

(30)

Solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, reflects (i) 2,967 shares over which Ms. Miller has the right to acquire sole voting and dispositive power upon the exercise of options exercisable after 60 days of the date of this prospectus, (b) 9,496 shares underlying restricted stock units over which Ms. Miller has the right to acquire sole voting and dispositive power upon the settlement of such restricted stock units after 60 days of the date of this prospectus, and (c) 2,261 Earnout Shares.

(31)

Reflects (i) 7,781,723 shares, and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 1,412,733 Earnout Shares. GPO FN Noteholder LLC is the beneficial owner of the shares reported herein. Stonehill Capital Management LLC (“SCM”) is the manager of GPO FN Noteholder LLC and has voting and investment discretion with respect to the shares held of record by GPO FN Noteholder LLC. SCM disclaims beneficial ownership of such shares. Mr. John Motulsky, Mr. Jonathan Sacks, Mr. Peter Sisitsky, Mr. Michael Thoyer, Mr. Michael Stern and Mr. Samir Arora (collectively, the

“Members”) are the managing members of SCM and may be deemed to have shared voting and dispositive power over the shares. The Members disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein. The business address of this stockholder is 320 Park Avenue, 26th Floor, New York, NY 10022.

Listing of FiscalNote Class A Common Stock and Public Warrants

Our Class A Common Stock and Public Warrants are currently listed on the NYSE and trade under the symbols “NOTE” and “NOTE.WS”, respectively. On May 1, 2023, the closing price of our Class A Common Stock was $1.73 per share and the closing price of our Public Warrants was $0.09 per Public Warrant.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 11,000,000 Private Warrant Shares issuable upon the exercise of 7,000,000 Private Warrants.

We are also registering for resale from time to time by (a) the Selling Stockholders of up to 87,504,863 shares of Class A Common Stock, consisting of (i) up to 5,837,446 shares of Class A Common Stock underlying awards held by affiliates of FiscalNote, (ii) up to 8,290,921 shares of Class A Common Stock issuable upon conversion or transfer of shares of Class B Common Stock held by affiliates of FiscalNote, (iii) up to 23,862,981 shares of Class A Common Stock held by affiliates of FiscalNote, (iv) up to 11,000,000 Private Warrant Shares, (v) up to 3,142,857 Public Warrant Shares, (vi) up to 28,963,731 shares of Class A Common Stock held by the Sponsor and its affiliates and (vii) up to 6,406,927 Earnout Shares; and (b) the Selling Warrant Holders of up to 7,000,000 Private Warrants.

We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders, except with respect to amounts received by us upon the exercise of the Sponsor Warrants for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We are required to pay all other fees and expenses incident to the registration of the shares of our Class A Common Stock to be offered and sold pursuant to this prospectus.

The shares of Class A Common Stock and the Private Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer.

The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.

The Selling Securityholders may sell their shares and warrants by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the offered securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NYSE;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through the distribution of the securities by any Selling Securityholder to its partners, members or stockholders;

•	through one or more underwritten offerings on a firm commitment or best-efforts basis;

•	settlement of short sales entered into after the effective date the registration statement of which this prospectus is a part;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s shares of Class A Common Stock, such Selling Securityholder may transfer shares of Class A Common Stock to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Securityholder that it intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth, to the extent required, the following information:

•	the specific securities to be offered and sold;

•	the names of the Selling Securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters, if not already named herein; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of common stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities offered by this prospectus, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Class A Common Stock and Public Warrants are currently listed on the NYSE and trade under the symbols “NOTE” and “NOTE.WS”, respectively. On May 1, 2023, the closing price of our Class A Common Stock was $1.73 per share and the closing price of our Public Warrants was $0.09 per Public Warrant.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions that we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the shares covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement, dated October 28, 2020, by and between us and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences relating to the ownership and disposition of our Class A Common Stock and Warrants, which we collectively refer to as our “securities.” This discussion is limited to certain U.S. federal income tax considerations for investors that will acquire our securities for cash after the effective time of the Business Combination and will hold them as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and that acquire our Common Stock and Warrants for cash pursuant to this prospectus.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the special tax accounting rules under Section 451(b) of the Code, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	banks, financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more (by vote or value) of our shares;

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to our securities;

•	persons holding our securities as part of a “straddle,” constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

•	persons holding our securities in connection with a trade or business conducted outside the United States;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•	tax-exempt entities;

•	controlled foreign corporations; and

•	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of our securities.

This discussion is based on the Code, administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury Regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be No assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS OR ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our securities who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of its Class A Common Stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below.

Dividends we pay to a U.S. holder that is treated as a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at preferential rates accorded to long-term capital gains. If the applicable holding period and other applicable requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.

Upon a sale or other taxable disposition of our Class A Common Stock or Warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in its Class A Common Stock or Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its Class A Common Stock or Warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Class A Common Stock or Warrants so disposed of. A U.S. holder’s adjusted tax basis in its Class A Common Stock or Warrant generally will equal the U.S. holder’s acquisition cost less, in the case of a share of Class A Common Stock, any prior distributions treated as a return of capital.

Exercise, Lapse, or Redemption of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. holder generally will not recognize gain or loss upon the exercise of a Warrant. A U.S. holder’s tax basis in a share of our Class A Common Stock received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the Warrant and the exercise price. The U.S. holder’s holding period for the share of Class A Common Stock received upon exercise of the Warrant generally will commence on the date of exercise of the Warrant or the date following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the share of Class A Common Stock received would equal the holder’s basis in the Warrants used to effect the cashless exercise. If the cashless exercise is not treated as a gain realization event, a U.S. holder’s holding period in the Class A Common Stock generally would be treated as commencing on the date of exercise of the Warrant or the date following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. holder held the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock would include the holding period of the Warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining Warrants, which would be deemed to be exercised. For this purpose, a U.S. holder could be deemed to have surrendered Warrants having an aggregate fair market value equal to the exercise price for the total number of Warrants to be deemed exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. holder’s tax basis in such Warrants. In this case, a U.S. holder’s tax basis in the Class A Common Stock received would equal the sum of the U.S. holder’s initial investment in the Warrants deemed exercised and the exercise price of such Warrants. A U.S. holder’s holding period for the Class A Common Stock in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be No assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events as discussed in the section of this registration statement captioned “Description Of Securities — Warrants.” An adjustment that has the effect of preventing dilution generally is not taxable. U.S. holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Warrant holders’ proportionate interest in our assets or earnings and profits (for instance, through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) as a result of a taxable distribution of cash or other property (such as other securities) to the holders of our Class A Common Stock. Such constructive distributions would be subject to tax as described under “ — Taxation of Distributions” above in the same manner as if the U.S. holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest. Generally, a U.S. holder’s adjusted tax basis in its Warrants should be increased to the extent of any constructive distribution treated as a dividend.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to distributions paid to a U.S. holder and to the proceeds of the sale or other disposition of our Class A Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our Class A Common Stock or Warrants who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;

but generally does not include individuals who are present in the United States for 183 days or more in the taxable year of the disposition of their securities. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the purchase, ownership or sale or other disposition of our securities.

Taxation of Distributions

In general, any distributions (other than certain distributions of our stock or rights to acquire our stock) we make to a Non-U.S. holder of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, the gross amount of the dividend will be subject to withholding tax at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BENor W-8BEN-E).

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of its Class A Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below.

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants

A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its Class A Common Stock or Warrants (including an expiration of Warrants) unless:

•

the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. holder’s holding period for its Class A Common Stock, except if shares of Class A Common Stock are regularly traded on an established securities market and certain other conditions are met.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate). If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of its securities will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our securities from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe we currently are not, and do not anticipate becoming, a USRPHC. However, because our status as a USPRHC depends on the composition our business assets, which may change, No assurance can be provided as to whether we would be treated as a USRPHC in any future year.

Exercise, Lapse, or Redemption of a Warrant

The characterization for U.S. federal income tax purposes of the exercise, redemption or lapse of a Warrant held by a Non-U.S. holder will generally correspond to the characterization described under “ — U.S. Holders — Exercise, Lapse, or Redemption of a Warrant” above, although to the extent a cashless exercise or redemption results in a taxable exchange, the consequences would follow those described above in “ — Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Class A Common Stock and Warrants.”

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. Non-U.S. holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Warrant holders’ proportionate interest in our assets or earnings and profits (for instance, through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) as a result of a distribution of cash or other property such as other securities to the holders of shares of our Class A Common Stock. Such constructive distribution to a Non-U.S. holder of Warrants would be treated as if such Non-U.S. holder had received a cash distribution from us equal to the fair market value of such increased interest (taxed as described above under “ — Taxation of Distributions”). For certain informational reporting purposes, we are required to determine the date and amount of any such constructive distributions and publicly report such information or report such information to the IRS and holders of Warrants not exempt from information reporting. Proposed Treasury Regulations, which taxpayers may generally rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting and Backup Withholding

Information returns generally will be filed with the IRS in connection with payments to a Non-U.S. holder of distributions on our Class A Common Stock. Proceeds from a sale or other taxable disposition of our securities within the United States or conducted through certain U.S.-related brokers may be subject to backup withholding or information reporting unless a Non-U.S. holder complies with certification procedures to establish that it is not a United States person. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy such certification requirements. Proceeds of a disposition of our securities conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on our Class A Common Stock (or constructive dividends, if any, with respect to our Warrants), or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our securities paid (or deemed paid) to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. FATCA withholding was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be No assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in securities.

DESCRIPTION OF SECURITIES

Your rights as stockholders are governed by Delaware law and by our Charter and Bylaws. The following description of the material terms of our securities, including our common stock, reflects the state of affairs since completion of the Business Combination. We urge you to read the applicable provisions of Delaware law and the Charter and Bylaws carefully and in their entirety because they describe your rights as a holder of shares of our Class A Common Stock. Capitalized terms used in this “Description of Securities” but not defined in this registration statement shall have the meanings ascribed to them in the Charter or our bylaws, as applicable.

Authorized and Outstanding Capital Stock

Our Charter authorizes the issuance of 1,809,000,000 shares of all classes of our capital stock, consisting of:

•	1,700,000,000 shares of Class A Common Stock, par value $0.0001 per share;

•	9,000,000 shares of Class B Common Stock, par value $0.0001 per share; and

•	100,000,000 shares of preferred stock, par value $0.0001 per share.

As of April 28, 2023, there were outstanding approximately 125,653,540 shares of FiscalNote Class A Common Stock, approximately 8,290,921 shares of our Class B Common Stock, and approximately 15,358,964 Warrants to purchase 24,135,492 shares of our Class A Common Stock.

Class A Common Stock

We have two classes of authorized common stock: our Class A Common Stock and our Class B Common Stock. Holders of our Class A Common Stock and our Class B Common Stock generally have the same rights except for voting and conversion.

Voting Rights

Class A Common Stock

Holders of our Class A Common Stock are entitled to one (1) vote for each share of Class A Common Stock held of record by such holder at all meetings of our stockholders and on all matters properly submitted to a vote of our stockholders generally.

Class B Common Stock

Holders of our Class B Common Stock are entitled to twenty-five (25) votes for each share of Class B Common Stock held of record by such holder at all meetings of our stockholders and on all matters properly submitted to a vote of our stockholders generally.

Stockholder Votes

Holders of our common stock generally will vote together as a single class on all matters submitted to a vote of our stockholders (including the election and removal of directors), unless otherwise provided in our Charter or required by applicable law. Any action or matter submitted to a vote of our stockholders will be approved if the number of votes cast in favor of the action or matter exceeds the number of votes cast in opposition to the action or matter, except that our directors will be elected by a plurality of the votes cast and that an affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of our Class A Common Stock and Class B Common Stock, voting together as a single class, is required to amend our Charter or approve any change of control transaction. Our stockholders will not be entitled to cumulate their votes in the election of our directors.

Delaware law could require holders of a class of our capital stock to vote separately as a class on any proposed amendment of our Charter if the amendment would increase or decrease the par value of the shares of that class or would alter or change the powers, preferences or special rights of the shares of that class in a manner that affects them adversely.

Holders of our common stock will not be entitled to vote on any amendment to our Charter that relates solely to the terms of one or more series of our preferred stock and on which the holders of such affected series are entitled to vote, either separately as a class or together with the holders of one or more other series of our preferred stock, pursuant to our Charter or by applicable law.

Conversion

Optional Conversion

Each share of our Class B Common Stock is convertible on a one-to-one basis at the option of the holder thereof into a share of our Class A Common Stock upon written notice to us.

Automatic Conversion

Each share of our Class B Common Stock will automatically convert on a one-to-one basis into a share of our Class A Common Stock upon any of the following:

•	transfer by the holder, other than a Permitted Transfer;

•	the death or permanent disability of the holder;

•

the first date on which the number of outstanding shares of our Class B Common Stock represents less than fifty percent (50%) of the number of shares of our Class B Common Stock that were outstanding as of the consummation of the Business Combination;

•	the date specified by the affirmative vote of the holders of more than fifty percent (50%) of the then outstanding shares of our Class B Common Stock, voting as a separate class; and

•	the date that is seven (7) years from the consummation of the Business Combination.

Economic Rights

Except as otherwise expressly provided in our Charter or required by applicable law, shares of our Class A Common Stock and our Class B Common Stock have the same rights, powers and preferences and rank equally, share ratably and be identical in all respects as to all matters, including the following:

Dividends and Distributions; Rights upon Liquidation

Shares of our Class A Common Stock and our Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any of our assets or funds of legally available therefor; provided, however, that, if a dividend is paid in the form of our shares (or options, warrants or other rights to acquire shares) common stock, then holders of our Class A Common Stock will receive shares (or options, warrants or other rights to acquire shares) of our Class A Common Stock and holders of our Class B Common Stock will receive shares (or options, warrants or other rights to acquire shares) of our Class B Common Stock.

Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of our Class A Common Stock or our Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved by the affirmative vote of the holders of a majority of the outstanding shares of our Class A Common Stock and our Class B Common Stock, each voting separately as a class.

Upon the dissolution, distribution of assets, liquidation or winding up of the Company, whether voluntary or involuntary, after payment or provision for payment of our debts and other liabilities, holders of our Class A Common Stock and our Class B Common Stock will be entitled to receive ratably all of our assets available for distribution to our stockholders unless disparate or different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of our Class A Common Stock and our Class B Common Stock, each voting separately as a class.

Subdivisions, Combinations and Reclassifications

If we subdivide or combine any class of our common stock with any other class of our common stock, then each class of our common stock must be subdivided or combined in the same proportion and manner, unless otherwise approved by the affirmative vote of the holders of a majority of each of the outstanding shares of our Class A Common Stock, and the outstanding shares of our Class B Common Stock, each voting separately as a class.

Mergers and Other Extraordinary Transactions

Our Charter provides that, in the case of any distribution or payment in respect of the shares of our Class A Common Stock or our Class B Common Stock, or any consideration into which such shares are converted, upon our consolidation or merger with or into any other entity, such distribution, payment or consideration that the holders of shares of our Class A Common Stock or Class B Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of our Class A Common Stock and our Class B Common Stock as a single class; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate distribution, payment or consideration in connection with such consolidation, merger or other transaction in order to reflect the special rights, powers and privileges of holders of shares of our Class B Common Stock, or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of our Class B Common Stock relative to the holders of our Class A Common Stock than those contained in our Charter.

Additionally, our Charter prohibits us from entering into any agreement with respect to a tender or exchange offer by a third party unless such agreement provides for consideration to be paid or distributed to, or rights to be received by, our stockholders in the manner provided in the paragraph immediately above.

Transfer Restrictions

Registration Rights

Certain of our stockholders were parties to a registration rights agreement with us that became effective upon the consummation of the Business Combination. The registration rights agreement grants certain of our stockholders the right to require, subject to certain conditions and limitations, that we register for resale securities held by such stockholders and certain “piggyback” registration rights with respect to registrations initiated by us. The registration of shares of our Class A Common Stock pursuant to the exercise of the registration rights provided under the registration rights agreement would enable the applicable stockholders to resell such shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will bear the expenses incurred in connection with the filing of any registration statements pursuant to the registration rights agreement.

Other Rights

Our Charter and the Bylaws do not provide for any preemptive or subscription rights with respect to our common stock, and there are no redemption or sinking fund provisions applicable to our common stock. All the outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our Charter authorizes the Board, to the fullest extent permitted by applicable law, to issue up to an aggregate of 100,000,000 shares of our preferred stock in one or more series from time to time by resolution, without further action by our stockholders, and to fix the powers (which may include full, limited or No voting power), designations, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series (which rights may be greater than the rights of any or all of the classes of our common stock) and any qualifications, limitations or restrictions thereof. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments or payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Election, Appointment and Removal of Directors

Our Charter provides for the election of directors at a meeting of stockholders in which a quorum is present by the affirmative vote of a plurality of the votes cast by stockholders entitled to vote.

Subject to the rights of holders of any series of preferred stock to elect directors, our number of directors of shall be fixed from time to time by the Board, provided that unless otherwise approved by the Requisite Stockholder Consent, the number of directors shall be no less than five (5) and not exceed twelve (12).

Subject to the rights of the holders of any series of preferred stock, no director may be removed from office except for cause and only with and immediately upon the Requisite Stockholder Consent.

Our Charter provides that vacant directorships, including vacancies resulting from any increase in the total number of directors constituting the Board, may be filled (i) prior to the Voting Threshold Date, solely by our stockholders with the Requisite Stockholder Consent unless any such vacancy remains unfilled for at least sixty (60) days, in which case it may also be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director; or (ii) on or after the Voting Threshold Date solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director.

Committees of the Board of Directors

Pursuant to the Bylaws of FiscalNote, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law. The Board established and will maintain an audit committee, a governance committee and a compensation committee, and may establish such other committees as it determines from time to time.

Anti-Takeover Effects of our Charter and Bylaws

Our Charter and Bylaws contain certain provisions that may delay, discourage or impede efforts by another person or entity to acquire control of us. We believe that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons or entities seeking to acquire control of us to first negotiate with the Board, which we believe may result in improvement of the terms of any such acquisition in favor of our stockholders. However, these provisions also give the Board the power to discourage acquisitions that some stockholders may favor.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes of control of the Company or our management such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company and to reduce our vulnerability to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Authorized but Unissued Capital Stock

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the securities exchange on which our equity securities are then listed for trading. These additional shares of capital stock may be used for a variety of corporate purposes, including growth acquisitions, corporate finance transactions, and issuances under the 2022 Plan and ESPP. The existence of authorized but unissued and unreserved capital stock could discourage or impede an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Amendment of Charter or Bylaws

The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard.

Our Charter provides that an affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of our Class A Common Stock and our Class B Common Stock, voting together as a single class, is required to amend the Charter or approve any change of control transaction.

Dual-Class Structure

As described above, our Charter provides for a dual-class stock structure, which gives the holders of Class B Common Stock and certain of their affiliated entities and trusts, for so long as they continue to collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of our capital stock , significant influence over all matters requiring stockholder approval, including the election of our directors and significant corporate transactions, such as a merger or other sale of the Company or all or substantially all of our assets. See “ — Class A Common Stock — Voting Rights.”

Classified Board

The Board is divided into three classes, designated as Class I, Class II and Class III. The directors elected to Class I will hold office for a term expiring at the annual meeting of stockholders in 2026; the directors elected to Class II will hold office for a term expiring at the annual meeting of stockholders in 2024; and the directors elected to Class III will hold office for a term expiring at the annual meeting of stockholders in 2025. This may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Special Meetings of Stockholders

Our Charter permits special meetings of our stockholders to be called only by the Board, the chairman of the Board, our chief executive officer, or, at any time at the request of our stockholders collectively holding voting power sufficient to provide the Requisite Stockholder Consent. These provisions might delay the ability of our stockholders to force consideration of a proposal or to take any action, including with respect to the removal of any of our directors from office.

Advance Notice Requirement for Stockholder Proposals and Director Nominations

The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the Board. In order for any matter to be “properly brought” before a meeting (and thereby considered or acted upon at such meeting), a stockholder will have to comply with certain advance notice requirements and provide us with certain information. Stockholders at an annual meeting will only be permitted to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and has delivered a timely notice, in the form and manner specified in the Bylaws, of such stockholder’s intention to bring such business before the meeting. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from nominating candidates for election to the Board, or might discourage or impede an attempt by a potential acquirer of the Company to conduct a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise obtain control of us.

Warrants

Legacy FiscalNote Warrants

At the effective time of the Business Combination, each warrant to purchase shares of Legacy FiscalNote capital stock (each, a “Legacy FiscalNote Warrant”) that was outstanding and unexercised immediately prior to the effective time of the Business Combination was assumed by us and converted into a warrant to purchase shares of our Class A Common Stock on the same terms and subject to the same conditions (including as to vesting and exercisability) as were in effect with respect to such Legacy FiscalNote Warrants immediately prior to the effective time, with appropriate adjustments to the number of shares of our Class A Common Stock underlying such warrant and the exercise price applicable thereto to account for the Business Combination.

DSAC Warrants

At the effective time of the Domestication, each warrant to purchase DSAC ordinary shares (each, a “DSAC warrant”) that was issued and outstanding immediately prior to the effective time of the Domestication and not terminated pursuant to its terms was converted into a warrant to purchase shares of FiscalNote Class A Common Stock on the same terms and conditions (including as to vesting and exercisability) as were in effect with respect to such DSAC warrant immediately prior to such effective time.

As of April 28, 2023, there are outstanding an aggregate of 15,557,664 Warrants to acquire 24,334,192 shares of our Class A Common Stock, which comprise 7,000,000 Private Warrants held by the Sponsor, 8,358,964 Public Warrants, 118,700 Legacy FiscalNote Warrants and 80,000 warrants issued pursuant to Amendment No. 1 to our New Senior Term Loan.

Public Warrants

In connection with the Business Combination, each previously outstanding Warrant was adjusted to entitle the holder to purchase 1.571 shares of Class A Common Stock at a price of $11.50 per 1.571 shares, or $7.32 per share (such adjustment, the “Warrant Adjustment”)

Each whole Warrant entitles the registered holder to purchase one share of our Class A Common Stock at a price of $7.32 per share, subject to further adjustment as discussed below, provided that we have an effective registration statement under the Securities Act covering our Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such our Class A Common Stock is available (or we permit holders to exercise their respective Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky laws of the state of residence of the holder. Pursuant to the Warrant Agreement a holder may exercise its Warrants only for a whole number of shares of our Class A Common Stock. This means only a whole Warrant may be exercised at a given time by a Warrant holder. The Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or July 29, 2027, or earlier upon redemption or liquidation.

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $11.45:

We may call the outstanding Warrants for redemption (except as described herein with respect to the Private Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each Warrant holder; and

•

if, and only if, the last reported sale price of the Class A Common Stock for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the Warrant holders (the “Reference Value”) equals or exceeds $11.45 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations, changes in exercise price and the like).

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $6.36:

We may redeem the outstanding Warrants:

•	in whole and not in part;

•

at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of Class A Common Stock to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A Common Stock;

•	if, and only if, the Reference Value equals or exceeds $6.36 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $11.45 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations, changes in exercise price and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

We may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of our Class A Common Stock may fall below the $11.45 redemption trigger price (as adjusted for stock sub-divisions, stock capitalizations, reorganizations, recapitalizations, changes in exercise price and the like) as well as the $7.32 Warrant exercise price per share after the redemption notice is issued.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of FiscalNote Class A Common Stock that a Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of FiscalNote Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined for these purposes based on volume weighted average price of FiscalNote Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the Warrant Agreement. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the exercise price of a Warrant is adjusted pursuant to Section 4.1 of the Warrant Agreement, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	≤ $6.36	$7.00	$7.64	$8.27	$8.91	$9.55	$10.18	$10.82	≥ $11.45
60 months	0.410	0.442	0.467	0.489	0.509	0.530	0.547	0.563	0.567
57 months	0.404	0.435	0.462	0.487	0.509	0.530	0.547	0.563	0.567
54 months	0.396	0.427	0.457	0.482	0.506	0.526	0.545	0.561	0.567
51 months	0.387	0.421	0.451	0.478	0.503	0.523	0.544	0.561	0.567
48 months	0.379	0.413	0.445	0.473	0.498	0.522	0.541	0.559	0.567
45 months	0.369	0.405	0.438	0.468	0.495	0.519	0.539	0.559	0.567
42 months	0.358	0.396	0.431	0.462	0.490	0.515	0.537	0.558	0.567
39 months	0.347	0.387	0.423	0.456	0.486	0.511	0.534	0.556	0.567
36 months	0.335	0.376	0.413	0.448	0.479	0.508	0.533	0.555	0.567
33 months	0.322	0.365	0.404	0.440	0.473	0.503	0.530	0.553	0.567
30 months	0.308	0.352	0.393	0.431	0.467	0.497	0.526	0.552	0.567
27 months	0.291	0.336	0.380	0.421	0.457	0.492	0.522	0.550	0.567
24 months	0.272	0.321	0.366	0.409	0.448	0.484	0.517	0.547	0.567
21 months	0.253	0.303	0.350	0.396	0.438	0.478	0.512	0.545	0.567
18 months	0.229	0.281	0.332	0.380	0.426	0.468	0.506	0.542	0.567
15 months	0.204	0.258	0.310	0.361	0.412	0.457	0.498	0.537	0.567
12 months	0.174	0.229	0.284	0.339	0.393	0.443	0.490	0.533	0.567
9 months	0.141	0.196	0.255	0.313	0.372	0.427	0.479	0.528	0.567
6 months	0.102	0.156	0.215	0.280	0.344	0.407	0.465	0.520	0.567
3 months	0.053	0.102	0.163	0.236	0.310	0.382	0.449	0.512	0.567
0 months	—	—	0.066	0.181	0.281	0.366	0.442	0.508	0.567

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $9.55 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.530 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $8.31 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.468 shares of Class A Common Stock for each whole Warrant. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.567 shares of Class A Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.

This redemption feature differs from the typical Warrant redemption features, which typically only provide for a redemption of Warrants for cash (other than the Private Warrants) when the trading price for the applicable common stock exceeds $11.45 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the shares of Class A Common Stock are trading at or above $6.36 per share, which may be at a time when the trading price of Class A Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $11.45 per share threshold set forth above under “ — Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $11.45.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the Warrant holders.

As stated above, we can redeem the Warrants when the Class A Common Stock are trading at a price starting at $6.36, which is below the exercise price of $7.32 per share, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when the shares of Class A Common Stock are trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to exercise their Warrants for shares of Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $7.32 per share.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the Warrant Agreement, the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the shares of Class A Common Stock, we will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.

The foregoing description of the Warrant Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Warrant Agreement, which is attached as Exhibit 4.1 to the registration statement of which prospectus forms a part and is incorporated herein by reference.

Redemption Procedures and Cashless Exercise

If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of our Class A Common Stock issuable upon the exercise of its Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of our Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of our Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” of our Class A Common Stock over the exercise price of the Warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of our Class A Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption.

We believe this feature is an attractive option to use if we do not need the cash from the exercise of the Warrants. If we call our Warrants for redemption and our management does not take advantage of this option, the holders of the private placement Warrants and their permitted transferees would still be entitled to exercise their private placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of our Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of our Class A Common Stock is increased by a share capitalization payable in shares of our Class A Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of our Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of our common stock. A rights offering to holders of common stock entitling holders to purchase our Class A Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of our Class A Common Stock equal to the product of (i) the number of shares of our Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our A Common Stock) and (ii) the quotient of (x) the price per share of our Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of our Class A Common Stock, in determining the price payable for our Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of our Class A Common Stock as reported during the 10-trading day period ending on the trading day prior to the first date on which the our Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or makes a distribution in cash, securities or other assets to the holders of our Class A Common Stock on account of such our Class A Common Stock (or other securities into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, or (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the Business Combination, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination or reclassification of our Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of our Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding share of our Class A Common Stock.

Whenever the number of shares of our Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding our Class A Common Stock (other than those described above or that solely affects the par value of such our Class A Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of our Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of our Class A Common Stock in such a transaction is payable in the form of our Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty (30) days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Public Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any defective provision, or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth herein, (ii) adjusting the provisions relating to cash dividends on our Class A Common Stock as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants. All other modifications or amendments, including any amendment to the terms of only the Private Warrants, requires the approval of at least 65% of the holders of the then outstanding Public Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Warrants and receive our Class A Common Stock. After the issuance of our Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants

The Private Warrants will not be redeemable by us for cash so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees.

The initial purchasers of the Private Warrants, or their permitted transferees, have the option to exercise the Private Warrants on a cashless basis. Except as described in this section, the Private Warrants have terms and provisions that are identical to those of the Public Warrants sold in the Business Combination, including that they may be redeemed for shares of our Class A Common Stock. If the Private Warrants are held by holders other than the Sponsor or their permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants included in the units sold in the Business Combination.

Exclusive Forum

Our Charter provides that, unless we otherwise consent in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have subject matter jurisdiction, another state or federal court located within the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for resolution of (a) any derivative action or proceeding brought on our behalf (b) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of ours, (c) any action asserting a claim against us arising pursuant to any provision of the DGCL, our Charter or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (d) any action to interpret, apply, enforce or determine the validity of any provisions of our Charter or the Bylaws, or (e) any other action asserting a claim governed by the internal affairs doctrine.

Notwithstanding the foregoing, unless we otherwise consent in writing, the federal district courts of the United States will be the exclusive forum for the resolution of any action, claim or proceeding arising under the Securities Act of 1933, as amended.

This provision will not apply to claims arising under the Exchange Act or other federal securities laws for which there is exclusive federal jurisdiction.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and stockholders of corporations for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Charter includes a provision that eliminates, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), the personal liability of our directors for damages for any breach of fiduciary duty as a director.

Our Charter provides that, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), we must indemnify and hold harmless and advance expenses to any of its directors and officers who is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of ours or, while serving as a director or officer of ours, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in our Charter and Bylaws may discourage stockholders from bringing lawsuits against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment in us may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers, or employees for which indemnification is sought.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Warrant Agent

Continental Stock Transfer & Trust Company is the transfer agent for our Class A Common Stock and the warrant agent for our Warrants.

Rule 144

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Upon the Closing, the Company ceased to be a shell company.

When and if Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted shares of our Common Stock or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of shares of Common Stock then outstanding; or

•	one percent (1%) of the average reported weekly trading volume of our Class A Common Stock during the four weeks preceding the sale; or

Sales by our affiliates under Rule 144 will also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Listing of Our Class A Common Stock and Our Public Warrants

Our Class A Common Stock and Public Warrants are currently listed on the New York Stock Exchange (“NYSE”) and trade under the symbols “NOTE” and “NOTE.WS”, respectively. On May 1, 2023, the closing price of our Class A Common Stock was $1.73 per share and the closing price of our Public Warrants was $0.09 per Public Warrant.

LEGAL MATTERS

Paul Hastings, LLP, Washington, District of Columbia, has passed upon the validity of any securities offered by this prospectus.

EXPERTS

The consolidated financial statements of FiscalNote Holdings, Inc. (which is also known as FiscalNote Intermediate Holdco, Inc. as of December 31, 2021) as of December 31, 2022 and 2021, and for each of the years then ended, appearing in this prospectus and the Registration Statement, have been audited by RSM US LLP (“RSM”), an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.fiscalnote.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS
FISCALNOTE HOLDINGS, INC.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of FiscalNote Holdings, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of FiscalNote Holdings, Inc. and its subsidiaries (the Company, which is also known as FiscalNote Intermediate Holdco, Inc. as of December 31, 2021) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 1 to the financial statements, the Company has changed its method of accounting for leases as of January 1, 2022 due to the adoption of ASC 842,
Leases
.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor since 2015.

McLean, Virginia
March 28, 2023

FISCALNOTE HOLDINGS, INC.
Consolidated Balance Sheets
(in thousands, except shares, and par value)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$60,388	$32,168
Restricted cash	835	841
Accounts receivable, net	14,909	11,174
Costs capitalized to obtain revenue contracts, net	2,794	2,787
Prepaid expenses	4,315	1,803
Other current assets	2,764	5,525

Total current assets	86,005	54,298
Property and equipment, net	7,325	7,509
Capitalized software costs, net	13,946	7,480
Noncurrent costs capitalized to obtain revenue contracts, net	3,976	2,709
Operating lease assets	21,005	—
Goodwill	194,362	188,768
Customer relationships, net	56,348	61,644
Database, net	21,020	22,357
Other intangible assets, net	28,728	33,728
Other non-current assets	442	—

Total assets	$433,157	$378,493

Liabilities, Temporary Equity and Stockholders’ Equity (Deficit)
Current liabilities:
Current maturities of long-term debt	$68	$13,567
Accounts payable and accrued expenses	13,739	15,796
Deferred revenue, current portion	35,569	29,569
Customer deposits	3,252	3,568
Contingent liabilities from acquisitions, current portion	696	1,088
Operating lease liabilities, current portion	6,709	—
Other current liabilities	2,079	5,880

Total current liabilities	62,112	69,468
Long-term debt, net of current maturities	161,980	299,318
Convertible notes — related parties	—	18,295
Deferred tax liabilities	714	3,483
Deferred revenue, net of current portion	918	528
Deferred rent	—	8,236
Contingent liabilities from acquisitions, net of current portion	883	4,016
Sublease loss liability, net of current portion	—	2,090
Lease incentive liability, net of current portion	—	4,440
Operating lease liabilities, net of current portion	29,110	—
Warrant liabilities	18,892	—
Other non-current liabilities	13,858	1,453

Total liabilities	288,467	411,327

Commitment and contingencies (Note 18)
Temporary equity:

Redeemable, convertible preferred stock	—	449,211

Stockholders’ equity (deficit):
Class A Common stock ($0.0001 and $0.00001 par value, 1,700,000,000 and 117,592,400 authorized, 123,125,595 and 18,346,466 issued and outstanding at December 31, 2022 and December 31, 2021, respectively)	12	—
Class B Common stock ($0.0001 and zero par value, 9,000,000 and zero authorized, 8,290,921 and zero issued and outstanding at December 31, 2022 and December 31, 2021, respectively)	1	—
Additional paid-in capital	846,205	—
Accumulated other comprehensive loss	(785)	(631)
Accumulated deficit	(700,743)	(481,414)

Total stockholders’ equity (deficit)	144,690	(482,045)

Total liabilities, temporary equity and stockholders’ equity (deficit)	$433,157	$378,493

The accompanying notes are an integral part of these consolidated financial statements.

FISCALNOTE HOLDINGS, INC.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except shares and per share data)

	Years Ended December 31,
	2022	2021
Revenues:
Subscription	$100,522	$74,002
Advisory, advertising, and other	13,243	8,910

Total revenues	113,765	82,912

Operating expenses: (1)
Cost of revenues	31,937	21,802
Research and development	20,736	24,017
Sales and marketing	42,678	29,676
Editorial	15,956	14,634
General and administrative	77,801	32,491
Amortization of intangible assets	10,451	9,359
Loss on sublease	—	1,817
Transaction costs, net	2,395	4,698

Total operating expenses	201,954	138,494

Operating loss	(88,189)	(55,582)

Interest expense, net	95,741	64,800
Change in fair value of warrant and derivative liabilities	(12,747)	(3,405)
Gain on PPP loan upon extinguishment	(7,667)	—
Loss on debt extinguishment, net	45,250	—
Loss contingency	11,700	—
Other expense, net	1,045	333

Net loss before income taxes	(221,511)	(117,310)
Benefit from income taxes	(3,254)	(7,889)

Net loss	(218,257)	(109,421)
Other comprehensive loss	(154)	(568)

Total comprehensive loss	$(218,411)	$(109,989)

Net loss	$(218,257)	$(109,421)
Deemed dividend	(26,570)	(197,511)

Net loss used to compute basic and diluted loss per share	$(244,827)	$(306,932)

Earnings (loss) per share attributable to common shareholders:
Basic and Diluted	$(3.68)	$(19.80)
Weighted average shares used in computing earnings (loss) per share attributable to common shareholders:
Basic and Diluted	66,513,704	15,503,829

(1)	Amounts include stock-based compensation expenses, as follows:

	Years Ended December 31,
	2022	2021
Cost of revenues	$81	$16
Research and development	1,007	277
Sales and marketing	762	147
Editorial	603	89
General and administrative	35,594	481
The accompanying notes are an integral part of these consolidated financial
statements
.

FISCALNOTE HOLDINGS, INC.
Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
(in thousands, except share data)

	Temporary Equity		Equity (Deficit)
	Preferred Stock		Common Stock		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total stockholders’ equity (deficit)
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	38,258,865	$238,963	10,425,584	$—	$5,808	$(63)	$(236,975)	$(231,230)
Retroactive conversion of shares due to Business Combination	7,154,403	—	1,949,584	—	—	—	—	—

Balance at December 31, 2020, as converted	45,413,268	$238,963	12,375,168	$—	$5,808	$(63)	$(236,975)	$(231,230)

Accretion of preferred stock to redemption value	—	193,058	—	—	(58,493)	—	(134,565)	(193,058)
Exercise of stock options	—	—	370,898	—	516	—	—	516
Issuance of preferred stock and warrants	4,139,540	17,190	—	—	252	—	(453)	(201)
Shares issued in business acquisitions	—	—	5,600,400	—	32,966	—	—	32,966
Seller convertible notes issued at premium	—	—	—	—	7,178	—	—	7,178
Capital distribution	—	—	—	—	(3,686)	—	—	(3,686)
Beneficial conversion feature, net of taxes	—	—	—	—	14,449	—	—	14,449
Stock-based compensation expense	—	—	—	—	1,010	—	—	1,010
Net loss	—	—	—	—	—	—	(109,421)	(109,421)
Foreign currency translation loss	—	—	—	—	—	(568)	—	(568)

Balance at December 31, 2021	49,552,808	$449,211	18,346,466	$—	$—	$(631)	$(481,414)	$(482,045)

Change in par value	—	—	—	2	(2)	—	—	—
Accretion of preferred stock to redemption value	—	26,570	—	—	(24,351)	—	(2,219)	(26,570)
Issuance of Class A common stock upon redemption of preferred stock	(49,552,808)	(475,781)	47,595,134	5	475,776	—	—	475,781
Issuance of Class A common stock and Class B common stock in connection with Business Combination, net of transaction costs	—	—	62,664,098	6	346,791	—	—	346,797
Issuance of Class A common stock in connection with business acquisitions	—	—	859,016	—	8,590	—	—	8,590
Issuance of Class A common stock upon exercise of public warrants	—	—	614,478	—	4,763	—	—	4,763
Issuance of Class A common Stock upon vesting of restricted share units	—	—	305,671	—	—	—	—	—
Issuance of Class A stock upon exercise of stock options			821,117	—	86	—	367	453
Repurchase of common stock	—	—	(9,785)	—	—	—	(88)	(88)
Stock-based compensation expense	—	—	220,321	—	37,222	—	868	38,090
Withholding taxes on net share settlement of stock-based compensation and option exercises	—	—	—	—	(2,670)	—	—	(2,670)
Net loss	—	—	—	—	—	—	(218,257)	(218,257)
Foreign currency translation loss	—	—	—	—	—	(154)	—	(154)

Balance at December 31, 2022	—	$—	131,416,516	$13	$846,205	$(785)	$(700,743)	$144,690

The accompanying notes are an integral part of these consolidated financial statements.

FISCALNOTE HOLDINGS, INC.
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2022	2021
Operating Activities:
Net loss	$(218,257)	$(109,421)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,238	1,177
Amortization of intangible assets and capitalized software development costs	19,545	15,203
Amortization of deferred costs to obtain revenue contracts	2,786	2,610
Non-cash operating lease expense	6,614	—
Stock-based compensation	38,047	1,010
Non-cash earnout expense	(238)	1,718
Loss contingency	11,700	—
Bad debt expense	142	254
Change in fair value of acquisition contingent consideration	(2,121)	434
Change in fair value of derivative liabilities	3,090	(3,407)
Change in fair value of warrant liabilities	(15,837)	—
Deferred income tax benefit	(3,076)	(6,630)
Paid-in-kind interest, net	10,958	37,345
Other non-cash expenses	260	—
Non-cash interest expense	52,044	21,692
Loss on debt extinguishment, net	45,250	—
Loss on sublease	—	1,817
Gain on PPP loan forgiveness	(7,667)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(3,941)	1,066
Prepaid expenses and other current assets	422	(3,598)
Costs capitalized to obtain revenue contracts, net	(4,129)	(4,199)
Other non-current assets	(395)	—
Accounts payable and accrued expenses	(2,113)	3,953
Deferred revenue	4,780	2,770
Customer deposits	93	1,403
Other current liabilities	(1,938)	291
Deferred rent	—	266
Contingent liabilities from acquisitions, net of current portion	(1,567)	—
Lease liabilities	(8,589)	—
Sublease loss liability, net of current portion	—	(2,480)
Lease incentive liability, net of current portion	—	(528)
Other non-current liabilities	274	208

Net cash used in operating activities	(72,625)	(37,046)

Investing Activities:
Capital expenditures	(11,367)	(5,570)
Cash paid for business acquisitions, net of cash acquired	1,125	(43,626)

Net cash used in investing activities	(10,242)	(49,196)

	Years Ended December 31,
	2022	2021
Financing Activities:
Proceeds from Business Combination	175,000	—
Issuance costs of common stock	(45,242)	—
Proceeds from long-term debt, net of issuance costs	166,014	61,165
Principal payments of long-term debt	(189,105)	—
Proceeds from exercise of public warrants	4,498	—
Proceeds from exercise of stock options	453	516
Repurchase of common stock	(88)	—
Net proceeds from issuance of preferred stock		12,626

Net cash provided by financing activities	111,530	74,307

Effects of exchange rates on cash	(449)	(76)

Net change in cash, cash equivalents, and restricted cash	28,214	(12,011)
Cash, cash equivalents, and restricted cash, beginning of period	33,009	45,020

Cash, cash equivalents, and restricted cash, end of period	$61,223	$33,009

Supplemental Noncash Investing and Financing Activities:
Issuance of Class A common stock upon redemption of preferred stock	$475,781	$—

Issuance of Class A common stock and Class B common stock in connection with Business Combination	$346,797	$—

Acquisition of warrant liabilities	$34,947	$—

Accretion of preferred stock to redemption value	$26,570	$193,058

Issuance of common stock in connection with business acquisitions	$8,590	$32,966

Warrants issued in conjunction with long-term debt issuance	$436	$252

Issuance of Class A common stock upon exercise of public warrants	$265	$—

Fees payable to debt holders settled through increase of debt principal	$100	$—

Fair value of seller notes issued in connection with business combinations	$—	$21,438

Beneficial conversion feature in conjunction with long-term debt issuance, net of taxes	$—	$14,449

PIK interest settled through issuance of additional convertible notes to noteholders	$—	$10,598

Contingent liabilities incurred in connection with business acquisitions	$—	$5,254

Issuance of preferred stock in conjunction with debt modification	$—	$4,363

Supplemental Cash Flow Activities:
Cash paid for interest	$35,157	$4,654

Cash paid for taxes	$55	$233

The accompanying notes are an integral part of these consolidated financial statements.

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
Note 1. Summary of Business and Significant Accounting Policies
Description of Business
FiscalNote Holdings, Inc. (“FiscalNote,” or the “Company”) is a leading technology provider of global policy and market intelligence. It delivers critical, actionable legal and policy insights in a rapidly evolving political and regulatory and macroeconomic environment. By combining artificial intelligence (AI) technology, other technologies with analytics, workflow tools, and expert peer insights, FiscalNote empowers customers to manage policy, address regulatory developments, and mitigate global risk. FiscalNote ingests unstructured legislative and regulatory data, and employs AI and data science to deliver structured, relevant and actionable information in order to facilitate key operational and strategic decisions by global enterprises, midsized and smaller businesses, government institutions, trade groups, and nonprofits. FiscalNote delivers that intelligence through its suite of public policy and issues management products. The Company is headquartered in Washington, D.C.
On July 29, 2022 (the “Closing Date”), the Company consummated the transactions contemplated by the Agreement and Plan of Merger, dated as of November 7, 2021, and as amended on May 9, 2022, (the “Merger Agreement”), by and among FiscalNote Holdings, Inc., a Delaware corporation (“Old FiscalNote”), Duddell Street Acquisition Corp., a Cayman Islands exempted company (“DSAC”), and Grassroots Merger Sub, Inc., a Delaware Corporation and a wholly owned direct subsidiary of DSAC (“Merger Sub” and, together with DSAC, the “DSAC Parties”). Pursuant to these transactions, Merger Sub merged with and into Old FiscalNote, with Old FiscalNote becoming a wholly owned subsidiary of DSAC (the “Business Combination” and, collectively with the other transactions described in the Business Combination Agreement, the “Transactions”). In connection with the closing of the Transactions (the “Closing”), DSAC domesticated and continued as a Delaware corporation under the name of “FiscalNote Holdings, Inc.” (“New FiscalNote”). Unless the context otherwise requires, references in this these notes to the financial statements for the year ended December 31, 2022 to the “Company,” “FiscalNote,” “we,” “us,” or “our” refer to the business of Old FiscalNote, which became the business of New FiscalNote and its subsidiaries following the Closing.
Basis of Presentation and Interim Financial Information
We accounted for the Business Combination as a reverse recapitalization whereby Old FiscalNote was determined as the accounting acquirer and DSAC as the accounting acquiree. This determination was primarily based on:

•	Old FiscalNote stockholders having the largest voting interest in New FiscalNote;

•	the board of directors of New FiscalNote having ten members, and Old FiscalNote’s former stockholders having the ability to nominate the majority of the members of the board of directors;

•	Old FiscalNote management continuing to hold executive management roles for the post-combination company and being responsible for the day-to-day operations;

•	the post-combination company assuming the Old FiscalNote name;

•	New FiscalNote maintaining the pre-existing Old FiscalNote headquarters; and

•	the intended strategy of New FiscalNote being a continuation of Old FiscalNote’s strategy.
Accordingly, the Business Combination was treated as the equivalent of Old FiscalNote issuing stock for the net assets of DSAC, accompanied by a recapitalization. The net assets of DSAC are stated at historical cost, with no goodwill or other intangible assets recorded.

While DSAC was the legal acquirer in the Business Combination, because Old FiscalNote was determined as the accounting acquirer, the historical financial statements of Old FiscalNote became the historical financial statements of the combined company, upon the consummation of the Business Combination. As a result, the financial statements included in the consolidated financial statements reflect (i) the historical operating results of Old FiscalNote prior to the Business Combination; (ii) the combined results of the Company and Old FiscalNote following the closing of the Business Combination; (iii) the assets and liabilities of Old FiscalNote at their historical cost; and (iv) the Company’s equity structure for all periods presented.
In connection with the Business Combination, the Company has converted the equity structure for the periods prior to the Business Combination to reflect the number of shares of New FiscalNote’s common stock issued to Old FiscalNote’s stockholders in connection with the recapitalization transaction. As such, the shares, corresponding capital amounts and earnings per share, as applicable, related to Old FiscalNote’s, convertible preferred stock, and common stock prior to the Business Combination have been retroactively converted as shares by applying the Exchange Ratio.
Liquidity
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and satisfaction of liabilities in the ordinary course of business. The propriety of using the going-concern basis is dependent upon, among other things, the achievement of future profitable operations, the ability to generate sufficient cash from operations and potential other funding sources, in addition to cash on-hand,
to meet its obligations as they become due.
The Company received approximately $65.6 million of net cash proceeds from the Transactions. The Company’s cash and cash equivalents were $60.4 million at December 31, 2022, compared with $32.2 million at December 31, 2021. Further, the Company had a negative working capital balance of $37.3 million (excluding cash) at December 31, 2022 and had an accumulated deficit of $700.7 million and $481.4 million as of December 31, 2022 and December 31, 2021, respectively, and has incurred net losses of $218.3 million and $109.4 million for the years ended December 31, 2022 and 2021, respectively. Management expects that significant on-going
operating and capital expenditures will be necessary to continue to implement the Company’s business plan of entering new markets, future acquisitions, and infrastructure and product development. The Company’s ability to fund its cash interest requirements under the New Senior Term Loan, acquisition strategy, operating expenses, and capital expenditure requirements will depend in part on general economic, financial, competitive, legislative, regulatory and other conditions that may be beyond the Company’s control.
The Company’s future capital requirements also depend on many factors, including sales volume, the timing and extent of spending to support research and development (“R&D”) efforts, investments in information technology systems, the expansion of sales and marketing activities, and execution on our acquisition strategy. Historically the Company’s cash flows from operations have not been sufficient to fund its current operating model. The Company believes our cash on hand at December 31, 2022, proceeds from our expected product sales, and available borrowings under our New Senior Term Loan for certain acquisition activity, will be sufficient to meet our short-term and long-term operating expenses and capital expenditures for at least the next twelve months.
Pursuant to the terms of the New Senior Term Loan, the Company is subject to customary covenant requirements (see Note 9, “Debt” for additional details). The Company expects to be in compliance with its quarterly financial covenants throughout 2023 and 2024, but cannot guarantee that will be the case. In the event of non-compliance
with any quarterly financial covenants, should the lenders of the New Senior Term Loan accelerate the maturity of the New Senior Term Loan, the Company would not have sufficient cash on hand or available liquidity to repay the outstanding debt in the event of default.

On April 13, 2020, the Company received funding in the principal amount of $8,000 under the Paycheck Protection Program (the “PPP”) provisions of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) (the “PPP Loan”). The PPP Loan provided additional liquidity and instant funding for the Company to meet the unplanned working capital needs in its effort to transition the majority of its workforce into a remote-work setting due to the
COVID-19
outbreak. On February 24, 2022, the U.S. Small Business Administration forgave $7,667 of the PPP Loan with the remaining balance of $333 to be repaid over five years. The Company recognized the forgiveness of the PPP Loan as a gain on debt extinguishment.
Under the CARES Act, employers were allowed to defer the deposit and payment of the employer’s share of the Social Security Tax that would otherwise be due on or after March 27, 2020, and before January 1, 2021. Starting in April 2020, on a monthly basis, the Company deferred paying the employer’s share of the Social Security Tax for a total amount of $1,326 as of December 31, 2020. In compliance with current guidelines, the Company made payments of $663 relating to the deferred Social Security Tax in both December 2021 and December 2022.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions in the Company’s consolidated financial statements and notes thereto. Significant estimates and assumptions made by management include the determination of:

•	revenue recognition;

•	the average period of benefit associated with costs capitalized to obtain revenue contracts;

•	the fair value of assets acquired and liabilities assumed for business combinations;

•	the useful lives of intangible assets;

•	capitalization of software development costs;

•	valuation of financial instruments;

•	the fair value of certain stock awards issued;

•	the fair value of certain consideration issued as part of business combinations;

•	the recognition, measurement, and valuation of current and deferred income taxes and uncertain tax positions; and

•	the incremental borrowing rate used to calculate lease balances.
Actual results could differ materially from those estimates. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, which forms the basis for making judgments about the carrying values of assets and liabilities.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances have been eliminated in consolidation.
Segments
The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and assess performance. Over the past several years, the Company has completed a number of acquisitions. These acquisitions have allowed the Company to expand its offerings, presence, and reach in various market segments. While the Company has offerings in multiple market segments and operates in multiple countries, the Company’s business operates in one operating segment because the Company’s CODM evaluates the Company’s financial information and resources, and assesses the performance of these resources, on a consolidated basis.
Concentrations of Risks
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company generally maintains its cash and cash equivalents with various nationally recognized financial institutions. The Company’s cash and cash equivalents at times exceed amounts guaranteed by the Federal Deposit Insurance Corporation.
The Company does not require collateral for accounts receivable. The Company maintains an allowance for its doubtful accounts receivable due to estimated credit losses. This allowance is based upon historical loss patterns, the number of days billings are past due, an evaluation of the potential risk of loss associated with delinquent accounts and current market conditions and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss patterns. The Company records the allowance against bad debt expense through the consolidated statements of operations, included in sales and marketing expense, up to the amount of revenues recognized to date. Any incremental allowance is recorded as an offset to deferred revenue on the consolidated balance sheets. Receivables are written off and charged against the recorded allowance when the Company has exhausted collection efforts without success.
No single customer accounted for more than 10% of the Company’s accounts receivable balance as of December 31, 2022 and December 31, 2021. Revenue derived from the U.S. Federal Government was 18% and 20% of revenue for the years ended December 31, 2022 and December 31, 2021. As of December 31, 2022 and December 31, 2021, assets located in the United States were approximately 92% percent of total assets.
Two vendors individually accounted for more than 10% of the Company’s accounts payable as of December 31, 2022 and December 31, 2021. During the years ended December 31, 2022 and 2021, one vendor represented more than 10% of the total purchases made.
Revenue Recognition
The Company recognizes revenues upon the satisfaction of its performance obligation(s) (upon transfer of control of promised goods or services to its customers) in an amount that reflects the consideration to which it expects to be entitled to in exchange for those goods or services. The Company has elected to exclude sales and similar taxes from the transaction price.
The Company determines the amount of revenue to be recognized through the application of the following steps:

(i)	identification of contracts with customers,

(ii)	identification of distinct performance obligations in the contract,

(iii)	determination of contract transaction price,

(iv)	allocation of contract transaction price to the performance obligations, and

(v)	determination of revenue recognition based on timing of satisfaction of the performance obligation(s).
The Company derives its revenues from subscription revenue arrangements and advisory, advertising, and other revenues.

Subscription Revenue
Subscription revenue consists of revenue earned from subscription-based arrangements that provide customers the right to use the Company’s software and products in a cloud-based infrastructure. Subscription revenue is driven primarily by the number of active licenses, the types of products and the price of the subscriptions. The Company also earns subscription-based revenue by licensing to customers its digital content, including transcripts, news and analysis, images, video, and podcast data. Subscription revenue is generally non-refundable
regardless of the actual use and is recognized ratably over the non-cancellable
contract term beginning on the commencement date of each contract, which is the date the Company’s service is first made available to customers.
The Company’s contracts with customers may include promises to transfer multiple services. For these contracts, the Company accounts for individual promises separately if they are distinct performance obligations. Determining whether services are considered distinct performance obligations may require significant judgment. Judgment is also required to determine the standalone selling price (“SSP”) for each distinct performance obligation. In instances where SSP is not directly observable, such as when the Company does not sell the services separately, the Company determines the SSP using available information, including market conditions and other observable inputs.
The Company typically invoices its customers annually. Typical payment terms provide that customers pay within 30 days of invoice. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue, depending on whether transfer of control to customers has occurred.
Deferred revenue results from amounts billed to or cash received from customers in advance of the revenue being recognized.
Contract assets represent a conditional right to consideration for satisfied performance obligations that become a receivable when the conditions are satisfied. Contract assets are generated when contractual billing schedules differ from the timing of revenue recognition or cash collection and are included in other current assets in the accompanying consolidated balance sheets.
Advisory, Advertising, and Other Revenues
Advisory revenue is typically earned under contracts for specific deliverables and is non-recurring
in nature, although the Company may sell different advisory services to repeat customers.
One-time
advisory revenue is invoiced according to the terms of the contract, usually delivered to the customer over a short period of time, during which revenue is recognized.
Advertising revenue is primarily generated by delivering advertising in its publications (Roll Call and CQ) in both print and digital formats. Revenue for print advertising is recognized upon publication of the advertisement. Revenue for digital advertising is recognized over the period of the advertisement or, if the contract contains impression guarantees, based on delivered impressions.
Book revenue is recognized when the product is shipped to the customer, which is when control of the product is transferred to the customer. Shipping and handling costs are treated as a fulfillment activity and are expensed as incurred.
Events revenue is deferred and only recognized when the event has taken place and is included in other revenues.
Costs Capitalized to Obtain Revenue Contracts
The Company capitalizes incremental costs of obtaining a contract. Certain sales commissions are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions incurred for obtaining new contracts are deferred and then amortized as selling and marketing expenses on a straight-line basis over a period of benefit that the Company has determined to be approximately four years. The four-year amortization period was determined based on several factors, including the nature of the technology and proprietary data underlying the services being purchased, customer contract renewal rates and industry competition. The Company updates its estimate of the period of benefit periodically and whenever events or circumstances indicate that the period of benefit could change significantly. Such changes, if any, are accounted for prospectively as a change in estimate. The Company has elected to use a practical expedient to expense commissions for renewal contracts when the renewal period is 12 months or less. The Company does not have material costs to fulfill contracts with customers.
Cost of Revenues
Cost of revenues primarily consists of expenses related to hosting the Company’s service, the costs of data center capacity, amortization of developed technology and capitalized software development costs, certain fees paid to various third parties for the use of their technology, services, or data, costs of compensation, including bonuses, stock compensation, benefits and other expenses for employees associated with providing professional services and other direct costs of production. Also included in cost of revenues are costs related to develop, publish, print, and deliver publications.
Cash, Cash Equivalents, and Restricted Cash
The Company considers cash on deposit and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. At December 31, 2022, over 90% of the Company’s cash and cash equivalents were held at JPMorgan Chase Bank, N.A.
In 2017, as an incentive for entering into a lease and building out the Company’s head office in Washington, D.C., the District granted to the Company $750 to finance the security deposit of the new office. The Company is required to meet certain covenants, such as maintaining its headquarters in Washington, D.C., and may have to reimburse the District if the covenants are not met. The amount of the grant is reflected as restricted cash, including any interest earned, in the accompanying consolidated balance sheets.
Property and Equipment
Property and equipment are stated at cost and depreciated on a straight-line basis over the assets’ estimated useful lives, which generally are five years for furniture and fixtures, three years for equipment, and the shorter of the useful life or the lease term for leasehold improvements. Software license fees for externally purchased software are capitalized and amortized over the life of the license. Property and equipment are evaluated for impairment in accordance with management’s policy for finite-lived intangible assets and other long-lived assets (see Note 7, Intangible Assets).
Capitalized Software Development Costs
The Company capitalizes costs to develop software for internal use, including website development costs, when it is determined the development efforts will result in new or additional functionality or new products. Costs incurred prior to meeting these criteria and costs associated with implementation activities and ongoing maintenance are expensed as incurred and included in operating expenses in the accompanying consolidated statements of operations and comprehensive loss. Costs capitalized as internal use software are amortized on a straight-line basis over an estimated useful life that the Company has determined to be three years. Amortization of capitalized software development costs is included in the costs of revenues in the accompanying consolidated statements of operations and comprehensive loss. Software development costs are evaluated for impairment in accordance with management’s policy for finite-lived intangible assets and other long-lived assets (see Note 7, Intangible Assets).

Business Combinations
The Company must estimate the fair value of assets acquired and liabilities assumed in a business combination at the acquisition date. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the fair values of the tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the fair value of the assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recognized in the consolidated statement of operations and comprehensive loss.
Acquisition-Related Intangibles and Other Long-Lived Assets
The Company recognizes acquisition-related intangible assets, such as customer relationships and developed technology, in connection with business combinations. The Company amortizes the cost of acquisition-related intangible assets that have finite useful lives generally on a straight-line basis. The Company evaluates acquisition-related intangibles and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of asset groups are measured by a comparison of the carrying amount of an asset group to future undiscounted net cash flows expected to be generated by the asset group. This includes assumptions about future prospects for the business that the asset group relates to and typically involves computations of the estimated future cash flows to be generated by these businesses. Based on these judgments and assumptions, the Company determines whether the Company needs to take an impairment charge to reduce the value of the asset group stated on the Company’s consolidated balance sheets to reflect its estimated fair value. When the Company considers such assets to be impaired, the amount of impairment the Company recognizes is measured by the amount by which the carrying amount of the asset group exceeds its fair value.
Goodwill Impairment
Goodwill is not amortized, but is evaluated for impairment annually, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. For purposes of assessing potential impairment, the Company estimates the fair value of its reporting units based on the price a market participant would be willing to pay in a potential sale of the reporting unit, and compares this amount to the carrying value of the reporting unit. If the Company determines that the carrying value of the reporting unit exceeds its fair value, an impairment charge would be required. The annual goodwill impairment test is performed on October 1st. There were no impairments of long-lived assets and goodwill during the years ended December 31, 2022 and 2021.
Leases
The Company determines if an arrangement is a lease or contains a lease at the inception of the contract. The Company’s leases include certain variable lease payments associated with non-lease
components, such as common area maintenance costs and real estate taxes, which are generally charged based on actual amounts incurred by the lessor. The non-lease
components are combined with the lease component to account for both as a single lease component.
Lease liabilities, which represent the Company’s obligation to make lease payments arising from the lease, and corresponding right-of-use
assets, which represent the Company’s right to use an underlying asset for the lease term, are recognized at the commencement date of the lease based on the present value of fixed future payments over the lease term. The Company calculates the present value of future payments using a discount rate equal to the Company’s incremental borrowing rate. For operating leases, lease expense relating to fixed payments is recognized on a straight-line basis over the lease term and lease expense relating to variable payments is expensed as incurred. The Company did not have any finance leases at both January 1, 2022 (date of adoption) and at December 31, 2022. The Company records costs associated with leases within general and administrative expenses on the consolidated statements of operations and comprehensive loss.

The Company subleases certain leased office spaces to third parties and recognizes sublease income on a straight-line basis over the sublease term as an offset to lease expense as part of the general and administrative expense in the consolidated statements of operations and comprehensive loss.
Warrant Liabilities
The Company evaluates its financial instruments, including its outstanding warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. The Company has outstanding public and private warrants, both of which do not meet the criteria for equity classification and are accounted for as liabilities. Accordingly, the Company recognizes the warrants as liabilities at fair value and adjusts the warrants to fair value at each reporting period. The warrant liabilities are subject to re-measurement
at each balance sheets date until exercised, and any change in fair value is recognized in the Company’s consolidated statement of operations and comprehensive loss.
Stock-Based Compensation
Stock-based compensation awards consist of stock options and restricted stock units (collectively “stock-based awards”). The Company has historically issued stock options with exercise prices equal to the fair value of the underlying stock price. Prior to the completion of the Business Combination and listing of the Company’s Class A common stock on the public stock exchange, the fair value of Old FiscalNote common stock underlying the stock options was determined based on then-current valuation estimates at the time of grant. Because such grants occurred prior to the public trading of the Company’s Class A common stock, the fair value of Old FiscalNote common stock was typically determined with assistance of periodic valuation analyses from an independent third-party valuation firm.
The Company calculates the fair value of stock options using the Black-Scholes option-pricing model. For share-based awards with performance conditions, the Company periodically assesses whether the performance conditions have been met or are probable of being met in order to determine the timing and amount of compensation expense to be recognized for each reporting period. Compensation expense for all option awards is recorded on a straight-line basis over the requisite service period of the awards, which is generally the option’s vesting period. These amounts are reduced by the forfeitures as the forfeitures occur.
Income Taxes
The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the consolidated financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the consolidated statements of operations and comprehensive loss in the period that includes the enactment date.
Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts that are expected to be realized based on the weighting of positive and negative evidence. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback or carryforward periods available under the applicable tax law. The Company regularly reviews the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. The Company’s judgments regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute its business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the tax provision would increase or decrease in the period in which the assessment is changed.

The Company’s tax positions are subject to income tax audits by multiple tax jurisdictions throughout the world. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not that the position is sustainable upon examination by the taxing authority, solely based on its technical merits. The tax benefit recognized is measured as the largest amount of benefit which is greater than 50 percent likely to be realized upon settlement with the taxing authority. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in the income tax provision.
Foreign Currency Translation
The functional currency of the Company’s major foreign subsidiaries is generally the local currency. All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at the average exchange rate during the period. Equity transactions are translated using historical exchange rates. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as a separate component on the consolidated statements of operations and comprehensive loss. Foreign currency transaction gains and losses are included in other expense, net in the consolidated statements of operations and comprehensive loss for the period and historically have not been material.
Currency gains and losses on the translation of intercompany loans made to foreign subsidiaries that are of a long-term investment nature are included in accumulated other comprehensive loss.
Related Party Transactions
From time to time the Company has entered into related party transactions with certain of the Company’s directors and officers. These transactions have historically included term loans, convertible debt, and convertible preferred stock.
Fair Value Measurements
The Company accounts for assets and liabilities in accordance with accounting standards that define fair value and establish a consistent framework for measuring fair value on either a recurring or a nonrecurring basis. Fair value is an exit price representing the amount that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.
Accounting standards include disclosure requirements relating to the fair values used for certain financial instruments and establish a fair value hierarchy. The hierarchy prioritizes valuation inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of three levels:
Level 1: Quoted prices in active markets for identical assets or liabilities.
Level 2: Assets or liabilities valued based on observable market data for similar instruments, such as quoted prices for similar assets or liabilities.
Level 3: Unobservable inputs that are supported by little or no market activity; instruments valued based on the best available data, some of which is internally developed, and considers risk premiums that a market participant would require.
Recent Accounting Pronouncements Not Yet Effective
In June 2016, the FASB issued ASU
2016-13
Financial Instruments — Credit Losses (ASC 326): Measurement of Credit Losses on Financial Instruments
guidance with respect to measuring credit losses on

financial instruments, including trade receivables. The guidance eliminates the probable initial recognition threshold that was previously required prior to recognizing a credit loss on financial instruments. The credit loss estimate can now reflect an entity’s current estimate of all future expected credit losses. Under the previous guidance, an entity only considered past events and current conditions. The guidance will be effective for the Company’s year beginning January 1, 2023. The Company is currently evaluating the impact on the consolidated financial statements upon adoption.
In August 2020, the FASB issued ASU
2020-06
Debt — Debt with Conversion and Other Options
(ASC 470-20)
and Derivatives and Hedging — Contracts in Entity’s Own Equity (ASC
815-40)
guidance modifying the requirements for the accounting for convertible instruments and contracts in an entity’s own equity. The modifications eliminate certain accounting models for convertible debt instruments, eliminate certain requirements for equity classification of embedded derivatives and align earnings per share calculations for convertible instruments. The guidance is effective for the Company’s year beginning January 1, 2024. The Company is currently evaluating the impact on the consolidated financial statements upon adoption.
The Company has evaluated all other issued and unadopted Accounting Standards Updates and believes the adoption of these standards will not have a material impact on its consolidated statements of operations and comprehensive loss, balance sheets, or cash flows.
Recently Adopted Accounting Pronouncements
In February 2016, the FASB issued ASU
2016-02
Leases (ASC 842)
guidance for the accounting for leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheets for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The Company adopted ASU
2016-02
on January 1, 2022 using the effective date method. By applying ASU
2016-02
at the adoption date, as opposed to at the beginning of the earliest period presented, the Company’s reporting for periods prior to January 1, 2022 continues to be in accordance with
Leases (ASC 840)
. The Company elected the package of practical expedients which permits carrying forward historical accounting positions around lease identification, lease classification and initial direct costs for all leases commencing prior to January 1, 2022. The Company also made a policy election to not separate lease and non-lease
components for all of its leases and to exclude leases with a term of 12 months or less at the commencement date from the lease asset and lease liability recognition and measurement requirements under ASC 842. Adoption of the standard on January 1, 2022 resulted in the recording of $25,912 of operating lease assets and $42,324 of operating lease liabilities. The difference between the operating lease assets and operating lease liabilities at transition represented previously recognized deferred rent, lease incentives, and sublease loss liabilities. The Company did not adjust the prior period balance sheets. Adoption of the standard did not impact our consolidated statements of operations and comprehensive loss and consolidated statements of cash flows. See Note 5, Leases for required disclosures related to leases.
In December 2019, the FASB issued ASU
2019-12
Simplifying the Accounting for Income Taxes
guidance modifying the requirements for the accounting for income taxes. The simplifications include changes in the accounting for (i) intra-period tax allocations, (ii) outside basis differences in business combinations, (iii) interim provisions,
(iv) step-up
in tax basis goodwill and (v) franchise and other taxes partially based on income, among other changes. The Company adopted ASC
2019-12
on January 1, 2022. The adoption of this new guidance did not have a material impact on the Company’s consolidated financial statements.
In October 2021, the FASB issued ASU
2021-08
Business Combinations (ASC 805) Accounting for Contract Assets and Contract Liabilities from Contracts with Customers guidance requiring entities to apply ASC 606 to recognize and measure contract assets and contract liabilities in a business combination. Under current GAAP, an acquirer generally recognizes assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers and other similar contracts that are accounted for in accordance with ASC 606, at fair value on the acquisition date.

Under the new guidance the acquirer will recognize contract assets and contract liabilities at the same amounts recorded by the acquiree. The modifications improve comparability for both the recognition and measurement of acquired revenue contracts with customers at the date of and after a business combination. The Company adopted ASC
2021-
08
on January 1, 2022. The adoption of this new guidance did not have a material impact on the Company’s consolidated financial statements.
Note 2. Business Combination with DSAC
On July 29, 2022, Old FiscalNote and DSAC consummated the transactions contemplated by the Business Combination Agreement. In connection with the Closing, each share of preferred stock of Old FiscalNote was converted into common stock and, immediately thereafter, each share of common stock of Old FiscalNote that was issued and outstanding immediately prior to the effective time of the Business Combination (other than excluded shares as contemplated by the Business Combination Agreement) was canceled and converted into the right to receive approximately 1.187 shares (the “Exchange Ratio”) of New FiscalNote common stock. The shares of New FiscalNote common stock received as consideration by Tim Hwang,
Co-Founder
and Chief Executive Officer, and Gerald Yao,
Co-Founder,
Chief Strategy Officer, and Global Head of ESG (together with Mr. Hwang, the
“Co-Founders”),
are Class B shares, and entitle the
Co-Founders
or their permitted transferees to 25 votes per share until the earlier of (a) transfer by the holder(s) of New FiscalNote Class B common stock to any other person, except for specified trusts, retirement accounts, corporations or similar entities formed for financial or estate planning purposes and beneficially owned by the holders of New FiscalNote Class B common stock, (b) the death or incapacity of such holder(s) of New FiscalNote Class B common stock, (c) the date specified by an affirmative vote of a majority of the outstanding New FiscalNote Class B common stock, voting as a single class, (d) the date on which the outstanding shares of New FiscalNote Class B common stock represent less than 50% of the shares of New FiscalNote Class B common stock that were outstanding as of the Closing Date, or (e) the seven-year anniversary of the Closing Date.
At the Closing, each option to purchase Old FiscalNote’s common stock, whether vested or unvested, was assumed and converted into an option to purchase a number of shares of New FiscalNote Class A common stock in the manner set forth in the Business Combination Agreement. Each restricted stock unit of Old FiscalNote was assumed and converted into restricted stock units of New FiscalNote settling in a number of New FiscalNote Class A common stock in the manner set forth in the Business Combination Agreement.
Pursuant to the terms of the Business Combination Agreement, the holders of Old FiscalNote equity instruments outstanding immediately prior to the Closing Date will be entitled to receive their proportionate allocation of additional shares subject to achievement of certain conditions (see Note 11, Earnout Shares and RSUs).
In connection with the Closing, FiscalNote also entered into the $150.0 million new senior term loan facility (the “New Senior Term Loan”) with Runway Growth Finance Corp., ORIX Growth Capital, LLC, Clover Orochi LLC, and ACM ASOF VIII SaaS FinCo LLC (together the “New Senior Lenders”). The New Senior Term Loan was consummated simultaneously with the Closing.
The Company accounted for the Business Combination as a reverse recapitalization whereby Old FiscalNote was determined as the accounting acquirer and DSAC as the accounting acquiree. Refer to Note 1, Summary of Business and Significant Accounting Policies, for further details. Accordingly, the Business Combination was treated as the equivalent of Old FiscalNote issuing stock for the net assets of DSAC, accompanied by a recapitalization. The net assets of DSAC are stated at historical cost, with no goodwill or other intangible assets recorded.
Upon the closing of the Transactions and the New Senior Term Loan, the Company received total gross proceeds of $325.0 million, which consisted of $61.0 million from DSAC’s trust, $114.0 million from the backstop agreement with the sponsor of DSAC, and $150.0 million from the New Senior Term Loan. Such gross proceeds were offset by $45.2 million transaction costs, which principally consisted of advisory, legal and other professional fees, and were recorded in Additional
Paid-in
Capital, net of proceeds from the DSAC trust and $3.5 million of debt issuance costs paid out of the proceeds of the New Senior Term Loan on the Closing Date, of which $2.8 million was capitalized and $0.7 million included in the loss on debt extinguishment. Cumulative debt repayments, inclusive of accrued but unpaid interest, of $210.7 million were paid in conjunction with the close, which consisted of a $75.3 million repayment of the First Out Term Loan, $61.7 million repayment of the Last Out Term Loan, a $50.0 million payment used to retire the non-converting
portion of the Senior Secured Subordinated Promissory Note, a $16.3 million repayment of the 8090 FV Subordinated Promissory Note, and $7.4 million repayment of the 2021 Seller Notes.
Note 3. Revenues
Disaggregation of Revenue
The following table depicts the Company’s disaggregated revenue for the periods presented:

	Years Ended December 31,
	2022	2021
Subscription	$100,522	$74,002
Advisory	4,914	2,726
Advertising	2,703	3,028
Books	736	1,189
Other revenue	4,890	1,967

Total	$113,765	$82,912

Revenue by Geographic Locations
The following table depicts the Company’s revenue by geographic operations for the periods presented:

	Years Ended December 31,
	2022	2021
North America	$98,951	$74,040
Europe	10,072	7,601
Australia	1,122	784
Asia	3,620	487

Total	$113,765	$82,912

Revenues by geography are determined based on the region of the Company’s contracting entity, which may be different than the region of the customer. North America revenue consists solely of revenue attributed to the United States. For the years ended December 31, 2022 and 2021, revenue attributed to the United Kingdom represented approximately six percent of total revenues. No other foreign country represented more than five percent of total revenue during the years ended December 31, 2022 and 2021, respectively.
Contract Assets
The Company had contract assets of $1,464 and $1,475, as of December 31, 2022 and December 31, 2021, respectively. Contract assets are generated when contractual billing schedules differ from the timing of revenue recognition or cash collections. They represent a conditional right to consideration for satisfied performance obligations that becomes a receivable when the conditions are satisfied. They are recorded as part of other current assets on the consolidated balance sheets.

Deferred Revenue
Details of the Company’s deferred revenue for the periods presented are as follows:

Balance at December 31, 2020	$17,521
Acquired deferred revenue	9,961
Revenue recognized in the current period from amounts in the prior balance	(16,812)
New deferrals, net of amounts recognized in the current period	19,589
Effects of foreign currency	(162)

Balance at December 31, 2021	30,097
Acquired deferred revenue	1,055
Revenue recognized in the current period from amounts in the prior balance	(29,351)
New deferrals, net of amounts recognized in the current period	35,139
Effects of foreign currency	(453)

Balance at December 31, 2022	$36,487

Costs to Obtain
During the years ended December 31, 2022 and 2021, the Company capitalized $4,081 and $4,186 of costs to obtain revenue contracts and amortized $2,786 and $2,610 to sales and marketing expense during the years ended December 31, 2022 and 2021, respectively. There were no impairments of costs to obtain revenue contracts for the years ended December 31, 2022 and 2021, respectively.
Unsatisfied Performance Obligations
At December 31, 2022, the Company had $106,373 of remaining contract consideration for which revenue has not been recognized due to unsatisfied performance obligations. The Company expects to recognize this revenue over the next five years.
Note 4. Business Combinations
2022 Acquisitions
Aicel Acquisition
On July 29, 2022, the Company acquired all of the outstanding stock of Seoul, South Korea-based Aicel Technologies (“Aicel”), an
AI-driven
enterprise SaaS company that delivers market intelligence and data insights. The acquisition consideration of $8,678 consisted of 723,684 common shares of Old FiscalNote that were then exchanged into 859,016 Class A common shares of New FiscalNote pursuant to the Exchange Ratio and contingent consideration. Pursuant to the terms of the acquisition agreement, certain of the sellers of Aicel are eligible for additional contingent consideration of 12,491 shares of the Company’s Class A common stock. The Company incurred expenses of approximately $300 in connection with the transaction, of which approximately $96 was recognized during the year ended December 31, 2021. The acquisition date fair value of the consideration transferred for Aicel consisted of the following:

Fair value of Class A common stock	$8,590
Fair value of contingent consideration	88

Total	$8,678

The fair value of the Class A common stock issued was estimated based on the fair value of the Company’s common stock on the date of the acquisition. The fair value of the contingent consideration is estimated based on the expected future cash flows and revenues along with the fair value of the Company’s Class A common stock on the date of acquisition.
The contingent consideration consists of shares of the Company’s Class A common stock and is scheduled to be delivered within eighteen months upon achievement of certain revenue targets pursuant to the terms of the prevailing purchase agreement. The contingent consideration is payable to certain selling shareholders and contains no future service conditions. The fair value of the contingent consideration was recorded as equity as the number of shares that ultimately may be issued upon achievement of the revenue targets is fixed. Classification as equity requires fair value measurement initially and there are no subsequent re-measurements.
Settlement of equity-classified contingent consideration is accounted for within equity.
The acquisition also includes contingent payments in the form of up to $300 in cash, 28,522 shares of the Company’s Class A common stock on a post-exchange basis and 24,833 of restricted stock upon achievement of certain revenue targets. The common stock, restricted stock and cash portions of the contingent payments will be paid within eighteen months upon achievement of certain revenue targets. The contingent payments are payable to certain employees, contingent on them remaining employed through the contingency payout date. The estimated fair value of the contingent payments on the date of acquisition is considered post-combination compensation expense and recognized based on management’s determination of the likelihood of the revenue targets being met. In the event that compensation expense is recognized and the revenue targets are not met, the previously recognized compensation expense is reversed. Post-combination compensation expense of $637 was recognized during the year ended December 31, 2022, $300 of which was accrued as a contingent liability and the remainder recorded as equity-based compensation. In December 2022, the $300 contingent liability was paid.
The following table summarizes the fair values of assets acquired and liabilities assumed as of the date of acquisition:

Cash and cash equivalents	$1,525
Current assets, net	447
Property and equipment, net	53
Equity method investment	45
Intangible assets	3,000
Deferred revenues	(602)
Other current liabilities	(453)
Debt	(1,131)

Total net assets acquired	2,884
Goodwill	5,794

Total purchase price	$8,678

The excess of the purchase price over the net tangible and intangible assets was recorded as goodwill, which is primarily attributed to the future economic benefits arising from other assets acquired and could not be individually identified and separately recognized including expected synergies and assembled workforce.
The following table sets forth the components of identified intangible assets acquired and their estimated useful lives as of the date of acquisition:

	Estimated Fair Value	Estimated Useful Life (Years)
Developed technology	$1,200	8
Database	750	8
Customer relationships	650	11
Tradename	400	7

Total intangible assets acquired	$3,000

The estimated fair values of the developed technology, database, customer relationships, and tradename were determined using the income approach. The approaches used to estimate the fair values use significant unobservable inputs including revenue and cash flow forecasts, customer attrition rates, and appropriate discount rates.
For federal income tax purposes, the Company plans to make a Section 338(g) election which would treat the transaction as an asset acquisition for federal income tax purposes which results in additional tax basis approximately equal to the fair value assigned at the acquisition date. The intangibles and goodwill are to be amortized over 15 years. Additionally, there were no significant deferred tax assets or liabilities identified as part of the transaction to be recorded on the acquisition date. The tax asset allocation will be finalized with the filing of the 2022 return.
DT-Global
Asset Acquisition
On September 30, 2022, the Company acquired certain assets of
DT-Global
Business Consulting, a Vienna, Austria subscription-based market intelligence company which provides in-depth
expertise and analysis for Central & Eastern Europe, Commonwealth of Independent States, and Middle East-Africa areas. The aggregate purchase price was $600, which included an upfront cash payment of $400 and purchase price holdbacks of $100, along with $100 of contingent consideration related to operational milestones.
The Company accounted for this acquisition as an asset purchase. In connection with the acquisition, the Company incurred direct transaction costs of approximately $43 which have been classified as costs of acquisition. The costs of acquisition are allocated to the acquired assets and assumed liabilities based on their fair values at the date of acquisition, and any excess is allocated to intangible assets. The costs of acquisition exceeded the fair value of net assets acquired by approximately $1,012. The Company allocated the $1,012 excess to the customer relationship intangible asset. The intangible asset will be amortized over 15 years. As of December 31, 2022, the contingent consideration was determined to be probable and reasonably estimable, the consideration of $52 was attributed to the customer relationship intangible asset with a corresponding liability of $52 recorded as part of Contingent Liabilities from Acquisitions on the consolidated balance sheets and a payment of the liability was made in January 2023.
For federal income tax purposes, the Company will obtain tax basis in the assets acquired equal to the purchase price, as adjusted and allocated, pursuant to IRC guidelines. The resulting intangible asset will be amortized over 15 years. As of December 31, 2022, the contingent consideration was not paid and will be excluded from federal tax asset allocation until paid.
2021 Acquisitions
During the year ended December 31, 2021 the Company acquired (a) The Oxford Analytica International Group Incorporated (“Oxford Analytica”), (b) Fireside 21, LLC (“Fireside”); (c) TimeBase Pty. Ltd. (“Timebase”); (d) Board.org, LLC (“Board.org”); (e) Equilibrium World Pte. Ltd. (“Equilibrium”); (f) Predata, Inc. (“Predata”), (g) Curate Solutions, Inc. (“Curate”), (h) Forge.ai, Inc. (“Forge”), and (i) FrontierView Strategy Group (“FrontierView”) (collectively the “2021 Acquisitions”). In connection with the 2021 Acquisitions, the Company incurred $1,418 in transaction costs in 2021. The Company financed these acquisitions through a combination of cash, debt, and equity financing including the issuance of seller notes and convertible notes, and the Company’s common stock. The operations of each acquisition have been included in the Company’s consolidated results of operations since the respective closing dates of each acquisition. The Company measures all assets acquired and liabilities assumed at their acquisition-date fair value. The purchase price allocation for the 2021 Acquisitions had been finalized as of December 31, 2021.
The following table summarizes the Company’s acquisitions by region for the periods presented:

2021
North America	6
Europe	1
Australia	1
Asia	1

Purchase Consideration for the 2021 Acquisitions
The fair value of the common stock issued was estimated based on the fair value of the Company’s common stock on the date of each acquisition. The fair value of the contingent consideration is estimated based on the expected future cash flows and revenues along with the fair value of the Company’s common stock on the date of acquisition. The table below summarizes the fair value of consideration transferred for the 2021 Acquisitions:

	Oxford Analytica	Fireside	Timebase	Board.org	Equilibrium	Predata	Curate	Forge	FrontierView	Total
Acquisition date:	2/12/2021	4/30/2021	5/7/2021	6/3/2021	6/25/2021	6/30/2021	8/27/2021	9/9/2021	11/19/2021
Cash	$3,850	$7,290	$2,241	$10,113	$833	$1,925	$1,120	$614	$18,107	$46,093
Fair value of common stock (a)	2,626	—	—	—	8,271	6,510	6,078	9,481	—	32,966
Fair value of seller notes	—	10,232	2,078	9,128	—	—	—	—	—	21,438
Fair value of contingent consideration (b)	—	—	—	—	—	196	1,206	1,700	—	3,102
Fair value of contributed interests (c)	—	—	—	—	315	—	—	—	—	315

Total	$6,476	$17,522	$4,319	$19,241	$9,419	$8,631	$8,404	$11,795	$18,107	$103,914

(a)
The Company transferred the following shares to certain of the sellers of the 2021 Acquisitions: (i) 968,172 for Oxford Analytica, (ii) 1,260,320 for Equilibrium, (iii) 991,804 for Predata, (iv) 677,483 for Curate, and (v) 1,056,703 for Forge, respectively.

(b)
Pursuant to the terms of the acquisition agreements, the sellers of certain of the 2021 Acquisitions were eligible for additional contingent consideration consisting of: (i) up to 333,660 shares for Curate, and (ii) 195,834 shares for Forge (all of which have been issued to the Forge employees at the closing, and are subject to clawback based on the earnout provisions), respectively.

(c)
The fair value of the contributed interests reflects the Company’s CEO contributing his previously held minority interest in Equilibrium to the Company which is reflected as a capital contribution to the Company.

Purchase Price Allocation for the 2021 Acquisitions
The excess of purchase consideration over the fair value of net tangible and intangible assets acquired was recorded as goodwill, which is primarily attributed to the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized including expected synergies and assembled workforce, for which there is generally no basis for income tax purposes. The table below summarizes aggregated information regarding the fair values of the assets acquired and liabilities assumed as of the respective acquisition dates:

	Oxford Analytica	Fireside (a)	Timebase	Board.org (a)	Equilibrium	Predata	Curate	Forge	FrontierView (a)	Total
Cash	$207	$51	$315	$201	$149	$126	$595	$40	$783	$2,467
Accounts receivable	668	389	185	2,862	—	165	179	—	1,535	5,983
Other assets	274	—	85	229	13	258	20	90	289	1,258
Intangible assets	4,600	3,816	1,474	9,122	4,909	5,336	3,720	3,705	5,557	42,239
Accounts payable and accrued expenses	(1,052)	(136)	(220)	(208)	(58)	(245)	(173)	(316)	(1,034)	(3,442)
Deferred revenue	(2,340)	—	(360)	(4,411)	—	(95)	(301)	(281)	(2,173)	(9,961)
Other liabilities	(237)	—	—	(613)	—	(32)	—	—	—	(882)
Deferred tax liability	(441)	—	(475)	—	(835)	—	(609)	—	—	(2,360)

Total net assets acquired	1,679	4,120	1,004	7,182	4,178	5,513	3,431	3,238	4,957	35,302

Goodwill	4,797	13,402	3,315	12,059	5,241	3,118	4,973	8,557	13,150	68,612

Total purchase price	$6,476	$17,522	$4,319	$19,241	$9,419	$8,631	$8,404	$11,795	$18,107	$103,914

(a)
The acquired intangible assets and the goodwill (up to $13,430, $11,446, and $13,150 in connection with the Fireside, Board.org, and FrontierView acquisitions, respectively) will be deductible for U.S. federal income tax purposes.

Intangible assets from the 2021 Acquisitions
The estimated fair values of developed technology, customer relationships, databases, tradenames, and content library were determined using the income approach. The estimated fair value of the expert network was determined using a “with and without” analysis comparing expected revenues and cash flows with the expert network in place and those that would be expected if the expert network were not in place. The approach used to estimate the fair values use significant unobservable inputs including revenue and cash flow forecasts, customer attrition rates and appropriate discount rates. The following table sets forth the components of identifiable intangible assets acquired and liabilities assumed and their estimated useful lives as of the respective acquisition dates:

	Oxford Analytica	Fireside	Timebase	Board.org	Equilibrium	Predata	Curate	Forge	FrontierView	Total Estimated Fair Value	Estimated Useful Life (Years)
Developed technology	$—	$1,349	$537	$—	$4,909	$1,195	$623	$1,672	$1,972	$12,257	4-20
Customer relationships	750	2,314	937	8,855	—	3,477	1,828	2,033	2,754	22,948	3-15
Databases	—	—	—	—	—	—	1,269	—	—	1,269	15
Tradenames	926	153	—	267	—	664	—	—	239	2,249	3-20
Expert network	2,924	—	—	—	—	—	—	—	—	2,924	6
Content library	—	—	—	—	—	—	—	—	592	592	10

Total intangible assets acquired	$4,600	$3,816	$1,474	$9,122	$4,909	$5,336	$3,720	$3,705	$5,557	$42,239

Contingent Consideration for the 2021 Acquisitions
The contingent consideration consists of the Company’s common stock and restricted stock units and is generally scheduled to be delivered within one to three years upon achievement of certain revenue targets pursuant to the terms of the prevailing purchase agreements. The contingent consideration is payable to all selling shareholders in connection with the Curate and Forge acquisitions, and contains no future service conditions. The amount of fair value attributed to purchase consideration will be adjusted based on changes to the fair value of contingent consideration at each subsequent reporting period with changes being recorded through the consolidated statement of operations and comprehensive loss. The following table summarizes the contingent consideration as of the date of the 2021 Acquisitions, as of December 31, 2021 and as of December 31, 2022:

	Predata	Curate	Forge	Total
Fair value of contingent consideration on the respective acquisition dates	$196	$1,206	$1,700	$3,102
Changes to the fair value of contingent consideration	322	1,348	(1,236)	434

Fair value of contingent consideration as of December 31, 2021	518	2,554	464	3,536
Changes to the fair value of contingent consideration	—	(1,140)	(455)	(1,595)
Earned contingent consideration settled	—	(531)	—	(531)
Unearned contingent consideration reversal	(518)	—	(9)	(527)

Fair value of contingent consideration as of December 31, 2022	$—	$883	$—	$883

Contingent Compensation for the 2021 Acquisitions
Certain of the 2021 Acquisitions also included contingent compensation in the form of cash and/or the Company’s common stock. The contingent compensation is generally scheduled to be delivered in one to three years upon achievement of certain revenue targets per agreed upon terms. The contingent compensation payments are payable to certain employees, contingent on them remaining employed through the contingency payout date. The estimated fair value of the contingent compensation on the date of acquisition is considered post-combination compensation expense and recognized based on management’s determination of the likelihood of the revenue targets being met. In the event that compensation expense is recognized and the revenue targets are not met, the previously recognized compensation expense is reversed. The following table summarizes the fair value of contingent compensation recognized and settled during the periods presented, and the liability balances as of the periods presented:

	Equilibrium (a)	Predata	Forge (b)	FrontierView (c)	Total
Contingent compensation recognized during 2021	$861	$504	$260	$93	$1,718
Contingent compensation settled in 2021	(150)	—	—	—	(150)

Contingent compensation liability as of December 31, 2021	711	504	260	93	1,568
Contingent compensation recognized	(485)	—	170	1,588	1,273
Contingent compensation settled	—	—	(267)	(1,000)	(1,267)
Unearned contingent compensation reversal	(182)	(504)	(163)	(81)	(930)

Contingent compensation liability as of December 31, 2022	$44	$—	$—	$600	$644

(a)	Equilibrium contingent compensation consists of up to $4,000 in cash and 296,750 shares of the Company’s common stock.
(b)
Forge contingent compensation consists of an employee retention bonus in the amount of $422 and up to 457,015 shares of the Company’s common stock. These shares are subject to clawback based on the earnout provisions. As of June 30, 2022, Forge employees earned cash contingent compensation of $422, of which $267 was paid in the second quarter of 2022 and the remaining $155 was initially scheduled to be paid in the first quarter in 2023 but deemed cancelled and therefore reversed during the third quarter in 2022 due to the departure of the individual employee recipient.

(c)
Reflects the first contingent compensation threshold earned by the FrontierView employees as of March 31, 2022 that was settled through the payment of $1,000 in the second quarter of 2022. The second contingent compensation threshold is also for $1,000 and subject to FrontierView achieving previously agreed upon revenue targets.

Unaudited Pro Forma Financial Information
The unaudited pro forma financial information presented below summarizes the combined results of operations for the Company and the 2021 Acquisitions as though the companies were combined as of January 1, 2021.
The unaudited pro forma financial information for all periods presented includes, among other items, amortization charges from acquired intangible assets, retention and other compensation accounted for separately from purchase accounting, interest expense (including amortization of various discounts) on acquisition debt issued to the various sellers, the impacts of common stock issued to the various sellers, and the related tax effects, but excludes the impacts of any expected operational synergies. The unaudited pro forma financial information as presented below is for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the 2021 Acquisitions been acquired on January 1, 2021.

The unaudited pro forma financial information for the year ended December 31, 2021 combine the historical results of the Company with the historical results of the 2021 Acquisitions for the period prior to the acquisition dates, and the effects of the pro forma adjustments discussed above. The unaudited pro forma financial information, in aggregate, is as follows:

Year Ended
December 31, 2021
Revenues:
Subscription	$88,323
Advisory, advertising, and other	11,376

Total revenues	99,699

Net loss	$(113,303)
Subscription revenue from the 2021 Acquisitions (excluding the deferred revenue haircut of $2,758) recognized by the Company during the year ended December 31, 2021 totaled $11,522. Advisory, advertising, and other revenue from the 2021 Acquisitions recognized by the Company during the year ended December 31, 2021 totaled $3,623. The 2021 Acquisitions did not have a material impact to the Company’s net loss during the year ended December 31, 2021. The 2022 Acquisitions did not have a material impact to the Company’s revenue and net loss during the year ended December 31, 2022.
Note 5. Leases
The Company has operating leases, principally for corporate offices under non-cancelable
operating leases. The
non-cancellable
base terms of these leases typically range from one to nine years. The Company’s lease terms may include options to extend or terminate the lease. The period which is subject to an option to extend or terminate the lease is included in the lease term if it is reasonably certain that the option will be exercised.
The following table details the composition of lease expense for the year presented:

Year Ended
December 31, 2022
Operating lease cost (a)	$9,769
Variable lease cost	518
Short-term lease cost	1,236

Total lease costs	$11,523

Sublease income	$(5,350)

(a)	Excludes operating lease assets impairment charge of $378 related to an unoccupied existing office space lease recorded in the first quarter of 2022.
The following tables present the future minimum lease payments and additional information about the Company’s lease obligations as of December 31, 2022:

2023	$9,343
2024	5,256
2025	5,193
2026	5,307
2027	5,295
Thereafter	18,167

Total minimum lease payments	48,561
Less: Amounts representing interest	12,742

Net minimum lease payments	$35,819

December 31, 2022
Weighted average remaining lease term (in years)	7.5
Weighted average discount rate	8.5%
The following table presents supplemental cash flow information for the period presented:

Year Ended
December 31, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows for operating leases	$11,805
Supplemental noncash information on lease liabilities arising from obtaining operating lease assets:
Operating lease assets obtained in exchange for lease obligations	$2,074
In March 2022, the Company ceased use of excess office space under one of its existing leases, with the intent to sublease this space. In accordance with ASC 360, the Company evaluated the asset group for impairment, which included the associated operating lease asset for the office space, as the change in circumstances indicated the carrying amount of the asset group may not be recoverable. The Company compared the expected future undiscounted cash flows for the office space to the carrying amount and determined that it was impaired. The Company recognized the excess of the carrying value over the fair value of the asset group, which totaled $378, as an impairment expense as part of general and administrative expenses on the consolidated statements of operations and comprehensive loss. The impairment charge resulted in a reduction of $378 to the operating lease asset.
In April 2021, the Company entered into a modification of one of its existing subleases. The sublease modification was to confirm exercise of the renewal period but at a reduced rate. As a result of the sublease modification the Company remeasured its existing sublease loss liability to reflect the impact of the modification of the anticipated cash flows. Subsequently, the Company exercised its termination notification right on this lease which resulted in a termination fee payment of $1,682 made on December 31, 2021 (lease termination notice date) and a second termination fee payment of $1,682 due on March 31, 2023 (the lease termination effective date). As of December 31, 2021, the sublease loss liability associated with this lease was $2,621.
In November 2021, the Company acquired an office space lease as part of the acquisition of FrontierView. At December 31, 2021 the office space was unoccupied by any Company personnel and the Company intended to sublease the office space. Based on the terms of the existing lease along with an estimate of future cash flows from a proposed sublease, the Company recorded a lease loss liability of $401 during the year ended December 31, 2021.
In 2017, as an incentive for entering into a lease and building out the Company’s head office in the District of Columbia, the District authorized a grant to the Company in the amount of $750, which has been disclosed as restricted cash, to finance the security deposit of the new office. The Company is required to meet certain covenants, such as maintaining its headquarters in Washington, D.C. and may have to reimburse the District if the covenants are not met. The Company recorded the grant as a grant liability and will relieve the liability if and when all requirements are met.

Note 6. Property, Plant and Equipment
The following table details property and equipment as of the dates presented:

	As of December 31,
	2022	2021
Leasehold improvements	$9,525	$9,510
Furniture and fixtures	98	136
Equipment	495	136
Computer equipment	2,177	1,646

Total property and equipment	$12,295	$11,428

Less: accumulated depreciation	(4,970)	(3,919)

Total property and equipment, net	$7,325	$7,509

Long-term assets outside of the United States were less than $1 million at both December 31, 2022 and 2021.
Depreciation expense was $1,238 and $1,177 for the years ended December 31, 2022 and 2021, respectively, and is recorded as part of the general and administrative expenses on the consolidated statements of operations and comprehensive loss.
Note 7. Intangible Assets
The following table summarizes the gross carrying amounts and accumulated amortization of the Company’s intangible assets by major class:

	December 31, 2022			December 31, 2021			Weighted Average Remaining Useful Life (Years) December 31, 2022
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$81,002	$(24,654)	$56,348	$79,474	$(17,830)	$61,644	8.9
Developed technology	35,350	(17,673)	17,677	34,123	(12,638)	21,485	5.8
Databases	29,912	(8,892)	21,020	29,142	(6,785)	22,357	9.8
Tradenames	11,480	(3,216)	8,264	11,159	(2,286)	8,873	10.1
Expert network	2,559	(800)	1,759	2,852	(417)	2,435	4.1
Patents	700	(200)	500	513	(165)	348	17.0
Content library	592	(64)	528	592	(5)	587	8.9

Total	$161,595	$(55,499)	$106,096	$157,855	$(40,126)	$117,729

Finite-lived intangible assets are stated at cost, net of amortization, generally using the straight-line method over the expected useful lives of the intangible assets. Amortization of intangible assets, excluding developed technology, was $10,451 and $9,359 for the year ended December 31, 2022 and 2021, respectively.
Amortization of developed technology was recorded as part of cost of revenues in the amount of $5,030 and $4,256 for the year ended December 31, 2022 and 2021, respectively.

The expected future amortization expense for intangible assets as of December 31, 2022 is as follows:

2023	$15,733
2024	14,929
2025	11,731
2026	11,470
2027	11,091
Thereafter	41,142

Total	$106,096

Capitalized software development costs
Capitalized software development costs are as follows:

	December 31, 2022			December 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Capitalized software development costs	$19,815	$(5,869)	$13,946	$9,270	$(1,790)	$7,480
During the years ended December 31, 2022 and 2021, the Company capitalized interest on capitalized software development costs in the amount of $740 and $286, respectively. Amortization of capitalized software development costs was recorded as part of cost of revenues for the years ended December 31, 2022 and 2021 in the amount of $4,064 and $1,588, respectively. The estimated useful life is determined at the time each project is placed in service.
Note 8. Goodwill
Goodwill represents the excess of the purchase price in a business combination over the fair value of net assets acquired. Goodwill amounts are not amortized, but are rather tested for impairment at least annually during the fourth quarter.
The changes in the carrying amounts of goodwill, which is generally not deductible for tax purposes, is as follows:

Balance at December 31, 2020	$120,671
Acquisitions	68,612
Impact of foreign currency fluctuations	(515)

Balance at December 31, 2021	188,768
Acquisition	5,794
Impact of foreign currency fluctuations	(200)

Balance at December 31, 2022	$194,362

Note 9. Debt
The following presents the carrying value of the Company’s debt as of the respective period ends:

	December 31, 2022	December 31, 2021
New Senior Term Loan	$150,647	$—
Convertible notes	12,219	97,917
Aicel Convertible Note	1,174	—
PPP loan	251	8,000
First out term loan	—	56,089
Last out term loan	—	52,603
Senior Secured Subordinated Promissory Note	—	78,154
8090 FV Subordinated Promissory Note	—	10,000
Convertible notes — related parties	—	18,295
2021 seller convertible notes	—	9,405
2021 seller term loans	—	5,524

Total gross debt	164,291	335,987
Debt issuance costs	(2,243)	(4,807)

Total	162,048	331,180
Less: Current portion	(68)	(13,567)

Total	$161,980	$317,613

a)    New Senior Term Loan
Concurrently with the Closing, FiscalNote, Inc., a wholly owned indirect subsidiary of FiscalNote Holdings, Inc., entered into a New Senior Term Loan consisting of a fully funded principal amount of $150.0 million and an uncommitted incremental loan facility totaling $100.0 million available upon notice if the Company meets certain financial growth criteria and other customary requirements (the “New Incremental Term Facility”) (collectively the “New Senior Credit Facility”). The annual interest of the New Senior Term Loan consists of two components: a cash interest component of (a) the greater of (i) Prime Rate plus 5.0% per annum or (ii) 9.0% payable monthly in cash, and (b) interest payable in kind component of 1.00% per annum, payable in kind monthly. Beginning on August 15, 2025, 50% of the outstanding principal amount of the Senior Term Loan must be repaid in even amounts on a monthly basis over the remaining 24 months, with the final balance due on July 15, 2027. The New Senior Credit Facility will mature on July 29, 2027, the five-year anniversary of the Closing Date.
The Prime Rate was 7.5% at December 31, 2022. For the year ended December 31, 2022, the Company incurred $6,376 and $647 of cash interest and paid-in-kind
interest, respectively, on the New Senior Term Loan.
Paid-in-kind
interest is reflected as a component of the carrying value of the New Senior Term Loan as the payment of such interest will occur upon the settlement of the New Senior Term Loan.
The Company may prepay the New Senior Term Loan in whole, subject to a 2.0% prepayment fee if prepaid prior to July 30, 2024, 1.0% prepayment fee if prepaid prior to July 30, 2025, and no prepayment fee if prepaid on or after July 30, 2025. The Company must pay certain of the new lenders deferred debt issuance costs of $1,734 at the earlier of prepayment or July 29, 2023. The Company must also pay to the lenders a final payment of $6,375 at the earlier of prepayment or maturity of the New Senior Term Loan. The Company incurred $2,435 of lender fees that were paid out of the net proceeds of the New Senior Term Loan on the Closing Date. The Company also incurred $342 of fees paid to third parties. Capitalized debt issuance costs on the Closing Date totaled $2,777. The Company amortizes debt discounts over the term of the New Senior Term Loans using the effective interest method. The amortization recorded for the year ended December 31, 2022 was $250, and is included within interest expense in the consolidated statements of operations and comprehensive loss. The remaining unamortized debt discount at December 31, 2022 is $2,527, and is reflected net within debt on the consolidated balance sheets.

The New Senior Term Loan is senior to all other debt and has a first priority lien on substantially all of the Company’s assets. The New Senior Term Loan contains customary negative covenants related to borrowing, events of default and covenants, including certain non-financial
covenants and covenants limiting the Company’s ability to dispose of assets, undergo a change in control, merge with or acquire stock, and make investments, in each case subject to certain exceptions. In addition to the negative covenants, there were two financial covenants in place at December 31, 2022 related to a minimum cash balance requirement of $15,000 at all times as well as an annual recurring revenue requirement. Effective with Amendment No. 1 (as further described and defined in Note 19, “Subsequent Events”), and in addition to the existing minimum cash balance requirement and the annual recurring revenue requirement, the Company is also subject to a limitation on capital expenditures and an adjusted EBITDA requirement (both as defined in the New Senior Term Loan, as amended). Upon the occurrence of an event of default, in addition to the lenders being able to declare amounts outstanding under the New Senior Term Loan due and payable the lenders can elect to increase the interest rate by 5.0% per annum.
At December 31, 2022 the Company was in compliance with the minimum cash balance requirement. The average annual recurring revenue requirement is determined in accordance with the New Senior Term Loan as the average of the ending annual recurring revenue for each month end within the applicable quarter. At December 31, 2022 the Company’s average annual recurring revenue calculated pursuant to the terms of the New Senior Term Loan was $109.3 million as compared to a minimum average annual recurring revenue requirement of $110.0 million. On March 17, 2023 the New Senor Term Loan lenders waived their rights upon default retroactive to December 31, 2022.
b)    Aicel Convertible Note
In connection with the Company’s acquisition of Aicel, the Company assumed a convertible note (“Aicel Convertible Note”) issued by Aicel in a private placement to a third-party lender dated July 27, 2022. The Aicel Convertible Note was issued in a principal amount of $1,131, with paid-in-kind
interest at an annual rate of 1%. All principal and accrued and unpaid interest are due on maturity at July 27, 2027. The Aicel Convertible Note provides for no prepayments until maturity without written consent of the lender.
The Aicel Convertible Note can be converted upon the occurrence of certain events, including (i) Aicel initial public offering (“IPO”), (ii) change in control of Aicel (the acquisition of Aicel by FiscalNote did not constitute a change in control as defined in the purchase agreement), or (iii) sale of substantially all of Aicel’s assets (collectively, a “Conversion Event”). The Company has the right to convert the Aicel Convertible Note into shares of common stock issued in an IPO, if (a) the Conversion Event is an IPO and (b) the price per share paid in an IPO is greater than the stipulated initial conversion price. The lender has the right to elect to convert the Aicel Convertible Note into shares of common stock upon the occurrence of a Conversion Event.
At any time after the second anniversary of the Aicel acquisition closing date until the earlier of (a) the Aicel Convertible Note maturity date, or (b) the occurrence of any liquidity event, the lender has the right to require FiscalNote to repurchase the outstanding principal in exchange for FiscalNote common stock. The lender will receive a number of shares of FiscalNote equal to the outstanding principal plus accrued interest divided by the FiscalNote common stock price and rounded to the nearest whole share.
Upon the occurrence of an event of default, in addition to the lenders being able to declare amounts outstanding under the Aicel Convertible Note due and payable the lenders can elect to increase the paid-in-kind
interest rate to 12.0% per annum.
The Aicel Convertible Note was recorded at its acquisition fair value of $1,131. The Company incurred total interest expense related to the Aicel Convertible Note of $5 for the year ended December 31, 2022. The Aicel Convertible Note had a carrying balance of $1,174 as of December 31, 2022
.

c)    Convertible Notes
During the year ended December 31, 2021, the Company received gross proceeds of $59,680 from the issuance of convertible promissory notes (the “2021 Notes” and along with the convertible notes issued in 2019 and 2020, collectively the “Convertible Notes”) in various private placements to accredited investors. Certain of the 2021 Notes contain a beneficial conversion feature (“BCF”) initially valued at $15,252 ($14,561 net of taxes) as of December 31, 2021. This has been recorded as a credit to additional paid-in
capital and resulted in a debt discount to be amortized as additional interest expense over the term of the applicable 2021 Notes.
The Convertible Notes were classified into four distinct groupings with similar terms. The Convertible Notes had maturities between one and five years, earned PIK interest ranging from
6-15%
per annum and were convertible at the option of the holders or upon certain contingent events, including defined future qualified financings, into shares of senior capital stock or the specific capital stock issued in any such contingent events. The holders also had various contingent redemption rights, including upon default and changes in control, and registration rights and are subordinated to defined senior indebtedness.
Certain embedded contingent redemption rights were reflected as derivative liabilities and were accounted for at fair value with changes in fair value reflected in the consolidated statement of operations and comprehensive loss. The discount to the Convertible Notes created by such embedded derivatives was amortized as additional interest expense over the terms of the Convertible Notes.
The issuance costs with respect to the Convertible Notes, which are recorded as a debt discount, were deferred and amortized as additional interest expense over the terms of the Convertible Notes.
The following table details the principal, interest and other amounts associated with the Convertible Notes as described above as of December 31, 2021:

	December 31, 2021
	Principal	Deferred Financing Fees	PIK Interest Accrual	Debt Discount	Amortization of Deferred Financing Fees	Amortization of Deferred Debt Discount	Derivative Liabilities	Total
2019 Notes	$17,320	$(3,454)	$4,639	$(986)	$862	$848	$2,031	$21,260
2020 Notes	59,680	(1,027)	15,640	(14,111)	237	3,117	—	63,536
2021 Notes	23,841	(214)	2,437	(21,224)	31	2,488	2,197	9,556

Total	$100,841	$(4,695)	$22,716	$(36,321)	$1,130	$6,453	$4,228	$94,352

The holder of $4,000 of Convertible Notes issued in 2019 entered into an agreement with a revocable trust (the “Trust”), the trustee of which is the Company’s Chief Executive Officer. The Trust agreed to purchase the 2019 Convertible Notes from the holder on its one-year
anniversary for $4,000 in cash and $4,000 worth of shares of the Company’s capital stock held by the Trust, for a total value of $8,000. The Company reflected the Trust’s obligation to issue the $4,000 worth of shares of capital stock to the holder as a capital contribution in 2019 with an offsetting charge to interest expense. On March 1, 2021 (the “Effective Date”), the parties entered into an agreement providing for the Company to issue 652,237 shares of Series F Preferred Stock valued at $4,363 in exchange for the termination of the Trust’s obligation and amendment of the $4,000 Convertible Notes (the “Letter Agreement”). The Letter Agreement provided for, among other things, a reduced interest rate from 15% to 1% and waiving all accrued interest through the Effective Date. The Letter Agreement was accounted for as a debt modification with (i) $4,000 related to termination of the Trust’s obligation being recognized as a capital distribution with an offsetting debt premium, (ii) writing off $1,056 of accrued interest that was forgiven, and (iii) recording deferred financing fees of $3,307 reflecting the net balance of the Series F Preferred Stock and the forgiven interest. The deferred financing fee was amortized as additional interest expense over the term of the note using the effective interest method.

Concurrent with the Closing, certain convertible noteholders elected to convert their holdings of $120,599, representing principal and accrued PIK interest, into 15,386,379 common shares of Old FiscalNote which were then exchanged for 18,263,755 shares of Class A Common Stock of New FiscalNote based on the Exchange Ratio. The Company recognized additional interest expense of $32,100 related to the derecognition of the unamortized contingent BCF that was recorded on the issuance date and re-evaluated
upon redemption of certain of the convertible notes. As certain of the convertible notes were treated as redemptions for accounting purposes as the holder converted pursuant to the variable-share conversion option, the Company recognized an aggregate loss of $2,070 due to early extinguishment of those redeemed convertible notes during the year ended December 31, 2022. Convertible notes representing a net carrying value of $11,197 (consisting of a principal balance of $8,132, $4,087 of PIK Interest, and $1,022 of unamortized debt discount) remain outstanding at December 31, 2022.
The Company incurred total interest expense related to the Convertible Notes, including the amortization of the various discounts, of $39,219 and $19,913 for the years ended December 31, 2022 and 2021, respectively.
d)    PPP loan
On April 13, 2020, the Company received funding in the principal amount of $8,000 under the CARES Act. Interest accrues at 1%. On February 14, 2022, the SBA forgave $7,667 of the PPP Loan with the remaining balance of $333 to be repaid over five years. The Company recognized the forgiveness of the PPP Loan as a gain on debt extinguishment on the consolidated statements of operations and comprehensive loss. As of December 31, 2022, the Company recorded $68 of the remaining PPP Loan as short-term debt and $183 as long-term
debt on the consolidated balance sheets.
e)    Senior Capital Term Loan Refinancing
In October 2020, FiscalNote, Inc., CQ Roll Call, VoterVoice, and Sandhill (all wholly-owned subsidiaries of FiscalNote Holdings, Inc. and collectively the “Borrower”), FiscalNote Holdings, Inc. and FiscalNote Holdings II, Inc. (collectively the “Guarantors”), Midcap Financial and Apollo (“Apollo”), Runway Growth Credit Fund Inc. as Agent (“Agent” or “Runway”), Arrowroot Capital IV, L.P. (“Arrowroot”), Corbel Capital Partners SBIC, L.P. (“Corbel”) and CFIC Partners II, LLC (“CFIC”) (collectively the “Old FiscalNote Lenders”) entered into various agreements ultimately providing for the Company to refinance its then existing long-term debt agreement. The transactions are collectively referred to as the “Old FiscalNote Refinancing” and the amended debt as the “Old FiscalNote Senior Term Loan.”
Pursuant to the terms of the New Senior Term Loan and concurrently with the Closing, the Company was required to repay the full outstanding balance of the Old FiscalNote Senior Term Loan of $136,713. In connection with the repayment, the Company incurred a prepayment fee of $1,500, legal costs associated with the repayment of $31 and wrote off loan origination fees of $1,000. This resulted in an aggregate loss of $685 due to early extinguishment of the Old FiscalNote Senior Term Loan during the year ended December 31, 2022.
The Old FiscalNote Senior Term Loan consisted of the First Out Term Loan and the Last Out Term Loan. Each of these loans had differing terms and conditions as outlined below.
First Out Term Loan
On September 30, 2021, the Company entered into Amendment No. 9 to the Old FiscalNote Senior Term Loan (“Amendment No. 9”). As a result of Amendment No. 9, certain of the Company’s financial covenants were updated to reflect the impact of recent acquisitions, the Company’s recently acquired domestic subsidiaries were joined as subsidiary guarantors of the facility, and certain restrictive covenants were modified in light of the Company’s current operations, among other matters. The Company also increased its principal balance of the Old FiscalNote Senior Term Loan with the First Out Lender by $10,000 and received loan proceeds of $9,555 net of origination fee and reimbursement of certain transaction expenses of $445. The Company incurred $75 of additional fees, totaling $520, which were expensed during the third quarter of 2021. In addition, on September 30, 2021, the Company entered into Amendment No. 2 to the Subordinated Promissory Note with GPO FN Noteholder LLC, which effected corresponding modifications to the financial and restrictive covenants thereunder. The Company accounted for Amendment No. 9 as a debt modification where the increased principal was recorded as an increase to the loan carrying value and all incurred fees were considered third-party fees and expensed as incurred.
On March 25, 2022 the Company entered into Amendment No. 11 to the Old FiscalNote Senior Term Loan (“Amendment No. 11”). As a result of Amendment No. 11, certain of the Company’s financial covenants were updated to reflect the Company’s 2022 budget, FrontierView joined as a subsidiary guarantor of the facility, and certain restrictive covenants were modified in light of the Company’s current operations, among other matters. The Company also increased its principal balance of the Old FiscalNote Senior Term Loan by $20,000 less an origination fee and reimbursement of certain transaction expenses totaling $522 ($403 of which were expensed during the three months ended March 31, 2022 with the remaining $119 capitalized as debt issuance costs). Accordingly, pursuant to Amendment No. 11, the Company received net proceeds of $19,478. In addition, on March 25, 2022 the Company entered into Amendment No. 3 to the Subordinated Promissory Note with GPO FN Noteholder LLC, which effected corresponding modifications to the financial and restrictive covenants thereunder. As part of Amendment No. 11, the Company issued the Last Out Lenders warrants to purchase common stock of the Company that have been accounted for as additional deferred financing costs and recorded as a liability. The grant date fair value of the warrants issued to the Last Out Lenders was $436. The Company accounted for Amendment No. 11 as a debt modification where the increased principal was recorded as an increase to the loan carrying value and third-party fees expensed as incurred.
The Company was required to pay the First Out Lender monthly cash interest on the First Out Term Loan.
The First Out Term Loan contained a contingent default interest provision and a variable interest credit basis swap that were required to be bifurcated and treated as embedded derivative liabilities. An evaluation of the embedded features led to the conclusion that any associated value was immaterial and required no initial amount to be recorded.
A warrant to purchase 231,076 shares of common stock (the “First Out Lender Warrant”) was issued to the First Out Lender. The First Out Lender Warrant was issued as an additional fee in connection with the Old FiscalNote Refinancing. The Company has classified the First Out Lender Warrant as equity and it has been recorded at its initial fair value, with an offset to deferred financing costs, in the amount of $562. In connection with the Closing, the First Out Lender exercised its First Out Lender Warrant and at December 31, 2022 there are no outstanding First Out Lender Warrants.
Last Out Term Loans
The Company was required to pay the Last Out Lenders
Payment-in-Kind
(“PIK”) interest at 13%, accrued monthly, as well as PIK fees of 12% per annum. The Company was also required to pay an exit fee of $1,500 at the earlier of the maturity date or repayment of the outstanding amount.
The Last Out Term Loans contained a $193 original issue discount. This discount was recorded at issuance against the loan principal and was subsequently amortized as additional interest expense using the effective interest method over the term of the Last Out Term Loans.
The Last Out Term Loan contained a lender default put and contingent default interest that are required to be bifurcated and treated as embedded derivative liabilities. An evaluation of the embedded features led to the conclusion that any associated value was immaterial and required no initial amount to be recorded.

The Last Out Lenders purchased Series F Preferred Stock from Apollo concurrently with the purchase of the outstanding loans as part of the Old FiscalNote Refinancing. The preferred stock was accounted for as temporary equity at its redemption value up until the Closing Date. On the Closing Date, all of the Series F Preferred Stock was converted into Class A Common Stock of New FiscalNote pursuant to the terms of the Business Combination Agreement.
Warrants to purchase a total of 118,700 shares of common stock (the “Last Out Lender Warrants”) were issued to the three Last Out Lenders, Arrowroot, CFIC, and Corbel as an additional fee in connection with the Refinancing under Amendment No. 11. The Company has classified the Last Out Lender Warrants as a liability and recorded them at their initial fair values, with offsetting deferred financing costs, in the aggregated amount of $436. The Last Out Lender Warrants remained outstanding subsequent to the Closing of the Business Combination.
f)    Senior Secured Subordinated Promissory Note
The Economist Group (“TEG”) Seller Note & Equity Sale
On December 29, 2020, (the “TEG” Closing Date), TEG, the Company, FN SPV Holdings Pty Ltd (“SPV”) and GPO FN Noteholder LLC (“GPO”) entered into various agreements (the “TEG Transactions”) to effect TEG’s divestiture of its investment in, and amounts due from, the Company.
On the TEG Closing Date, SPV purchased 11,139,995 shares of Series E Preferred Stock (“Series E PS”) from TEG for $23,040. In consideration for facilitating the transaction, the Company received a right to 5% of any gains realized by SPV upon liquidation of their Series E PS. GPO purchased the Original TEG Seller Note from TEG with a balance of $78,427 (the “New GPO Note”), which included the principal and accrued paid-in-kind
interest of $48,960.
The Company did not receive any payment as a result of the TEG Transactions. The New GPO Note also amended and restated the Original TEG Seller Note to provide for, among other things, the addition of various conversion options. The New GPO Note continued to bear PIK interest at 12.577%.
The New GPO Note was convertible into common shares upon certain specified circumstances (the “Conversion Shares”). First, if a Qualifying IPO occurs prior to the payment in full of the New GPO Note, the Company shall have the right to require conversion of the total outstanding amount then due on the New GPO Note so long as GPO receives at the time of the Qualifying IPO at least $50,000 in cash in exchange for such Conversion Shares or prepayment of an amount of the New GPO Note, in each case representing an amount equal to the equivalent value of selling $50,000 of Conversion Shares in the Qualifying IPO. Second, GPO had the optional right immediately prior to or at any time subsequent to a Nonqualifying IPO to convert the outstanding principal amount of the New GPO Note into Conversion Shares at a certain conversion price. Third, GPO had the optional right, during the
90-day
period prior to the maturity date of the New GPO Note, to convert the outstanding amount of the New GPO Note into Conversion Shares at a certain conversion price. Fourth, GPO had the optional right, immediately prior to a liquidation or reorganization event, or a change of control, to convert the outstanding amount of the New GPO Note into Conversion Shares at a certain conversion price. Certain of the Company’s directors are affiliated with SPV, GPO, and Urgent. See Note 18, Commitments and Contingencies for additional information about legal proceedings with GPO.
Promissory Note
The embedded conversion option (“ECO”) in the New GPO Note contained both fixed and variable share settlement conditions. The conditions requiring settlement in fixed shares were evaluated as a conversion feature while those settleable in a variable number of shares were evaluated as a redemption feature.

The New GPO Note contained a BCF initially valued at $34,078 ($33,228 net of taxes). This was recorded as a credit to additional paid-in
capital and resulted in a debt discount to be amortized as additional interest expense over the term of the New GPO Note.
The redemption feature was required to be bifurcated as an embedded derivative liability. The redemption feature was initially recorded at its fair value of $19,607. This resulted in a debt discount to be amortized as additional interest expense over the term of the New GPO Note. The derivative liability was revalued at each reporting period with changes being recorded as a non-operating
gain or loss in the consolidated statements of operations and comprehensive loss.
Pursuant to the terms of the New GPO Note and concurrent with the Closing, the Company repaid $50,000 of cash towards the outstanding balance due to the holder of the New GPO Note. The remaining principal and accrued interest balance of $45,900 was satisfied through the issuance of 6,555,791 common shares in Old FiscalNote which were then converted into 7,781,723 shares of Class A Common Stock of New FiscalNote based on the Exchange Ratio. In connection with the settlement of the New GPO Note, the Company wrote off unamortized debt discount of $29,554 and recognized an aggregate loss of $29,554 due to early extinguishment of the New GPO Note during the year ended December 31, 2022, as a result of the unpaid balance converting into shares pursuant to the variable-share conversion option. The loss on the early extinguishment of the new GPO note was recorded as a non-operating
loss in Loss on debt extinguishment, net in the consolidated statements of operations and comprehensive loss.
Series E Preferred Shares
The SPV purchase of outstanding Series E PS from TEG was a transaction between Company shareholders and as such there was no financial statement adjustment required. There was a contingent arrangement fee which did not require an adjustment to the consolidated financial statements until such time as the occurrence was deemed probable and estimable. In accordance with the terms of the Series E PS, the Company received 250,000 shares of Old FiscalNote common stock that was retired in conjunction with the conversion of the Series E PS into Class A common stock of New FiscalNote pursuant to the terms of the Business Combination agreement on the Closing Date of the Transaction.
g)    8090 FV Subordinated Promissory Note
On December 29, 2021 the Company entered into a subordinated promissory note for $10,000 with 8090 FV LLC (the “8090 Note”) that would also allow the Company to increase the subordinated promissory notes by $8,000 on the same terms and conditions. The 8090 Note earned PIK interest of 12.5% beginning on March 1, 2022. The 8090 Note was subject to an exit fee in the same amount of accrued PIK interest. The exit fee together with unpaid principal and PIK interest was collectively “the Payoff Amount”. The 8090 Note was to mature on the earlier of (i) a Deemed Liquidation Event or (ii) September 30, 2024. Upon maturity the 8090 FV LLC was to receive the greater of (i) the Payoff Amount or (ii) the mandatory buyback amount which is equal to the sum of (y) 150% of the original principal amount and (z) the amount of interest accrued. The Company incurred transaction expenses of $192 which were recorded as deferred financing costs to be amortized as additional interest expense using the effective interest method over the term of the 8090 FN Note. The Company started accruing for the ongoing interest and exit fee as interest expense each period on March 1, 2022 and recorded monthly interest expense to accrete for the final payment fee of $5,000 beginning on January 1, 2022. The Company recorded the second tranche commitment fee of $186 as an operating expense during the year ended December 31, 2022.
The Company concluded that the mandatory repayment upon an event of default and the mandatory buyback events required bifurcation as embedded derivative liabilities (put rights) and was accounted for as a single combined derivative liability recorded at fair value. The embedded derivative liabilities were initially valued at $2,400 as of December 31, 2021. At December 31, 2021, the Company recorded the derivative liabilities of $2,400 as a debt discount to be amortized as additional interest expense over the expected term using the effective interest method. The liability was marked-to-market
each balance sheets period with the change being recorded as a non-operating
gain or loss in the consolidated statements of operations and comprehensive loss.
Pursuant to the terms of the New Senior Term Loan and concurrent with the Closing, the Company was required to repay the full outstanding balance of the 8090 Note of $16,256 (including $186 of accrued and unpaid interest on the amount of additional borrowings up to $8,000 the Company was entitled to). In connection with the repayment, the Company recognized an aggregate gain of $3,115 due to early extinguishment of the 8090 Note during the year ended December 31, 2022. The gain on the early extinguishment of the 8090 Note was recorded as a non-operating
gain in Loss on debt extinguishment, net in the consolidated statements of operations and comprehensive loss.
The Company recorded interest expense of $8,113 during the year ended December 31, 2022, respectively.
h)    FrontierView Convertible Notes
Concurrent with, and in order to finance the acquisition of FrontierView on November 19, 2021, the Company entered into a $15,000 convertible note with XC
FiscalNote-B,
LLC and a $3,000 convertible note with Skyone Capital Pty Limited, (collectively the “FrontierView Convertible Notes”). Keith Nilsson, a director of FiscalNote, is managing director of XC
FiscalNote-B,
LLC and Conrad Yiu, a director of FiscalNote, is director of Skyone Capital Pty Limited, respectively. Both lenders in the transaction are existing members of the board of directors of the Company as well as equity investors in the Company. Accordingly, the Company has presented the FrontierView Convertible Notes as a related party balance on the consolidated balance sheets at December 31, 2021. The FrontierView Convertible Notes were subordinate to the Old FiscalNote Senior Term Loan and the New GPO Note, accrued no interest, did not provide for voluntary prepayment, were to mature at $27,000 in the event the conversion events had not occurred by September 30, 2024, and provided for automatic conversion as defined within the agreement at $27,000. The Company did not incur third party expenses related to the issuance of the FrontierView Convertible Notes.
The FrontierView Convertible Notes contained embedded features including automatic conversion upon a conversion event (both fixed and variable), optional conversion upon a change of control (both fixed and variable), optional redemption feature upon a change of control and redemption features upon an event of default. The conditions requiring settlement in fixed shares are evaluated as conversion features while those settleable in a variable number of shares are evaluated as redemption features.
The Company determined that the embedded conversion options were not clearly and closely related to the debt host. As the Company was a private company and its shares were not tradable, the shares would not be readily convertible to cash. Consequently, the embedded conversion options did not meet the net settlement criteria and thus, they did not meet the definition of a derivative. Upon settlement of the FrontierView Convertible Notes, the Company determined there was no contingent beneficial conversion features.
The Company determined that the embedded redemption features were not clearly and closely related to the debt host and were required to be bifurcated from the debt host, and therefore were combined and accounted as a single embedded derivative liability. The Company determined that the fair value of the redemption features approximated zero and therefore did not assign any value to the embedded redemption features as of December 31, 2021.
Pursuant to the terms of the FrontierView Convertible Note and concurrently with the Closing, in exchange for $27,000 of the amount due upon automatic conversion, the holders of the FrontierView Convertible Note received 2,274,642 common shares in Old FiscalNote which were then converted into 2,700,000 shares of Class A Common Stock of New FiscalNote based on the Exchange Ratio. In connection with the repayment, the

Company recognized an aggregate loss of $7,138 due to early extinguishment of the FrontierView Convertible Notes, as a result of the balance converting into shares pursuant to the variable-share conversion option. The loss on the early extinguishment of the FrontierView Convertible Notes was recorded as a non-operating
loss in the Loss on debt extinguishment, net in the consolidated statements of operations and comprehensive loss.
During the year ended December 31, 2022, the Company recorded $1,567 of interest expense to accrete for the final payment fee of $9,000 at a computed annual effective interest rate of 15.2%, respectively.
i)    2021 Seller Convertible Notes and Term Loans
During the year ended December 31, 2021, the Company issued notes to certain sellers in conjunction with the 2021 Acquisitions (the “2021 Seller Notes”):
Fireside21
On April 30, 2021, the Company issued the Fireside sellers: (i) $7,350 of subordinated, unsecured promissory notes (the “Fireside Promissory Notes”) and (ii) $2,911 of convertible subordinated promissory notes (the “Fireside Convertible Notes”).
The Fireside Promissory Notes (i) provided for interest at the applicable federal rate (“AFR”)
(
0.89% at issuance), (ii) provided for maturity on the earlier of May 31, 2024 or upon an event of default, (iii) provided for no payments until maturity, (iv) allowed the Company to prepay in whole or in part from time to time, and (v) were subordinate to the Company’s Senior Term Loan and New GPO Note. The Company did not incur a material amount of issuance costs with respect to the Fireside Promissory Notes. The Fireside Promissory Notes were recorded at their issuance fair value of $4,971 with a debt discount of $2,379 to be amortized as additional interest expense over the term.
The Fireside Convertible Notes (i) provided for interest at the AFR
(
0.89% at issuance), (ii) provided for automatic conversion into 1,007,247 shares of Company common stock on the earlier of May 31, 2024 or a conversion event, (iii) provided for no payments until maturity, and (v) were subordinate to the Company’s Senior Term Loan and New GPO Note. Conversion events included closing of a firm commitment public offering or a change in control event. The Company did not incur a material amount of issuance costs with respect to the Fireside Convertible Notes. The Company recorded the Fireside Convertible Notes at its principal amount of $2,911 and recorded the debt premium of $2,350 as an increase to additional paid-in
capital.
Pursuant to the terms of the Fireside Promissory Notes and concurrently with the Closing, the Company was required to repay the full outstanding balance of the Fireside Promissory Notes of $7,432 (including $82 of accrued and unpaid interest). In connection with the repayment, the Company recognized an aggregate loss of $1,422 due to early extinguishment of the Fireside Promissory Notes during the year ended December 31, 2022. The loss on the early extinguishment of the Fireside Promissory Notes was recorded as a non-operating
loss in Loss on debt extinguishment, net in the consolidated statements of operations and comprehensive loss.
Pursuant to the terms of the Fireside Convertible Notes and concurrently with the Closing, in exchange for $2,943 of the outstanding principal and accrued interest of the Fireside Convertible Notes, the holders received 848,564 common shares in Old FiscalNote which were then converted into 1,007,246 shares of Class A Common Stock of New FiscalNote based on the Exchange Ratio. No gain or loss on the settlement of the Fireside Convertible Notes was recognized as the Fireside Convertible Notes converted pursuant to their original conversion features.
The Company incurred total interest expense related to the Fireside Promissory Notes and the Fireside Convertible Notes, of $501 and $570 for the years ended December 31, 2022 and 2021, respectively.

Timebase
On May 7, 2021, the Company issued the Timebase sellers AUD 2,800 (USD equivalent of $2,185 on the date of issuance) of subordinated, convertible promissory notes (the “Timebase Convertible Notes”).
The Timebase Convertible Notes (i) provided for PIK interest of 4%, (ii) provided for maturity on the earlier of July 31, 2024 or an event of default, (iii) provided for automatic conversion upon a conversion event, (iv) provided for no payments until maturity, and (v) were subordinate to the Company’s Senior Term Loan and New GPO Note. Conversion events included closing of a firm commitment public offering or a change in control event. Upon a conversion event, the Timebase Convertible Notes were to convert into the same class and series of shares issued in the conversion event at the midpoint of the price range anticipated in such event. The Company did not incur a material amount of issuance costs with respect to the Timebase Convertible Notes. The Timebase Convertible Notes were recorded at their issuance fair value of $2,078 with a debt discount of $107 to be amortized as additional interest expense over the term.
Pursuant to the terms of the Timebase Convertible Notes and concurrently with the Closing, in exchange for $2,036 of the outstanding principal and accrued interest of the Timebase Convertible Notes, the holders received 173,120 common shares in Old FiscalNote which were then converted into 205,495 shares of Class A Common Stock of New FiscalNote based on the Exchange Ratio. The settlement of the Timebase Convertible Notes was treated as a redemption for accounting purposes, as a result of the balance converting into shares pursuant to the variable-share conversion option; accordingly, the Company recognized an aggregate gain of $162 due to early extinguishment of those redeemed convertible notes during the year ended December 31, 2022. The gain on the early extinguishment of the Timebase Convertible Notes was recorded as a non-operating
gain in Loss on debt extinguishment, net in the consolidated statements of operations and comprehensive loss.
The Company incurred total interest expense related to the Timebase Convertible Notes of $65 and $73 for the years ended December 31, 2022 and 2021, respectively.
Board.org
On June 3, 2021 the Company issued the Board.org sellers $4,300 of subordinated, convertible promissory notes (the “Board.org Convertible Notes”).
The Board.org Convertible Notes (i) provided for interest at the AFR
(1.02
% at issuance), (ii) provided for automatic conversion upon the earlier of May 31, 2024, an event of default and a conversion event, (iii) provided for no payments until maturity, and (iv) were subordinate to the Company’s Senior Term Loan and New GPO Note. Conversion events included closing of a firm commitment public offering or a change in control event. Upon conversion, the Board.org Convertible Notes provided for conversion into shares of the Company’s common stock at a conversion price of $4.30. The Company did not incur a material amount of issuance costs with respect to the Board.org Convertible Notes. The Company recorded the Board.org Convertible Notes at its principal amount of $4,300 and recorded the debt premium of $4,828 as an increase to additional paid-in
capital.
Pursuant to the terms of the Board.org Convertible Notes and concurrently with the Closing, in exchange for $4,348 of the outstanding principal and accrued interest of the Board.org Convertible Notes, the holders received 1,011,749 common shares in Old FiscalNote which were then converted into 1,200,948 shares of Class A Common Stock of New FiscalNote based on the Exchange Ratio. The settlement of the Board.org Convertible Notes was treated as a redemption for accounting purposes, as a result of the balance converting into shares pursuant to the variable-share conversion option; accordingly, the Company recognized an aggregate loss of $7,658 due to early extinguishment of those redeemed convertible notes during the year ended December 31, 2022. The loss on the early extinguishment of the Board.org Convertible Notes was recorded as a non-operating
loss in the Loss on debt extinguishment, net in the consolidated statements of operations and comprehensive loss.

The Company incurred total interest expense related to the Board.org Convertible Notes of $26 and $25 for the years ended December 31, 2022 and 2021, respectively.
Total Debt
The following table summarizes the total estimated fair value of the Company’s debt as of December 31, 2022 and December 31, 2021, respectively.

	December 31, 2022	December 31, 2021
New Senior Term Loan	$165,540	$—
Convertible notes	16,942	198,179
First out term loan	—	56,960
Last out term loan	—	47,358
Senior secured subordinated promissory note	—	73,274
8090 FV Subordinated Promissory Note	—	14,597
Convertible notes — related parties	—	25,510
2021 seller convertible notes	—	23,648

Total	$182,482	$439,526

These fair values are deemed Level 3 liabilities within the fair value measurement framework.
Maturities of debt during the years subsequent to December 31, 2022 are as follows:

2023	$68
2024	68
2025	27,912
2026	37,546
2027	98,697

Total	$164,291

Note 10. Stockholders’ Equity
Authorized Capital Stock
The Company’s charter authorizes the issuance of 1,809,000,000 shares, which includes Class A common stock, Class B common stock, and preferred stock.
Class A Common Stock
Subsequent to the Closing of the Business Combination, the Company’s Class A common stock and public warrants began trading on the New York Stock Exchange (“NYSE”) under the symbols “NOTE” and “NOTE WS,” respectively. Pursuant to the Company’s charter, the Company is authorized to issue 1,700,000,000 shares of Class A common stock, par value $0.0001 per share. As of December 31, 2022, the Company had 123,125,595 shares of Class A common stock issued and outstanding.
Prior to the Business Combination, Old FiscalNote had outstanding shares of Series A, Series B, Series C, Series
C-1,
Series D, Series
D-1,
Series E, Series F, and Series G convertible preferred stock (collectively, “Old FiscalNote Preferred Stock”). The Preferred Stock was recognized as temporary equity and recorded at its redemption value. Accordingly, for periods prior to the closing of the Transactions, Old FiscalNote recognized changes in its redemption value of its Preferred Stock of $26,570 for both the period from January 1, 2022 to July 29, 2022 and for the year ended December 31, 2022 and $193,058 for the year ended December 31, 2021, respectively.

Upon the Closing of the Business Combination, each share of Old FiscalNote’s Preferred Stock was converted into common stock and, immediately thereafter, each share of common stock that was issued and outstanding immediately prior to the effective time of the Business Combination was cancelled and converted into New FiscalNote Class A common stock with the application of the Exchange Ratio as discussed in Note 2, Business Combination with DSAC.
Additionally, the Company has outstanding warrants to purchase shares of New FiscalNote Class A common stock that became exercisable upon the Closing of the Business Combination. Refer to Note 12, Warrant Liabilities.
Class B Common Stock
Pursuant to the Company’s charter, the Company is authorized to issue 9,000,000 shares of Class B common stock, par value $0.0001 per share.
In connection with the Closing of the Business Combination, the
Co-Founders,
or entities controlled by the
Co-Founders,
received Class B shares of New FiscalNote common stock as consideration (see further details in Note 2, Business Combination with DSAC).
As of December 31, 2022, 8,290,921 shares of Class B common stock were issued and outstanding.
Preferred Stock
Pursuant to the Company’s charter, the Company is authorized to issue 100,000,000 shares of preferred stock, par value $0.0001 per share. Our board of directors has the authority without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, which rights may be greater than the rights of the holders of the common stock. As of December 31, 2022, there were no shares of preferred stock issued and outstanding.
Dividends
The Company’s Class A and Class B common stock are entitled to dividends if and when any dividend is declared by the Company’s board of directors, subject to the rights of all classes of stock outstanding having priority rights to dividends. The Company has not paid any cash dividends on common stock to date. The Company may retain future earnings, if any, for the further development and expansion of the Company’s business and have no current plans to pay cash dividends for the foreseeable future. Any future determination to pay dividends will be made at the discretion of the Company’s board of directors and will depend on, among other things, the Company’s financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as the Company’s board of directors may deem relevant.
Note 11. Earnout Shares and RSUs
The shareholders and other equity holders of Old FiscalNote as described below are entitled to receive up to 19,195,100 additional shares of Class A common stock of New FiscalNote (the “Earnout Awards”) in the form of Earnout Shares or as shares reserved for issuances upon settlement of Earnout RSUs, as described below. The Earnout Awards are split into five tranches each consisting of 3,839,020 shares
of Class A common stock in New FiscalNote. Certain Old FiscalNote equity holders will receive Earnout Restricted Stock Units (the “Earnout RSUs”), which are settled in Class A common stock. The right to receive Earnout Awards will expire five year
s after the Closing Date (the “Earnout Period”). Each tranche of the Earnout Awards will be issued only when the dollar volume-weighted average price of one share of New FiscalNote Class A common stock is greater than or equal to $10.50, $12.50, $15.00, $20.00, or $25.00, respectively, for any 10 trading days within any period of 20 consecutive trading days during the Earnout Period (collectively, the “Triggering Events”).
Pursuant to the terms of the Business Combination Agreement, the holders of Old FiscalNote common stock, Old FiscalNote warrants, vested Old FiscalNote options and vested Old FiscalNote RSUs outstanding immediately prior to the Closing Date will be entitled to receive their proportionate allocation of Earnout Shares subject to achievement of the Triggering Event. Holders of unvested Old FiscalNote options and unvested Old FiscalNote RSUs outstanding immediately prior to the Closing Date will be entitled to receive their proportionate allocation of Earnout Shares in the form of Earnout RSUs subject to achievement of the Triggering Event. To the extent the equity award issued upon New FiscalNote’s assumption of such any Old FiscalNote Option or Old FiscalNote RSU (each a “Converted Award”) is outstanding and has vested as of the occurrence of a Triggering Event, the holder thereof will receive a proportionate allocation of Earnout Shares in lieu of Earnout RSUs.
If a Converted Award is forfeited after the Closing Date but prior to the Triggering Event, no Earnout RSUs will be issued for such Converted Award. The right to receive Earnout RSUs that have been forfeited shall be reallocated pro-rata
to the remaining holders of vested Converted Awards in the form of Earnout Shares and unvested Converted Awards in the form of Earnout RSUs in the manner described above. Reallocated Earnout RSUs are subject to the remaining vesting schedule and conditions of the Converted Award held by such equity holder. The forfeiture and subsequent reallocation of the Earnout RSUs are accounted for as the forfeiture of the original award and the grant of a new award.
A portion of the Earnout Shares that may be issued to Old FiscalNote common stockholders, Old FiscalNote vested option holders and Old FiscalNote warrant holders and all of the Earnout RSUs were determined to represent additional compensation for accounting purposes pursuant to ASC 718, “Compensation-Stock Compensation”. The Company recognizes stock-compensation expense based on the fair value of the Earnout Awards over the requisite service period for each tranche. Upon Closing, the Company recognized $17,712 of share-based compensation expense for vested Earnout Awards. The remaining Earnout Shares were determined to represent an equity transaction in conjunction with the reverse recapitalization and were evaluated pursuant to ASC 480, “Distinguishing Liabilities from Equity” and ASC 815, “Derivatives and Hedging”. These remaining Earnout Shares will be accounted for as a liability as the arrangement is indexed to something other than the Company’s stock. The liability is revalued at each reporting period with changes being recorded as a non-operating
gain or loss in the consolidated statements of operations and comprehensive loss. The liability was $68 and $116 as of December 31, 2022 and July 29, 2022, respectively, with $48 change in the fair value of earnout liabilities recorded as a non-operating
gain or loss in the consolidated statements of operations and comprehensive loss.
The fair value of the total Earnout Awards at the closing of the Transaction on July 29, 2022 was estimated based on a Monte Carlo simulation valuation model using a distribution of potential outcomes on a daily basis over the Earnout Period using the most reliable information available. Assumptions used in the valuation for December 31, 2022 and July 29, 2022 are described below:

	December 31, 2022	July 29, 2022
Valuation date share price	$6.33	$8.43
Risk-free interest rate	4.0%	2.7%
Expected volatility	40.0%	40.0%
Expected dividends	0.0%	0.0%
Expected term (years)	4.5	5.0
Risk free interest rate
The risk free interest rate for periods within the expected term of the awards is based on the U.S. Treasury yield curve in effect at the time of the grant.

Expected dividend yield
The Company has never declared or paid any cash dividends and does not expect to pay any cash dividends in the foreseeable future.
Expected term
For Earnout Awards, the expected term is determined to be 4.5 years from the Closing as this is the period over which the Triggering Events may be achieved.
Expected volatility
As Old FiscalNote was privately held from inception through the Closing, there was no specific historical or implied volatility information available. Accordingly, the Company estimates the expected volatility on the historical stock volatility of a group of similar companies that are publicly traded over a period equivalent to the expected term of the Earnout Awards. A point estimate of expected annual equity volatility of 40% was selected in the guideline companies’ historical range.
As of December 31, 2022, there was $3,942 of unrecognized compensation expense related to the Earnout Awards to be recognized over a weighted-average period of approximately three years. As of December 31, 2022, no Earnout Shares and no Earnout RSUs have been issued as no Triggering Events have occurred.
Note 12. Warrant Liabilities
Upon the Closing of the Business Combination, the Company assumed 8,750,000 public warrants and 7,000,000 private placement warrants that were previously issued by Old DSAC. Each public warrant and private placement warrant is exercisable for 1.571428 shares of New FiscalNote Class A common stock (or an aggregate of up to 24,750,000 shares of New FiscalNote Class A common stock).
During the year ended December 31, 2022, 391,036 public warrants were exercised into 614,478 shares of Class A common stock. No private placement warrants have been exercised to date. Accordingly, as of December 31, 2022, the Company had 8,358,964 public warrants and 7,000,000 private placement warrants outstanding with a per share fair value of $1.23. These warrants are accounted for as a liability and have a fair value of $18,892 at December 31, 2022.
Public Warrants
Each public warrant entitles the registered holder to acquire 1.571428 shares of the Company’s Class A common stock at a price of $7.32 per share, subject to adjustment as discussed below. The warrants became exercisable on August 29, 2022. A holder may exercise his or her warrants only for a whole number of shares of Class A common stock. The public warrants will expire July 29, 2027, or earlier upon redemption or liquidation.
Redemption of warrants for cash
The Company may call the public warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $11.45 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of the Company’s Class A common stock and equity-linked securities) for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company for cash, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants for shares of Class A common stock
The Company may redeem the outstanding warrants for shares of Class A common stock:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares determined by reference to an agreed table, based on the redemption date and the “fair market value” of Class A common stock (as defined below) except as otherwise described below;

•
if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $6.36 per share (as adjusted per stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of the Company’s Class A common stock and equity-linked securities) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•
if and only if, the private placement warrants are also concurrently exchanged at the same price (equal to a number of shares of our Class A common stock) as the outstanding public warrants, as described above.

•
The “fair market value” of the Class A common stock shall mean the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.567 shares of Class A common stock per warrant (subject to adjustment).

Private Placement Warrants
The private placement warrants are not redeemable by the Company so long as they are held by the sponsor of DSAC or its permitted transferees, except in certain limited circumstances. The DSAC Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and the DSAC Sponsor and its permitted transferees has certain registration rights related to the private placement warrants (including the shares of Class A common stock issuable upon exercise of the private placement warrants). Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the DSAC Sponsor or its permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by the holders on the same basis as the public warrants.
Old FiscalNote Warrants
In connection with the Closing, certain holders of Old FiscalNote warrant holders exercised their warrants and received 365,002 shares of Old FiscalNote which were then converted into 433,259 shares of Class A common stock of New FiscalNote based on the Exchange Ratio. At December 31, 2022, 118,700 warrants with an exercise price of $8.56, remain outstanding. These warrants are accounted for as a liability with a fair value of $182 at December 31, 2022, and are included as part of the other non-current
liabilities within the consolidated balance sheets.

Note 13. Stock-Based Compensation
2022 Long-Term Incentive Plan
In connection with the Business Combination, the Company’s board of directors adopted, and its stockholders approved, the 2022 Long-Term Incentive Plan (the “2022 Plan”) under which 20,285,600 shares of Class A common stock were initially reserved for issuance. The 2022 Plan allows for the issuance of incentive stock options, non-statutory
stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, other stock-based awards and cash-based awards. The number of shares of the Company’s Class A common stock available for issuance under the 2022 Plan automatically increases on the first day of each calendar year, beginning on and including January 1, 2023 and ending on and including January 1, 2027 equal to the lesser of (i) 3% of the total number of shares (e.g., each and every class of the Company’s common stock) outstanding on the immediately preceding December 31 or (ii) 13,523,734 shares; provided, however, that the Company’s Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares (the “Share Reserve”). The shares may be authorized, but unissued, or reacquired shares of the Company’s shares or from the Company’s treasury shares. Furthermore, subject to adjustments as set forth in the 2022 Plan, in no event will the maximum aggregate number of shares that may be available for delivery under the 2022 Plan pursuant to incentive stock options exceed the Share Reserve. The shares underlying any awards under the 2022 Plan that are forfeited, canceled, settled in cash, or otherwise terminated (other than by exercise) shall be added back to the Share Reserve available for issuance under the 2022 Plan and, to the extent permissible, the shares that may be issued as incentive stock options.
In connection with the Business Combination, the Company’s board of directors adopted, and its stockholders approved, the 2022 Employee Stock Purchase Plan (the “ESPP”). There are 3,267,760 shares of Class A common stock initially reserved for issuance under the ESPP. The number of shares of the Company’s Class A common stock available for issuance under the ESPP automatically increases on the first day of each calendar year, beginning on and including January 1, 2023 and ending on and including January 1, 2027, by the lesser of (i) 1% of the total number of shares of the Company’s capital stock (e.g., each and every class of the Company’s common stock) outstanding on the immediately preceding December 31, or (ii) 3,267,760 shares of the Company’s Class A Common Stock; provided, however, that the Company’s Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of the Company’s Class A Common Stock. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will again become available for issuance under the ESPP. As of December 31, 2022, no shares have been issued under the ESPP.
2013 Equity Incentive Plan
Prior to the Closing of the Business Combination, the Company maintained the 2013 Equity Incentive Plan (the “2013 Plan”) that allowed for granting of incentive and non-qualified
stock options to employees, directors, and consultants.
In connection with the Business Combination, each option granted under the 2013 Plan that was outstanding immediately prior to the Business Combination, whether vested or unvested, was assumed and converted into an option to purchase a number of shares of Class A common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Old FiscalNote common stock subject to such Old FiscalNote option immediately prior to the Business Combination and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of such Old FiscalNote option immediately prior to the consummation of the Business Combination by (B) the Exchange Ratio. Stock option activity prior to the Business Combination was retroactively adjusted to reflect this conversion.
Awards outstanding under the 2013 Plan were assumed by New FiscalNote upon the Closing and continue to be governed by the terms and conditions of the 2013 Plan and applicable award agreement. Shares of the

Company’s common stock subject to awards granted under the 2013 Plan that expire unexercised or are cancelled, terminated, or forfeited in any manner without issuance of shares thereunder following the effective date of the 2022 Plan (as defined below), will not become available for issuance under the 2022 Plan.
In connection with the completion of the Business Combination and the adoption of the 2022 Plan, no additional awards will be granted under the 2013 Plan.
In determining related stock-based compensation expense for any award under the 2013 Equity Plan, the Company made an accounting policy election to account for forfeitures of awards as they occur and therefore stock-based compensation expense presented below has not been adjusted for any estimated forfeitures.
In February and July 2021, the shareholders of the Company approved amendments to the Company’s amended and restated Certificate of Incorporation to increase the number of authorized shares of common stock reserved for use under the 2013 Equity Incentive Plan from 8,912,023 to 12,294,973 shares of common stock.
The Company has historically issued stock options with exercise prices equal to the fair value of the underlying stock price. Prior to the completion of the Business Combination and listing of the Company’s common stock on the public stock exchange, the fair value of Old FiscalNote common stock that underlies the stock options was determined based on then-current valuation estimates at the time of grant. Because such grants occurred prior to the public trading of the Company’s common stock, the fair value of Old FiscalNote common stock was determined with assistance of periodic valuation analyses from an independent third-party valuation firm.
The following table summarizes activities related to stock options and performance stock units during the period presented:

Stock Options awards	Number of shares	Weighted-average exercise price	Weighted-average remaining contractual life (years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2021	8,695,002	$3.07	7.3	$52,941
Granted	2,121,495	6.71
Exercised	(223,323)	1.72
Cancelled and forfeited	(850,643)	4.03

Outstanding at December 31, 2022	9,742,531	$3.80	7.5	$24,659

Vested and exercisable as of December 31, 2022	4,729,547	$2.49	6.5	$18,197
Vested and expected to vest as of December 31, 2022	9,742,531
The following table summarizes the weighted-average assumptions used to estimate the fair value of stock options granted during the period presented:

Years Ended December 31, 2022
Expected volatility	30.09%
Expected life (years)	5.95
Expected dividend yield	0.00%
Risk-free interest rate	2.84%
Fair value of options	$4.39
At December 31, 2022, there was $6,292 of total unrecognized compensation cost related to outstanding unvested stock option awards including performance stock units that is expected to be recognized over a weighted-average period of approximately three years.

The following table summarizes the Company’s restricted stock unit activity for the period presented:

Restricted Stock Units	Number of shares	Weighted-average Grant Date Fair Value	Weighted-average remaining contractual life (years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2021	773,063	$6.26	7.5	$6,943
Granted	3,767,746	9.11
Vested	(1,380,892)	8.27
Cancelled and forfeited	(210,186)	8.38

Outstanding at December 31, 2022	2,949,731	$8.81	2.7	$18,672

Expected to vest as of December 31, 2022	2,949,731
At December 31, 2022, there was $22,481 of total unrecognized compensation cost related to outstanding unvested restricted stock units that are expected to be recognized over a weighted-average period of approximately two years.
Prior to 2022, and reflected in the above tables, the Company granted various executives 2,673,751 performance stock options that vest upon the occurrence of a successful public company listing and the Company’s stock price achieving certain price targets and 756,812 performance stock units that vest upon the occurrence of a successful public company listing and time served. The aggregate grant-date fair value of these executive performance stock options and stock units was estimated to be $7,295. As of December 31, 2022, there were 2,531,550 performance stock options outstanding. The Company recognized $4,994 of share-based compensation expense for performance stock options and stock units, for which the related performance condition was met upon consummation of the Business Combination on July 29, 2022.
Note 14. Transaction Costs, net
The Company incurred the following transaction costs related to businesses acquired and the consummation of the Business Combination during the periods presented:

	Years Ended December 31,
	2022	2021
Transaction costs related to acquired businesses	$1,181	$1,418
Non-capitalizable Business Combination costs	2,993	1,128
Change in contingent consideration liabilities	(2,121)	434
Contingent compensation expense	342	1,718

Total transaction costs	$2,395	$4,698

Note 15. Earnings (Loss) Per Share
The Company has two classes of common stock authorized: Class A common stock and Class B common stock. The rights of the holders of Class A and Class B common stock are identical, except with respect to voting. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to twenty-five votes per share. The Company allocates undistributed earnings attributable to common stock between the common stock classes on a one-to-one
basis when computing net loss per share. As a result, basic and diluted net income (loss) per share of Class A common stock and Class B common stock are equivalent.
Earnings (loss) per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding during the period on a basic and diluted basis. The Company’s net loss used in computing basic and diluted earnings per share is adjusted for the deemed dividends resulting from the accretion of Old FiscalNote’s preferred shares to redemption value and beneficial conversion features, as applicable. The Old FiscalNote preferred shares were outstanding during the year ended December 31, 2021 and from January 1, 2022 to July 29, 2022, respectively. At the closing of the Business Combination, all of Old FiscalNote’s preferred shares were exchanged for Class A common stock of New FiscalNote. Diluted earnings (loss) per share considers the impact of potentially dilutive securities.
The components of basic and diluted earnings (loss) per shares are as follows:

	Years Ended December 31,
(in thousands, except per share data)	2022	2021
Numerator:
Net loss	$(218,257)	$(109,421)
Deemed dividend — change in redemption value of preferred stock of Old FiscalNote	(26,570)	(193,058)
Deemed dividend — in conjunction with convertible debt modification	—	(4,000)
Deemed dividend — preferred stock issuance	—	(453)

Net loss used to compute basic and diluted loss per share	$(244,827)	$(306,932)

Denominator:
Weighted average common stock outstanding, basic and diluted	66,513,704	15,503,829

Net loss per shares, basic	$(3.68)	$(19.80)
Net loss per shares, diluted	$(3.68)	$(19.80)

Anti-dilutive securities excluded from diluted loss per share:
Anti-dilutive Earnout Awards	19,195,100	—
Anti-dilutive stock options	4,844,643	7,085,638
Anti-dilutive Convertible Notes	2,004,928	19,983,770
Anti-dilutive contingently issuable shares	1,423,339	601,012
Anti-dilutive restricted stock units	2,949,731	242,014
Anti-dilutive other liability — classified warrants	—	133,542
Anti-dilutive Aicel Convertible Notes	116,886	—
Anti-dilutive convertible preferred stock	—	46,580,241
Anti-dilutive convertible senior debt	—	18,300,271
Anti-dilutive equity-classified warrants	—	309,221

Total anti-dilutive securities excluded from diluted loss per share:	30,534,627	93,235,709

The weighted-average common shares and thus the net loss per share calculations and potentially dilutive security amounts for all periods prior to the Business Combination have been retrospectively adjusted to the equivalent number of shares outstanding immediately after the Business Combination to effect the reverse recapitalization. Historically reported weighted average shares outstanding have been multiplied by the Exchange Ratio (see Note 2, Business Combination with DSAC).

Note 16. Benefit from Income Taxes
The (benefit) provision for income taxes consisted of the following as of the dates presented:

	As of December 31,
	2022	2021
Current taxes
Federal (benefit) provision	$7	$(919)
State (benefit) provision	(75)	(474)
Foreign provision	(110)	134

Total current (benefit) provision	(178)	(1,259)
Deferred taxes
Federal benefit	(32,725)	(19,425)
State benefit	(12,632)	(8,227)
Foreign benefit	(2,949)	(1,877)
Valuation allowance	45,230	22,899

Total deferred benefit	(3,076)	(6,630)

Total benefit from income taxes	$(3,254)	$(7,889)

The reconciliation between the U.S. federal statutory income tax rate to the Company’s estimated annual effective tax for the periods presented is as follows:

	Year Ended December 31,
	2022	2021
U.S. Federal provision at statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	0.5%	3.3%
Effects of rate other than statutory	(0.2)%	0.0%
AHYDO interest disallowance	(0.5)%	(1.1)%
Warrant revaluation	1.5%	0.0%
Nondeductible expenses from recapitalization	(4.4)%	0.0%
Others	0.1%	(0.2)%
Change in valuation allowance	(16.5)%	(16.3)%

Effective tax rate	1.5%	6.7%

The Company’s effective tax rate differs from the U.S. statutory rate of 21 percent primarily due to state taxes, the impact of a valuation allowance on the Company’s deferred tax assets, disallowed interest expense, non-includible
income relating to the forgiveness of the Company’s PPP Loan, non-includible
income relating to a fair value adjustment on contingent consideration, non-includible
income for debt premium amortization relating to an equity transaction, non-deductible
officer’s compensation and other nondeductible expenses including from the Q3 recapitalization.
The total tax provision (benefit) for income taxes consisted of the following for the periods presented:

	Year Ended December 31,
	2022	2021
Continuing operations	$(3,254)	$(7,889)
Accumulated deficit (a)	—	803
Additional paid-in capital	—	—

Total income tax benefit	$(3,254)	$(7,086)

(a)
The tax provision allocated to accumulated deficit represents the cumulative tax effect of the Company’s adoption of ASC 606 on January 1, 2020, net of the associated impact on the valuation allowance.

Deferred Income Taxes
Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities were as follows as of the dates presented:

	As of December 31,
	2022	2021
Deferred tax assets
Deferred financing costs	$—	$680
Stock compensation	6,389	395
Section 163(j) interest limitation	27,686	21,391
Disallowed original issue discount interest	1,092	6,741
Deferred rent	104	3,942
Deferred state income tax	—	348
Deferred revenue	6,378	4,186
Reserves and accruals	3,855	611
Sublease loss liability	—	860
Capitalized research and development	5,197	—
Lease liability	9,110	—
Federal net operating loss carryforward	30,966	26,398
State net operating loss carryforward	8,202	8,494
Foreign net operating loss carryforward	4,563	1,755
Other deferred tax assets	782	363

Total deferred tax assets	104,324	76,164

Deferred tax liabilities
Basis difference in fixed assets	(1,772)	(2,024)
Basis difference in intangibles assets and goodwill	(23,584)	(27,880)
Debt discount and derivative liabilities	(273)	(17,655)
Deferred financing costs	(319)	—
Right of use asset	(5,158)	—
Other deferred tax liabilities	(2,418)	(1,180)

Total deferred tax liabilities	(33,524)	(48,739)

Valuation allowance	(71,514)	(30,908)

Net deferred tax liabilities	$(714)	$(3,483)

At December 31, 2022, the Company had U.S. federal net operating loss (“NOL”) carryforwards of approximately $147,458, of which $43,046 is subject to expiration beginning in 2033 to 2037, and state net operating loss carryforwards of $136,317, which begin to expire in 2029. The utilization of the Company’s net operating loss carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by section 382 of the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss and tax credit carryforwards before utilization. Future changes in stock ownership may result in an ownership change. The Company determined that it underwent an ownership change during 2014 and 2015 as defined by section 382. As a result of the 2014 ownership change, the Company determined that $1,271 of net operating loss carryforward would not be available in future periods. The Company is still in process of analyzing its NOL limitations with respect to 2022. The Company is not aware of any tax law provisions aside from section 382 of the Internal Revenue Code that might limit the availability or utilization of loss or credit amounts. Changes in tax law may also impact our ability to use our net operating loss and tax credit carryforwards.

The Company regularly assesses the realizability of its deferred tax assets and establishes a valuation allowance if it is more likely than not that some or all of its deferred tax assets will not be realized. The Company evaluates and weighs all available positive and negative evidence such as historic results, future reversals of existing deferred tax liabilities, projected future taxable income, as well as prudent and feasible tax-planning
strategies. Generally, more weight is given to objectively verifiable evidence, such as the cumulative loss in recent years.
The Company increased the valuation allowance established on its deferred tax assets by $40,605 and $22,310 for the tax years ended December 31, 2022 and 2021, respectively. The Company also wrote-off
certain deferred tax assets and a related valuation allowance of $4,823 to equity in connection with the conversion of convertible notes in exchange for shares upon closing of the Business Combination. After electing to file a consolidated tax return in 2020, the Company considered a portion of FiscalNote’s deferred tax assets realizable after utilizing CQ Roll Call’s deferred tax liabilities as a source of future taxable income. The Company continued to maintain a valuation allowance on its Federal deferred tax assets related to NOL carryforwards and interest expense limitations under 163(j) and on State deferred tax assets associated with states where FiscalNote files separately and CQ Roll Call’s deferred tax liabilities are not able to be utilized. The Company will continue to assess the realizability of the deferred tax assets in each of the applicable jurisdictions going forward.
On December 22, 2017, the Tax Cuts and Jobs Act (“TCJA”) was signed into law. Under the TCJA provisions, effective with tax years beginning on or after January 1, 2022, taxpayers can no longer immediately expense qualified research and development (R&D) expenditures and are required to capitalize and amortize the costs under section 174. Accordingly, the Company capitalized $21,586 of R&D expenses as of December 31, 2022. These costs will be amortized for tax purposes over 5 years for R&D performed in the U.S. and over 15 years for R&D performed outside the U.S.
Unrecognized Tax Benefits and Other Considerations
The Company records liabilities related to its uncertain tax positions. Tax positions for the Company and its subsidiaries are subject to income tax audits by multiple tax jurisdictions throughout the world. The Company believes that it has provided adequate reserves for its income tax uncertainties in all open tax years. As the outcome of the tax audits cannot be predicted with certainty, if any issues arising in the Company’s tax audits progress in a manner inconsistent with management’s expectations, the Company could adjust its provision for income taxes in the future. For the year ended December 31, 2022, the Company reported an uncertain tax position totaling $639 relating to a state tax filing position. In addition, the Company derecognized $89 deferred tax liabilities relating to historically reported R&D credits as the statute of limitations had expired during the year ended December 31, 2022. The Company has the following activities relating to unrecognized tax benefits for the periods presented:

	Years Ended December 31,
	2022	2021
Beginning balances at December 31, 2021 and 2020	$728	$110
Gross increases — tax positions in prior periods	—	639
Gross decreases — tax positions in prior periods	—	(21)
Gross increases — tax positions in current periods	—	—
Settlements	—	—
Lapses in statutes of limitations	(89)	—

Ending balances at December 31, 2022 and 2021	$639	$728

The Company’s policy is to include interest and penalties related to unrecognized tax benefits, if any, with the provision for income taxes in the consolidated statements of operations. Included in the balance of unrecognized tax benefits as of December 31, 2022 and December 31, 2021 are $639 and $728, respectively, of tax benefits that, if recognized, would affect the effective tax rate. During the years ended December 31, 2022 and 2021, $72 and $47 of interest and $96 and $64 of penalties were recognized, respectively, relating to uncertain tax benefits. As part of the 2018 CQRC Acquisition, the company recognized an uncertain tax position relating to its research and development (“R&D”) credit carry forwards of $0 and $89 during the year ended December 31, 2022 and 2021, respectively. The Company recognized an uncertain tax position related to a DC state combined filing that did not reach a more likely than not conclusion.
The Company files income tax returns in the U.S. federal jurisdiction, various state jurisdictions, and various foreign jurisdictions. As of December 31, 2022, the Company is not under examination by income tax authorities in federal, state, or other jurisdictions. All tax returns will remain open for examination by the federal and state authorities for three and four years, respectively, from the date of utilization of any net operating loss or credits. We believe that an adequate provision has been made for any adjustments that may result from tax examinations. Although the timing of the resolution, settlement, and closure of audits is not certain, we do not believe it is reasonably possible that our unrecognized tax benefits will materially change in the next 12 months.
Future sales of foreign subsidiaries are not exempt from capital gains tax in the U.S. The Company considers itself permanently reinvested in its foreign subsidiaries, and accordingly, no deferred income tax liability has been recorded for any potential taxable gain that may be realized on a future disposition or liquidation of any of its foreign subsidiaries. It is not practicable for the Company to quantify any deferred income tax liability that would be attributable to those events.
Net Operating Losses
At December 31, 2022, the Company had gross U.S. net operating loss carryforwards available to reduce future taxable income in the amount of $147,458 of which a portion is subject to annual limitation. Based on estimates as of December 31, 2022, the Company expects that approximately $0 of the gross U.S. net operating loss carryforwards would be available to offset taxable income in 2023. This estimate may change based on changes to actual results reported on the 2022 U.S. tax return.
Note 17. Fair Value Measurements and Disclosures
Fair value is defined as the price that would be received to sell an asset or paid to settle a liability in an orderly transaction between market participants at the measurement date. Accounting standards utilize a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels, which are described below:

•	Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets

•	Level 2 — Observable inputs other than quoted prices that are either directly or indirectly observable for the asset or liability

•	Level 3 — Unobservable inputs that are supported by little or no market activity
These levels are not necessarily an indication of the risk of liquidity associated with the financial assets or liabilities disclosed. In instances where the determination of fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety, as required under ASC
820-10,
“Fair Value Measurement.” Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.
The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and other accruals readily convertible into cash approximate fair value because of the short-term nature of the instruments.

The following table presents the Company’s financial assets and liabilities accounted for at fair value on a recurring basis as of December 31, 2022 by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Liabilities:
Public warrants	$10,282	$—	$—	$10,282
Private placement warrants	—	8,610	—	8,610
Contingent liabilities from acquisitions	—	—	1,579	1,579
Liability classified warrants (a)	—	—	182	182

(a)	Included in other current liabilities on the balance sheet
The following table presents the Company’s financial assets and liabilities accounted for at fair value on a recurring basis as of December 31, 2021 by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Liabilities:
Contingent liabilities from acquisitions	$—	$—	$5,104	$5,104
Liability classified warrants	—	—	1,021	1,021
Embedded redemption features on Convertible Notes	—	—	4,228	4,228
Embedded redemption features on Promissory Note	—	—	28,058	28,058
Embedded redemption features on 8090 FV Note	—	—	2,400	2,400
The following table summarizes changes in fair value of the Company’s level 3 liabilities during the periods presented:

	Contingent Liabilities from Acquisitions	Liability Classified Warrants	Embedded Redemption Features on Convertible Notes	Embedded Redemption Features on Promissory Note	Embedded Redemption Features on 8090 FV Note
Balance at December 31, 2020	$276	$330	$10,805	$19,607	$—
Derivative liabilities at issuance date	—	—	5,972	—	2,400
Contingent considerations and compensation at acquisition date	4,820	—	—	—	—
Settlement	(426)	—	—	—	—
Change in fair value included in the determination of net loss (a)	434	691	(12,549)	8,451	—

Balance at December 31, 2021	5,104	1,021	4,228	28,058	2,400
Liability classified warrants at issuance date	—	436	—	—	—
Contingent consideration at acquisition date	400	—	—	—	—
Contingent compensation recognized	1,273	—	—	—	—
Change in fair value included in the determination of net loss (a)	(2,121)	(115)	(2,097)	3,923	1,264
Earned contingent consideration settled	(531)	—	—	—	—
Cash contingent compensation earned and subsequently settled	(1,567)	—	—	—	—
Unearned contingent compensation reversal	(979)	—	—	—	—
Extinguishment and/or settlement upon conversion	—	(1,160)	(2,131)	(31,981)	(3,664)

Balance at December 31, 2022	$1,579	$182	$—	$—	$—

(a)	The change in contingent liabilities from acquisitions is recorded as transaction costs on the consolidated statements of operations and comprehensive loss.

Public Warrants
The fair value of the public warrants is estimated based on the quoted market price of such warrants on the valuation date. The public warrants were initially recognized as a liability in connection with the Business Combination on July 29, 2022 at a fair value of $5,688. As of December 31, 2022, the estimated fair value of the public warrants was $10,282. The non-cash
loss of $4,594 resulting from the change in fair value of the public warrants between July 29, 2022 and December 31, 2022 is recorded in change in fair value of warrant liabilities in our consolidated statements of operations and comprehensive loss during the year ended December 31, 2022.
Private Placement Warrants
The private placement warrants were initially recognized as a liability in connection with the Business Combination on July 29, 2022 at a fair value of $29,259. As of December 31, 2022, the estimated fair value of the private warrants was $8,610 and was determined based on the quoted price of the public warrants. The non-cash
gain of $20,650 resulting from the change in fair value of the public warrants between July 29, 2022 and December 31, 2022 is recorded in change in fair value of warrant liabilities in our consolidated statements of operations and comprehensive loss during the year ended December 31, 2022. The following table presents the assumptions used to determine the fair value of the private placement warrants at July 29,2022:

July 29, 2022
Valuation date share price	$8.43
Risk-free interest rate	2.7%
Expected volatility	40.0%
Expected dividends	0.0%
Expected term (years)	5.00
Fair value (in dollars)	$2.66
Contingent Liabilities from acquisitions
The contingent liabilities from acquisitions are classified as Level 3 in the fair value hierarchy. As of December 31, 2022, the Company estimated the fair value of Curate contingent consideration and compensation using a Monte Carlo simulation. These fair value measurements are based on significant inputs not observable in the market and thus represents Level 3 measurements as defined in ASC 820. Significant changes in the key assumptions and inputs could result in a significant change in the fair value measurement of the contingent consideration.
The following inputs and assumptions were used to value contingent liabilities from acquisitions as of December 31, 2022:

Curate
Risk premium	12.00%
Risk free rate	4.65%
Revenue volatility	25.00%
Expected life (years)	1.2
The Comerica Warrants and Eastward Warrants were recorded in other current liabilities at December 31, 2021 and were classified as Level 3 in the fair value hierarchy. In connection with the Closing, the holders of the Comerica Warrants and the Eastward Warrants exercised their warrants and at December 31, 2022 there are no outstanding Comerica Warrants and Eastward Warrants.

The Last Out Lender Warrants are classified as Level 3 in the fair value hierarchy. The fair value of the Last Out Lender Warrants (see Note 9, Debt) is calculated using the Black-Scholes calculation with the following inputs:

December 31, 2022
Common stock fair value	$6.33
Time to maturity (years)	2.5
Risk-free interest rate	4.30%
Volatility	50.0%
Exercise price	$8.56
Non-Financial
Assets and Liabilities Measured at Fair Value on a
Non-Recurring
Basis
The Company’s long-lived assets, including property and equipment, intangible assets and goodwill are measured at fair value on a non-recurring
basis when an impairment has occurred. Excluding the impairment of an operating lease asset related to certain unoccupied office space as disclosed in Note 5, Leases, no other impairment events were identified during the year ended December 31, 2022 and 2021.
Excluding a total of $1,267 earned cash contingent compensation related to FrontierView and Forge being transferred from Level 3 to Level 1 during the year ended December 31, 2022, there were no other transfers of assets or liabilities between levels during the year ended December 31, 2022 and 2021.
Changes to fair value are recognized as income or expense in the consolidated statements of operations and comprehensive loss.
Note 18. Commitments and Contingencies
Legal Proceedings
From time to time the Company is a party to various disputes, claims, lawsuits and other regulatory and legal matters, including both asserted and unasserted legal claims, in the ordinary course of business. The status of each such matter, referred to herein as a loss contingency, is reviewed and assessed in accordance with applicable accounting rules regarding the nature of the matter, the likelihood that a loss will be incurred, and the amounts involved.
On May 13, 2022, Old FiscalNote received a letter from GPO FN Noteholder LLC (the “Disputing Lender”) disputing such lender’s pro forma beneficial ownership set forth Amendment No. 4 to the Company’s Registration Statement on Form
S-4
dated May 9, 2022. The terms governing Old FiscalNote’s indebtedness with the Disputing Lender provided that, in connection with the Business Combination, and following a $
50.0

million repayment, the remainder of such indebtedness could be converted at Old FiscalNote’s option into shares of Old FiscalNote common stock based upon a conversion price determined in accordance with the terms of such indebtedness. The shares of Old FiscalNote common stock issued upon such conversion were issued prior to the Business Combination and thereafter were exchanged for 7,781,723 shares of our Class A common stock. In connection with the Business Combination, the Disputing Lender claimed it was owed approximately 4.4 million additional shares of the Company’s Class A common stock.
On January 27, 2023, the Company entered into a term sheet (the “Term Sheet”) with the Disputing Lender pursuant to which the parties agreed to negotiate in good faith to enter into definitive documentation providing for the following: (i) the Disputing Lender shall return 5,881,723 shares of Class A Common Stock held by the Disputing Lender to the Company for cancellation, (ii) the Company shall issue to the Disputing Lender a subordinated convertible promissory note in an initial principal amount of $46,794 (the “New Note”), and (iii) the parties shall enter into a mutual settlement and release of all claims (including, but not limited to, any claims by the Disputing Lender for additional shares or money damages resulting from the entry into the Agreement and Plan of Merger, dated November 7, 2021, as amended on May 9, 2022, (the “Merger Agreement”)), relating to or arising from the conversion of the Original Note.
Pursuant to the Term Sheet, the New Note would have a maturity date five years from the date of issuance (the “Maturity Date”) and bear interest at a rate of 7.50% per annum payable quarterly in arrears, as follows: (i) for the first year following the date of issuance, interest would be payable in kind; and (ii) for any period thereafter, interest would be payable in cash or shares of Class A Common Stock, at the Company’s option, with the value per share determined with reference to the trailing
30-day
volume weighted average trading price (“VWAP”) prior to the interest payment date.
The New Note would be subordinate to the Company’s obligations under its existing senior secured indebtedness. Additionally, the New Note would be subject to guarantees by the guarantors of the Company’s existing senior secured indebtedness. At any time prior to the Maturity Date, the Disputing Lender would be entitled to convert all or any portion of the principal amount of the New Note and accrued interest thereon into shares of Class A Common Stock at a conversion price equal to $8.28 per share (the “Conversion Price”). The Conversion Price would be subject to customary anti-dilution adjustments for stock splits and similar transactions and, subject to standard exceptions, weighted average anti-dilution protection for issuances below the then-prevailing
Conversion Price.
The principal amount, together with accrued interest thereon, of the New Note would be redeemable by the Company in whole or in part as follows: (i) from the 24th month following issuance through the 48th month following issuance, if the Measurement Price (defined below) equals or exceeds 120% of the Conversion Price and (ii) thereafter at par regardless of the Measurement Price. “Measurement Price” would mean the VWAP of the Class A Common Stock on the NYSE during the
30-consecutive
trading day period preceding a given redemption date.
In addition, the New Note would contain restrictive covenants and events of default provisions that are customary for transactions of this type. Additionally, the Disputing Lender would receive customary resale registration rights with respect to the shares of Class A Common Stock issuable upon conversion of the New Note.
The Term Sheet is
non-binding
and only requires the Company and Disputing Lender to negotiate the definitive documents in good faith and use reasonable best efforts to obtain all requisite third-party approvals required to consummate the transaction. Additionally, if definitive documentation is not mutually agreed within five months from the date of the Term Sheet, either party may elect to cease negotiations and terminate the Term Sheet. As a result, the terms of the New Note as set forth in the Term Sheet may be subject to change in connection with the preparation and execution of the definitive agreements and there is no guarantee that the parties will be able to finalize definitive agreements or that the closing conditions will be satisfied.
At December 31, 2022 the Company determined that as it related to the Term Sheet, it was both probable that a liability had been incurred and the amount of the loss could be reasonably estimated and such amount is material. Accordingly, at December 31, 2022 the Company accrued $11,700 in loss contingency that represents the difference between the estimated fair value of the New Note the Company expects to enter into with the Disputing Lender in exchange for the return and cancellation of 5,881,723 shares. The estimated fair value of the New Note was determined based on a trinomial lattice model. The Company notes that as the terms of the New Note have not been finalized, the final loss may change, and that difference may be material. This is recorded in other non-current
liabilities on the balance sheet at December 31, 2022.
Legal fees are recognized as incurred when the legal services are provided, and therefore are not recognized as part of the loss contingency.

Note 19. Subsequent Events
The Company has evaluated subsequent events through March 28, 2023, the date that these financial statements were available to be issued.
Dragonfly Eye Limited Acquisition
On January 27, 2023 (the “Closing Date”), the Company entered into a Sale and Purchase Agreement for all of the issued and outstanding share capital of Dragonfly Eye Limited (“Dragonfly”), a company incorporated in England.
The aggregate purchase price consisted of (i) $5.6 million in cash, (ii) 1,885,149 shares of the Company’s Class A Common Stock, and (iii) $11.1 million in aggregate principal amount of subordinated convertible promissory notes (“Convertible Notes”). The purchase price is subject to customary adjustments based on working capital and the amount of Dragonfly’s transaction expenses and net indebtedness that remain unpaid as of the Closing Date, and indemnification obligations for certain claims made following the Closing Date.
Additionally, the sellers are eligible to receive an additional payment from the Company of up to £3.5 million pounds sterling (the “Earnout”) based on the achievement of certain U.S. GAAP revenue targets for 2023 by Dragonfly. In the event any part of the Earnout becomes payable, the Company may satisfy its payment obligations to the sellers with cash or common stock, pursuant to the Sale and Purchase Agreement.
STL Amendment
On March 17, 2023, the Company, entered into Amendment No. 1 ( “Amendment No. 1”) to its New Senior Term Loan dated July 29, 2022. Among other things, Amendment No. 1 provides for the extension of an incremental term loan by one of the lenders to the borrowers under the facility in the principal amount of $6.0 million, to be made on or around March 31, 2023, on the same terms as the existing term loans (the “Incremental Facility”). In connection with the funding of the Incremental Facility, the Company agreed to issue such lender thereof a warrant, expiring July 15, 2027, to purchase up to 80,000 shares of Class A Common Stock at an exercise price of $0.01 per share, in a transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on Regulation D promulgated thereunder.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of Class A Common Stock being registered hereby.

Expense	Estimated Amount
Securities and Exchange Commission registration fee	$82,822	(1)
Accounting fees and expenses	75,000
Legal fees and expenses	50,000
Financial printing and miscellaneous expenses	25,000

Total	$232,822

(1)	Previously Paid.

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had No reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that No indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Additionally, our Certificate of Incorporation eliminates our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	For any transaction from which the director derives an improper personal benefit;

•	For any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	For any unlawful payment of dividends or redemption of shares; or

•	For any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, liabilities, fines, penalties and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Item 15.	Recent Sales of Unregistered Securities

In connection with the execution of the Business Combination Agreement, DSAC and the Backstop Parties entered the Backstop Agreement, pursuant to which the Backstop Parties, at the Closing, subscribed for an aggregate of 11,408,314 shares of our Class A Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $114,083,140, and additionally received an aggregate of 6,519,037 Bonus Shares in connection therewith. Such shares issued to the Backstop Parties pursuant to the Backstop Agreement were issued pursuant to and in accordance with the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), under Section 4(a)(2) and/or Regulation D promulgated thereunder.

On January 27, 2023 (the “Issuance Date”), the registrant entered into a Sale and Purchase Agreement for all of the issued and outstanding share capital of Dragonfly. The aggregate purchase price consisted of (i) $5.6 million (£4.5 million pounds sterling) in cash, (ii) 1,885,149 shares of the registrant’s Class A Common Stock, and (iii) $11.1 million (£9.0 million pounds sterling) in aggregate principal amount of subordinated 8.0% convertible promissory notes (the “Convertible Notes”). Each Convertible Note will be convertible into Class A Common Stock in the following scenarios:

•	beginning on the 18-month anniversary of the Issuance Date, a holder may convert, at its option, at the initial conversion price of $10.00 per share of Class A Common Stock (the “Conversion Price”);

•

beginning on the 18-month anniversary of the Issuance Date, the holders of at least a majority of the aggregate outstanding principal amount of the Convertible Notes may elect to convert the aggregate principal amount of all Convertible Notes, and accrued interest thereon, into Class A Common Stock at the Conversion Price;

•

subject to certain limitations, if the volume weighted average price (“VWAP”) of Class A Common Stock during any five consecutive trading day period following August 2, 2023 exceeds $11.50 per share, the registrant may elect to convert all of the Convertible Notes into Class A Common Stock at the Conversion Price; and

•	after August 2, 2023, the registrant may elect to convert the Convertible Notes into Class A Common Stock at a price per share equal to the current VWAP of the Class A Common Stock.

All of such shares of Class A Common Stock and Convertible Notes were issued only to eligible sellers in a transaction exempt from registration under the Securities Act, in reliance on the exemptions provided by Regulation S and Regulation D promulgated under the Securities Act.

On March 17, 2023, the registrant entered in Amendment No. 1 to its New Senior Term Loan dated July 29, 2022. Among other things, Amendment No. 1 provides for the extension of an incremental term loan by one of the lenders to the borrowers under the facility in the principal amount of $6.0 million (the “Incremental Facility”), to be made on or around March 31, 2023, on the same terms as the existing term loans. In connection with the funding of the Incremental Facility, the registrant issued such lender thereof a warrant, expiring July 15, 2027, to purchase up to 80,000 shares of Class A Common Stock at an exercise price of $0.01 per share, in a transaction exempt from registration under the Securities Act, in reliance on Regulation D promulgated thereunder.

Item 16.	Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description	Incorporation by Reference (where a report is indicated below, that document has been previously filed with the SEC and the applicable exhibit is incorporated by reference thereto)

2.1	Agreement and Plan of Merger, dated as of November 7, 2021, by and among Duddell Street Acquisition Corp. (renamed “FiscalNote Holdings, Inc.”), Grassroots Merger Sub, Inc. and FiscalNote Holdings, Inc. (renamed “FiscalNote Intermediate Holdco, Inc.”).	Annex A to the Proxy Statement/Prospectus filed on July 5, 2022 (File No.333-261483).

2.2	First Amendment to Agreement and Plan of Merger, dated as of May 9, 2022, by and among Duddell Street Acquisition Corp. (renamed “FiscalNote Holdings, Inc.”), Grassroots Merger Sub, Inc. and FiscalNote Holdings, Inc. (renamed “FiscalNote Intermediate Holdco, Inc.”).	Annex A-2 to the Proxy Statement/Prospectus filed on July 5, 2022 (File No.333-261483).

3.1	Certificate of Incorporation of FiscalNote Holdings, Inc. (f/k/a/ Duddell Street Acquisition Corp.).	Exhibit 3.1 to the Current Report on Form 8-K filed on August 2, 2022 (File No. 001-39672)

3.2	Bylaws of FiscalNote Holdings, Inc. (f/k/a/ Duddell Street Acquisition Corp.).	Exhibit 3.2 to the Current Report on Form 8-K filed on August 2, 2022 (File No. 001-39672)

4.1	Warrant Agreement, dated as of October 28, 2020, by and among Duddell Street Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent.	Exhibit 4.1 of DSAC’s Current Report on Form 8-K filed with the SEC on November 2, 2020 (File No. 333-249207) .

4.2	Form of Restricted Stock Agreement, dated as of March 25, 2022, pursuant to the Membership Interest Purchase Agreement, dated as of November 19, 2021, by and among FiscalNote, Inc., the unitholders listed on Appendix 1 thereto and Legacy FiscalNote.	Exhibit 4.6 of DSAC’s Form S-4/A filed with the SEC on June 27,2022 (File No. 333-261483).

5.1	Opinion of Paul Hastings LLP as to the validity of the securities being registered.	Exhibit 5.1 to S-1 filed on August 26, 2022 (File No. 333-267098).

10.1	Amended and Restated Registration Rights Agreement, dated as of July 29, 2022, by and among FiscalNote Holdings, Inc. (f/k/a/ Duddell Street Acquisition Corp.), Duddell Street Holdings Limited and the other Holders signatory thereto.	Exhibit 10.5 to the Current Report on Form 8-K filed on August 2, 2022 (File No. 001-39672)

10.2	Form of Indemnification Agreement.	Exhibit 10.6 to the Current Report on Form 8-K filed on August 2, 2022 (File No. 001-39672)

10.3	Amendment and Restatement Agreement, dated as of July 29, 2022, by and among FiscalNote, Inc., the other borrowers party thereto, the guarantors party thereto, Runway Growth Finance Corp., as administrative agent and collateral agent, and the lenders party thereto.	Exhibit 10.7 to the Current Report on Form 8-K filed on August 2, 2022 (File No. 001-39672)

10.4	Amended and Restated Security Agreement, dated as of October 19, 2020, by and among the persons listed on the signature pages thereto as “Grantors” and those additional entities that thereafter become parties thereto by executing the form of Joinder attached thereto as Annex 1, and Runway Growth Credit Fund Inc. as administrative agent and collateral agent for the lenders.	Exhibit 10.8 to the Current Report on Form 8-K filed on August 2, 2022 (File No. 001-39672)

10.5	FiscalNote Holdings, Inc. 2022 Long-Term Incentive Plan.	Exhibit 10.9 to the Current Report on Form 8-K filed on August 2, 2022 (File No. 001-39672)

10.6	FiscalNote Holdings, Inc. 2022 Employee Stock Purchase Plan.	Exhibit 10.10 to the Current Report on Form 8-K filed on August 2, 2022 (File No. 001-39672)

10.7+	Employment Agreement between FiscalNote Holdings, Inc. and Timothy Hwang	Exhibit 10.18 to DSAC’s Registration Statement on Form S-4/A filed on July 1, 2022 (File No. 333-261483).

10.8+	Employment Agreement between FiscalNote Holdings, Inc. and Josh Resnick	Exhibit 10.19 to DSAC’s Registration Statement on Form S-4/A filed on July 1, 2022 (File No. 333-261483).

10.9+	Employment Agreement between FiscalNote Holdings, Inc. and Jon Slabaugh	Exhibit 10.9 to Annual Report on Form 10-K filed on March 28, 2023 (File No. 001-39672)

10.10+	Form of FiscalNote Holdings, Inc. Restricted Stock Unit Award under the FiscalNote Holdings, Inc. 2022 Long-Term Incentive Plan.	Exhibit 10.12 to the Current Report on Form 8-K filed on August 2, 2022 (File No. 001-39672)

10.11+	Form of FiscalNote Holdings, Inc. Performance Based Restricted Stock Unit Award Agreement under the FiscalNote Holdings, Inc. 2022 Long-Term Incentive Plan.	Exhibit 10.11 to the Current Report on Form 8-K filed on August 2, 2022 (File No. 001-39672)

10.12+	Form of FiscalNote Holdings, Inc. Stock Option Award under the FiscalNote Holdings, Inc. 2022 Long-Term Incentive Plan.	Exhibit 10.13 to the Current Report on Form 8-K filed on August 2, 2022 (File No. 001-39672)

10.13	Sponsor Agreement, dated as of November 7, 2021, by and among Duddell Street Holdings Limited, FiscalNote Holdings, Inc., Duddell Street Acquisition Corp. and certain of its shareholders.	Exhibit 10.1 to the Current Report on Form 8-K filed on November 8, 2021 (File No. 333-249207).

10.14+	FiscalNote Holdings, Inc. Change in Control Severance Plan, effective as of October 5, 2021.	Exhibit 10.14 to DSAC’s Registration Statement on Form S-4/A filed on July 1, 2022 (File No. 333-261483).

10.15+	Amendment No. 1 to FiscalNote Holdings, Inc. Change in Control Severance Plan, effective as of March 22, 2022.	Exhibit 10.15 to DSAC’s Registration Statement on Form S-4/A filed on July 1, 2022 (File No. 333-261483).

10.16*	Sale and Purchase Agreement, dated as of January 27, 2023, by and between FiscalNote Holdings, Inc. and Dragonfly Eye Limited.	Filed with this registration statement.

10.17	Form of 8% Convertible Note	Filed with this registration statement.

10.18	Amendment No. 1 to Second Amended and Restated Credit and Guaranty Agreement by and among FiscalNote, Inc., CQ-Roll Call, Inc., Capitol Advantage LLC, VoterVoice, L.L.C. and Sandhill Strategy LLC as Borrowers, the Company, FiscalNote Intermediate Holdco, Inc., FiscalNote Holdings II, Inc., Fireside 21, LLC, Factsquared, LLC, The Oxford Analytica International Group, LLC, Oxford Analytica Inc., FiscalNote Boards LLC, Predata, Inc., Curate Solutions, Inc., Forge.AI, Inc., and Frontier Strategy Group LLC, as Guarantors, Runway Growth Finance Corp., as administrative agent and collateral agent, and each lender party thereto	Exhibit 10.1 to the Current Report on Form 8-K filed on March 20, 2023 (File No. 001-39672).

10.19	Form of Warrant	Exhibit 10.2 to Current Report on Form 8-K filed on March 20, 2023 (File No. 001-39672).

10.20	Executive Severance Plan, effective as of April 3, 2023.	Exhibit 10.1 to the Current Report on Form 8-K filed on April 6, 2023 (File No. 001-39672).

21.1	List of Subsidiaries of the Registrant	Exhibit 21.1 to Annual Report on Form 10-K filed on March 28, 2023 (File No. 001-39672).

23.1	Consent of RSM US LLP	Filed with this registration statement.

23.2	Consent of Paul Hastings LLP (included in Exhibit 5.1 hereto)	Exhibit 5.1 to S-1 filed on August 26, 2022 (File No. 333-267098).

24.1	Power of Attorney (included on the signature page to the registration statement of which this prospectus forms a part)	Exhibit 24.1 to S-1/A filed on September 29, 2022 (File No. 333-267098)

101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.	Submitted electronically with this registration statement.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.	Submitted electronically with this registration statement.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.	Submitted electronically with this registration statement.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.	Submitted electronically with this registration statement.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.	Submitted electronically with this registration statement.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.	Submitted electronically with this registration statement.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).	Submitted electronically with this registration statement.

107	Filing Fee Table	Exhibit 107 to S-1/A filed on September 29, 2022 (File No. 333-267098)

+	Indicates a management contract of compensatory plan.
*

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type the registrant treats as private or confidential. Such omitted information is indicated by brackets (“[***]”) in this exhibit.

Item 17.	Undertakings.

The undersigned registrant, hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent No more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that No statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on the 5th day of May, 2023.

FISCALNOTE HOLDINGS, INC.

By:	/s/ Timothy Hwang
Name:	Timothy Hwang
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

	Name	Title	Date

	/s/ Timothy Hwang Timothy Hwang	Chief Executive Officer and Chairman (Principal Executive Officer)	May 5, 2023

	/s/ Jon Slabaugh Jon Slabaugh	Chief Financial Officer and Senior Vice President of Corporate Development (Principal Financial Officer and Principal Accounting Officer)	May 5, 2023

	* Gerald Yao	Chief Strategy Officer, Global Head of ESG and Director	May 5, 2023

	* Michael J. Callahan	Director	May 5, 2023

	* Key Compton	Director	May 5, 2023

	* Manoj Jain	Director	May 5, 2023

	* Stanley McChrystal	Director	May 5, 2023

	* Keith Nilsson	Director	May 5, 2023

	* Anna Sedgley	Director	May 5, 2023

	* Brandon Sweeney	Director	May 5, 2023

	* Conrad Yiu	Director	May 5, 2023

*By:	/s/ Timothy Hwang Timothy Hwang	Attorney-in-fact	May 5, 2023